As filed with the Securities and Exchange Commission on December 28, 2020.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

QUALTRICS INTERNATIONAL INC.
(Exact name of Registrant as specified in its charter)

Delaware	7372	47-1754215
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
333 West River Park Drive
Provo, Utah 84604
385-203-4999
(Address, including zip code and telephone number, including area code, of Registrant’s principal executive offices)

Zig Serafin
Chief Executive Officer
Qualtrics International Inc.
333 West River Park Drive
Provo, Utah 84604
385-203-4999
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Daniel Mitz Lona Nallengara Richard Alsop Kristina Trauger Shearman & Sterling LLP 599 Lexington Avenue New York, New York 10022 212-848-4000	Blake Tierney General Counsel Qualtrics International Inc. 333 West River Park Drive Provo, Utah 84604 385-203-4999	Mary Beth Hanss Senior Vice-President, General Counsel and Corporate Secretary SAP America, Inc. 3999 West Chester Pike Newtown Square, Pennsylvania 19073 610-661-1000	Anthony J. McCusker Bradley C. Weber John G. Casnocha Goodwin Procter LLP 601 Marshall Street Redwood City, California 94063 650-752-3100

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.  ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)(3)
Class A Common Stock, par value $0.0001 per share	$100,000,000	$10,910
_______________
(1)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act. Includes the offering price of any additional shares that the underwriters have the option to purchase.
(2)Calculated pursuant to Rule 457(o) under the Securities Act based on an estimate of the proposed maximum aggregate offering price.
(3)Pursuant to Rule 457(p) under the Securities Act, the filing fee for this registration statement has been offset in full by fees totaling $60,041 paid in connection with the Registration Statement on Form S-1 (File No: 333-227892) filed by the Registrant. Such registration statement was withdrawn pursuant to Form RW filed on January 22, 2019. Such registration statement was not declared effective and no securities were sold thereunder.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
PROSPECTUS (Subject to Completion)
Issued          , 2021
          Shares
CLASS A COMMON STOCK

Qualtrics International Inc. is offering          shares of its Class A common stock. This is our initial public offering, and no public market currently exists for our shares. We anticipate that the initial public offering price will be between $20.00 and $24.00 per share.

We have applied to list our Class A common stock on the Nasdaq Global Select Market, or Nasdaq, under the symbol “XM.”

SAP America, Inc., or SAP America, a wholly owned subsidiary of SAP SE, together with its consolidated subsidiaries other than us, SAP, currently owns 98.6% of our outstanding common stock and, following this offering, SAP America will continue to be our controlling stockholder. Upon completion of this offering, we will have two classes of common stock outstanding: Class A common stock and Class B common stock. SAP America will own all 423,170,610 shares of Class B common stock, representing approximately      % of our total outstanding shares of common stock. The rights of the holders of Class A and Class B common stock are identical, except with respect to voting and conversion rights, certain actions that require the consent of holders of Class B common stock and other protective provisions as set forth in this prospectus. Each share of Class A common stock is entitled to one vote and each share of Class B common stock is entitled to ten votes. Therefore, SAP America will hold approximately      % of the combined voting power of our outstanding common stock upon completion of this offering (or approximately        % if the underwriters exercise in full their option to purchase additional shares). This means that, for the foreseeable future, investors in this offering and holders of our Class A common stock will not have a meaningful voice in our corporate affairs and that the control of our company will be concentrated with SAP. See “Risk Factors—Risks Related to Ownership of Our Class A Common Stock and this Offering” for additional information.
Following this offering, we will be a “controlled company” within the meaning of the corporate governance rules of Nasdaq. See “Management—Controlled Company.”
Funds affiliated with Silver Lake Technology Management, L.L.C. have agreed to purchase $550 million of shares of our Class A common stock in a concurrent private placement transaction. The transaction is contingent upon, and is expected to close immediately following, the closing of this offering as well as the satisfaction of customary closing conditions. See “Recent Developments.”

We are an “emerging growth company” as defined under the federal securities laws and, as such, may elect to comply with certain reduced public company reporting requirements for this and future filings. Investing in our Class A common stock involves risk. See “Risk Factors” beginning on page 22.

PRICE $ A SHARE

	Price to Public	Underwriting Discounts and Commissions (1)	Proceeds to Qualtrics
Per Share	$	$	$
Total	$	$	$
______________
(1)See “Underwriters” for a description of the compensation payable to the underwriters.
We have granted the underwriters the right to purchase up to an additional           shares of Class A common stock.
The Securities and Exchange Commission and state regulators have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The underwriters expect to deliver the shares of Class A common stock to purchasers on                  , 2021.

MORGAN STANLEY	J.P. MORGAN

BofA SECURITIES	BARCLAYS	DEUTSCHE BANK SECURITIES	GOLDMAN SACHS & CO. LLC	HSBC	CITIGROUP	BMO CAPITAL MARKETS	TRUIST SECURITIES

CANACCORD GENUITY	EVERCORE ISI	JMP SECURITIES	OPPENHEIMER & CO.	PIPER SANDLER	RAYMOND JAMES	WILLIAM BLAIR

LOOP CAPITAL MARKETS	RAMIREZ & CO., INC.	R. SEELAUS & CO., LLC
           , 2021

We are Qualtrics

12,000+
customers

3,300+
employees

25+
countries with an employee presence

Revenue Growth at Scale
in $MM

TOTAL REVENUE[1]
SUBSCRIPTION REVENUE[1]
TOTAL REVENUE[1]
$418
SUBSCRIPTION REVENUE
$310
$550
SUBSCRIPTION REVENUE
$415
+31%
total revenue YoY growth
+34%
subscription YoY growth
$532
SUBSCRIPTION REVENUE
$396
$723
SUBSCRIPTION REVENUE
$535
+36%
total revenue YoY growth
+35%
subscription YoY growth
9 MONTHS ENDED SEP 30, 2019
9 MONTHS ENDED SEP 30, 2020
LAST TWELVE MONTHS ENDED SEP 30, 2019
LAST TWELVE MONTHS ENDED SEP 30, 2020

1,200+
customers with >$100K in annualized recurring revenue[1]

120%+
net retention rate[1]

$60Bn
total addressable market[2]

All figures are presented as of, or for the period ending, September 30, 2020. 1–See "Management's Discussion and Analysis of Financial Condition and Results of Operations" for additional information on total revenue, subscription revenue, customers with greater than $100,000 annual recurring revenue, and net retention rate. 2–See "Business – Market Opportunity" for additional information on our estimated total addressable market.

Through and including            , 2021 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.
We have not authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectuses we have prepared. We and the underwriters take no responsibility for, and can provide no assurance as to, the reliability of any other information that others may give you. We are offering to sell, and seeking offers to buy, shares of Class A common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the Class A common stock.
For investors outside the United States: Neither we nor any of the underwriters have done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside of the United States who come into possession of this prospectus must inform themselves about, and observe any restrictions relating to, the offering of the shares of Class A common stock and the distribution of this prospectus outside of the United States.

i

PROSPECTUS SUMMARY
This summary highlights information contained elsewhere in this prospectus and does not contain all of the information that you should consider in making your investment decision. Before investing in our Class A common stock, you should carefully read this entire prospectus, including our consolidated financial statements and the related notes included elsewhere in this prospectus and the information set forth under the sections titled “Risk Factors,” “Special Note Regarding Forward-Looking Statements,” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Unless the context otherwise requires, we use the terms “Qualtrics,” “company,” “our,” “us,” and “we” in this prospectus to refer to Qualtrics International Inc. and its consolidated subsidiaries and “SAP” to refer to SAP SE and its consolidated subsidiaries other than us. Our fiscal year ends December 31.
QUALTRICS INTERNATIONAL INC.
Overview
We have pioneered a new category of software, experience management, or XM, which enables organizations to succeed in today’s experience economy. Our XM Platform helps organizations both design and improve the experiences that turn their customers into fanatics, employees into ambassadors, products into obsessions, and brands into religions.
________________
(1)All figures are presented as of, or for the indicated period ending, September 30, 2020. Please refer to the “We Are Qualtrics” graphic on the inside cover of this prospectus and review the entirety of this prospectus for additional information on figures and estimates presented.
Why It Matters:
The rise of the experience economy has changed the way businesses compete and organizations operate. The cost of switching products or services has become so low that over 70% of consumers are likely to switch brands due to a single poor experience. Over two-thirds of the workforce is disengaged. And while the majority of companies believe they are delivering a superior experience, few of their customers agree.
This is called the experience gap.
Experience management is the business discipline of finding and fixing experience gaps. These gaps––the difference between what businesses believe is happening and what is actually happening––are where poor experiences live. Left unresolved, experience gaps result in failed product launches, customer churn, employee attrition, and eventually, brand irrelevance.

The global pandemic, which has altered the way people work and interact with each other, has surfaced new experience gaps and changed nearly every expectation we have on businesses. Restaurants will need to reinvent. Live events and user conferences will need to be completely overhauled. Face-to-face meetings, sales calls, and employee all-hands will need to be entirely reworked. Organizations that fail to design and deliver a new set of experiences that address the rapidly evolving preferences of customers and employees will struggle to compete in a post-COVID-19 digital world.
The Qualtrics XM Platform is a mission-critical software system that enables breakthrough design and continuous improvement of customer, employee, product, and brand experiences — the four core experiences of every organization. Qualtrics allows all four experiences to be managed on a single, connected platform:
•CustomerXM –– decrease churn, increase engagement, and expand customer lifetime value, or LTV, by listening to customers across all channels and taking action on their feedback.
•EmployeeXM –– drive retention, increase engagement, and improve productivity by continuously listening to employees and delivering better workplace experiences.
•ProductXM –– design products people love, decrease time to market, and increase share of wallet by uncovering and acting on user needs, desires, and expectations.
•BrandXM –– create a bedrock of loyal followers, acquire new customers, and increase market share by ensuring that your brand resonates at each critical touchpoint and attracts target buyers.
Unfortunately, most “experience” offerings in the market do one thing –– use surveys to collect post-transaction feedback to monitor trends in satisfaction scores. The problem with these measurement tools is that they simply report on data about where and when to apologize, resulting in organizations that focus on reacting to complaints instead of designing better experiences and proactively closing experience gaps.
Measurement is not the ultimate goal.
Qualtrics is dramatically different from companies who simply help organizations measure satisfaction scores. Our platform was built from inception as a system of action –– a system that guides users with specific instructions for improvement and automated actions to close experience gaps. It provides each individual employee in an organization a powerful, easy-to-use interface that creates everyday habits to find and close experience gaps. It has the power to change organizational behavior and create a culture of action.
The Qualtrics XM Platform allows organizations to both (i) design new breakthrough experiences and (ii) continuously improve broken experiences through identifying issues, addressing the root cause, and then overhauling processes before they manifest as lower trending satisfaction scores.
How It Works:
Qualtrics XM is a system of action that allows organizations to manage all four core experiences on a single platform. It gives organizations a powerful set of tools to design and continuously improve customer, employee, product, and brand experiences, and uses a collection of smart features and capabilities that make feedback collection, analysis, and action-taking simple enough for any employee to use.
Listening Engine: Capture sentiment across all channels and touchpoints
Qualtrics provides easy-to-use tools to listen to both solicited and unsolicited customer, employee, product, and brand sentiment across any channel, including chat, text, Facebook Messenger, WhatsApp, IoT devices such as Alexa or a smartwatch, or from third-party systems, including survey vendors, and operational systems such as customer relationship management, or CRM, human capital management, or HCM, or enterprise resource planning, or ERP. Organizations can run real-time topic and sentiment analysis during a phone call or automatically analyze video-based feedback at scale.

XM Directory: Centralize all collected experience data in one place
The Qualtrics XM Directory gives the ability to log, organize, access, manage, and update all experience data for the entire organization –– in one place. By centralizing all experience data, organizations can create individual experience profiles that represent the emotions, needs, interests, and expectations of customers and employees––helping organizations provide highly personalized experiences at critical moments in the customer and employee journey.
iQ Smart Analysis: Surface alerts and recommend actions
Our powerful analytics suite, Qualtrics iQ, analyzes each piece of feedback collected using deep statistical analysis and machine learning, then generates recommended actions, ensuring teams focus on the changes that drive the highest return on investment.
Experience Workflows (xFlow): Eliminate experience gaps by assigning and routing actions to the people in the best position to drive improvement using workflow automation
The Qualtrics XM Platform can automatically route recommended actions to the people in the best position to close experience gaps or close the loop with customers or employees automatically using experience workflow automation. Employees can log into a role-based account and receive alerts relevant to their role and be given specific actions to drive improvement. The system tracks issues, progress, and next steps to help monitor progress and keep managers informed.
Ecosystem: Robust ecosystem of integrations for automating and connecting entire experience management
With Qualtrics, teams are empowered with the ability to build and save experience workflows that can be shared and scaled across departments, retail locations, or global deployments. Built with a completely open API architecture, our highly configurable platform provides a robust ecosystem of integrations for automating and connecting the entire experience management process––from collecting experience feedback from any third-party channel, to uncovering hidden trends using native or third-party analysis, to driving activities and action using any operational system that employees already use as part of their existing routines. These automated, expert-built solutions are available out of the box, purpose-built for specific industries, departments, and geographies.
As of September 30, 2020, the Qualtrics XM Platform is trusted by more than 12,000 customers of all sizes, including 85% of the Fortune 100. The broad adoption of our platform is facilitated by a multi-pronged go-to-market model comprised of highly productive inside and field sales teams, joint solution selling with SAP, and our growing Qualtrics Partner Network, or QPN, of over 200 global member companies.
For the years ended December 31, 2018 and 2019, our revenue was $401.9 million, and $591.2 million, respectively, representing year-over-year growth of 47%. For the years ended December 31, 2018 and 2019, our net loss was $37.3 million and $1,007.6 million, respectively, and our free cash flow was $15.1 million and $(404.1) million, respectively. The results of our operations for the years ended December 31, 2018 and 2019 were impacted by equity and cash settled stock-based compensation expense and advisory and legal costs related to the 2018 IPO and the SAP Acquisition. See “Summary Consolidated Financial and Other Data” for additional discussion.
Industry Trends in Our Favor
Experiences Drive Differentiation and Competitive Advantage
Today, the value of any organization is dictated by the experiences of its customers, employees, and other constituencies. We now live in a world where those experiences can be shared and amplified globally and instantaneously through digital channels, and brand perception and reputation can shift quickly and profoundly.
Industries are being transformed by companies that deliver superior experiences. Organizations that thoughtfully shape interactions with their customers and employees to create differentiated experiences are in the best position to win.

Experience Gaps Create Challenges for Organizations
Experience is all-important in winning and retaining customers and employees; however, actual experiences often fall short of expectations. The difference between the experience an organization believes they are delivering and the actual experience delivered is the “experience gap.” Experience gaps are common in business and lead to lost customers, lower spend, employee turnover, employee disengagement, poor performance, and product failures.
Traditional Operational Systems Fail to Explain Why Experience Gaps Exist
Organizations rely on systems of record, such as CRM, ERP, HCM, Customer Service, and Marketing Automation systems, for gathering and reporting operational data, or O-data. While these systems are useful for reporting what is happening as of a certain date, they are not designed to explain why something is happening.
Most organizations are O-data rich and X-data poor. X-data is the human factor data — the beliefs, emotions, and intentions that tell you why things are happening and, more importantly, what is going to happen. X-data is fragmented, often unstructured, and needs to be collected across all engagement methods, including e-mail, SMS, chat, phone, website, and in-app links. Together, X-data and O-data can provide differentiated and related insights to understand where experience gaps exist and how to address them.
Insight from Direct Feedback and the Ability to Take Action Drives Value
Direct, timely, and authentic data about the sentiment and experiences of all constituents is needed to drive growth, competitiveness, and value in today’s economy. Direct commerce models have allowed businesses to create multiple touchpoints with customers and garner data that allows them to rapidly evolve and improve their offerings and operations. Companies without this direct customer connectivity, including those that operate via indirect channels, find themselves at an increasing disadvantage.
Gathering direct feedback alone, however, is not enough for an organization. An organization’s ability to both uncover hidden insights and patterns and take action in real-time is critical to increase productivity and drive desired business results.
Delivering Immediate Action Requires Self-Service Tools
Traditional methods of relying on customer service agents to report issues, or hiring consultants or other third parties to analyze data about customers and employees, are not effective at providing immediate action. The increasing centrality, complexity, and nuances of delivering great experiences have compelled executives to own experiences in-house. Organizations need systems that can be adapted and scaled across departments for specific use cases, and contain the ability to provide ‘in the moment’ response to experiences. Self-service adoption for every employee is a central requirement for delivering immediate action.
Organizations Need to Manage Experiences Across Customers, Employees, Product, and Brand
The success of organizations today depends on the quality of the experiences that they deliver to constituents across four critical areas: customer experience, employee experience, product experience, and brand experience.
Organizations must be able to manage all four of these experiences and understand the impact that these interconnected experiences have upon each other. Organizations able to manage these experiences in an integrated manner create a competitive advantage that drives increased organizational success and shareholder value.
Organizations Need a Holistic Experience Management Platform
Experience management capabilities need to be available to everyone throughout an organization, from C-level executives who are accountable for results down to those on the front lines best positioned to respond to feedback. To measure experiences, organizations have used a combination of various processes and tools for specific uses:
•Third-Party Market Research Firms and Consultants:  This is a labor-intensive approach to researching a specific topic at a particular point in time. These firms can be effective at answering certain questions using sampling panels from their large networks. However, their methods of data collection and analysis lack a software-driven approach that can span across broad use cases in a timely manner.
•Point Solutions:  Services-intensive point solutions require a high level of system integration and human involvement to interpret results, are not available broadly to employees, and lack applicability across all vital signs of an organization.
•Survey Tools:  Survey tools are useful for broad sampling across thousands of subjects, but lack the ability to combine data in different formats across different channels, correlate with O-data, and apply the analytical rigor needed to determine what actions need to be taken to improve results.
A comprehensive experience management platform that empowers organizations to identify, assess, and close experience gaps needs the following capabilities: comprehensive data collection, address experience holistically, powerful analytics, real-time insights, automated action, easy to use, self-service configurability, scalable to serve the largest organizations, and provide robust privacy and security.
The Qualtrics XM Platform
Our XM Platform serves as a business operating system for Experience Management and consists of purpose-built solutions to design and improve Customer Experience, Employee Experience, Product Experience, and Brand Experience.
Key benefits of our platform include:
•Ability to Address Experience Holistically.  We provide specific solutions across the key areas that have the highest impact on an organization: customers, employees, product, and brand. Our XM Platform analyzes experiences within each of these areas individually and correlates data across areas to provide insight into how they impact each other.
•Integrated Analytical Capabilities.  Our platform is powered by a proprietary analytics engine that organizations of all types use to address some of the most demanding research projects. Our XM Platform leverages the latest in artificial intelligence, natural language processing, and neural networks. These capabilities are incorporated into our platform through Qualtrics iQ, enabling advanced analytical features to make statistical analysis and insights available to everyone.
•Built for Action.  Qualtrics xFlow enables organizations to automate experience workflows to drive action natively or by integrating with systems that an organization already uses. In this way, our platform not only helps to identify issues, but also serves as a system of action by automatically directing feedback and recommended actions to the teams that are in the best position to make improvements. Or the system can bypass the need for employees to resolve issues and instead automate service recovery so customer or employee issues do not slip through the cracks. xFlow works across our platform and provides automatic notifications, raises tickets and closes experience gaps immediately.
•Comprehensive Data Collection.  Our XM Platform enables organizations to personalize their communication with customers, employees, and partners and interact with these groups through the most effective channels. We enable customers to collect data through both active and passive ingestion from a wide variety of channels, including SMS, e-mail, voice, web, in-app, social, chat, and operational systems. Our comprehensive data collection methods allow customers to understand the sentiment of their end users across every engagement point so they can tailor relevant and personalized actions for any situation.
•Real-time Insight.  Our XM Platform is able to extract real-time feedback and provide insights and analysis when and to whom it matters most. This timeliness is necessary to affect outcomes, including reducing churn, increasing sales, preventing employee turnover, increasing engagement, and enhancing brand among others.
•Flexible Configuration to Meet Specific Needs.  Our customers have configured our platform to meet diverse needs. Through an intuitive and elegant interface, users can design programs that implement complex logic and advanced workflows. Users can also design, deploy, and alter these programs without help from professional services or IT, leading to faster and more impactful insights.
•Democratization of Experience Management Across All Users.  We designed our platform so every knowledge worker can make decisions and take actions based on customer and employee input. Users can design a customer and employee feedback program in minutes using simple drag and drop functions with the platform generating easy to consume analysis. This allows every employee in the organization the ability to participate in finding and closing experience gaps for their respective areas of ownership.
•Enterprise Ready.  Our XM Platform is scalable and secure with customers depending on our ‘always-on’ infrastructure. As an example of our scalability, up to one million healthcare providers within the Aetna network link customer digital behavior with net promoter score, or NPS, and customer satisfaction, or CSAT, across their 22 million customers. Our XM Platform adheres to the highest standards of security and privacy demanded by the largest organizations in the world, and customers own and retain all their data gathered on our platform.
Market Opportunity
In today’s experience economy, we believe that experience management is more critical to improving customer experience than CRM, more influential upon employee experience than HCM systems, and more important to enhancing brand experience than Marketing Automation. Consequently, we believe that experience management represents a vast, rapidly growing, and underpenetrated market opportunity today, and we estimate our total addressable market to be approximately $60 billion in 2020.
What Sets Us Apart
Our approach to architecting solutions and how we bring those solutions to our customers has enabled us to strengthen our lead in the experience management category. We have several distinguishing advantages:
•Recognized Leader in Experience Management.  We pioneered the experience management category nearly two decades ago and remain a recognized market leader in the category today. We are the leading and largest pure-play XM provider in the market, with broad traction across more than 12,000 customers and 85% of the Fortune 100. Our brand is synonymous with experience management and associated with quality and usability, providing us an advantage with attracting new customers.
•Single Platform. Qualtrics is the only technology offering that allows all four experiences to be managed on a single, connected platform. Organizations power experience management programs across their customers, employees, products, and brands, monitor the health of their entire businesses through robust analytics and dashboards, and drive action across their entire organizations from one common interface.
•XM Directory. The value our XM Platform delivers to our customers compounds with its use. Our customer data management layer, XM Directory, enables organizations to build a 360 degree view of every customer, or employee interaction, capturing feedback, interactions, demographics, operational indicators, and other attributes in a single, unified profile. XM Directory helps to intelligently segment these profiles based on behavior or preferences, provide intelligent analytics on customer journeys, prioritize experience improvements based on deep customer insights, and use those insights to deliver personalized and automated customer outreach at the right moment, with the right message, and via the right channels.
•xFlow. Our platform helps organizations build a culture of action through a software layer called xFlow. These experience workflows allow organizations to use a low code / no-code interface to create automated workflows to close experience gaps at scale.
•Easy Adoption and Rapid Time to Value.  Our technology is designed to be easy to deploy, configure, use, and scale. By making the complex capabilities of our XM Platform simple to use, we allow customers of all types and sizes to generate value quickly. In addition, the modularity of our platform allows our customers to deploy one or more of our solutions initially and then adopt additional modules and functionality as their use cases grow and evolve and the value of their X-data and generated insights compounds over time.
•Powerful and Multi-Pronged Go-to-Market Model.  Our powerful go-to-market model enables us to land both small and large customers initially and expand those relationships significantly over time. The broad adoption of our platform is facilitated by a multi-pronged go-to-market model comprising highly productive field and inside-sales teams, a joint development and solution selling partnership with SAP, and our robust and growing QPN of over 200 global member companies.
Our Growth Strategies
Key elements of our growth strategies include:
•Drive New Customer Sales.  We believe that our market opportunity remains largely underpenetrated. We will continue to invest aggressively in our direct and indirect sales and marketing capabilities to continue to acquire new customers, including continued growth in the number of enterprise customers. We plan to continue to acquire new customers with our powerful multi-pronged go-to-market model.
•Expand Within Existing Customers.  Our customer base of more than 12,000 organizations as of September 30, 2020 represents a significant growth opportunity for us. There is opportunity to expand both the number of users and use cases within an organization. As evidence of our ability to expand within existing customers, our net retention rate has consistently been above 120% in each of the past eight quarters.
•Expand Our Global Presence.  A key focus of our company is to continue to penetrate unaddressed global markets. To penetrate markets outside North America, we have developed a hub-and-spoke sales model, comprised of centralized inside-sales teams surrounded by regional direct sales groups. For the nine months ended September 30, 2020, 28% of our revenue came from markets outside the United States.
•Continue to Innovate and Enhance Our Platform.  We use our technology to draw insights and ensure that we are best serving our customers’ needs and continually innovate. These innovations, such as XM Benchmarks, XM Automated Actions, and improvements to our iQ engine, lead to a greater value proposition for our customers and increased adoption of our XM Platform by both new and existing customers.
•Grow Revenue from Key Industry Verticals.  While our XM Platform is industry-agnostic, we have made a number of industry-specific investments that will accelerate our adoption within certain verticals, including government, education, healthcare, technology, and financial services. We have developed Certified XM Solutions, leveraging partners’ expertise, and embedding industry-specific content into our products.
•Further Develop Our Partner Network.  We have developed a network of leading content and consulting partners, delivery partners, and technology partners who enrich our offerings, scale our coverage, and help us reach a broader audience than we would be able to reach on our own. Since the launch of QPN in 2018, we have entered into many impactful partnerships with over 200 global member companies, including Accenture, Ernst & Young, Deloitte, IBM, J.D. Power, and Kantar.
•Jointly Develop, Market, and Sell our Solutions with SAP. As part of SAP we have been able to utilize our partnership to add new customers and expand existing customers. We will continue to jointly develop, market, and sell our solutions with SAP. Our go-to-market motion has greater enterprise reach through SAP’s global customer base across 180 countries, allowing Qualtrics to be sold through our solution selling partnership, which will continue after this offering.
Our Relationship with SAP
We were acquired by SAP on January 23, 2019, which we refer to as the SAP Acquisition, and prior to this offering and the investment by Q II, LLC, or Q II, an entity controlled by Ryan Smith, described below in “Recent Developments,” we operated as a wholly owned subsidiary of SAP. As a result, in the ordinary course of our business, we have received various services provided by SAP, including tax, accounting, treasury, legal, human resources, compliance, insurance, sales, and marketing services. SAP has also provided us with the services of a number of its executives and employees prior to this offering and will continue to do so after this offering.
SAP Will Be Our Controlling Stockholder
Immediately following this offering, SAP will hold all of our Class B common stock, representing approximately           % of our outstanding common stock and           % of the combined voting power of our outstanding common stock (or approximately         % of our outstanding common stock and         % of the combined voting power of our outstanding common stock if the underwriters exercise in full their option to purchase additional shares). For as long as SAP continues to control more than 50% of the combined voting power of our common stock, SAP will be able to direct the election of all the members of our board of directors, and, so long as SAP beneficially owns at least 20% of the total outstanding shares of our common stock, the prior affirmative vote or written consent of SAP will be required for certain corporate actions, including any determinations with respect to mergers or other business combinations involving us, the acquisition or disposition of assets, the incurrence of indebtedness, the issuance of any additional common stock or other equity securities, and the payment of dividends with respect to our common stock. Similarly, SAP will have the power to determine matters submitted to a vote of our stockholders without the consent of our other stockholders, will have the power to prevent a change in control of us and will have the power to take other actions that might be favorable to SAP, including by written consent without a meeting and without prior notice to other shareholders. As a result, SAP’s controlling interest may discourage a change of control that the holders of our Class A common stock may favor.
SAP is not subject to any contractual obligation to retain any of its common stock, except that it has agreed not to sell or otherwise dispose of any of our common stock for a period of 180 days from the date of this prospectus without the prior written consent of the representatives of the underwriters, as described in “Underwriting.”
Agreements Between SAP and Us
In connection with this offering, we will enter into certain agreements with SAP governing various interim and ongoing relationships between us. The terms of these agreements have been determined by SAP in preparation for this offering and are intended to be consistent with the terms that we could have negotiated with unaffiliated third parties. However, they may actually be more or less favorable. For a description of these agreements and the other agreements that we will enter into with SAP, read “Certain Relationships and Related Party Transactions—Relationship with SAP and the Agreements Between SAP and Us.”
In addition to the above agreements that govern our future relationship with SAP, we and SAP may also enter into agreements pursuant to which we and SAP would continue to be customers for each other’s products and services.
Recent Developments
On December 8, 2020, Q II, an entity controlled by Ryan Smith, agreed to purchase 6,000,000 shares of our Class A common stock, representing approximately 1% of the total shares of our common stock to be outstanding following the completion of this offering, at $20.00 per share for an aggregate purchase price of $120 million. This transaction, which we refer to as the Q II investment, was completed on December 21, 2020. The shares owned by Q II will represent approximately      % of our outstanding common stock and      % of the combined voting power of our outstanding common stock (or approximately      % of our outstanding common stock and      % of the combined voting power of our outstanding common stock if the underwriters exercise in full their option to purchase additional shares).
On December 23, 2020, funds affiliated with Silver Lake Technology Management, L.L.C., or Silver Lake, agreed to purchase $550 million of shares of our Class A common stock, comprising (a) 15,018,484 shares at $21.64 per share and (b) $225 million of shares at the initial public offering price, in a concurrent private placement transaction, which we refer to as the Silver Lake investment. Assuming an initial public offering price of $22.00, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, this would result in a total of 25,245,756 shares of our Class A common stock purchased. The Silver Lake investment is contingent upon, and is expected to close immediately following, the closing of this offering as well as the satisfaction of customary closing conditions. The shares owned by Silver Lake will represent approximately       % of our outstanding common stock and      % of the combined voting power of our outstanding common stock (or approximately      % of our outstanding common stock and      % of the combined voting power of our outstanding common stock if the underwriters exercise in full their option to purchase additional shares). We have agreed to appoint Egon Durban, a representative of Silver Lake, to our Board upon the closing of the Silver Lake investment.
In our stockholders’ agreement, we will agree to grant certain registration and other rights to Q II and Silver Lake, which are described below under “Certain Relationships and Related Party Transactions—Relationship with SAP and the Agreements Between SAP and Us—Agreements Between SAP and Us—Stockholders’ Agreement.” Pursuant to their respective Class A common stock purchase agreements, each of Q II and Silver Lake has agreed with us not to sell or transfer such shares for a period of 12 months and 24 months, respectively, after the effectiveness of the registration statement of which this prospectus forms a part. See “Shares Eligible for Future Sale.”
Risk Factors
Our business is subject to numerous risks and uncertainties, including those highlighted in the section titled “Risk Factors” immediately following this prospectus summary. Some of these risks are:
•Our rapid growth makes it difficult to evaluate our future prospects and may increase the risk that we will not continue to grow at or near historical rates.
•We may not be able to sustain our revenue growth rate or achieve or maintain profitability in the future.
•If we fail to effectively manage our growth, our business and results of operations could be harmed.
•The experience management software category is relatively new and rapidly changing, and if we do not compete effectively, our business, results of operations, and financial condition could be harmed.
•The impact of the COVID-19 pandemic has adversely affected and could continue to adversely affect our business, financial condition, and results of operations.
•If we are unable to retain customers at existing levels or sell additional functionality to our existing customers, our revenue growth will be adversely affected.
•If the experience management software category does not develop further, develops more slowly, or develops in a way that we do not expect, our business may be adversely affected.
•If we are not able to develop new solutions and enhancements to our existing solutions that achieve market acceptance and that keep pace with technological developments, or if we are not able to deliver these new or enhanced solutions so that they can be easily and consistently deployed by our customers, our business and results of operations would be harmed.
•If our security measures are breached or unauthorized access to data is otherwise obtained, our XM Platform may be perceived as insecure, we may lose existing customers or fail to attract new customers, our reputation may be harmed, and we may incur significant liabilities.
•Our business could be harmed by any significant disruption of service on our XM Platform or loss of content.
•If we fail to offer high quality customer support, our business and reputation could suffer.
•We invest significantly in research and development, and to the extent our research and development investments do not translate into new solutions or material enhancements to our current solutions, or if we do not use those investments efficiently, our business and results of operations would be harmed.

•Our business depends on a strong brand, and if we are not able to maintain and enhance our brand, our ability to expand our number of customers will be impaired and our business, results of operations, and financial condition will be harmed.
•Failure to effectively expand our sales and marketing capabilities could harm our ability to increase our customer base and achieve broader market acceptance of our XM Platform.
•We rely on the performance of highly skilled personnel, including our management and other key employees, and the loss of one or more of such personnel, or of a significant number of our team members, could harm our business.
•If we are unable to develop and maintain successful relationships with certain partners, our business, results of operations, and financial condition could be harmed.
•Our sales cycle with enterprise, government, and international customers can be long and unpredictable.
•As long as SAP controls us, your ability to influence matters requiring stockholder approval will be limited.
•Our historical financial information as a business segment of SAP may not be representative of our results as an independent public company.
•SAP’s ability to control our board of directors and company may make it difficult for us to recruit high-quality independent directors and employees.
•We will be a “controlled company” within the meaning of the corporate governance rules of Nasdaq and, as a result, will rely on exemptions from certain corporate governance requirements that provide protection to stockholders of other companies.
Exchange Offer
In connection with this offering, we are conducting a voluntary exchange offer pursuant to which we are offering our eligible employees, including our executive officers, the ability to exchange their existing Qualtrics Rights and SAP RSUs, both as described under “Executive Compensation—Equity-Based Compensation Plans—Equity-Based Compensation Prior To The Offering,” for awards with underlying shares of our Class A common stock at an exchange ratio, which will be expressed as a fraction, the numerator of which will be the “VWAP” and the denominator of which will be the initial public offering price; provided, that for Qualtrics Rights granted before January 1, 2018 and for Qualtrics Rights that are based on awards originally granted as options, the number of shares of Class A common stock issued will be equal to the value of the applicable award divided by the initial public offering price. The exchange ratio is designed to preserve the intrinsic value of the Qualtrics Rights and SAP RSUs that will be tendered. In this prospectus, we refer to this voluntary exchange offer as the “exchange offer.”
The VWAP is the volume-weighted average price per share of SAP stock on Xetra over the final five full trading days (calculated as the average (arithmetic mean) of the VWAP on those five days) prior to the expiration date of the exchange offer during the period beginning at 9:00 a.m., Central European Time (or such other time as is the official open of trading on Xetra on the applicable date) and ending at 5:30 p.m., Central European Time (or such other time as is the official close of trading on Xetra on the applicable date), as reported by Bloomberg Financial LP and converted to U.S. dollars at an exchange rate equal to the exchange rate as published by the Wall Street Journal for the date preceding the expiration date of the exchange offer. This means that if the expiration date is January 27, 2021, the VWAP would be calculated using the average (arithmetic mean) of the volume-weighted average price per share of SAP stock on January 20, 2021, the volume-weighted average price per share of SAP stock on January 21, 2021, the volume-weighted average price per share of SAP stock on January 22, 2021, the volume-weighted average price per share of SAP stock on January 25, 2021 and the volume-weighted average price per share of SAP stock on January 26, 2021, and then will be converted to U.S. dollars at an exchange rate, which shall be the exchange rate as published by the Wall Street Journal for January 26, 2021 (unless the exchange offer is extended).

We and SAP are commencing the exchange offer on December 28, 2020, prior to the effectiveness of the registration statement of which this prospectus is a part, in accordance with Rule 162 of the Securities Act and Rule 13e-4(e)(2) of the Exchange Act, such that the exchange offer will expire concurrently with the pricing of shares in this offering, unless the local laws in a jurisdiction require the delay of the commencement and expiration of the exchange offer. We are making the exchange offer available to eligible employees for compensatory purposes. We believe that ownership by our employees of awards with underlying shares of our Class A common stock received in the exchange offer will serve as an effective tool to further align participants with Qualtrics’ stockholders’ interests by enabling participants to have an economic stake in our success from the time we become a public company. Unless otherwise required by the local laws in a jurisdiction, the exchange offer will expire at 2:00 p.m. Eastern Time on January 27, 2021.
All of our employees in the United States and all of our employees in certain other jurisdictions who hold Qualtrics Rights and SAP RSUs are eligible to participate in the exchange offer. As of December 23, 2020, there were approximately 3,100 employees eligible to participate in the exchange offer. Based on an assumed SAP share price of $126.50 per share (which was the closing price of SAP’s ordinary shares on Xetra on December 23, 2020, converted into U.S. dollars using the exchange rate as published by the Wall Street Journal for that date and rounded to the nearest half dollar) and an assumed initial public offering price of $22.00 per share (the midpoint of the estimated offering price range set forth on the cover page of this prospectus), a maximum of approximately 18.8 million shares of our Class A common stock underlying Qualtrics Rights and SAP RSUs granted would be issued pursuant to the exchange offer, if all eligible employees tendered all of their Qualtrics Rights and SAP RSUs. Qualtrics employees who elect not to tender their awards in the exchange offer, or who cannot exchange their awards due to local law restrictions, will continue to hold their Qualtrics Rights and SAP RSUs, which will remain subject to their existing terms. See “Executive Compensation—Equity-Based Compensation Plans—Exchange Offer.”
Channels for Disclosure of Information
Investors, the media and others should note that, following the completion of this offering, we intend to announce material information to the public through filings with the Securities and Exchange Commission, or the SEC, the investor relations page on our website, press releases and public conference calls and webcasts.
Corporate Information
We were formed in 2002 as Qualtrics Labs, Inc. In 2012, Qualtrics, LLC, a Delaware limited liability company, was established as a new parent company for our operating business. In September 2014, we incorporated Qualtrics International Inc. in Delaware. Through a corporate restructuring in September 2014, Qualtrics, LLC became a wholly owned subsidiary of Qualtrics International Inc. In January 2019, we were acquired by SAP, a multinational corporation that is headquartered in Walldorf, Germany. Our principal executive offices are located at 333 West River Park Drive, Provo, Utah 84604, and our telephone number is 385-203-4999. Our website address is www.qualtrics.com. Information contained on, or that can be accessed through, our website does not constitute part of this prospectus and inclusions of our website address in this prospectus are inactive textual references only.
“Qualtrics” and our other registered or common law trade names, trademarks, or service marks appearing in this prospectus are our property. Other trademarks and trade names referred to in this prospectus are the property of their respective owners.
Implications of Being an Emerging Growth Company
We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012. We will remain an emerging growth company until the earlier of (1) December 31, 2026 (the last day of the fiscal year following the fifth anniversary of our initial public offering), (2) the last day of the fiscal year in which we have total annual gross revenue of at least $1.07 billion, (3) the last day of the fiscal year in which we are deemed to be a “large accelerated filer”, as defined in the rules under the Exchange Act, and (4) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. We refer to the Jumpstart Our Business Startups Act of 2012 herein as the “JOBS Act,” and any reference herein to “emerging growth company” has the meaning ascribed to it in the JOBS Act.

An emerging growth company may take advantage of reduced reporting requirements that are otherwise applicable to public companies. These provisions include, but are not limited to:
•being permitted to present only two years of audited financial statements and only two years of related “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus;
•not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, as amended, or the Sarbanes-Oxley Act;
•reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements, including in this prospectus; and
•exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
We have elected to take advantage of certain of the reduced disclosure obligations in this prospectus and may elect to take advantage of other reduced reporting requirements in our future filings with the SEC. As a result, the information that we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests.
The JOBS Act also provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. We have elected to avail ourselves of this exemption and, accordingly, our financial statements may not be comparable to the financial statements of public companies that comply with such new or revised accounting standards.

THE OFFERING

Class A common stock offered by us	shares

Underwriters’ option to purchase additional shares	shares

Class A common stock to be outstanding after this offering
               shares (or              shares if the underwriters exercise in full their option to purchase additional shares), in each case including 6,000,000 shares issued to Q II and an estimated 25,245,756 shares to be issued to Silver Lake.

Class B common stock to be outstanding after this offering	423,170,610 shares, all of which will be owned by SAP America.

Total Class A and Class B common stock to be outstanding after this offering	shares

Use of proceeds
We estimate that the net proceeds from the sale of shares of our Class A common stock in this offering will be approximately $           (or approximately $           if the underwriters exercise in full their option to purchase additional shares), based upon the assumed initial public offering price of $22.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.
We currently intend to use the net proceeds from this offering to repay $        million of intercompany indebtedness that will be owed to SAP America, incurred to fund a dividend to SAP America, and the remainder for working capital and other general corporate purposes, including to finance our growth, develop new businesses, products, services or technologies, and fund capital expenditures. We may also use a portion of the net proceeds from this offering to acquire or make investments in businesses, products, services or technologies. However, we do not have any agreements or commitments for any specific acquisitions or investments at this time. See “Use of Proceeds” for additional information.

Voting rights
Upon completion of this offering, we will have two classes of common stock outstanding: Class A common stock and Class B common stock. The rights of the holders of Class A and Class B common stock are identical, except with respect to voting, conversion rights, certain actions that require the consent of holders of Class B common stock and other protective provisions as set forth in this prospectus. Each share of Class A common stock is entitled to one vote and each share of Class B common stock is entitled to ten votes. Subject to any rights of any series of preferred stock to elect directors, the holders of Class A common stock and the holders of Class B common stock, voting together as a single class, are entitled to elect all directors to our board of directors. If, prior to the occurrence of any Distribution (as defined below), SAP transfers shares of our Class B common stock to any party that is not beneficially owned by SAP, those shares would automatically convert into Class A common stock.

Generally, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast at a meeting by all shares of Class A common stock and Class B common stock present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to holders of any preferred stock.
See “Principal Stockholders” and “Description of Capital Stock” for additional information.

Controlled company	We are a “controlled company” within the meaning of the corporate governance rules of Nasdaq. Upon completion of this offering, SAP will hold approximately % of our total outstanding shares of common stock and % of the combined voting power of our outstanding common stock (or approximately % and %, respectively, if the underwriters exercise in full their option to purchase additional shares). See “Management—Controlled Company.”

Directed share program	At our request, the underwriters have reserved for sale, at the initial public offering price, up to 1% of the shares of our Class A common stock offered hereby for certain senior sales personnel of SAP. See the section titled “Underwriters” for additional information.

Proposed Nasdaq trading symbol	“XM”
The number of shares of our Class A common stock and Class B common stock that will be outstanding after this offering is based on (i) the offering of           shares of our Class A common stock pursuant to this offering (assuming no exercise of the underwriters’ option to purchase additional shares), (ii) 6,000,000 shares of Class A common stock acquired by Q II (as described above under “—Recent Developments”), (iii) 25,245,756 shares of Class A common stock to be acquired by Silver Lake (assuming an initial public offering price of $22.00, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus) (as described above under “—Recent Developments”), and (iv) 423,170,610 shares of our Class B common stock, and excludes:

•up to 101,829,390 shares of our Class A common stock reserved for future issuance under our equity compensation plans, which will become effective prior to the completion of this offering, consisting of:
◦up to 89,829,390 shares of our Class A common stock reserved for future issuance under our 2021 Qualtrics Employee Omnibus Equity Plan, or the 2021 Plan, which will become available for issuance effective upon the effectiveness of the registration statement of which this prospectus is a part, as well as any automatic increases in the number of shares of our common stock reserved for future issuance under such plan (which amount includes (1) approximately          shares to be covered by new equity awards that we currently intend to grant in           , 2021 following the completion of this offering and (2) approximately 18.8 million shares of our Class A common stock deliverable upon the vesting of restricted stock units, or RSUs, granted pursuant to the terms of the exchange offer, assuming full participation in the exchange offer by all eligible employees, an applicable SAP share price of $126.50 per share (which was the closing price of SAP’s ordinary shares on Xetra on December 23, 2020, converted into U.S. dollars using the exchange rate as published by the Wall Street Journal for that date and rounded to the nearest half dollar) and an initial public offering price of $22.00 per share (the midpoint of the estimated offering price range set forth on the cover page of this prospectus)), and
◦12,000,000 shares of our Class A common stock reserved for future issuance under our 2021 Qualtrics Employee Stock Purchase Plan, or ESPP, which will become available for issuance effective upon the effectiveness of the registration statement of which this prospectus is a part, as well as any automatic increases in the number of shares of our common stock reserved for future issuance under such plan.
Our 2021 Plan and ESPP will each provide for annual automatic increases in the number of shares reserved thereunder and our 2021 Plan also will provide for increases to the number of shares of Class A common stock that may be granted thereunder based on shares underlying any awards under our 2021 Plan that expire, are forfeited, or are otherwise terminated, as more fully described in the section titled “Executive Compensation—Equity-Based Compensation Plans.”
Except as otherwise indicated, all information in this prospectus assumes the following as of September 30, 2020:
•the filing and effectiveness of our amended and restated certificate of incorporation in Delaware and the effectiveness of our amended and restated bylaws, each of which will occur immediately prior to the completion of this offering; and
•no exercise by the underwriters of their option to purchase additional shares.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA
The following tables present our summary consolidated financial and other data. We have derived the summary consolidated statements of operations data for the years ended December 31, 2018 and 2019 and our summary consolidated balance sheet data as of December 31, 2019 from our audited consolidated financial statements included elsewhere in this prospectus. We have derived the summary consolidated statements of operations data for the nine months ended September 30, 2019 and 2020 and our summary consolidated balance sheet data as of September 30, 2020 from our unaudited interim consolidated financial statements included elsewhere in this prospectus. The unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and reflect, in the opinion of management, all adjustments of a normal, recurring nature that are necessary for a fair statement of the unaudited interim consolidated financial statements. Our historical results are not necessarily indicative of the results that may be expected in the future, and the results for the nine months ended September 30, 2019 or 2020 are not necessarily indicative of the results to be expected for the full year or any other future period. The following summary consolidated financial and other data should be read in conjunction with the sections titled “Selected Consolidated Financial and Other Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus.

	Year Ended December 31,		Nine Months Ended September 30,
	2018	2019	2019	2020
	In thousands (except share amount)
Consolidated Statements of Operations Data:
Revenue:
Subscription	$295,528	$430,038	$309,562	$415,000
Professional services and other	106,380	161,117	108,786	134,956
Total revenue	401,908	591,155	418,348	549,956
Cost of revenue(1)(2):
Subscription	35,785	67,982	51,563	46,974
Professional services and other	66,929	117,509	80,692	100,060
Total cost of revenue	102,714	185,491	132,255	147,034
Gross profit	299,194	405,664	286,093	402,922
Operating expenses(1)(2):
Research and development	65,925	242,124	183,466	168,985
Sales and marketing	192,142	440,325	327,454	322,775
General and administrative	74,248	717,363	624,342	155,225
Total operating expenses	332,315	1,399,812	1,135,262	646,985
Operating loss	(33,121)	(994,148)	(849,169)	(244,063)
Other non-operating income (expense), net	169	(486)	(666)	(483)
Loss before income taxes	(32,952)	(994,634)	(849,835)	(244,546)
Provision for income taxes	4,356	12,999	10,528	13,481
Net loss	$(37,308)	$(1,007,633)	$(860,363)	$(258,027)

		January 23, 2019 through December 31, 2019	January 23, 2019 through September 30, 2019	Nine Months Ended September 30, 2020
Net loss per share attributable to common stockholder basic		$(1.76)	$(1.41)	$(0.61)
Weighted-average shares used in computing net loss per share attributable to common stockholder, basic		423,170,610	423,170,610	423,170,610

Pro forma net loss per share attributable to common stockholder, basic (3)
Weighted-average Class A and Class B shares used in computing pro forma net loss per share attributable to common stockholder, basic

________________
(1)Includes equity and cash settled stock-based compensation expense, as follows:

	Year Ended December 31,		Nine Months Ended September 30,
	2018	2019	2019	2020
	(In thousands)
Cost of subscription revenue	$4	$24,136	$20,947	$3,809
Cost of professional services and other revenue	144	17,168	13,937	6,193
Research and development	2,228	130,809	107,134	63,165
Sales and marketing	708	115,581	94,088	34,933
General and administrative	1,516	588,532	514,015	109,949
Total stock-based compensation expense, including cash settled(a)	$4,600	$876,226	$750,121	$218,049
_______________
(a)As a result of the SAP Acquisition, our stock based compensation expense reflects the recognition of both equity classified awards and liability classified awards. Liability classified awards are settled in cash in accordance with SAP’s employee equity compensation programs. 2018 stock-based compensation expense consisted entirely of equity-classified awards. 2019 stock-based compensation expense consisted of $185.8 million of equity-classified awards and was recognized as a result of the SAP Acquisition, and $690.4 million of liability-classified awards, of which $312.8 million were settled in cash in 2019. For the nine months ended September 30, 2019 and 2020, stock-based compensation expense consisted of $185.8 million, and $0.0 million, respectively, of equity-classified awards recognized as a result of the SAP Acquisition, and $564.3 million and $218.0 million, respectively, of liability-classified awards. During the nine months ended September 30, 2019 and 2020, awards of $213.2 million and $284.0 million, respectively, were settled in cash. Liability-classified awards are recorded according to mark-to-market accounting.
(2)Includes amortization of acquired intangible assets as follows:

	Year Ended December 31,		Nine Months Ended September 30,
	2018	2019	2019	2020
	(In thousands)
Cost of subscription revenue	$703	$1,160	$878	$797
Sales and marketing	145	204	153	153
General and administrative	201	114	87	141
Total amortization of acquired intangible assets	$1,049	$1,478	$1,118	$1,091
(3)Unaudited pro forma per share data gives effect, in the weighted average shares used in the calculation, to the additional          million shares of common stock, which, when multiplied by the assumed initial public offering price of $22.00 per share (the midpoint of the range set forth on the cover page of this prospectus), and after giving effect to a pro rata allocation of offering costs, would have been required to be issued to generate proceeds sufficient to pay the portion of the $             million dividend declared in that exceeded the most recent twelve months’ earnings.

	As of September 30, 2020
	Actual	Pro Forma(2)	Pro Forma As Adjusted(3)
Consolidated Balance Sheet Data:	(In thousands)
Cash and cash equivalents	$87,500
Working capital deficit(1)	$(82,377)
Total assets	$706,221
Total deferred revenue	$381,213
Accumulated deficit	$(1,384,292)
Total equity (deficit)	$(397,095)
________________
(1)Working capital is defined as current assets less current liabilities, excluding current deferred revenue. See our audited consolidated financial statements and related notes included elsewhere in this prospectus for further details regarding our current assets and current liabilities.
(2)The pro forma balance sheet data gives effect to (i) the declaration of a $           million dividend payable to SAP America in the form of two promissory notes (see “Certain Relationships and Related Party Transactions—Relationship with SAP and the Agreements Between SAP and Us—Dividend to SAP America and Intercompany Indebtedness”), (ii) our issuance and sale of 6,000,000 shares of Class A common stock to Q II for $120 million (see “—Recent Developments” above), (iii) our issuance and sale of 25,245,756 shares of our Class A common stock to Silver Lake for an aggregate purchase price of $550 million (assuming an initial public offering price of $22.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus) (see “—Recent Developments” above).
(3)The pro forma as adjusted balance sheet data gives effect to the pro forma adjustments set forth above and (i) the sale and issuance by us of            shares of our Class A common stock in this offering, based upon the assumed initial public offering price of $22.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us and (ii) the repayment by us of $              million of principal amount on the promissory notes we incurred to fund a dividend to SAP America. See “Use of Proceeds.”
Non-GAAP Financial Measures
In addition to our results determined in accordance with U.S. generally accepted accounting principles, or GAAP, we believe several non-GAAP measures are useful in evaluating our operating performance: non-GAAP gross profit and margin, non-GAAP operating income (loss) and margin, and free cash flow. We use the following non-GAAP financial information to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively, may be helpful to investors because it provides consistency and comparability with past financial performance. However, non-GAAP financial information is presented for supplemental informational purposes only, has limitations as an analytical tool, and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. In particular, free cash flow is not a substitute for cash used in operating activities and it does not represent the total increase or decrease in our cash balance for a given period. In addition, other companies, including companies in our industry, may calculate similarly-titled non-GAAP measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison. A reconciliation is provided below for each non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP. Investors are encouraged to review the related

GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures, and not to rely on any single financial measure to evaluate our business.
Non-GAAP Gross Profit and Margin

	Year Ended December 31,		Nine Months Ended September 30,
	2018	2019	2019	2020
	(In thousands)
GAAP gross profit	$299,194	$405,664	$286,093	$402,922
Add: Stock-based compensation expense, including cash settled	148	41,304	34,884	10,002
Add: Amortization of acquired intangible assets	703	1,160	878	797
Non-GAAP gross profit	$300,045	$448,128	$321,855	$413,721
Non-GAAP gross margin	75%	76%	77%	75%
We calculate non-GAAP gross profit, as GAAP gross profit excluding equity and cash settled stock-based compensation expense and amortization of acquired intangible assets allocated to cost of revenue. Non-GAAP gross margin is calculated as non-GAAP gross profit divided by total revenue.
Non-GAAP Operating Income (Loss) and Margin

	Year Ended December 31,		Nine Months Ended September 30,
	2018	2019	2019	2020
	(In thousands)
GAAP operating loss	$(33,121)	$(994,148)	$(849,169)	$(244,063)
Add: Stock-based compensation expense, including cash settled(1)	4,600	876,226	750,121	218,049
Add: Amortization of acquired intangible assets	1,049	1,478	1,118	1,091
Add: Advisory and legal costs related to the 2018 IPO and the SAP Acquisition	31,100	66,992	66,992	—
Non-GAAP operating income (loss)	$3,628	$(49,452)	$(30,938)	$(24,923)
Non-GAAP operating margin	1%	(8)%	(7)%	(5)%
________________
(1)As a result of the SAP Acquisition, our stock based compensation expense reflects the recognition of both equity classified awards and liability classified awards. Liability classified awards are settled in cash in accordance with SAP’s employee equity compensation programs. 2018 stock-based compensation expense consisted entirely of equity-classified awards. 2019 stock-based compensation expense consisted of $185.8 million of equity-classified awards and was recognized as a result of the SAP Acquisition, and $690.4 million of liability-classified awards, of which $312.8 million were settled in cash in 2019. For the nine months ended September 30, 2019 and 2020, stock-based compensation expense consisted of $185.8 million, and $0.0 million, respectively, of equity-classified awards recognized as a result of the SAP Acquisition, and $564.3 million and $218.0 million, respectively, of liability-classified awards. During the nine months ended September 30, 2019 and 2020, awards of $213.2 million and $284.0 million, respectively, were settled in cash. Liability-classified awards are recorded according to mark-to-market accounting.
We calculate non-GAAP operating income (loss), as GAAP operating loss excluding equity and cash settled stock-based compensation expense, amortization of acquired intangible assets, and advisory and legal costs related to our initial public offering process conducted in 2018 that was ultimately withdrawn, or the 2018 IPO, and the SAP Acquisition. Non-GAAP operating margin is calculated as non-GAAP operating income (loss) divided by total revenue.

Free Cash Flow and Margin

	Year Ended December 31,		Nine Months Ended September 30,
	2018	2019	2019	2020
	(In thousands)
Net cash provided by (used in) operating activities	$36,404	$(370,904)	$(245,955)	$(312,229)
Less: Capital expenditures	(21,321)	(33,181)	(26,469)	(43,054)
Free cash flow	15,083	(404,085)	(272,424)	(355,283)
Free cash flow margin	4%	(68)%	(65)%	(65)%
As a result of the SAP Acquisition, we incurred significant cash outflows in connection with the settlement of liability classified, stock-based awards in accordance with SAP’s employee equity compensation programs. We calculate free cash flow as net cash provided by operating activities less capital expenditures. Our free cash flow for the year ended December 31, 2018 and 2019 and for the nine months ended September 30, 2019 and 2020 includes $31.1 million, $379.8 million, $280.2 million and $284.0 million, respectively, in cash outflows related to the settlement of liability-classified, stock-based awards and advisory and legal costs related to the 2018 IPO and SAP Acquisition. Free cash flow margin is calculated as free cash flow divided by total revenue.

RISK FACTORS
Investing in our Class A common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described below, together with all of the other information in this prospectus, including the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and related notes, before making a decision to invest in our Class A common stock. The risks and uncertainties described below may not be the only ones we face. If any of the risks actually occur, our business, financial condition, results of operations and prospects could be materially and adversely affected. In that event, the market price of our Class A common stock could decline, and you could lose part or all of your investment.
Risks Related to Our Business and Industry
Our rapid growth makes it difficult to evaluate our future prospects and may increase the risk that we will not continue to grow at or near historical rates.
We have been growing rapidly over the last several years, and as a result, our ability to forecast our future results of operations is subject to a number of uncertainties, including our ability to effectively plan for and model future growth. Our recent and historical growth should not be considered indicative of our future performance. We have encountered in the past, and will encounter in the future, risks and uncertainties frequently experienced by growing companies in new and rapidly changing markets. If our assumptions regarding these risks and uncertainties, which we use to plan and operate our business, are incorrect or change, or if we do not address these risks successfully, our operating and financial results could differ materially from our expectations, our growth rates may slow and our business would suffer.
We may not be able to sustain our revenue growth rate or achieve or maintain profitability in the future.
In future periods, our revenue could grow more slowly than in recent periods or decline for a number of reasons, including any reduction in demand for our XM Platform, increase in competition, limited ability to, or our decision not to, increase pricing, contraction of the experience management software category, or our failure to capitalize on growth opportunities. In addition, our revenue from subscription and professional services and other may grow at different rates than in recent periods or decline for a number of reasons, including those described above. Our results of operations for 2019 included a significant expense increase related to the recognition of equity and cash settled stock-based compensation as a result of the SAP Acquisition. Excluding the impact of equity and cash settled stock-based compensation, we expect expenses to increase in the near term, particularly as we continue to make significant investments in research and development and technology infrastructure, expand our operations globally and develop new solutions and features for, and enhancements of, our XM Platform. In addition, in connection with operating as an independent public company, we will incur additional legal, accounting and other expenses that we did not incur as a wholly owned subsidiary of SAP. While we have achieved profitability in prior fiscal years, as a result of these factors we were not profitable in the year ended December 31, 2019, we do not expect to achieve profitability for the year ended December 31, 2020, and we may not be able to achieve profitability in future periods. In addition, the added expenses we will incur may not lead to sufficient additional revenue to maintain historical revenue growth rates or achieve or maintain profitability in the future.
If we fail to effectively manage our growth, our business and results of operations could be harmed.
We have experienced, and may continue to experience, rapid growth, which has placed, and may continue to place, significant demands on our management and our operational and financial resources. For example, our headcount has grown from 2,026 employees as of December 31, 2018 to 3,370 employees as of September 30, 2020. In addition, we operate globally, sell subscriptions to more than 12,000 customers in more than 100 countries, and have employees in the United States, Australia, Canada, France, Germany, Ireland, Japan, the Netherlands, Poland, Singapore, Spain, Sweden and the United Kingdom as well as SAP employees we work with in numerous other countries. We plan to continue to expand our international presence in the future, which will place additional demands on our resources and operations. Additionally, we continue to increase the breadth and scope of our XM Platform and our operations and continue to develop our partner network. Even with the support of SAP, in order to successfully manage our future growth we will need to continue to improve our IT and financial infrastructures, our operating and administrative systems, and our ability to manage headcount, capital, and internal processes in an efficient manner and deepen our industry experience in key verticals. Our organizational structure is also becoming more complex as we grow our operational, financial, and management infrastructure and we must continue to improve our internal controls as well as our reporting systems and procedures. We intend to continue to invest to expand our business, including investing in technology, sales and marketing operations, developing new solutions and features for our existing solutions, hiring additional personnel, and upgrading our infrastructure. These investments will require significant capital expenditures and the allocation of management resources, and any investments we make will occur in advance of experiencing the benefits from such investments, making it difficult to determine in a timely manner if we are efficiently allocating our resources. If we do not achieve the benefits anticipated from these investments, or if the achievement of these benefits is delayed, our results of operations may be adversely affected.
The experience management software category is relatively new and rapidly changing, and if we do not compete effectively, our business, results of operations, and financial condition could be harmed.
The experience management software category is relatively new and rapidly changing and has relatively low barriers to entry compared to some categories. While we do not believe that any of our competitors currently offer a full suite of experience management solutions that competes with our entire XM Platform, we do have numerous competitors who offer products and services that compete with certain features of our XM Platform. For more information about our competition, see “Business—Competition.” While we have reasons to believe we compete favorably against these competitors, some of our existing competitors and potential future competitors are larger and have greater brand name recognition, longer operating histories, larger marketing budgets, established marketing relationships, access to larger customer bases, and significantly greater resources for the development of their offerings. These competitors may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards, or customer requirements.
With the introduction of new technologies, the evolution of our solutions, and new market entrants, we expect competition to intensify in the future. We also anticipate that potential competition may come in the future from incumbent software providers. For example, as we expand our focus into new use cases or other solutions beyond our existing solutions, we expect competition to increase. Pricing pressures from competitors undercutting our prices, and increased competition generally could result in reduced sales, reduced margins, losses, or the failure of our solutions to achieve or maintain more widespread market acceptance, any of which could harm our business, results of operations, and financial condition. Furthermore, our actual and potential competitors may establish cooperative relationships among themselves or with third parties, or consolidate through acquisitions or be sold to our competitors with greater resources than we have, that may further enhance their resources and offerings in the market we address and may increase the likelihood of our competitors offering bundled or integrated products with which we cannot compete effectively. Additionally, some current and potential customers and partners, particularly large organizations, have elected, and may in the future elect, to develop or acquire their own internal experience management software tools that would reduce or eliminate the demand for our solutions. For all of these reasons and others we do not or cannot anticipate today, we may not be able to compete successfully against our current and future competitors, which could harm our business, results of operations, and financial condition.
The impact of the COVID-19 pandemic has adversely affected and could continue to adversely affect our business, financial condition and results of operations.
The COVID-19 pandemic is widespread across the United States and around the globe, creating significant uncertainty and economic disruption as businesses and federal, state, and local governments have taken broad actions to mitigate this public health crisis. In response, we have implemented, among other measures, a COVID-19 task force, a temporary work from home policy across all offices globally, new operating guidelines for our offices based on local conditions, restrictions on work-related travel, and additional wellness benefits for employees, all of which have the potential to result in a significant disruption to how we operate our business. We may take further actions as required by government entities or that we determine are in the best interests of our employees, customers, partners, and suppliers.

As a result of the COVID-19 pandemic, we have experienced, and may continue to experience, an adverse impact on certain parts of our business. The conditions caused by the pandemic have adversely affected or may in the future adversely affect, among other things, demand, spending by new customers, renewal and retention rates of existing customers, the length of our sales cycles, the value and duration of subscriptions, collections of accounts receivable, our IT and other expenses, our ability to recruit, and the ability of our employees to travel, all of which could adversely affect our business, results of operations, and financial condition. Due to our subscription-based business model, the effect of the COVID-19 pandemic may not be fully reflected in our revenue until future periods. Our customers, suppliers, and partners have similarly been impacted. Certain customers have and may continue to fail to renew subscriptions, request to renegotiate current contracts, reduce their usage, and/or fail to expand their usage of our XM Platform within their organizations.
Given the uncertainty, we do not yet know the full extent of potential impacts on our business or operations and cannot reasonably estimate the impact on our future results of operations, cash flows, or financial condition. The global impact of COVID-19 continues to rapidly evolve, and we will continue to monitor the situation and the effects on our business and operations closely. Although we believe our business is well-suited to navigate the current environment, the ultimate duration and extent of the COVID-19 pandemic cannot be accurately predicted at this time, and the direct or indirect impact on our business, results of operations, cash flows, and financial condition will depend on future developments that are highly uncertain. The potential impacts of COVID-19 could also have the effect of heightening other risks described in this “Risk Factor” section.
If we are unable to retain customers at existing levels or sell additional functionality to our existing customers, our revenue growth will be adversely affected.
To increase our revenue, we must retain existing customers, convince them to expand their use of our solutions across their organizations and for a variety of use cases, and expand their subscriptions on terms favorable to us. If we are not able to renew our agreements with existing customers or attract new business from existing customers on favorable terms, this could have an adverse effect on our business, revenue, gross margins, and other operating results, and accordingly on the value of our common stock. The rate at which our customers purchase new or enhanced solutions from us, as well as the expansion of use of our solutions across organizations, depend on a number of factors, including general economic conditions, customer specific conditions, competitive pricing, integration with existing technologies, and satisfaction and market acceptance of our XM Platform generally. If our efforts to sell additional functionality and solutions to our customers are not successful, our business and growth prospects may suffer. Our customers have no obligation to renew their subscriptions for our solutions after the expiration of their initial subscription period, and a majority of our subscription contracts were one year in duration for the year ended December 31, 2019.
If the experience management software category does not develop further, develops more slowly, or develops in a way that we do not expect, our business may be adversely affected.
We generate, and expect to continue to generate, revenue from the sale of subscriptions to our XM Platform. As a result, widespread acceptance and use of experience management solutions in general, and our XM Platform in particular, is critical to our future growth and success. If the experience management software category fails to grow or grows more slowly than we currently anticipate, demand for our XM Platform could be negatively affected.
Changes in user preferences for experience management may have a disproportionately greater impact on us than if we offered multiple platforms or a variety of products. Demand for experience management solutions in general, and our XM Platform in particular, is affected by a number of factors, many of which are beyond our control. Some of these factors include:
•awareness of the experience management category generally;
•availability of products and solutions that compete with ours;
•ease of adoption and use;
•features, performance and overall platform experience;

•brand;
•security and privacy;
•accessibility across several devices, operating systems, and applications;
•customer support;
•continued innovation; and
•pricing.
The experience management software category is subject to rapidly changing user demand and trends in preferences. If we fail to successfully predict and address these changes and trends, meet user demands, or achieve more widespread market acceptance of our XM Platform, our business, results of operations, and financial condition could be harmed.
If we are not able to develop new solutions and enhancements to our existing solutions that achieve market acceptance and that keep pace with technological developments, or if we are not able to deliver these new or enhanced solutions so that they can be easily and consistently deployed by our customers, our business and results of operations would be harmed.
Our ability to attract new customers and increase revenue from existing customers depends in large part on our ability to enhance and improve our existing solutions and to introduce compelling new solutions. The success of any enhancement to our solutions depends on several factors, including timely completion and delivery, competitive pricing, adequate quality testing, integration with other technologies and our XM Platform, and overall market acceptance. Any new solution that we develop may not be introduced in a timely or cost-effective manner, may contain errors, vulnerabilities or bugs, or may not achieve the market acceptance necessary to generate significant revenue. If we are unable to successfully develop new solutions, enhance our existing solutions to meet customer requirements, or otherwise gain market acceptance, our reputation, business, results of operations, and financial condition would be harmed.
Our ability to attract new customers and increase revenue from existing customers also depends on our ability to deliver enhancements and new solutions to our customers in a format where they can be easily and consistently deployed by most or all users without significant customer support. If our customers believe that deploying our enhancements and new solutions would be overly time-consuming, confusing, or technically challenging, then our ability to grow our business would be substantially harmed. We need to deliver a repeatable, user-friendly, prescriptive approach to deployment that allows users of all kinds to effectively and easily deploy our solutions, and if we fail to do so, our business and results of operations would be harmed.
Our success also depends on our ability to identify important and emerging use cases for our customers and quickly develop new and effective solutions to address those use cases. For example, prior to 2017, we did not offer a solution specifically tailored for either Product Experience or Brand Experience. We developed solutions for these specific use cases because we were able to identify that many of our customers were using our existing tools for those purposes. If we are unable to identify similar emerging use cases or applications of our XM Platform in a timely manner and innovate in a way that allows us to address these emerging use cases or applications, and also present them to our customers in a compelling package that differentiates those solutions from our existing capabilities, then we may lose customers to more innovative competitors or alternative solutions, and we will experience difficulties in attracting new customers and expanding revenue from existing customers.
If our security measures are breached or unauthorized access to data is otherwise obtained, our XM Platform may be perceived as insecure, we may lose existing customers or fail to attract new customers, our reputation may be harmed, and we may incur significant liabilities.
Unauthorized access to, or other security breaches of, our XM Platform or the other systems or networks used in our business, including our own systems as well as those of our vendors, contractors, partners or those with which we have strategic relationships, could result in the unauthorized disclosure, loss, compromise, exfiltration, destruction or corruption of customer or other personal data, including sensitive data, loss of business, reputational damage adversely affecting customer or investor confidence, regulatory investigations and orders, class action or other litigation, indemnity obligations, damages for contract breach, penalties for violation of applicable laws or regulations, notification obligations, significant costs for remediation, and other liabilities. We have errors and omissions insurance coverage for certain security and privacy damages and claim expenses, but this coverage may be insufficient to compensate us for the type or quantity of liabilities that we may incur.
Our XM Platform and the other systems or networks used in our business are also at risk for breaches as a result of third-party action, or employee, contractor, vendor, partner or customer error or malfeasance. Security incidents have occurred in the past, and may occur in the future, resulting in unauthorized access to, loss or destruction of or unauthorized disclosure of information, regulatory enforcement actions, litigation, indemnity obligations, and other possible liabilities, as well as negative publicity, which could damage our reputation or customer satisfaction, impair our sales, and harm our business. Cyberattacks and other malicious activity continue to increase in frequency and complexity, and cloud-based platform providers of services have been and are expected to continue to be targeted. In addition to traditional computer “hackers,” malicious code (such as viruses and worms), employee theft or misuse, phishing, social engineering, denial-of-service attacks and human error, sophisticated criminal, nation-state and nation-state supported actors now regularly engage in attacks (including advanced persistent threat intrusions). Despite significant efforts to implement security designed to protect against such threats, it is impossible for us to entirely protect against or mitigate these risks. If our security measures are compromised, for example, as a result of third-party action, employee or customer error, malfeasance, stolen or fraudulently obtained log-in credentials or otherwise, our reputation or customer satisfaction could be damaged, our business, including our delivery of services, may be harmed, and we could incur significant liability. We have not always been able in the past and may be unable in the future to anticipate or prevent techniques used to obtain unauthorized access or to compromise our systems, in part because they are continuously evolving and changing, and may not be known or detected until after an incident has occurred. Concerns regarding data privacy and security may cause some of our customers to stop using our solutions and fail to renew their subscriptions. This discontinuance in use or failure to renew could substantially harm our business, operating results, and growth prospects. Further, as we rely on third-party and public-cloud infrastructure, we will depend in part on third parties’ security measures to protect against unauthorized access, cyberattacks, and the mishandling of customer data. Failures to meet customers’ expectations with respect to security and confidentiality of their data and information could damage our reputation and affect our ability to retain customers, attract new customers, and grow our business. In addition, a cybersecurity event could result in significant increases in costs, including costs for remediating the effects of such an event, legal and advisor fees, and legal claims; lost revenue due to network downtime and decrease in customer trust; increases in insurance premiums and coverage; and damage to our reputation.
Our business could be harmed by any significant disruption of service on our XM Platform or loss of content.
Our brand, reputation, and ability to attract, retain, and serve our customers are dependent upon the reliable performance of our XM Platform, including our underlying technical infrastructure. Our technical infrastructure may not be adequately designed with sufficient reliability and redundancy to avoid performance delays or outages that could be harmful to our business. If our XM Platform is unavailable when users attempt to access it, or if it does not load as quickly as they expect, users may not use our XM Platform as often in the future, or at all.
As our user base and the amount and types of information stored and shared on our XM Platform continue to grow, we will need an increasing amount of technical infrastructure, including network capacity and computing power, to continue to satisfy the needs of our users. Further, as we continue to grow and scale our business to meet the needs of our users, we may overestimate or underestimate our infrastructure capacity requirements, which could adversely affect our results of operations. We regularly evaluate our short- and long-term infrastructure capacity requirements to ensure adequate capacity for new and existing users while minimizing unnecessary excess capacity costs. If we overestimate the demand for our XM Platform and therefore secure excess infrastructure capacity, our operating margins could be reduced. If we underestimate our infrastructure capacity requirements, we may not be able to service the expanding needs of new and existing users, and our hosting facilities, network, or systems may fail. In some cases, our contracts with our customers stipulate a minimum uptime availability of our XM Platform, and to the extent we do not meet these obligations, we may be subject to penalties, refunds or other contractual claims from our customers. If any of these events occur, our reputation, business, and financial condition would be harmed.
As a subsidiary of SAP, we have relied on administrative and other resources of SAP to operate our business. In connection with this offering, we will enter into various service agreements with SAP to retain the ability for specified periods to use these SAP resources. See “Certain Relationships and Related Party Transactions—Relationship with SAP and the Agreements Between SAP and Us.” These services may in the future not be provided at the same level, and we may not be able to obtain the same benefits as compared to prior to this offering. These services may also not be sufficient to meet our needs, and after these arrangements with SAP expire, we may not be able to replace these services at all or obtain these services at prices and on terms as favorable as we currently have with SAP. We will need to create our own administrative and other support systems or contract with third parties to replace SAP’s systems. In addition, we have received informal support from SAP which may not be adequately addressed in the agreements we will enter into with SAP and the level of this informal support may diminish over time as we become a more independent company. Any failure or significant downtime in our own administrative systems or in SAP’s administrative systems during the transitional period could result in unexpected costs, impact our results and/or prevent us from paying our suppliers or employees and performing other administrative services on a timely basis. See “Certain Relationships and Related Party Transactions—Relationship with SAP and the Agreements Between SAP and Us” for a description of these services.
If we fail to offer high quality customer support, our business and reputation could suffer.
Our customers rely on our customer support teams to resolve technical and operational issues if and when they arise. We may be unable to respond quickly enough to accommodate short-term increases in customer demand for customer support. We also may be unable to modify the nature, scope, and delivery of our customer support to compete with changes in customer support services provided by our competitors or to adapt to product and industry developments. Increased customer demand for customer support, without corresponding revenue, could increase costs and harm our results of operations. In addition, as we continue to grow our operations and reach a large global customer base, we need to be able to provide efficient customer support that meets our customers’ needs globally at scale. The number of our customers has grown significantly, and that growth has and will continue to put additional pressure on our support organization. As our business scales, we may need to engage third-party customer support service providers, which could negatively impact the quality of our customer support if such third parties are unable to provide customer support that is as effective as that we provide ourselves. Our sales are highly dependent on our business reputation and on positive recommendations from our existing customers. Accordingly, high quality customer support is important for the renewal and expansion of our agreements with existing customers and any failure to maintain such standards of customer support, or a market perception that we do not maintain high quality customer support, could harm our reputation, our ability to sell product to existing and prospective customers, and our business, results of operations, and financial condition.
We invest significantly in research and development, and to the extent our research and development investments do not translate into new solutions or material enhancements to our current solutions, or if we do not use those investments efficiently, our business and results of operations would be harmed.
A key element of our strategy is to invest significantly in our research and development efforts to develop new solutions and rapidly introduce new technologies, features and functionality of our existing solutions. For the years ended December 31, 2018 and 2019 and for the nine months ended September 30, 2019 and 2020, our research and development expenses were 16%, 41%, 44% and 31% of our revenue, respectively. If we do not spend our research and development budget efficiently or effectively on compelling innovation and technologies, our business may be harmed and we may not realize the expected benefits of our strategy. Moreover, research and development projects can be technically challenging and expensive. The nature of these research and development cycles may cause us to experience delays between the time we incur expenses associated with research and development and the time we are able to offer compelling solutions and generate revenue, if any, from such investment. Additionally, anticipated customer demand for a solution or solutions we are developing could decrease after the development cycle has commenced, and we would nonetheless be unable to avoid substantial costs associated with the development of any such solution or solutions. If we expend a significant amount of resources on research and development and our efforts do not lead to the successful introduction or improvement of solutions that are competitive in our current or future markets, it would harm our business and results of operations.
Our business depends on a strong brand, and if we are not able to maintain and enhance our brand, our ability to expand our number of customers will be impaired and our business, results of operations, and financial condition will be harmed.
We believe that our brand identity and awareness have significantly contributed to our success and have helped fuel our efficient go-to-market model. We also believe that maintaining and enhancing our Qualtrics brand and our other brands, as well as our reputation generally, is critical to expanding our number of customers. We anticipate that, as our market becomes increasingly competitive, maintaining and enhancing our brand may become increasingly difficult and expensive. The perception of our brand by our customers, prospective customers, and partners has likely evolved as a result of our acquisition by SAP and will likely continue to evolve as a result of this offering, including in ways that may be unforeseeable or unfavorable to us. Any unfavorable publicity or consumer perception of our XM Platform, or even a competitor’s platform in the experience management software category generally, could adversely affect our reputation and our ability to attract and retain customers on our XM Platform, and diminish customer interest in the experience management market generally. Additionally, if we fail to promote and maintain the Qualtrics brand, or if we incur excessive expenses in this effort, our business, results of operations, and financial condition will be materially and adversely affected. As an SAP company, we also face the risk that unfavorable publicity or negative consumer perception of SAP may adversely affect our business and brand.
Failure to effectively expand our sales and marketing capabilities could harm our ability to increase our customer base and achieve broader market acceptance of our XM Platform.
Our ability to broaden our customer base, particularly our business customer base, and achieve broader market acceptance of our XM Platform will depend to a significant extent on the ability of our sales and marketing organizations to work together to drive our sales pipeline and cultivate customer and partner relationships to drive revenue growth. As an SAP company, we have been able to utilize our partnership to grow and enhance our business. We will continue to jointly develop, market and sell our solutions with SAP, and SAP’s global footprint has allowed us to reach new geographies and expand our international presence faster. If we are unable to effectively leverage our partnership with SAP to drive sales, increase our customer base and achieve broader market acceptance, our growth plans could be adversely affected.
We have invested in and plan to continue to invest aggressively to expand our sales and marketing organizations, both domestically and internationally. Identifying, recruiting, and training sales personnel will require significant time, expense, and attention. In addition to our partnership with SAP, we have also developed a network of leading content and consulting partners, delivery partners, and technology partners who enrich our offerings, scale our coverage, and help us reach a broader audience than we would be able to reach on our own. If we are unable to recruit, hire, develop, and retain talented sales or marketing personnel, if our new sales or marketing personnel and partners are unable to achieve desired productivity levels in a reasonable period of time, or if our sales and marketing programs are not effective, our ability to broaden our customer base and achieve broader market acceptance of our XM Platform could be harmed. In addition, the investments we make in our sales and marketing organization will occur in advance of experiencing benefits from such investments, making it difficult to determine in a timely manner if we are efficiently allocating our resources in these areas.
We also plan to dedicate significant resources to sales and marketing programs, including user conferences (such as our annual X4 Summit), online advertising, webinars, blogs, corporate communications, white papers, and case studies. We were unable to hold our in-person X4 Summit event in 2020 due to the COVID-19 pandemic and may be unable to do so in future years as a result of this pandemic or changes in the public’s perception of live events resulting therefrom. To the extent that we are unable to hold in person events such as user conferences due to the COVID-19 pandemic or fewer users choose to attend, our efforts to achieve broader market acceptance of our XM Platform may be adversely affected.

We rely on the performance of highly skilled personnel, including our management and other key employees, and the loss of one or more of such personnel, or of a significant number of our team members, could harm our business.
Our success and future growth depend upon the continued services of our management team and other key employees. In particular, Ryan Smith, our Founder, Executive Chair and Director, and Zig Serafin, our Chief Executive Officer, are both critical to our vision, strategic direction, culture, and offerings. From time to time, there may be changes in our management team, including those resulting from the hiring or departure of executives and key employees, which could disrupt our business. For example, Ryan Smith recently transitioned from Chief Executive Officer to Executive Chair and Zig Serafin recently transitioned from President to Chief Executive Officer. Given the recency of these transitions, we cannot yet know the impact they will have on our business. We also are dependent on the continued service of our existing employees, in part because of the complexity of our solutions. Our senior management and key employees are employed on an at-will basis. In general, we may terminate our employees’ employment at any time, and any employee may resign at any time, with or without cause. The loss of one or more of our senior management or other key employees could harm our business, and we may not be able to find adequate replacements. We cannot ensure that we will be able to retain the services of any members of our senior management or other key employees. In particular, recruiting and hiring senior product engineering personnel has been, and we expect to continue to be, challenging given the intense competition in the software industry for skilled product engineering talent. In addition, as our business grows and scales, including internationally, we will need to continue to find and attract talented experience managers both in the United States and internationally. If we are unable to hire talented personnel, we may be unable to scale our operations or release new products in a timely fashion and, as a result, customer satisfaction with our products may decline. Additionally, many of our employees and members of our management team may receive significant proceeds from sales of our equity in the public markets after this offering, which may reduce their motivation to continue to work for us.
If we are unable to develop and maintain successful relationships with certain partners, our business, results of operations, and financial condition could be harmed.
In addition to our sales force and our joint go-to-market strategy with SAP, we work with certain strategic partners to help grow and develop our sales and distribution channels and implement our XM Platform. We believe that continued growth in our business is dependent upon identifying, developing, and maintaining strategic relationships with our existing and potential partners that can drive substantial revenue and provide additional solutions to our customers. We engage certain partners to generate customer acquisition opportunities, certain other partners to implement our XM Platform with our existing customers, and certain other partners to participate in our Qualtrics Developer Platform. In some cases, we do not yet have sufficient data or feedback regarding the effectiveness of these partnerships. If we are unable to develop and maintain successful relationships with these partners, or if they otherwise fail to succeed in the objectives of our relationships with them, our business, results of operations, and financial condition could be harmed.
Our sales cycle with enterprise, government, and international customers can be long and unpredictable.
The timing of our sales with our enterprise, government, and international customers and related revenue recognition is difficult to predict because of the length and unpredictability of the sales cycle for these customers. We sell to United States federal, state and local, as well as foreign, governmental agency customers, and government demand and payment for our offerings are affected by public sector budgetary cycles and funding authorizations, with funding reductions or delays adversely affecting public sector demand for our offerings. We are often required to spend significant time and resources to better educate and familiarize these potential customers with the value proposition of paying for our solutions. The length of our sales cycle for these customers, from initial evaluation to payment for our offerings, is often significantly longer for other customers, and can vary substantially from customer to customer, and thus it is difficult to predict whether and when a sale will be completed.

Our ability to sell subscriptions to our XM Platform could be harmed by real or perceived material defects or errors in our platform.
The software technology underlying our XM Platform is inherently complex and may contain material defects or errors, particularly when first introduced or when new features or capabilities are released. We have from time to time found defects or errors in our XM Platform, and new defects or errors in our existing XM Platform or new software may be detected in the future by us or our users. There can be no assurance that our existing XM Platform and new software will not contain defects. Any real or perceived errors, failures, vulnerabilities, or bugs in our XM Platform could result in negative publicity or lead to data security, access, retention, or other performance issues, all of which could harm our business. The costs incurred in correcting such defects or errors may be substantial and could harm our results of operations and financial condition. Moreover, the harm to our reputation and legal liability related to such defects or errors may be substantial and could harm our business, results of operations, and financial condition.
We also utilize hardware purchased or leased, and software and services licensed, from third parties to host and provide security over our XM Platform. Our customers may also seek to integrate our XM Platform with other software systems developed by third parties. Any defect in, or unavailability of, our or third-party software, services or hardware, or problems with integrating our XM Platform with third-party software that causes interruptions to the availability of our XM Platform, loss of data, or performance issues could, among other things:
•cause a reduction in revenue or delay in market acceptance of our XM Platform;
•require us to issue refunds to our users or expose us to claims for damages;
•cause us to lose existing users and make it more difficult to attract new users;
•divert our development resources or require us to make extensive changes to our XM Platform, which would increase our expenses;
•increase our technical support costs; and
•harm our reputation and brand.
If we cannot maintain our company culture as we grow, we could lose the innovation, teamwork, passion, and focus on execution that we believe contribute to our success and our business may be harmed.
We believe that a critical component to our success has been our company culture. Our company is aligned behind our culture and key values, and we have invested substantial time and resources in building our team within this company culture. Our company culture has evolved as a result of the SAP Acquisition and will likely continue to evolve as a result of this offering, including in ways that may be unforeseeable or unfavorable to us. As we increase the size of our employee base, grow and develop the infrastructure of a public company, transition from wholly owned subsidiary to majority-owned subsidiary of, or acquire other companies, we may find it difficult to maintain our company culture. Any failure to preserve our culture could harm our future success, including our ability to retain and recruit personnel, innovate and operate effectively, and execute on our business strategy.
We are continuing to expand our operations outside the United States, where we may be subject to increased business and economic risks that could impact our results of operations.
A key focus of our company is to continue to expand our operations outside of the United States. In order to do so, we use a hub-and-spoke sales model, comprised of a centralized inside-sales team surrounded by regional direct sales efforts. We have invested significant effort to building and optimizing our international growth. For the nine months ended September 30, 2020, 28% of our revenue is from outside the United States, and we have continued to add employees and offices in new countries. We expect to continue to expand our international operations, which may include opening additional offices in new jurisdictions and providing our XM Platform in additional languages. Any new markets or countries into which we attempt to sell subscriptions to our XM Platform may not be receptive. For example, we may not be able to expand further in some markets if we are not able to satisfy certain government- and industry-specific requirements. If we are not successful in converting our investments in international expansion to additional revenue, our business and results of operations may be harmed. In addition, our ability to manage our business and conduct our operations internationally requires considerable management attention and resources and is subject to the particular challenges of supporting a rapidly growing business in an environment of multiple languages, cultures, customs, legal and regulatory systems, alternative dispute systems, and commercial markets. International expansion has required, and will continue to require, investment of significant funds and other resources. In addition, in certain ways it was easier for us to expand internationally as a wholly owned subsidiary of SAP, given SAP’s significant global presence, than it will be as a majority-owned subsidiary of SAP. Operating internationally subjects us to new risks and may increase risks that we currently face, including risks associated with:
•recruiting and retaining talented and capable employees outside the United States and maintaining our company culture across all of our offices;
•providing our XM Platform and operating our business across a significant distance, in different languages and among different cultures, including the potential need to modify our XM Platform and features to ensure that they are culturally appropriate and relevant in different countries;
•compliance with applicable international laws and regulations, including laws and regulations with respect to privacy, data protection, consumer protection, and unsolicited email, and the risk of penalties to our users and individual members of management or employees if our practices are deemed to be out of compliance;
•management of an employee base in jurisdictions that may not give us the same employment and retention flexibility as does the United States;
•operating in jurisdictions that do not protect intellectual property rights to the same extent as does the United States;
•compliance by us and our business partners with anti-corruption laws, import and export control laws, tariffs, trade barriers, economic sanctions, and other regulatory limitations on our ability to provide our XM Platform in certain international markets;
•foreign exchange controls that might require significant lead time in setting up operations in certain geographic territories and might prevent us from repatriating cash earned outside the United States;
•political and economic instability;
•double taxation of our international earnings and potentially adverse tax consequences due to changes in the income and other tax laws of the United States or the international jurisdictions in which we operate; and
•higher costs of doing business internationally, including increased accounting, travel, infrastructure, and legal compliance costs.
Compliance with laws and regulations applicable to our global operations substantially increases our cost of doing business in international jurisdictions. We may be unable to keep current with changes in laws and regulations as they change. Although we have implemented policies and procedures designed to support compliance with these laws and regulations, there can be no assurance that we will always maintain compliance or that all of our employees, contractors, partners, and agents will comply. Any violations could result in enforcement actions, fines, civil and criminal penalties, damages, injunctions, or reputational harm. If we are unable to comply with these laws and regulations or manage the complexity of our global operations successfully, our business, results of operations, and financial condition could be adversely affected.
We may acquire other companies or technologies which could divert our management’s attention, result in additional dilution to our stockholders, and otherwise disrupt our operations and harm our results of operations.
As we have in the past, we may in the future seek to acquire or invest in businesses, people, or technologies that we believe could complement, expand, or enhance our XM Platform or otherwise offer growth opportunities. The pursuit of potential acquisitions may divert the attention of management and cause us to incur various expenses in identifying, investigating, and pursuing suitable acquisitions, whether or not they are ultimately consummated.
Any integration process may result in unforeseen operating difficulties and require significant time and resources and, we may not be able to integrate the acquired personnel, operations, and technologies successfully or effectively manage the combined business in connection with any future acquisition. Our prior acquisitions have been relatively small, and thus we are relatively inexperienced in effectively implementing an integration process. We may also not achieve the anticipated benefits from the acquired business due to a number of factors, including, among others:
•costs or liabilities associated with the acquisition;
•diversion of management’s attention from other business concerns;
•inability to integrate or benefit from acquired content, technologies, or solutions in a profitable manner;
•harm to our existing relationships with customers and partners as a result of the acquisition;
•difficulty integrating the accounting systems, operations, and personnel of the acquired business;
•difficulty converting the customers of the acquired business onto our XM Platform and contract terms;
•the potential loss of key employees;
•use of resources that are needed in other parts of our business; and
•the use of substantial portions of our available cash or equity to consummate the acquisition.
In the future, if our acquisitions do not yield expected returns, we may be required to take charges for the write-down or impairment of amounts related to goodwill and acquired intangible assets, which could negatively impact our results of operations. We may issue additional equity securities in connection with any future acquisitions that would dilute our existing stockholders, use cash that we may need in the future to operate our business, incur debt on terms unfavorable to us or that we are unable to pay, incur large charges or substantial liabilities, and become subject to adverse tax consequences, substantial depreciation, or deferred compensation charges. These challenges could adversely affect our business, financial conditions, results of operations, and prospects.
Privacy, data protection, and information security concerns, and data collection and transfer restrictions and related domestic or foreign regulations, may limit the use and adoption of our XM Platform and adversely affect our business.
Use of our XM Platform involves the storage, transmission, and processing of data from our customers and their users, employees or other personnel, including certain personal or individually identifying information. Personal privacy, information security, and data protection are significant issues in the United States, including at the individual state level, Europe, and many other jurisdictions where we offer our XM Platform. As a global software and service provider, we are required to comply with local laws of various countries and jurisdictions. The regulatory frameworks governing the collection, processing, storage, and use of business information, particularly information that includes personal data, are rapidly and continuously evolving across multiple jurisdictions, which may introduce conflicts between compliance obligations or other uncertainties. Any failure or perceived failure to comply with applicable privacy, security, or data protection laws, regulations and/or contractual obligations may adversely affect our business. Such evolving regulations and new laws globally (such as the California Consumer Privacy Act and the EU’s proposed ePrivacy Regulation) regarding data protection and privacy or other standards increasingly aimed at the use of personal information, such as for marketing purposes and the tracking of individuals’ online activities. We may have additional burdens imposed on us due to increasing compliance standards that could restrict the use and adoption of our products and services and make it more challenging and complex to meet customer expectations.

The United States federal and various state and foreign governments have adopted or proposed requirements regarding the collection, distribution, use, security, and storage of, and individual rights relating to, personally identifiable information and other data relating to individuals, and federal and state consumer protection laws are also commonly applied to investigate and enforce companies’ statements regarding their collection, use, dissemination and other treatment of data, as well as security measures implemented to protect data. Under the laws of every state and numerous foreign jurisdictions, companies are obligated to notify individuals of security breaches involving certain personal information, which may result from breaches of our own systems, but could also result from breaches experienced by our vendors, our contractors, or organizations with which we have formed strategic relationships. Even though we may have contractual protections with such vendors, contractors, or other organizations, notifications and follow-up actions related to a security breach could impact our reputation, cause us to incur significant costs, including legal expenses, harm customer confidence, hurt our expansion into new markets, result in regulatory investigations or enforcement actions, instigate class action or other litigation, cause us to incur remediation costs, and cause us to lose existing customers.
Further, many foreign countries and governmental bodies, including the EU, where we conduct business, have laws and regulations concerning the collection and use of personal data obtained from their residents or by businesses operating within their jurisdictions. These laws and regulations are often more wide-ranging and more restrictive than those in the United States. Laws and regulations in these jurisdictions apply broadly to the collection, use, storage, disclosure, and security of data that identifies or may be used to identify or locate an individual, such as names, email addresses and Internet Protocol addresses. Further, European data protection laws prohibit the transfer of personal data from the European Economic Area, or EEA, and Switzerland to other countries, including the United States, unless adequate protections are provided for personal data in such recipient countries.
With regard to transfers of personal data from our European employees and customers to the United States, we historically relied on our adherence to the United States Department of Commerce’s Safe Harbor Privacy Principles and compliance with the EU-U.S. and Swiss-U.S. Safe Harbor Frameworks as agreed to and set forth by the United States Department of Commerce, the EU, and Switzerland, which established means for legitimizing the transfer of personal data from the EEA or Switzerland to the United States. The EU-U.S. Safe Harbor Framework was deemed an invalid method of compliance with EU restrictions on data transfers in a ruling by the Court of Justice of the European Union in October 2015. Following this ruling, we implemented certain measures in order to certify our adherence to the EU-U.S. and Swiss-U.S. Privacy Shield Frameworks, programs established by EU, Swiss, and U.S. authorities to provide mechanisms for companies to transfer EEA and Swiss personal data to the United States in the absence of the EU-U.S. and Swiss-U.S. Safe Harbor Frameworks. In addition, we have relied on standard contractual clauses approved by the European Commission for this purpose. In July 2020, the EU-U.S. Privacy Shield Framework was invalidated by the Court of Justice of the European Union as a means of assuring adequate safeguards for personal data transferred to the United States. Since the invalidation of the EU-U.S. Privacy Shield Framework, we have sought to implement other measures to permit transfers of personal data from the EEA and Switzerland to the United States, including continuing to rely on the standard contractual clauses approved by the European Commission for this purpose. The standard contractual clauses are also subject to challenges, however, and it is uncertain whether the standard contractual clauses will also be invalidated by the European courts. In addition to the present uncertainty as to valid means to assure adequate safeguards of EEA and Swiss personal data transferred to the United States, we expect to be impacted by future changes in law as a result of a further reviews of transfer mechanisms by European regulators, as well as challenges to these mechanisms in the European courts. There are also questions of whether and by what mechanisms personal data may be transferred from the EEA and Switzerland to the United Kingdom, post-Brexit.
International privacy and data security regulations may become more complex and have greater consequences. For instance, as of May 2018, the General Data Protection Regulation, or GDPR, has replaced the Data Protection Directive with respect to the collection and use of personal data of data subjects in the EU. The GDPR applies extraterritorially and imposes several stringent requirements for controllers and processors of personal data, including, for example, higher standards for obtaining consent from individuals to process their personal data, more robust disclosures to individuals and a strengthened individual data rights regime, shortened timelines for data breach notifications, limitations on retention of information, increased requirements pertaining to special categories of personal data and pseudonymized (i.e., key-coded) data and additional obligations when we contract third-party processors in connection with the processing of the personal data. The GDPR provides that EU member states may make their own further laws and regulations limiting the (i) processing of personal data, including special categories of special data (e.g., racial or ethnic origin, political opinions, religious or philosophical beliefs), and (ii) profiling and automated individual decision-making of individual; which could limit our ability to use and share personal data or other data and could cause our costs to increase, and harm our business and financial condition. Noncompliance with the GDPR can trigger steep fines of up to €20 million or 4% of global annual revenue, whichever is higher. Separate EU laws and regulations (and member states’ implementations thereof) govern the protection of consumers and of electronic communications.
The implementation of the GDPR has led other jurisdictions to amend, or propose legislation to amend, their existing data protection laws to align with the requirements of the GDPR with the aim of obtaining an adequate level of data protection to facilitate the transfer of personal data from the EU. Accordingly, the challenges we face in the EU will likely also apply to other jurisdictions outside the EU that adopt laws similar in construction to the GDPR or regulatory frameworks of equivalent complexity. For example, the United Kingdom may enact data privacy laws similar to the GDPR following Brexit, in order to maintain harmony with GDPR requirements, but this is not yet settled. In addition, in 2018, the State of California adopted the California Consumer Privacy Act of 2018, or the CCPA, which came into effect January 1, 2020.
The CCPA has been characterized as the first “GDPR-like” privacy statute to be enacted in the United States because it mirrors certain provisions of the GDPR, including an extraterritorial application. However, the CCPA establishes a new privacy framework for covered businesses with expansive definitions of “personal information” and the “sale” of personal information, and by establishing new data privacy rights for consumers in the State of California, imposing special rules on the collection of consumer data from minors, requiring businesses to provide consumers in the State of California a means of opt-out from the sale of personal information and creating a new and potentially severe statutory damages framework for violations of the CCPA and for businesses that fail to implement reasonable security procedures and practices to prevent data breaches. As with the GDPR, enforcement priorities and interpretation of certain provisions of the CCPA are still unclear. And to comply with the rules imposed by CCPA we may be required to put in place additional mechanisms ensuring compliance and other substantial expenditures. This may be onerous and adversely affect our business, financial condition, results of operations, and prospects.
These new requirements, together with laws and regulations that may be passed in the future, could reduce demand for our XM Platform, increase our costs, impair our ability to grow our business, restrict our ability to store and process data, subject us to liability, or, in some cases, impact our ability to offer our XM Platform in some locations. Further, in view of new or modified federal, state, or foreign laws and regulations, industry standards, contractual obligations, and other legal obligations, or any changes in their interpretation, we may find it necessary or desirable to fundamentally change our business activities and practices or to expend significant resources to modify our XM Platform and otherwise adapt to these changes. We may be unable to make such changes and modifications in a commercially reasonable manner, or at all, and our ability to develop new content and features could be limited. Further, failure to comply with the GDPR, the CCPA and other privacy or data security-related laws, rules or regulations of jurisdictions in which we do business could result in material fines and other penalties imposed by regulators, affect our compliance with client contracts and have an adverse effect on our business, financial condition, and results of operations. Our activities could also result in mandatory disclosures of breaches to affected individuals, customers, and data protection supervisory authorities, as well as investigations and administrative measures by data protection supervisory authorities, such as the instruction to alter or stop non-compliant data processing activities, including the instruction to stop using non-compliant subcontractors.
Our XM Platform allows our customers to communicate through email, SMS, and other means. We generally require that communications sent though our XM Platform include an unsubscribe or opt-out function; however, users who elect to unsubscribe are typically unsubscribed only from one particular customer’s communications and not from all communications sent via our XM Platform. From time to time, consumers have complained to us after receiving communications via our platform from one customer despite having opted out of communications from another customer. Consumers must unsubscribe from each customer on an individual basis. Similarly, consumers have complained to us after receiving communications sent directly to them by our customers, outside of our XM Platform, after mistakenly believing they were sent via our platform. If consumers do not understand this process or do not believe we are following the appropriate rules and regulations in their respective jurisdictions, or if we fail to build and maintain our XM Platform in a manner that complies with relevant laws and rules relating to unsubscribe and opt-out capabilities, then consumers may complain to us or to our regulators and could seek to take legal or regulatory action against us or our customers.
Any failure to protect our intellectual property rights could impair our ability to protect our proprietary technology and our brand.
Our success and ability to compete depends in part upon our intellectual property and other proprietary rights. We primarily rely on a combination of patent, copyright, trade secret and trademark laws, trade secret protection and confidentiality or license agreements with our employees, contractors, customers, partners, suppliers and others to protect our intellectual property rights. However, the steps we take to protect our intellectual property rights may be insufficient, and our intellectual property may still be challenged, invalidated, disclosed, or subject to other attacks from competitors or former employees. We cannot guarantee that any of our pending applications will be approved or that our existing and future intellectual property rights will be sufficiently broad to protect our proprietary technology. For example, competitors may try to use brand names confusingly similar to ours for similar products and services in order to benefit from our brand’s value. Others, including our competitors, may independently develop similar technology, duplicate our services or design around our intellectual property and, in such cases, we may not be able assert our intellectual property rights against such parties. Further, our contractual arrangements may not effectively prevent disclosure of our confidential information or provide an adequate remedy in the event of unauthorized disclosure of our confidential information, and we may be unable to detect the unauthorized use of, or take appropriate steps to enforce, our intellectual property rights.
We hold a number of patents and patent applications in the United States and a number of international patent applications that we may use to pursue patents and patent applications in other foreign jurisdictions. We make business decisions about when to seek patent protection for a particular technology and when to rely upon trade secret protection, and the approach we select may ultimately prove to be inadequate. Even in cases where we seek patent protection, there is no assurance that the resulting patents will effectively protect every significant feature of our solutions, technology, or proprietary information, or provide us with any competitive advantages. Moreover, we cannot guarantee that any of our pending patent applications will issue or be approved. The United States Patent and Trademark Office and various foreign governmental patent agencies also require compliance with a number of procedural, documentary, fee payment and other similar provisions during the patent application process and after a patent has issued. There are situations in which noncompliance can result in abandonment or lapse of the patent, trademark or application, resulting in partial or complete loss of rights in the relevant jurisdiction. If this occurs, our competitors might be able to enter the market, which would have a material adverse effect on our business. In addition, we believe that the protection of our trademark rights is an important factor in Qualtrics’ recognition, protecting our brand, and maintaining goodwill. If we do not adequately protect our rights in our trademarks from infringement, any goodwill that we have developed in those trademarks could be lost or impaired, which could harm our brand and our business. Furthermore, we may not always detect infringement of our intellectual property rights, and any infringement of our intellectual property rights, even if successfully detected, prosecuted and enjoined, could be costly to deal with and could harm our business. In any event, in order to protect our intellectual property rights, we may be required to spend significant resources to monitor and protect these rights. Litigation may be necessary in the future to enforce our intellectual property rights and to protect our trade secrets.
Effective trademark, copyright, patent, and trade secret protection may not be available in every country in which we conduct business. In addition, many foreign countries limit the enforceability of patents or other intellectual property against third parties, including government agencies or government contractors, or have patent and intellectual property laws that are less developed or less enforceable than in the United States. In these countries, patents and other intellectual property may provide limited or no benefit. Further, intellectual property law, including statutory and case law, particularly in the United States, is constantly developing, and any changes in the law could make it harder for us to enforce our rights.
Litigation brought to protect and enforce our intellectual property rights, has been in the past, and could be in the future, costly, time consuming and distracting to management. Furthermore, our efforts to enforce our intellectual property rights may be met with defenses, counterclaims and counter-suits attacking the validity and enforceability of our intellectual property rights, which could result in the impairment or loss of portions of our intellectual property rights. An adverse determination of any litigation proceedings could put our intellectual property at risk of being invalidated or interpreted narrowly and could put our related pending patent applications at risk of not issuing. Furthermore, because of the substantial amount of discovery required in connection with intellectual property litigation, there is a risk that some of our confidential or sensitive information could be compromised by disclosure in the event of litigation. In addition, during the course of litigation, there could be public announcements of the results of hearings, motions or other interim proceedings or developments. If securities analysts or investors perceive these results to be negative, it could have a substantial adverse effect on the price of our common stock. Our failure to secure, protect, and enforce our intellectual property rights could delay further implementation of our XM Platform, impair functionality of our XM Platform, delay introductions of new products and services, result in our substituting inferior or more costly technologies into our XM Platform or harm our brand and our business. Further, we may not always successfully monitor and detect infringement of our intellectual property rights, and defending our intellectual property rights, even if successfully detected, prosecuted, enjoined, or remedied, could result in the expenditure of significant financial and managerial resources.
Moreover, a portion of our intellectual property has been acquired from one or more third parties. While we have conducted diligence with respect to such acquisitions, because we did not participate in the development or prosecution of much of the acquired intellectual property, we cannot guarantee that our diligence efforts identified and/or remedied all issues related to such intellectual property, including potential ownership errors, potential errors during prosecution of such intellectual property, and potential encumbrances that could limit our ability to enforce such intellectual property rights.
We may be sued by third parties for alleged infringement or misappropriation of their proprietary rights.
There is considerable patent and other intellectual property development activity in our industry. Our future success depends in part on not infringing upon or misappropriating the intellectual property rights of others. From time to time, our competitors or other third parties have claimed in the past, and may claim in the future, that we are infringing upon or misappropriating their intellectual property rights, and we may be found to be infringing upon or misappropriating such rights. We may not be successful in defending against any such challenges, securing settlements, or obtaining licenses to avoid or resolve any intellectual property disputes.
In a patent infringement claim against us, we may assert, as a defense, that we do not infringe the relevant patent claims, that the patent is invalid, or both. The strength of our defenses will depend on the patents asserted, the interpretation of these patents, the state of the law, and our ability to invalidate the asserted patents. However, we could be unsuccessful in advancing non-infringement and/or invalidity arguments in our defense. In the United States, issued patents enjoy a presumption of validity, and the party challenging the validity of a patent claim must present clear and convincing evidence of invalidity, which is a high burden of proof. Conversely, the patent owner need only prove infringement by a preponderance of the evidence, which is a lower burden of proof. We may be unaware of the intellectual property rights of others that may cover some or all of our technology, or technology that we obtain from third parties. Because patent applications can take years to issue and are often afforded confidentiality for some period of time there may currently be pending applications, unknown to us, that later result in issued patents that could cover one or more of our products. Any claims or litigation (with or without merit) could cause us to incur significant expenses and, if successfully asserted against us, could require that we pay substantial damages or ongoing royalty payments, prevent us from offering our solutions or using certain technologies, require us to implement expensive work-arounds, or require that we comply with other unfavorable terms. In the case of infringement or misappropriation caused by technology that we obtain from third parties, any indemnification or other contractual protections we obtain from such third parties, if any, may be insufficient to cover the liabilities we incur as a result of such infringement or misappropriation. We may also be obligated to indemnify our customers or business partners in connection with any such claims and litigation and to obtain licenses, modify our solutions, or refund fees, which could further exhaust our resources. In addition, we may incur substantial costs to resolve claims or litigation, whether or not successfully asserted against us, which could include payment of significant settlement, royalty, or license fees, modification of our solutions or refunds to customers of fees, which would negatively impact our financial performance. Even if we were to prevail in the event of claims or litigation against us, any claim or litigation regarding our intellectual property could be costly and time-consuming and divert the attention of our management and other employees from our business operations and disrupt our business or harm our brand and reputation.
Moreover, our intellectual property acquired from one or more third parties may have previously been the subject of one or more intellectual property infringement suits and/or allegations. While we have conducted diligence with respect to such acquisitions, we cannot guarantee that our diligence efforts identified and/or remedied all issues related to such intellectual property infringement suits and/or allegations. Moreover, we cannot guarantee that we understand and/or have complied with all obligations related to the settlement of such intellectual property suits and/or the resolution of such intellectual property allegations.
We use open source software in our XM Platform that may subject our XM Platform to general release or require us to re-engineer our XM Platform, which may harm our business.
We use open source software in our XM Platform and expect to continue to use open source software in our platform in the future. There are uncertainties regarding the proper interpretation of and compliance with open source software licenses. Moreover, we cannot assure you that our processes for controlling our use of open source software in our XM Platform have been or will be effective. Our current or future use of open source software could result in claims of copyright infringement, the subjecting of our proprietary software to general release, forced changes to and re-engineering of our XM Platform, reputational harm and harm to our business and results of operations. In addition, if the license terms for the open source software we utilize change, we may be forced to incur additional costs to comply with the changed license terms or to replace the affected open source software. Although we have implemented policies and tools to regulate the use and incorporation of open source software into our XM Platform, we cannot be certain that we have not incorporated open source software in our XM Platform in a manner that is inconsistent with such policies and the relevant open source licenses.
Responding to any infringement claim, regardless of its validity, or discovering unknown or improper use of open source software code in our XM Platform could harm our business, operating results, and financial condition, by, among other things:
•resulting in time-consuming and costly litigation;
•diverting management’s time and attention from developing our business;
•requiring us to pay monetary damages or enter into royalty and licensing agreements that we would not normally find acceptable;
•causing delays in the deployment of our XM Platform;
•requiring us to stop selling certain of our XM Platform;
•requiring us to redesign certain components of our XM Platform using alternative non-infringing or non-open source technology or practices, which could require significant effort and expense;
•requiring us to disclose our software source code, the detailed program commands for our software; and
•requiring us to satisfy indemnification obligations to our customers.
Indemnity provisions in various agreements potentially expose us to substantial liability for intellectual property infringement and other losses.
Our agreements with customers, suppliers, partners and other third parties may include indemnification or other provisions under which we agree to indemnify or otherwise be liable to them for losses suffered or incurred as a result of claims of intellectual property infringement, damages caused by us to property or persons, data and security breaches, and other liabilities relating to or arising from our software, services, acts or omissions. The term of these contractual provisions often survives termination or expiration of the applicable agreement. Large indemnity payments or damage claims from contractual breach could harm our business, results of operations and financial condition. Although in some cases we contractually limit our liability with respect to such obligations, we do not always do so, and in the future we may still incur substantial liability related to them. Any dispute with a customer with respect to such obligations could have adverse effects on our relationship with that customer and other current and prospective customers, reduce demand for our solutions, and harm our business, results of operations, and financial condition.
Our business is subject to a variety of United States and international laws and regulations that could subject us to claims, increase the cost of operations, or otherwise harm our business, including due to changes in such laws, changes in the interpretations of such laws, greater enforcement of such laws, or investigations into compliance with such laws.
Our business is subject to laws and regulations from various federal, state, local, and foreign governments and agencies, including those relating to copyright, labor and employment, workplace safety, consumer protection, privacy and data protection, anti-bribery and anti-corruption, import and export controls, sanctions, securities, and tax. In certain foreign jurisdictions, these regulatory requirements may be more stringent than, or otherwise different from, those in the United States. These laws and regulations are subject to change over time, and thus we must continue to monitor and dedicate resources to ensure continued compliance. Non-compliance with applicable laws, regulations or requirements could subject us to investigations, sanctions, enforcement actions, disgorgement of profits, fines, damages, civil and criminal penalties, and injunctions, any of which could adversely affect our business, operating results, and financial condition. In addition, responding to any action could result in a significant diversion of management’s attention and resources and an increase in professional fees.
We are also subject to consumer protection laws that may impact our sales and marketing efforts, including laws related to subscriptions, billing, and auto-renewal. These laws, as well as any changes in these laws, could make it more difficult for us to retain existing customers and attract new ones.
We are subject to governmental export and import controls, economic sanctions, and anti-corruption laws and regulations that could impair our ability to compete in international markets and subject us to liability if we are not in full compliance with applicable laws.
Our business activities are subject to various restrictions under United States export controls and other similar laws and regulations, including the United States Department of Commerce’s Export Administration Regulations, or the EAR, and various economic and trade sanctions regulations administered by the United States Treasury Department’s Office of Foreign Assets Controls, or OFAC. The United States export control laws and United States economic sanctions laws include restrictions or prohibitions on the sale or supply of certain products and services to United States embargoed or sanctioned countries, governments, persons and entities. In addition, various countries regulate the import of certain technology and have enacted or could enact laws that could limit our ability to provide our customers access to our XM Platform or could limit our customers’ ability to access or use our XM Platform in those countries.
While we take precautions to prevent our products and services from being exported in violation of these laws, including geoblocking and other screening checks, we cannot guarantee that the precautions we take will prevent violations of export control and sanctions laws. If we are found to be in violation of U.S. economic sanctions or export control laws in the future, it could result in substantial fines and penalties for us and for the individuals working for us. We may also be adversely affected through other penalties, reputational harm, loss of access to certain markets, or otherwise.
In addition, in July 2018, we filed initial notifications of Voluntary Self-Disclosure with OFAC regarding the provision of services to some customers in apparent violation of U.S. economic sanction laws, and the U.S. Department of Commerce’s Bureau of Industry and Security, or BIS, regarding the export of software to some customers prior to submitting required filings to BIS. We supplemented the initial notifications with final reports to OFAC and BIS in December 2018. In August 2019, BIS notified us that it had completed its review and closed the matter with the issuance of a warning letter. In December 2019, OFAC notified us that it had completed its review and closed the matter with the issuance of a cautionary letter. Although no monetary penalties or other sanctions were imposed by either agency in connection with their investigations, our compliance history, including the issuance of a warning letter or cautionary letter, may be considered an aggravating factor in any future investigations by or disclosures to these agencies.
In addition, various countries regulate the import and export of certain encryption and other technology, including by imposing permitting and licensing requirements, and have enacted laws that could limit our ability to distribute our platform or could limit our users’ ability to access our products and services in those countries. Changes in our products or services, or future changes in export and import regulations may prevent our users with international operations from utilizing our products and services globally or, in some cases, prevent the export or import of our products and services to certain countries, governments, or persons altogether. Any change in export or import regulations, economic sanctions, or related legislation, or change in the countries, governments, persons, or technologies targeted by such regulations, could result in decreased use of our products and services by, or in our decreased ability to export or sell subscriptions to our platform to, existing or potential users with international operations. Any decreased use of our products or services or limitation on our ability to export or sell our products or services would likely adversely affect our business, results of operations, and financial results.
We are also subject to various domestic and international anti-corruption laws, such as the United States Foreign Corrupt Practices Act and the U.K. Bribery Act, as well as other similar anti-bribery and anti-kickback laws and regulations. These laws and regulations generally prohibit companies and their employees and intermediaries from authorizing, offering, providing, or accepting improper payments or benefits for improper purposes. These laws also require that we keep accurate books and records and maintain compliance procedures designed to prevent any such unlawful activities. Although we take precautions to prevent violations of these laws, our exposure for violating these laws increases as our international presence expands and as we increase sales and operations in foreign jurisdictions.
Our quarterly and annual results of operations may vary and may be difficult to predict. If we fail to meet the expectations of investors or securities analysts, our stock price and the value of your investment could decline.
Our quarterly and annual billings, revenue, and results of operations have fluctuated in the past and may vary in the future due to a variety of factors, many of which are outside of our control. Our financial results in any one quarter should not be relied upon as indicative of future performance. We may not be able to accurately predict our future billings, revenue, or results of operations. Factors that may cause fluctuations in our quarterly results of operations include, but are not limited to, those listed below:
•fluctuations in the demand for our XM Platform, and the timing of sales;
•our ability to attract new customers or retain existing customers;
•the budgeting cycles and internal purchasing priorities of our customers;
•the payment terms and subscription term length associated with our XM Platform sales and their effect on our billings and free cash flow;
•our ability to anticipate or respond to changes in the competitive landscape, including consolidation among competitors;
•the timing of expenses and recognition of revenue;
•the timing of our recognition of equity and cash settled stock-based compensation expense for our equity awards, particularly in cases where awards covering a large number of our shares are tied to a specific date;
•the amount and timing of operating expenses related to the maintenance and expansion of our business, operations, and infrastructure;
•the timing and success of new product features and solutions by us or our competitors;
•actual or perceived security breaches;

•changes in laws and regulations that impact our business; and
•general economic and market conditions.
In 2019 we recorded $876.2 million in equity and cash settled stock-based compensation expenses compared to $4.6 million in 2018. This increase was a result of the vesting of performance based awards that were triggered as a result of the SAP Acquisition and the modification of remaining awards to cash settled awards, which resulted in fair value accounting for these awards. As a result of this increase in equity and cash settled stock-based compensation, our cost of revenue, research and development, sales and marketing, and general and administrative costs increased significantly in absolute dollars and as a percentage of revenue during 2019 compared to 2018.
If our billings, revenue, or results of operations fall below the expectations of investors or securities analysts in a particular quarter, or below any guidance that we may provide, the price of our Class A common stock could decline. Our quarterly and annual financial results may fluctuate due to these or other factors, and we do not believe that our financial results in any one quarter or any other period should be relied upon by investors as indicative of our future financial performance.
Our subscription or pricing models may not accurately reflect the optimal pricing necessary to attract new customers and retain existing customers as the market matures.
As the market for our solutions matures, or as competitors introduce new solutions that compete with ours, we may be unable to attract new customers at the same price or based on the same pricing models as we have used historically. We provide our software on a subscription basis priced on the number of solutions and level of functionality required by customers and the number of users and level of interactions through our software, and therefore, pricing decisions may also impact the mix of adoption among our subscription plans and negatively impact our overall revenue. Further, pricing pressures and increased competition generally could result in reduced sales, reduced margins, losses, or the failure of our products to achieve or maintain more widespread market acceptance, any of which could harm our business, results of operations, and financial condition. In the future we may be required to reduce our prices or develop new pricing models, which could adversely affect our revenue, gross margin, profitability, financial position, and cash flow.
Interruptions or delays in service from our data center facilities could impair the delivery of our XM Platform and harm our business.
We currently serve our customers both from our co-location data center facilities in the United States, Australia, Canada, and Germany, and from public cloud data center facilities located in the United States, Australia, Canada, Germany, and Ireland. Any damage to, or failure of, our systems generally could result in interruptions in our XM Platform. As we continue to add new data centers, add capacity in our existing data centers and transition existing data centers from a managed service hosting model to a co-location model, we may move or transfer our data and our customers’ data. Despite precautions taken during this process, any unsuccessful data transfers may impair the use of our XM Platform. Any damage to, or failure of, our XM Platform, or those of our third-party data centers, could result in interruptions in use of our XM Platform. Impairment of or interruptions in customers accessing our XM Platform may reduce our revenue, cause us to issue credits or pay penalties, subject us to claims and litigation, cause our customers to terminate their subscriptions and adversely affect our renewal rates and our ability to attract new customers. We have experienced interruptions and delays in service in the past, and we may experience interruptions and delays in service in the future. Our business will also be harmed if our customers and potential customers believe our XM Platform is unreliable.
We do not control, or in some cases have limited control over, the operation of the data center facilities we use, and they are vulnerable to damage or interruption from earthquakes, floods, fires, power loss, telecommunications failures and other similar events. They may also be subject to break-ins, sabotage, attacks, intentional acts of vandalism and similar misconduct, and to adverse events caused by operator error. We cannot rapidly switch to new data centers or move customers from one data center to another in the event of an adverse event. Despite precautions taken at these facilities, the occurrence of a natural disaster, an act of terrorism or other act of malfeasance, a decision to close the facilities without adequate notice or other problems at these facilities could result in lengthy interruptions in accessing our XM Platform and the loss or exposure of customer data.

We may transition from managed co-location data center facilities to public cloud alternatives, which could impact our gross margins and our financial results.
We currently rely primarily on managed co-location data center facilities. We have made and will continue to make substantial investments in new equipment to support growth at our data centers and provide enhanced levels of service to our customers. This may include increases in network bandwidth, CPU, storage, power or other elements of our hosting operations. We anticipate that we may move some of our data centers away from co-location facilities to public cloud options in the next five years. As we make this transition, we anticipate that it would impact margins, particularly as we move our spend from capital expenditures to operating expenses. Additionally, to the extent that we are required to add data center capacity to accommodate customer demands, we may need to significantly increase the bandwidth, storage, power or other elements of our hosting operations, and the costs associated with adjustments to our data center architecture could also harm our margins and operating results.
We recognize revenue from subscriptions ratably over the term of our customer contracts, and as such our reported revenue and billings may differ significantly in a given period, and our revenue in any period may not be indicative of our financial health and future performance.
We recognize revenue from subscriptions ratably over the subscription term of the underlying customer contract, which is generally one year. Our billings are recorded upon invoicing for access to our XM Platform, and thus a significant portion of the billings we report in each quarter are generated from customer agreements entered and invoiced during the period. As a result, much of the revenue we report each quarter is derived from contracts that we entered into with customers in prior periods. Consequently, a decline in new or renewed subscriptions in any quarter will not be fully reflected in revenue or other results of operations in that quarter but will negatively affect our revenue and other results of operations across future quarters. It is difficult for us to rapidly increase our revenue from additional billings in a given period. Any increases in the average term of subscriptions would result in revenue for those contracts being recognized over longer periods of time with little impact on our results of operations in the near term. Our professional services and certain other revenue is recognized upon completion of the performance or as the service is rendered. Accordingly, our revenue in any given period may not be an accurate indicator of our financial health and future performance.
If we fail to integrate our solutions with a variety of operating systems, software applications, platforms, and hardware that are developed by others, our solutions may become less marketable, less competitive, or obsolete, and our results of operations could be harmed.
Our customers and prospective customers expect that our solutions integrate with a variety of network, hardware, and software platforms, and we need to continuously modify and enhance our solutions to adapt to changes in hardware, software, networking, browser, and database technologies. We have developed our solutions to be able to integrate with third-party SaaS applications through the interaction of application programming interfaces, or APIs. In general, we rely on the fact that the providers of such software systems continue to allow us access to their APIs to enable these custom integrations. We are subject to the standard terms and conditions of such providers, or other agreements we may have with them, which govern the distribution, operation, and fees of such software systems, and which may be subject to change by such providers. Certain of our current and future potential integrations are with organizations that compete with us or with SAP, and which may have incentives to limit or prohibit our ability to integrate with them. We may not successfully build, deploy or offer the integrations we need to as a result of limits or prohibitions by other parties, unacceptable terms, technical difficulties, our failure to recognize the demand for them, or for other reasons. If we fail to offer a variety of integrations or the integrations that our customers and prospective customers expect and demand, then our solutions may become less marketable, less competitive, or obsolete, and our results of operations could be harmed.
Our business could be adversely impacted by changes in internet access for our users or laws specifically governing the internet.
Our XM Platform depends on the quality of our users’ access to the internet. Certain features of our XM Platform require significant bandwidth and fidelity to work effectively. Internet access is frequently provided by companies that have significant market power that could take actions that degrade, disrupt, or increase the cost of user access to our XM Platform, which would negatively impact our business.
In December 2017, the Federal Communications Commission, or the FCC, voted to repeal its “net neutrality” Open Internet rules, effective June 2018. The rules were designed to ensure that all online content is treated the same by internet service providers and other companies that provide broadband services. The FCC’s new rules, which took effect on June 11, 2018, repealed the neutrality obligations imposed by the Open Internet rules and granted providers of broadband internet access services greater freedom to make changes to their services. Such changes may cause us to incur greater operating expenses, make it more difficult for us to provide our products and services, or discriminate against or harm our business, all of which could have an adverse effect on our business operations.
As the internet continues to experience growth in the number of users, frequency of use, and amount of data transmitted, the internet infrastructure that we and our users rely on may be unable to support the demands placed upon it. The failure of the internet infrastructure that we or our users rely on, even for a short period of time, could undermine our operations and harm our results of operations.
In addition, there are various laws and regulations that could impede the growth of the internet or other online services, and new laws and regulations may be adopted in the future. These laws and regulations could, in addition to limiting internet neutrality, involve taxation, tariffs, privacy, data protection, information security, content, copyrights, distribution, electronic contracts and other communications, consumer protection, and the characteristics and quality of services, any of which could decrease the demand for, or the usage of, our XM Platform. Legislators and regulators may make legal and regulatory changes, or interpret and apply existing laws, in ways that require us to incur substantial costs, expose us to unanticipated civil or criminal liability, or cause us to change our business practices. These changes or increased costs could materially harm our business, results of operations, and financial condition.
Our international operations subject us to potentially adverse tax consequences.
We are subject to income taxes as well as non-income-based taxes, such as payroll, sales, use, value-added, property, and goods and services taxes, in both the United States and various foreign jurisdictions. Our domestic and international tax liabilities are subject to various jurisdictional rules regarding the timing and allocation of revenue and expenses. Additionally, the amount of income taxes paid is subject to our interpretation of applicable tax laws in the jurisdictions in which we file and to changes in tax laws. Significant judgment is required in determining our worldwide provision for income taxes and other tax liabilities. From time to time, we may be subject to income and non-income tax audits by U.S. and non-U.S. taxing authorities. While we believe we have complied with all applicable income tax laws, there can be no assurance that a governing tax authority will not have a different interpretation of the law and assess us with additional taxes. Should we be assessed with additional taxes, there could be a material adverse effect on our business, results of operations, and financial condition.
Our future effective tax rate may be affected by such factors as changes in tax laws, regulations, or rates, changing interpretation of existing laws or regulations, the impact of accounting for equity-based compensation, the impact of accounting for business combinations, changes in our international organization, and changes in overall levels of income before tax. In addition, in the ordinary course of our global business, there are many intercompany transactions and calculations where the ultimate tax determination is uncertain. Although we believe that our tax estimates are reasonable, we cannot ensure that the final determination of tax audits or tax disputes will not be different from what is reflected in our historical income tax provisions and accruals.
We may have exposure to greater than anticipated tax liabilities and may be affected by changes in tax laws or interpretations, any of which could adversely impact our results of operations.
We are subject to income taxes in the United States and various jurisdictions outside of the United States. Our effective tax rate could fluctuate due to changes in the mix of earnings and losses in countries with differing statutory tax rates. Our tax expense could also be impacted by changes in non-deductible expenses, changes in excess tax benefits of equity-based compensation, changes in the valuation of deferred tax assets and liabilities and our ability to utilize them, the applicability of withholding taxes, effects from acquisitions, and the evaluation of new information that results in a change to a tax position taken in a prior period. A successful assertion by a country, state, or other jurisdiction that we have an income tax filing obligation could result in substantial tax liabilities for prior tax years.
Our tax position could also be impacted by changes in accounting principles, changes in U.S. federal, state, or international tax laws applicable to corporate multinationals, other fundamental law changes currently being considered by many countries, including the United States, and changes in taxing jurisdictions’ administrative interpretations, decisions, policies, and positions. Any of the foregoing changes could have an adverse impact on our results of operations, cash flows, and financial condition.
Additionally, the Organization for Economic Co-Operation and Development has released guidance covering various topics, including transfer pricing, country-by-country reporting, and definitional changes to permanent establishment that could ultimately impact our tax liabilities as it is implemented in various jurisdictions.
Our results of operations may be harmed if we are required to collect sales or other related taxes for our subscription solutions in jurisdictions where we have not historically done so.
We collect sales and similar value-added taxes as part of our customer agreements in a number of jurisdictions. Sales and use, value-added, and similar tax laws and rates vary greatly by jurisdiction. One or more states or countries may seek to impose additional sales, use, or other tax collection obligations on us, including for past sales by us. Furthermore, in June 2018, the Supreme Court held in South Dakota v. Wayfair, Inc. that states could impose sales tax collection obligations on out-of-state retailers even if those retailers lack any physical presence within the states imposing the sales taxes. Under Wayfair, a person requires only a “substantial nexus” with the taxing state before the state may subject the person to sales tax collection obligations therein. An increasing number of states (both before and after the publication of Wayfair) have considered or adopted laws that attempt to impose sales tax collection obligations on out-of-state retailers. The Supreme Court’s Wayfair decision has removed a significant impediment to the enactment and enforcement of these laws, and it is possible that states may seek to tax out-of-state retailers on sales that occurred in prior tax years. A successful assertion by a state, country, or other jurisdiction that we should have been or should be collecting additional sales, use, or other taxes on our XM Platform could, among other things, result in substantial tax liabilities for past sales, create significant administrative burdens for us, discourage customers from purchasing our XM Platform, or otherwise harm our business, results of operations, and financial condition.
We are subject to tax examinations of our tax returns by the Internal Revenue Service, or IRS, and other tax authorities. An adverse outcome of any such audit or examination by the IRS or other tax authority could have a material adverse effect on our results of operations, financial condition, and liquidity.
We are, and expect to continue to be, subject to regular review and audit by the IRS and other tax authorities in various jurisdictions. As a result, we have received, and may in the future receive, assessments in multiple jurisdictions on various tax-related assertions. Taxing authorities may in the future challenge our tax positions and methodologies on various matters, including our positions regarding the collection of sales and use taxes and the jurisdictions in which we are subject to taxes, which could expose us to additional taxes. We regularly assess the likelihood of adverse outcomes resulting from ongoing tax examinations to determine the adequacy of our provision for income taxes. These assessments can require considerable estimates and judgments. The calculation of our tax liabilities involves dealing with uncertainties in the application of complex tax laws and regulations in a variety of jurisdictions. There can be no assurance that our tax positions and methodologies or calculation of our tax liabilities are accurate or that the outcomes from ongoing and future tax examinations will not have an adverse effect on our operating results and financial condition. A difference in the ultimate resolution of tax uncertainties from what is currently estimated could have an adverse effect on our operating results and financial condition.
The nature of our business requires the application of complex revenue and expense recognition rules, and any significant changes in current rules could affect our financial statements and results of operations.
The accounting rules and regulations that we must comply with are complex and subject to interpretation by the Financial Accounting Standards Board, or the FASB, the SEC, and various bodies formed to promulgate and interpret appropriate accounting principles. Recent actions and public comments from the FASB and the SEC have focused on the integrity of financial reporting and internal controls over financial reporting. In addition, many companies’ accounting policies and practices are being subjected to heightened scrutiny by regulators and the public. The accounting rules and regulations are continually changing, and may change in the future in ways that could materially impact our financial statements. In addition, if we were to change our critical accounting estimates, including those related to the recognition of subscription revenue and other revenue sources or the period of benefit for deferred contract acquisition costs, our results of operations could be significantly affected.
If our judgments or estimates relating to our critical accounting policies are based on assumptions that change or prove to be incorrect, our results of operations could fall below expectations of securities analysts and investors, resulting in a decline in our stock price.
The preparation of our financial statements in conformity with GAAP requires management to make judgments, estimates, and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, as provided in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” the results of which form the basis for making judgments about the carrying values of assets, liabilities, and equity, and the amount of revenue and expenses that are not readily apparent from other sources. Our results of operations may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our results of operations to fall below the expectations of securities analysts and investors, resulting in a decline in the trading price of our Class A common stock. Significant judgments, estimates, and assumptions used in preparing our consolidated financial statements include, or may in the future include, those related to revenue recognition, deferred contract acquisition costs, the period of benefit generated from deferred contract acquisition costs, equity and cash settled stock-based compensation expense, goodwill and intangible assets, and accounting for income taxes, including deferred tax assets and liabilities.
If we fail to maintain an effective system of internal controls, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.
As a public company, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, and the rules and regulations of the listing standards of Nasdaq. We expect that the requirements of these rules and regulations will continue to increase our legal, accounting, and financial compliance costs, make some activities more difficult, time-consuming, and costly, and place significant strain on our personnel, systems, and resources. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we will file with the SEC is recorded, processed, summarized, and reported within the time periods specified in SEC rules and forms and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our principal executive and financial officers. We are also continuing to improve our internal control over financial reporting. In order to maintain and improve the effectiveness of our disclosure controls and procedures and internal control over financial reporting, we have expended, and anticipate that we will continue to expend, significant resources, including accounting-related costs and significant management oversight.
Our current controls and any new controls that we develop may become inadequate because of changes in conditions in our business. Further, weaknesses in our disclosure controls and internal control over financial reporting may be discovered in the future. Any failure to develop or maintain effective controls or any difficulties encountered in their implementation or improvement could harm our results of operations or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting also could adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting that we will eventually be required to include in our periodic reports that will be filed with the SEC. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which could have a negative effect on the trading price of our Class A common stock. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on Nasdaq. We are not currently required to comply with the SEC rules that implement Section 404 of the Sarbanes-Oxley Act and are therefore not required to make a formal assessment of the effectiveness of our internal control over financial reporting for that purpose. As a public company, we will be required to provide an annual management report on the effectiveness of our internal control over financial reporting commencing with our second Annual Report on Form 10-K.
Our independent registered public accounting firm is not required to attest to the effectiveness of our internal control over financial reporting until after we are no longer an “emerging growth company” as defined in the JOBS Act. At such time, our independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which our internal control over financial reporting is documented, designed, or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could have a material and adverse effect on our business and results of operations and could cause a decline in the price of our Class A common stock.
We might require additional capital to support our growth, and this capital might not be available on acceptable terms, if at all.
We intend to continue to make investments to support our growth and may require additional funds to respond to business challenges, including the need to develop new features or enhance our existing XM Platform or acquire complementary businesses, technologies, and content. While we expect that SAP, as our majority owner, may continue to support our growth, SAP may be unable or unwilling to address particular financial needs or may prefer that we look to other funding sources in the first instance. Accordingly, we may need to engage in equity or debt financings to secure additional funds. If we raise additional funds through further issuances of equity or convertible debt securities, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences, and privileges superior to those of holders of our common stock. Any debt financing secured by us in the future could involve restrictive covenants relating to our capital-raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. In addition, we may not be able to obtain additional financing from SAP or in the capital markets on terms favorable to us, if at all. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our ability to continue to support our growth and to respond to business challenges could be significantly impaired.
Certain estimates of market opportunity, forecasts of market growth, and our operating metrics included in this prospectus may prove to be inaccurate.
Market opportunity estimates and growth forecasts are subject to significant uncertainty and are based on assumptions and estimates that may not prove to be accurate. The estimates and forecasts in this prospectus relating to the size and expected growth of our target market may prove to be inaccurate. Even if the markets in which we compete meet the size estimates and growth forecasted in this prospectus, our business could fail to grow at similar rates, if at all. These estimates are calculated using internal data and are subject to a number of assumptions and extrapolations, and as a result, the actual market opportunity and growth forecasts may be different than our disclosed numbers.
We may face exposure to foreign currency exchange rate fluctuations.
Our results of operations and cash flows are subject to fluctuations due to changes in foreign currency exchange rates, particularly changes in the Euro, British Pound sterling, and Australian Dollar. We have not instituted a hedging program. We expect our international operations to continue to grow in the near term, and we regularly monitor our foreign currency exposure to determine when we should begin a hedging program. Today, our international contracts are denominated in either U.S. dollars or local currency, while our international operating expenses are often denominated in local currencies. Additionally, as we expand our international operations, a larger portion of our operating expenses will be denominated in local currencies. Therefore, fluctuations in the value of the U.S. dollar and foreign currencies may affect our results of operations when translated into U.S. dollars.
Catastrophic events may disrupt our business.
Natural disasters or other catastrophic events may cause damage or disruption to our operations, international commerce, and the global economy, and thus could harm our business. In the event of a major earthquake, hurricane, fire, cyber-attack, war, terrorist attack, disease, such as the COVID-19 pandemic, power loss, telecommunications failure, or other catastrophic events, we may be unable to continue our operations, in part or in whole, and may endure reputational harm, delays in developing our XM Platform and solutions, breaches of data security and loss of critical data, all of which could harm our business, results of operations and financial condition.
Additionally, we rely on our network and third-party infrastructure and applications, internal technology systems, and our websites for our development, marketing, operational support, hosted services, and sales activities. If these systems were to fail or be negatively impacted as a result of a natural disaster or other event, our ability to deliver solutions to our customers would be impaired.
As we grow our business, the need for business continuity planning and disaster recovery plans will grow in significance. If we are unable to develop adequate plans to ensure that our business functions continue to operate during and after a disaster, and successfully execute on those plans in the event of a disaster or emergency, our business and reputation would be harmed.
Adverse economic conditions could negatively impact our business.
Our results of operations may vary based on the impact of changes in our industry or the global economy on us or our customers. Our business depends on demand for business software applications generally and for experience management software solutions in particular. In addition, the market adoption of our solutions and our revenue is dependent on the number of users of our solutions. To the extent that weak economic conditions reduce the number of personnel overseeing customer experience, employee experience, or other experience matters or that limit the available budgets within organizations for software solutions, demand for our solutions may be harmed. If economic conditions deteriorate, our customers and prospective customers may elect to decrease their information technology budgets, which would limit our ability to grow our business and harm our results of operations.
Risks Related to Our Relationship with SAP and Being a “Controlled” Company
As long as SAP controls us, your ability to influence matters requiring stockholder approval will be limited.
After this offering, SAP will own all 423,170,610 shares of Class B common stock, representing approximately     % of the total outstanding shares of common stock (or approximately      % of total outstanding shares of common stock if the underwriters exercise in full their option to purchase additional shares) or      % of the voting power of outstanding common stock (or approximately      % of the voting power of outstanding common stock if the underwriters exercise in full their option to purchase additional shares). The rights of the holders of Class A and Class B common stock differ in a number of ways, including with respect to voting and conversion rights, certain actions that require the consent of holders of Class B common stock and other protective provisions as set forth in this prospectus. Holders of our Class B common stock will be entitled to ten votes per share of Class B common stock, and the holders of our Class A common stock will be entitled to one vote per share of Class A common stock. Subject to any rights of any series of preferred stock to elect directors, the holders of Class A common stock and the holders of Class B common stock, voting together as a single class, are entitled to elect all directors to our board of directors. If, prior to the occurrence of any Distribution, SAP transfers shares of our Class B common stock to any party that is not beneficially owned by SAP, those shares would automatically convert into Class A common stock. For so long as SAP beneficially owns shares of our common stock representing at least a majority of the votes entitled to be cast by the holders of outstanding voting stock, SAP will be able to elect all of the members of our board of directors.
In addition, until such time as SAP beneficially owns shares of our common stock representing less than a majority of the votes entitled to be cast by the holders of outstanding voting stock, SAP will have the ability to take stockholder action without the vote of any other stockholder and without having to call a stockholder meeting, and investors in this offering will not be able to affect the outcome of any stockholder vote during this period. As a result, SAP will have the ability to control all matters affecting us, including:
•the composition of our board of directors and, through our board of directors, any determination with respect to our business plans and policies;
•any determinations with respect to mergers, acquisitions and other business combinations;
•our acquisition or disposition of assets;
•our financing activities;
•changes to our amended and restated certificate of incorporation and amended and restated bylaws;
•changes to the agreements providing for our transition to becoming a public company;
•corporate opportunities that may be suitable for us and SAP;
•determinations with respect to enforcement of rights we may have against third parties, including with respect to intellectual property rights;
•the payment of dividends on our common stock;
•the number of shares available for issuance under our stock plans for our prospective and existing employees; and
•the strategy, direction, and objectives of our business.
Our amended and restated certificate of incorporation and the stockholders’ agreement will also contain provisions that require that as long as SAP beneficially owns at least 20% or more of the outstanding shares of our common stock, the prior affirmative vote or written consent of SAP as the holder of the Class B common stock is required (subject in each case to certain exceptions) in order to authorize us to:
•adopt or implement any stockholder rights plan or similar takeover defense measure;
•consolidate or merge with or into any other entity;
•permit any of our subsidiaries to consolidate or merge with or into any other entity, with certain exceptions;
•acquire the stock or assets of another entity for consideration in excess of $100 million except in connection with acquisitions of securities pursuant to portfolio investment decisions in the ordinary course of business to which the company and one or more of our wholly owned subsidiaries are the only parties;
•issue any stock or other equity securities except to our subsidiaries or pursuant to this offering or to our employee benefit plans;
•conduct any business other than the business of enterprise software and related businesses;
•create, incur, assume or permit to exist any indebtedness or guarantee any indebtedness in excess of $100 million;
•make any loan to or purchase any debt securities of any person in excess of $50 million;
•take any actions to dissolve, liquidate or wind-up our company;
•declare dividends on our stock;

•redeem, purchase or otherwise acquire or retire for value any equity securities of the company except repurchases from employees, officers, directors or other service providers upon termination of employment or through the exercise of any right of first refusal;
•enter into any joint venture or any exclusive or exclusionary arrangement with a third party; and
•amend, terminate or adopt any provision inconsistent with certain provisions of our amended and restated certificate of incorporation or amended and restated bylaws.
If SAP does not provide any requisite consent allowing us to conduct such activities when requested, we will not be able to conduct such activities and, as a result, our business and our operating results may be harmed.
SAP’s voting control and its additional rights described above may discourage transactions involving a change of control of us, including transactions in which you as a holder of our Class A common stock might otherwise receive a premium for your shares over the then-current market price. SAP is not prohibited from selling a controlling interest in us to a third party and may do so without your approval and without providing for a purchase of your shares of Class A common stock. Accordingly, your shares of Class A common stock may be worth less than they would be if SAP did not maintain voting control over us or have the additional rights described above.
SAP’s interests and objectives as a stockholder may not align with, or may even directly conflict with, your interests and objectives as a stockholder. For example, SAP may be more or less interested in us entering into a transaction or conducting an activity due to the impact such transaction or activity may have on SAP as a company, independent of us. In such instances, SAP may exercise its control over us in a way that is beneficial to SAP, and you will not be able to affect the outcome so long as SAP continues to hold a majority of the shareholder votes.
In the event SAP is acquired or otherwise undergoes a change of control, any acquiror or successor will be entitled to exercise the voting control and contractual rights of SAP, and may do so in a manner that could vary significantly from that of SAP.
By becoming a stockholder in our company, you will be deemed to have notice of and have consented to the provisions of our amended and restated certificate of incorporation and the stockholders’ agreement to be executed with respect to the limitations that are described above.
Our business and that of SAP overlap, and SAP is not prohibited from competing with us, which could reduce our market share.
SAP and we are both software companies providing products that help companies succeed. There can be no assurance that SAP will not engage in increased competition with us in the future. In addition, the intellectual property matters agreement that we will enter into with SAP in connection with this offering will provide SAP the right to use our intellectual property, which, subject to limitations, it may use to produce certain products that compete with ours. SAP’s rights in this regard extend to its majority-owned subsidiaries, which could include joint ventures where SAP may hold a majority position and one or more of our competitors may hold minority positions.
SAP could assert control over us in a manner which could impede our growth or our ability to enter new markets or otherwise adversely affect our business. Further, SAP could utilize its control over us to cause us to take or refrain from taking certain actions, including entering into relationships with channel, technology and other marketing partners, enforcing our intellectual property rights or pursuing corporate opportunities or product development initiatives that could adversely affect our competitive position, including our competitive position relative to that of SAP in markets where we compete with them. In addition, SAP maintains relationships with certain of our competitors, which SAP or those competitors could use in ways that could adversely affect our competitive position. If any of these scenarios were to materialize, our market share could be reduced, which could have an adverse impact on our results of operations.

SAP’s competition in certain markets may affect our ability to build and maintain relationships with partners, suppliers, and customers.
Our existing and potential relationships with partners, suppliers, and customers may be affected by our relationship with SAP. We partner with, purchase from, and sell to a number of companies that compete with SAP. SAP’s majority ownership in us might affect our ability to develop and maintain relationships with these companies, including because SAP may require us to limit our relationships with them or not work with them at all. Likewise, these companies may be less willing or unwilling to develop and maintain relationships with us, and may favor our competitors or may view us as competitors, because of our relationship with SAP.
SAP competes with certain of our significant channel, technology and other marketing partners as well as certain of our customers and suppliers. Pursuant to our amended and restated certificate of incorporation and certain agreements that we will enter into with SAP in connection with this offering, SAP may have the ability to impact our relationship with these companies, which could have a material adverse effect on our results of operations or our ability to pursue opportunities which may otherwise be available to us.
Our historical financial information as a business segment of SAP may not be representative of our results as an independent public company.
The historical financial information we have included in this prospectus does not necessarily reflect what our financial position, results of operations or cash flows would have been had we been an independent entity during the historical periods presented. The historical costs and expenses reflected in our consolidated financial statements include an allocation for certain corporate functions historically provided by SAP, including tax, accounting, treasury, legal, human resources, compliance, insurance, sales, and marketing services. The historical financial information is not necessarily indicative of what our results of operations, financial position, cash flows or costs and expenses will be in the future. We have not made pro forma adjustments to reflect many significant changes that will occur in our cost structure, funding and operations as a result of our transition to becoming a public company, including changes in our employee base, potential increased costs associated with reduced economies of scale and increased costs associated with being a publicly traded, standalone company. For additional information, see “Selected Consolidated Financial and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our historical consolidated financial statements and notes thereto.
After this offering, we will be a smaller company relative to SAP, which could result in increased costs because of a decrease in our purchasing power and difficulty maintaining existing customer relationships and obtaining new customers.
Prior to this offering, we were able to take advantage of SAP’s size and purchasing power in procuring goods, technology and services, including insurance, employee benefit support and audit and other professional services. While this may continue in some ways with SAP as a majority shareholder, we are a smaller company than SAP, and we cannot assure you that once we become public we will have access to financial and other resources comparable to those available to us prior to the offering. As a standalone company, we may be unable to obtain office space, goods, technology and services at prices or on terms as favorable as those available to us prior to this offering, which could increase our costs and reduce our profitability. Likewise, we may find it more difficult to attract and retain high quality employees as a smaller company than it was as a wholly owned subsidiary of SAP, which could impact our results of operations. Our future success also depends on our ability to develop and maintain relationships with customers. Our reduced relationship with SAP and our smaller relative size after this offering may make it more difficult to develop and maintain relationships with customers, which could adversely affect our prospects.
In order to preserve the ability for SAP to distribute its shares of our Class B common stock on a tax-free basis for U.S. federal income tax purposes, we may be prevented from pursuing opportunities to raise capital, to effectuate acquisitions or to provide equity incentives to our employees, which could hurt our ability to grow.
Beneficial ownership of at least 80% of the total voting power and 80% of each class of non-voting capital stock is required in order for SAP to effect a spin-off of Qualtrics that is tax-free for U.S. federal income tax purposes. This applies to both an internal spin-off of Qualtrics by SAP America to SAP SE that is tax-free for U.S. federal income tax purposes, which we refer to as an Internal Distribution, and an external spin-off of Qualtrics by SAP SE that is tax-free for U.S. federal income tax purposes, which we refer to as an External Distribution with any of an Internal Distribution or an External Distribution, being referred to as a Distribution. SAP has advised us that it does not have any present intention or plans to undertake any Distribution. However, SAP currently intends to preserve its ability to engage in an Internal Distribution or an External Distribution following an Internal Distribution. We have agreed that we will not knowingly take or fail to take any action that could reasonably be expected to preclude SAP’s ability to undertake a Distribution. Additionally, under our amended and restated certificate of incorporation and the stockholders’ agreement to be executed, until such time as SAP ceases to own at least 20% or more of the outstanding shares of our common stock, we must obtain the consent of SAP as the holder of our Class B common stock to issue stock or other equity securities except to our subsidiaries or pursuant to this offering or to our employee benefit plans. SAP’s intention to retain its ability to effectuate a Distribution may cause SAP to not consent to such stock or securities issuances. This could cause us to forgo capital raising or acquisition opportunities that would otherwise be available to us. See “Certain Relationships and Related Party Transactions—Relationship with SAP and the Agreements Between SAP and Us.” As a result, we may be precluded from pursuing certain growth initiatives.
We will be required to indemnify SAP for any taxes imposed on SAP related to our status as a “controlled foreign corporation” or “passive foreign investment company” for German tax purposes that are attributable to SAP’s ownership of us, which may prevent us from pursuing certain strategic, internal restructuring or financing transactions or taking other actions, that would otherwise be beneficial to us.
Following this offering, we (including certain of our subsidiaries) will continue to be treated as a “controlled foreign corporation” with respect to SAP for German tax purposes. Further, in the event that we cease to be treated as such a controlled foreign corporation, we (including certain of our subsidiaries) may be treated as a “passive foreign investment company” with respect to SAP for German tax purposes. As a result, SAP may be subject to German taxation, which we refer to as CFC/PFIC Taxes, on certain of our income regardless of whether such income is received by SAP. The tax sharing agreement will provide that we will be required to indemnify SAP for any CFC/PFIC Taxes imposed on SAP that are attributable to SAP’s ownership of us. Prior to entering into any agreement or engaging in any transaction, we intend to evaluate whether, and to what extent, such agreement or transaction would subject SAP to CFC/PFIC Taxes for which we would be responsible under the tax sharing agreement. We may be discouraged from taking any such action that could reasonably be expected to subject SAP to CFC/PFIC Taxes. Further, we cannot predict any future changes to the German tax rules governing controlled foreign corporations or passive foreign investment companies. As a result, this indemnification obligation could cause us to forgo certain strategic, internal restructuring or financing transactions or other actions, that would otherwise be beneficial to us.
Third parties may seek to hold us responsible for liabilities of SAP, which could result in a decrease in our income.
Third parties may seek to hold us responsible for SAP’s liabilities. Likewise, our relationship with SAP, as a much larger company and our majority shareholder, may make us more of a target for litigation than we otherwise would be on our own. Under our master transaction agreement to be entered into with SAP in connection with the offering, we will indemnify SAP for claims and losses relating to liabilities related to our business and not related to SAP’s business, and SAP will indemnify us for claims and losses relating to liabilities related to SAP’s business and not related to our business. However, if those liabilities are significant and we are ultimately held liable for them, we cannot assure you that we will be able to recover the full amount of our losses from SAP.
Although we intend to enter into a tax sharing agreement with SAP under which our tax liabilities generally will be determined as if we were not part of any consolidated, combined or unitary tax group that includes SAP and/or any of its subsidiaries, we nonetheless could be held liable for the tax liabilities of other members of these groups.
Since the SAP Acquisition we have been, and expect that immediately following this offering we will continue to be, included in SAP America’s consolidated group for U.S. federal income tax purposes, which we refer to as a U.S. Consolidated Group, as well as in certain other consolidated, combined or unitary groups that include SAP SE or SAP America and/or certain of their subsidiaries, any such group being referred to as a SAP Tax Group. We intend to enter into a tax sharing agreement in connection with this offering. Pursuant to the tax sharing agreement, SAP will file with the relevant tax authority with respect to a SAP Tax Group, and, for taxable periods beginning after December 31, 2020, we will make tax sharing payments to SAP. The amount of our tax sharing payments with respect to SAP America’s U.S. Consolidated Group will be determined, subject to certain adjustments (including with respect to the use of tax attribute carryforwards), as if we and each of our subsidiaries included in SAP America’s U.S. Consolidated Group filed our own U.S. federal consolidated income tax return for the relevant taxable period. The amount of a tax sharing payment with respect to SAP Tax Groups relating to U.S. state or local income taxes will be calculated using certain simplifying conventions.
We will be included in SAP America’s U.S. Consolidated Group so long as SAP America owns at least 80% of the total voting power and value of our outstanding stock. Each member of a U.S. Consolidated Group during any part of a consolidated return year is jointly and severally liable for tax on the consolidated return of such year and for any subsequently determined deficiency thereon. Similarly, in some jurisdictions, each member of a consolidated, combined or unitary group for state, local or non-U.S. income tax purposes is jointly and severally liable for the state, local or non-U.S. income tax liability of each other member of the consolidated, combined or unitary group. Accordingly, for any period in which we are included in a SAP Tax Group, we could be liable in the event that any income tax liability was incurred, but not discharged, by any other member of any such group.
Our inability to maintain a strong relationship with SAP, or to resolve favorably any disputes that may arise between us and SAP, could result in a significant reduction of our revenue.
Maintaining a strong relationship with SAP and its management team will be important to our success for at least as long as SAP remains a majority shareholder. Disputes may arise between SAP and us in a number of areas relating to our ongoing relationship, including:
•our strategy, direction, and objectives as a business;
•labor, tax, employee benefit, indemnification and other matters arising from our separation from SAP;
•employee retention and recruiting;
•business combinations involving us;
•our ability to engage in activities with certain customers, suppliers, and partners;
•sales or dispositions by SAP of all or any portion of its ownership interest in us;
•the nature, quality and pricing of services SAP has agreed to provide us;
•business opportunities that may be attractive to both SAP and us; and
•product or technology development or marketing activities which may require the consent of SAP.
We may not be able to resolve any potential conflicts between us and SAP. Assuming we are able to resolve such a potential conflict, we intend for such resolution to be comparable to the resolution that we would reach with an unaffiliated party. However, the resolution that we actually reach may be less favorable than if we were dealing with an unaffiliated party.
The agreements we will enter into with SAP may be amended upon agreement between the parties. While we are controlled by SAP, we may not have the leverage to negotiate agreements or amendments to these agreements, if required, on terms as favorable to us as those we would negotiate with an unaffiliated third party.
The arrangement we make with SAP in connection with this offering may not be adequate and could harm our operation and performance.
We are the first and only subsidiary of SAP to conduct an initial public offering. We have made various transition arrangements with SAP. However, given the rare structure of the transaction and lack of precedents, we cannot be certain that such arrangements will fully and adequately encompass all of our needs as a standalone company after the offering. If the arrangements we have made with SAP are not comprehensive enough to meet our needs as a standalone company, our operation and financial performance may be adversely impacted.
The agreements we are putting in place with SAP in connection with this offering are being entered into while we are a majority-owned subsidiary of SAP with relatively little negotiating power. The agreements were not negotiated at arm’s length and contain terms that we would not have agreed to with an independent third party. For example, we are providing SAP an irrevocable, royalty-free license to all of our patents and certain other intellectual property that will remain in place perpetually, even after SAP is no longer a majority shareholder. As another example, SAP does not give us the ability to control the investigation, negotiation and settlement of certain government investigations but requires us to pay for all expenses associated therewith. These and other terms of our agreements with SAP may put us at a disadvantage relative to our competitors and peer companies and could adversely impact our operations and financial performance. For more information about these agreements, see “Certain Relationships and Related Party Transactions—Relationship with SAP and the Agreements Between SAP and Us—Agreements Between SAP and Us.”
We cannot know how the market will react over time to our unique arrangements with SAP or how those arrangements will develop if our relationship with SAP evolves. We are making careful preparation for the separation from SAP, but due to the unique structure we are employing, there may be many foreseeable and unforeseeable adverse effects on us if the expected benefits of our arrangements with SAP do not realize.
Some of our directors and executive officers own cash-settled restricted stock units that fluctuate in accordance with the value of SAP's share price or hold management positions with SAP, which could cause conflicts of interest that could result in us not acting on opportunities we otherwise may have.
Some of our directors and executive officers own cash-settled restricted stock units that fluctuate in accordance with the value of SAP's share price. In addition, some of our directors are executive officers and/or directors of SAP. Ownership of cash-settled restricted stock units that fluctuate in accordance with the value of SAP’s share price by our directors and officers after this offering and the presence of executive officers or directors of SAP on our board of directors could create, or appear to create, conflicts of interest with respect to matters involving both us and SAP that could have different implications for SAP than they do for us. Provisions of our amended and restated certificate of incorporation and the stockholders’ agreement will address corporate opportunities that are presented to our directors or officers that are also directors or officers of SAP. We cannot assure you that the provisions in our amended and restated certificate of incorporation will adequately address potential conflicts of interest, that potential conflicts of interest will be resolved in our favor or that we will be able to take advantage of corporate opportunities presented to individuals who are officers or directors of both us and SAP. As a result, we may be precluded from pursuing certain growth initiatives, which could adversely affect our business.
SAP’s ability to control our board of directors and company may make it difficult for us to recruit high-quality independent directors and employees.
So long as SAP beneficially owns shares of our common stock representing at least a majority of the votes entitled to be cast by the holders of outstanding voting stock, SAP can effectively control and direct our board of directors and our company generally. Further, the interests of SAP and our other stockholders may diverge. Under these circumstances, persons who might otherwise accept our invitation to join our board of directors or become our employees may decline.
We will be a “controlled company” within the meaning of the corporate governance rules of Nasdaq and, as a result, will rely on exemptions from certain corporate governance requirements that provide protection to stockholders of other companies.
After the completion of this offering, SAP will own more than 50% of the total voting power of our common shares and we will be a “controlled company” within the meaning of the corporate governance rules of Nasdaq. As a controlled company, certain exemptions under the Nasdaq standards free us from the obligation to comply with certain Nasdaq corporate governance requirements, including the requirements:
•that a majority of our board of directors consists of independent directors;
•that we have a corporate governance and nominating committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;
•that we have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and
•for an annual performance evaluation of the nominating and governance committee and compensation committee.
As a result of our use of the “controlled company” exemptions, you will not have the same protection afforded to stockholders of companies that are subject to all of the corporate governance rules of Nasdaq.
Risks Related to Ownership of Our Class A Common Stock and this Offering
An active trading market for our Class A common stock may never develop or be sustained.
We have applied to list our Class A common stock on Nasdaq, under the symbol “XM.” However, there has been no prior public trading market for our Class A common stock. Accordingly, we cannot assure you that an active trading market for our Class A common stock will develop on that exchange or elsewhere or, if developed, that any market will be sustained, or the liquidity of any trading market, your ability to sell your shares of our Class A common stock when desired, or the prices that you may obtain for your shares.
The market price of our Class A common stock may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the initial public offering price.
The trading price of our Class A common stock is likely to be volatile and could fluctuate widely regardless of our operating performance. The market price of our Class A common stock may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:
•actual or anticipated fluctuations in our results of operations;
•the financial projections we may provide to the public, any changes in these projections, or our failure to meet these projections;
•failure of securities analysts to initiate or maintain coverage of our company, changes in financial estimates or ratings changes by any securities analysts who follow our company, or our failure to meet these estimates or the expectations of investors;
•media reports and coverage of our operations, industry, employees, and company;
•announcements by us or our competitors of significant technical innovations, acquisitions, strategic partnerships, joint ventures, or capital commitments;
•changes in operating performance and stock market valuations of other technology companies generally, or those in our industry in particular;
•price and volume fluctuations in the overall stock market;
•trends and factors in the economy generally, both in the U.S. and globally;
•changes in accounting standards, policies, guidelines, interpretations, or principles;
•actual or anticipated developments in our business or our competitors’ businesses or the competitive landscape generally;

•announced or completed acquisitions of businesses or technologies by us or our competitors;
•developments or disputes concerning our intellectual property or our solutions, or third-party proprietary rights;
•new laws or regulations, new interpretations of existing laws, or the new application of existing regulations to our business;
•any major change in our board of directors or management;
•any actions or conduct by our employees, directors, or management that could impact our reputation;
•additional Class A common stock being sold into the market by us or our existing stockholders or the anticipation of such sales;
•changes in operating performance and stock market valuations of technology companies in our industry;
•lawsuits threatened or filed against us; and
•other events or factors, including those resulting from war, incidents of terrorism, disease, global pandemics such as COVID-19 or responses to these events.
In addition, the stock markets, and in particular the market on which our Class A common stock will be listed, have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many technology companies. Stock prices of many technology companies have fluctuated in a manner unrelated or disproportionate to the operating performance of those companies. In the past, stockholders have instituted securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, it could subject us to substantial costs, divert resources and the attention of management from operating our business, and harm our business, results of operations, and financial condition.
If securities or industry analysts do not publish research or reports about our business, or if they downgrade our common stock, the price of our Class A common stock could decline.
The trading market for our Class A common stock depends, in part, on the research and reports that securities or industry analysts publish about us or our business. We do not have any control over these analysts. If one or more of the analysts who cover us downgrade our stock or publish inaccurate or unfavorable research about our business, our stock price would likely decline. In addition, if our results of operations fail to meet the forecast of analysts, our stock price would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, demand for our Class A common stock could decrease, which might cause our stock price and trading volume to decline.
We may invest or spend the proceeds of this offering in ways with which you may not agree or in ways which may not yield a return.
We intend to use the net proceeds from this offering to repay $           million of intercompany indebtedness that will be owed to SAP America, incurred to fund a dividend to SAP America, and the remainder for working capital and other general corporate purposes, including to finance our growth, develop new businesses, products, services or technologies, and fund capital expenditures.
We may also use a portion of the net proceeds from this offering to acquire or make investments in businesses, products, services or technologies. However, we do not have any agreements or commitments for any specific acquisitions or investments at this time. Our management will have considerable discretion in the application of the net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used effectively. The net proceeds may be invested with a view towards long-term benefits for our stockholders and this may not increase our operating results or market value. The failure by our management to apply these funds effectively may adversely affect the return on your investment. See “Use of Proceeds” for additional information.

Purchasers in this offering will immediately experience substantial dilution in net tangible book value.
We anticipate the initial public offering price of our Class A common stock will be substantially higher than the pro forma net tangible book value per share of our Class A common stock immediately following this offering. Therefore, if you purchase shares of our Class A common stock in this offering, you will experience immediate dilution of $      per share, based on the initial public offering price of $22.00 per share (which is the midpoint of the estimated offering price range set forth on the cover page to this prospectus), the difference between the price per share you pay for our Class A common stock and the pro forma net tangible book value per share as of       , after giving effect to the issuance of shares of our Class A common stock in this offering. See “Dilution” for additional information.
Substantial future sales of our Class A common stock could cause the market price of our Class A common stock to decline.
The market price of our Class A common stock could decline as a result of substantial sales of our Class A common stock, particularly sales by our directors, executive officers, and significant stockholders, a large number of our Class A common stock becoming available for sale or the perception in the market that holders of a large number of shares intend to sell their shares. Immediately upon the completion of this offering, we will have a total of           shares outstanding of Class A common stock (or               shares if the underwriters exercise in full their option to purchase additional shares) and 423,170,610 shares outstanding of Class B common stock, all of which will be owned by SAP. This includes the Class A common stock offered in this offering, which may be resold in the public market immediately, except that any shares purchased in this offering by our affiliates, as that term is defined in Rule 144 under the Securities Act, would only be able to be sold in compliance with Rule 144 under the Securities Act. Additionally, shares of our Class A common stock received by our employees (including our executive officers) upon vesting of equity awards received in the exchange offer will be freely tradable upon issuance, subject to compliance with Rule 144, as applicable, and are not subject to any lock-up restriction. Shares of Class A common stock issued to Q II, or to be issued to Silver Lake, are or will be, respectively, deemed “restricted securities” as defined in Rule 144 under the Securities Act and, pursuant to their respective Class A common stock purchase agreements, each of Q II and Silver Lake has agreed with us not to sell or transfer such shares for a period of 12 months and 24 months, respectively, after the effectiveness of the registration statement of which this prospectus forms a part. The remaining outstanding shares of our Class A and all of our Class B common stock will be deemed “restricted securities” as defined in Rule 144. These restricted securities, and the shares of Class A common stock into which the outstanding shares of our Class B common stock are convertible, may be sold in the public market only if they are registered or if they qualify for an exemption from registration under the Securities Act. See “Shares Eligible for Future Sale” for a more detailed description of sales that may occur in the future.
Sales of our Class A common stock as these restrictions end may make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. These sales also could cause the market price of our Class A common stock to fall and make it more difficult for you to sell our Class A common stock.
We will enter into a stockholders’ agreement with SAP, Q II and Silver Lake which, among other things, will provide for specified registration rights relating to the shares of our Class A common stock and Class B common stock owned by SAP, Q II and Silver Lake. See “Certain Relationships and Related Party Transactions—Relationship with SAP and the Agreements Between SAP and Us,” “Certain Relationships and Related Party Transactions—Relationship with Q II” and “Shares Eligible for Future Sale—Registration Rights.” Registration of those shares under the Securities Act would permit SAP, Q II, Silver Lake and their permitted transferees registration rights agreement to sell their respective shares into the public market.
Silver Lake’s pending purchase of our Class A common stock may not be consummated, and as a result, our stock price may be negatively impacted.
The closing of Silver Lake’s purchase of $550 million of shares of our Class A common stock is subject to the satisfaction of customary closing conditions, including the absence of a material adverse change. We cannot assure you that the Silver Lake investment will close. This offering is not conditioned on the closing of the Silver Lake investment, and if the Silver Lake investment does not close, our stock price may be negatively impacted.

We will be obligated to pay cash to settle any Qualtrics Rights or SAP RSUs that are not tendered in the exchange offer.
In connection with this offering, we are conducting a voluntary exchange offer pursuant to which we are offering eligible employees, including our executive officers, the ability to exchange their existing Qualtrics Rights and SAP RSUs for awards with underlying shares of our Class A common stock. According to the existing award terms, upon vesting we will be obligated to pay cash to settle any Qualtrics Rights and SAP RSUs that are not tendered in the exchange offer. While the dividend we expect to pay to SAP America in the form of promissory note 1 (as defined herein) will be reduced by an amount equal to the cash required to settle any outstanding Qualtrics Rights and SAP RSUs based on the estimated liabilities for such awards at the expiration of the exchange offer, such dividend and promissory note 1 will not be further reduced to reflect any increase in such liabilities subsequent to the expiration of the exchange offer. For example, the cash liabilities for such awards may increase if SAP’s share price increases following the expiration of the exchange offer. See “Executive Compensation—Equity-Based Compensation Plans—Exchange Offer” and “Certain Relationships and Related Party Transactions—Relationship with SAP and the Agreements Between SAP and Us—Dividend to SAP America and Intercompany Indebtedness.”
We will incur increased costs and demands upon management as a result of complying with the laws and regulations affecting public companies, particularly after we are no longer an “emerging growth company,” which could adversely affect our business, financial condition, and results of operations.
As a public company, and particularly after we cease to be an “emerging growth company,” we will incur greater legal, accounting, and other expenses than we incurred as a private company. We are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, and the rules and regulations of Nasdaq. These requirements have increased and will continue to increase our legal, accounting, and financial compliance costs and have made, and will continue to make, some activities more time-consuming and costly. For example, we expect these rules and regulations to make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to maintain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as our executive officers. After we are no longer an “emerging growth company,” we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. In that regard, we will need to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge.
Anti-takeover provisions in our charter documents and under Delaware law could make an acquisition of our company more difficult, limit attempts by our stockholders to replace or remove our current board of directors, and limit the market price of our Class A common stock.
Provisions in our amended and restated certificate of incorporation and amended and restated bylaws will have the effect of delaying or preventing a change of control or changes in our management. Our amended and restated certificate of incorporation and amended and restated bylaws include provisions that:
•authorize our board of directors to issue, without further action by the stockholders, shares of undesignated preferred stock with terms, rights, and preferences determined by our board of directors that may be senior to our common stock;
•require that any action to be taken by our stockholders be effected at a duly called annual or special meeting and not by written consent, if such action occurs after SAP ceases to be the beneficial owner of a majority of votes entitled to be cast by the holders of Class A common stock and the holders of Class B common stock, voting together as a single class, such date being referred to as the Written Consent Threshold Date;
•until the Written Consent Threshold Date, allow our stockholders to act by written consent, without a meeting and without prior notice;
•specify that special meetings of our stockholders may only be called by (1) SAP, until the Written Consent Threshold Date, (2) our Executive Chair or Chief Executive Officer or (3) a majority of directors then in office. No business other than that stated in the notice of a special meeting may be transacted at such special meetings;
•provide for a dual-class common stock structure in which holders of our Class B common stock have the ability to control the outcome of certain matters requiring stockholder approval, even if they own significantly less than a majority of the aggregate outstanding shares of our common stock, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets;
•establish an advance notice procedure for stockholder proposals to be brought before an annual meeting, including proposed nominations of persons for election to our board of directors;
•prohibit cumulative voting;
•provide that any vacancy on the board of directors that results from an increase in the number of directors may be filled only by a majority of the board of directors then in office, provided that a quorum is present, and any other vacancy occurring in the board of directors may be filled only by a majority of directors then in office, even if less than a quorum, or by a sole remaining director. However, until the Written Consent Threshold Date, any vacancy caused by the removal of a director by our stockholders may be filled only by our stockholders;
•require that certain provisions of our amended and restated certificate of incorporation, including those relating to (i) corporate opportunities and conflicts of interest between us and SAP, (ii) the consent of SAP as the holder of our Class B common stock, (iii) our amended and restated bylaws, (iv) our board of directors and (v) the indemnification of our directors and officers, may be amended by the affirmative vote of at least 80% of the votes entitled to be cast thereon subject to the rights of holders of our Class B common stock to withhold their consent to the amendment, of the provisions of our amended and restated certificate of incorporation relating to corporate opportunities and conflicts of interest between our company and SAP. All other provisions of our amended and restated certificate of incorporation may be amended by the affirmative vote of a majority of the votes entitled to be cast thereon; and
•allow our board of directors to amend, supplement or repeal our amended and restated bylaws upon the vote of a majority of the board of directors. Our amended and restated certificate of incorporation will provide that, after the Written Consent Threshold Date, the sections of our amended and restated bylaws related to the removal of directors and the required advance notice related to stockholder proposals and nomination of directors by stockholders may only be amended by the affirmative vote of shares representing at least 80% of the votes entitled to be cast by the outstanding common stock, voting as a single class, subject to any voting rights granted to any holders of any preferred stock.
As a Delaware corporation, we are also subject to provisions of Delaware law, including Section 203 of the Delaware General Corporation Law, or the DGCL, which imposes certain restrictions on mergers, business combinations, and other transactions between us and holders of 15% or more of our outstanding common stock. Any provision of our amended and restated certificate of incorporation, amended and restated bylaws or Delaware law that has the effect of delaying, preventing or deterring a change in control or changes in our management could limit the opportunity for our stockholders to receive a premium for their shares of our common stock and could also affect the price that some investors are willing to pay for our Class A common stock.
Our amended and restated bylaws designate a state or federal court located within the State of Delaware as the exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, or other employees.
Our amended and restated bylaws provide that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, or other employees or our stockholders to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provisions of the

DGCL, our amended and restated certificate of incorporation or our amended and restated bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be, to the fullest extent permitted by law, the Court of Chancery of the State of Delaware. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to this provision. Our amended and restated bylaws also provide that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act; provided, however, that our stockholders cannot and will not be deemed to have waived our compliance with the U.S. federal securities laws and the rules and regulations thereunder. This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.
Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our amended and restated bylaws provide that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring a claim in a venue other than those designated in the exclusive forum provisions. In such instance, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of our amended and restated bylaws. This may require significant additional costs associated with resolving such action in other jurisdictions and there can be no assurance that the provisions will be enforced by a court in those other jurisdictions.
These choice of forum provisions may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage such lawsuits. Alternatively, if a court were to find the choice of forum provision in our amended and restated bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, results of operations, and financial condition.
We do not expect to declare dividends in the foreseeable future.
We currently anticipate that we will retain future earnings for the development, operation, and expansion of our business, and do not anticipate declaring or paying any cash dividends for the foreseeable future. Any return to stockholders will therefore be limited to the increase, if any, of our share price, which may never occur.
We are an “emerging growth company” and the reduced disclosure requirements applicable to emerging growth companies may make our Class A common stock less attractive to investors.
We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced financial disclosure obligations, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and any golden parachute payments not previously approved. Pursuant to Section 107 of the JOBS Act, as an emerging growth company, we have elected to use the extended transition period for complying with new or revised accounting standards until those standards would otherwise apply to private companies. As a result, our consolidated financial statements may not be comparable to the financial statements of issuers who are required to comply with the effective dates for new or revised accounting standards that are applicable to public companies.
We are permitted to take advantage of these provisions until we are no longer an “emerging growth company.” We would cease to be an “emerging growth company” upon the earliest to occur of: (i) the last day of the fiscal year in which we have more than $1.07 billion in annual revenue; (ii) the date we qualify as a large accelerated filer, with at least $700 million of equity securities held by non-affiliates; (iii) the issuance, in any three-year period, by us of more than $1.0 billion in non-convertible debt securities; and (iv) the last day of the fiscal year ending after the fifth anniversary of this offering.
We may choose to take advantage of some but not all of these reduced reporting requirements. If we take advantage of any of these reduced reporting requirements in future filings, the information that we provide our security holders may be different than the information you might get from other public companies in which you hold equity interests. We cannot predict if investors will find our Class A common stock less attractive because we may rely on these exemptions.
Risks Related to Our Organizational Structure
Our principal asset is our interest in Qualtrics, LLC, and we are, and expect to continue to be, dependent upon the results of operations and cash flows of Qualtrics, LLC and its consolidated subsidiaries and distributions we receive from Qualtrics, LLC.
Qualtrics International Inc. is, and we expect to continue to be, a holding company with no material assets other than our ownership of the capital stock of Qualtrics, LLC and other subsidiaries, which we control. As such, Qualtrics International Inc. will have no independent means of generating revenue or cash flow, and our ability to pay our taxes and operating expenses or declare and pay dividends in the future, if any, will be dependent upon the results of operations and cash flows of Qualtrics, LLC and other subsidiaries, and distributions we receive therefrom. There can be no assurance that our direct and indirect subsidiaries will generate sufficient cash flow to distribute funds to us or that applicable state law and contractual restrictions, including negative covenants in any future debt instruments, will permit such distributions. In addition, in the event that the board of directors and stockholders of Qualtrics International Inc. were to approve a sale of all of our direct and indirect interests in Qualtrics, LLC and other subsidiaries, your equity interest would be in a holding company with no material assets other than those assets and other consideration received in such transaction.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus contains forward-looking statements within the meaning of the federal securities laws, which statements involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategy, plans or intentions. Forward-looking statements contained in this prospectus include, but are not limited to, statements about:
•our future financial performance, including our revenue, cost of revenue, gross profit, operating expenses, ability to generate positive cash flow, and ability to be profitable;
•our ability to grow at or near historical growth rates;
•anticipated technology trends, such as the use of and demand for experience management software;
•our ability to attract and retain customers to use our products;
•our ability to respond to and overcome challenges brought by the COVID-19 pandemic;
•our ability to attract enterprises and international organizations as customers for our products;
•our ability to expand our network with content consulting partners, delivery partners, and technology partners;
•the evolution of technology affecting our products and markets;
•our ability to introduce new products and enhance existing products and to compete effectively with competitors;
•our ability to successfully enter into new markets and manage our international expansion;
•the attraction and retention of qualified employees and key personnel;
•our ability to effectively manage our growth and future expenses and maintain our corporate culture;
•our anticipated investments in sales and marketing and research and development;
•our ability to maintain, protect, and enhance our intellectual property rights;
•our ability to successfully defend litigation brought against us;
•our ability to maintain data privacy and data security;
•the sufficiency of our cash and cash equivalents to meet our liquidity needs;
•our ability to comply with modified or new laws and regulations applying to our business;
•our reduced ability to leverage resources at SAP after we become an independent company from SAP;
•the increased expenses associated with being an independent public company; and
•our use of the net proceeds from this offering.
We caution you that the foregoing list may not contain all of the forward-looking statements made in this prospectus.
You should not rely upon forward-looking statements as predictions of future events. We have based the forward-looking statements contained in this prospectus primarily on our current expectations and projections about future events and trends that we believe may affect our business, financial condition, results of operations, and prospects. The outcome of the events described in these forward-looking statements is subject to risks, uncertainties, and other factors described in the section titled “Risk Factors” and elsewhere in this prospectus. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time and it is not possible for us to predict all risks and uncertainties that could have an impact on the forward-looking statements contained in this prospectus. We cannot assure you that the results, events, and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results, events, or circumstances could differ materially from those described in the forward-looking statements.
The forward-looking statements made in this prospectus relate only to events as of the date on which the statements are made. We undertake no obligation to update any forward-looking statements made in this prospectus to reflect events or circumstances after the date of this prospectus or to reflect new information or the occurrence of unanticipated events, except as required by law. We may not actually achieve the plans, intentions, or expectations disclosed in our forward-looking statements and you should not place undue reliance on our forward-looking statements. Our forward-looking statements do not reflect the potential impact of any future acquisitions, mergers, dispositions, joint ventures, or investments we may make.
You should read this prospectus and the documents that we reference in this prospectus and have filed with the SEC as exhibits to the registration statement of which this prospectus is a part with the understanding that our actual future results, levels of activity, performance, and events and circumstances may be materially different from what we expect.

MARKET AND INDUSTRY DATA
This prospectus contains statistical data, estimates, and forecasts from various sources, including independent industry publications and other information from our internal sources. This information is based upon a number of assumptions and limitations, and you are cautioned not to give undue weight to such information. The industry in which we operate is subject to a high degree of uncertainty and risk due to a variety of factors, including those described in the sections titled “Risk Factors” and “Special Note Regarding Forward-Looking Statements,” that could cause results to differ materially from those expressed in these publications and reports.
The source of certain statistical data, estimates, and forecasts contained in this prospectus are the following independent industry publications or reports:
•How to Excel at Strategy and Execution: A Marketing Perspective, December 2019, Gartner, Inc.
•Historic Drop in Employee Engagement Follows Record Rise, July 2, 2020, Gallup Inc.
•The Powerful Relationship Between Employee Engagement and Team Performance, March 2020, Gallup Inc.
•The Loyalty Economy – Managing for Customer Value, January 2020, Rob Markey.
•2019 Deloitte Global Human Capital Trends, April 11, 2019, Deloitte.
•State of Customer Service Experience 2019, November 2019, The Northridge Group.
Industry publications, surveys, and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable, but such information may not be accurate or complete. We have not independently verified any of the data from third-party sources nor have we ascertained the underlying economic assumptions relied on therein.
The Gartner Report described herein, or the Gartner Report, represents research opinion or viewpoints published, as part of a syndicated subscription service, by Gartner, Inc., or Gartner, and are not representations of fact. Each Gartner Report speaks as of its original publication date (and not as of the date of this prospectus) and the opinions expressed in the Gartner Report are subject to change without notice.
Certain information included in this prospectus concerning our industry and the markets we serve, including our market share, are also based on our good-faith estimates derived from management’s knowledge of the industry and other information currently available to us.

USE OF PROCEEDS
We estimate that the net proceeds to us from the sale of shares of our Class A common stock in this offering will be approximately $          , based upon the assumed initial public offering price of $22.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters’ option to purchase additional shares is exercised in full, we estimate that the net proceeds to us would be approximately $               , after deducting underwriting discounts and commissions and estimated offering expenses payable by us.
Each $1.00 increase or decrease in the assumed initial public offering price of $22.00 per share would increase or decrease, as applicable, the net proceeds that we receive from this offering by approximately $            , assuming the underwriters do not exercise their option to purchase additional shares and assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase or decrease of 1.0 million in the number of shares offered by us would increase or decrease, as applicable, the net proceeds that we receive from this offering by approximately $          , assuming an initial public offering price of $22.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.
We currently intend to use the net proceeds from this offering:
•to repay $          million of intercompany indebtedness that will be owed to SAP America; and
•the remainder for working capital and other general corporate purposes, including to finance our growth, develop new businesses, products, services or technologies, and fund capital expenditures.
The intercompany indebtedness we intend to repay was incurred to fund a $           million dividend paid to SAP America in the form of two promissory notes, which we refer to as the promissory notes. See “Certain Relationships and Related Party Transactions—Relationship with SAP and the Agreements Between SAP and Us—Dividend to SAP America and Intercompany Indebtedness.” The dividend will be declared to facilitate the return of capital from us to SAP America. The terms of the promissory notes were determined by considering our then-existing cash position, our historic and future ability to generate cash flows from operations and the likelihood that we would be able to pay the promissory notes pursuant to their terms while still having sufficient cash to meet our operating needs. We have chosen to use a portion of the proceeds from this offering, along with the proceeds from the Q II investment and Silver Lake investment, to repay a portion of one of the promissory notes because our expected cash position following the offering will allow us to pay down a portion of such note while still having sufficient cash to meet our anticipated operating needs.
We may also use a portion of the net proceeds from this offering to acquire or make investments in businesses, products, services or technologies. However, we do not have any agreements or commitments for any specific acquisitions or investments at this time.
We cannot specify with certainty the particular uses of the net proceeds that we will receive from this offering. Accordingly, we will have broad discretion in using these proceeds. Pending the use of proceeds from this offering as described above, we plan to invest the net proceeds that we receive in this offering in short-term and long-term interest-bearing obligations, including government and investment-grade debt securities and money market funds.

DIVIDEND POLICY
We currently do not anticipate declaring any cash dividends in the foreseeable future. Any future determination to declare cash dividends will be made at the discretion of our board of directors, subject to applicable laws and the consent of the holders of our Class B common stock pursuant to our amended and restated certificate of incorporation, and will depend on a number of factors, including our financial condition, results of operations, capital requirements, contractual restrictions, general business conditions, and other factors that our board of directors may deem relevant. Holders of our Class A common stock and our Class B common stock will share equally on a per share basis in any dividend declared on our common stock by our board of directors. See “Description of Capital Stock—Class A Common Stock and Class B Common Stock—Dividend Rights.”

CAPITALIZATION
The following table sets forth cash and cash equivalents, as well as our capitalization, as of September 30, 2020 as follows:
•on an actual basis;
•on a pro forma basis, giving effect to (i) the declaration of a $           million dividend payable to SAP America in the form of two promissory notes (see “Certain Relationships and Related Party Transactions—Relationship with SAP and the Agreements Between SAP and Us—Dividend to SAP America and Intercompany Indebtedness”); (ii) our sale of 6,000,000 shares of Class A common stock to Q II for $120 million (see “Prospectus Summary—Recent Developments”) and (iii) our sale of 25,245,756 shares of our Class A common stock to Silver Lake for an aggregate purchase price of $550 million (assuming an initial public offering price of $22.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus) (see “Prospectus Summary—Recent Developments”); and
•on a pro forma as adjusted basis, giving effect to the pro forma adjustments set forth above and (i) the sale and issuance by us of            shares of our Class A common stock in this offering, based upon the assumed initial public offering price of $22.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us; and (ii) the repayment by us of $              million of principal amount on the promissory notes we incurred to fund a dividend to SAP America. See “Use of Proceeds.”
You should read this table, which contains unaudited information, together with our consolidated financial statements and related notes, and the sections titled “Selected Consolidated Financial and Other Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that are included elsewhere in this prospectus.

	As of September 30, 2020
	Actual	Pro Forma	Pro Forma As Adjusted(1)
	(In thousands except share and per share data)
Cash and cash equivalents	$87,500	$	$
Long-term debt:
Total debt	—	$	$
Stockholders’ (deficit) equity:
Preferred stock, par value $0.0001 per share: 100,000,000 shares authorized, no shares issued and outstanding, actual, pro forma and pro forma as adjusted(2)	—
Class A common stock, par value $0.0001 per share: 2,000,000,000 shares authorized, no shares issued and outstanding, actual; 2,000,000,000 shares authorized, shares issued and outstanding, pro forma; and 2,000,000,000 shares authorized, shares issued and outstanding, pro forma as adjusted(2)	—
Class B common stock, par value $0.0001 per share: 1,000,000,000 shares authorized, 423,170,610 shares issued and outstanding, actual, pro forma and pro forma as adjusted(2)	42
Additional paid-in capital	986,631
Accumulated other comprehensive income (loss)	524
Accumulated deficit	(1,384,292)
Total stockholders’ (deficit) equity	(397,095)
Total capitalization	$(397,095)	$	$
________________
(1)Each $1.00 increase or decrease in the assumed initial public offering price of $22.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, would increase or decrease, as applicable, the amount of each of our pro forma as adjusted cash and cash equivalents, additional paid-in capital, total stockholders’ deficit, and total capitalization by $     , assuming the underwriters do not exercise their option to purchase additional shares and assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase or decrease of 1.0 million shares in the number of shares offered by us would increase or decrease, as applicable, the amount of each of our pro forma as adjusted cash and cash equivalents, additional paid-in capital, total stockholders’ deficit, and total capitalization by $     , assuming an initial public offering price of $22.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.
(2)On December 21, 2020, the Company amended its restated certificate of incorporation to create new classes of preferred stock, Class A and Class B common stock. The Company’s previously outstanding shares of common stock issued on January 23, 2019, were converted into shares of Class B common stock. The capitalization of the Company, including all share and per share data has been retroactively adjusted back to January, 23, 2019, the date of the SAP acquisition, to reflect the recapitalization. See “Description of Capital Stock.”
If the underwriters’ option to purchase additional shares is exercised in full, pro forma as adjusted cash and cash equivalents, additional paid-in capital, total stockholders’ equity, total capitalization and shares of Class A common stock outstanding as of September 30, 2020 would be $          , $           , $          , $          , and          , respectively.
The number of shares of our Class A common stock and Class B common stock that will be outstanding after this offering is based on (i) the offering of          shares of our Class A common stock pursuant to this offering (assuming no exercise of the underwriters’ option to purchase additional shares), (ii) 6,000,000 shares of Class A common stock acquired by Q II (see “Prospectus Summary—Recent Developments”), (iii) 25,245,756 shares of Class A common stock to be acquired by Silver Lake (assuming an initial public offering price of $22.00, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus) (see “Prospectus

Summary—Recent Developments”), and (iv) 423,170,610 shares of our Class B common stock outstanding as of September 30, 2020, and excludes:
•up to 101,829,390 shares of our Class A common stock reserved for future issuance under our equity compensation plans, which will become effective prior to the completion of this offering, consisting of:
◦up to 89,829,390 shares of our Class A common stock reserved for future issuance under our 2021 Plan, which will become available for issuance effective upon the effectiveness of the registration statement of which this prospectus is a part, as well as any automatic increases in the number of shares of our common stock reserved for future issuance under such plan (which amount includes (1) approximately           shares to be covered by new equity awards that we currently intend to grant in           , 2021 following the completion of this offering and (2) approximately 18.8 million shares of our Class A common stock deliverable upon the vesting of RSUs granted pursuant to the terms of the exchange offer, assuming full participation in the exchange offer by all eligible employees, an applicable SAP share price of $126.50 per share (which was the closing price of SAP’s ordinary shares on Xetra on December 23, 2020, converted into U.S. dollars using the exchange rate as published by the Wall Street Journal for that date and rounded to the nearest half dollar) and an initial public offering price of $22.00 per share (the midpoint of the estimated offering price range set forth on the cover page of this prospectus)), and
◦12,000,000 shares of our Class A common stock reserved for future issuance under our ESPP, which will become available for issuance effective upon the effectiveness of the registration statement of which this prospectus is a part, as well as any automatic increases in the number of shares of our common stock reserved for future issuance under such plan.
Our 2021 Plan and ESPP will each provide for annual automatic increases in the number of shares reserved thereunder and our 2021 Plan also will provide for increases to the number of shares of Class A common stock that may be granted thereunder based on shares underlying any awards under our 2021 Plan that expire, are forfeited, or are otherwise terminated, as more fully described in the section titled “Executive Compensation—Equity-Based Compensation Plans.”

DILUTION
If you invest in our Class A common stock in this offering, your ownership interest will be diluted to the extent of the difference between the initial public offering price per share of our Class A common stock and the pro forma as adjusted net tangible book value per share of our Class A common stock immediately after this offering. Net tangible book value dilution per share to new investors represents the difference between the amount per share paid by purchasers of shares of our Class A common stock in this offering and the pro forma as adjusted net tangible book value per share of our Class A common stock immediately after completion of this offering.
Net tangible book value per share is determined by dividing our total tangible assets (total assets less contract acquisition costs, intangible assets, goodwill, and capitalized offering costs) less our total liabilities by the number of shares of our common stock outstanding. Our historical net tangible value as of September 30, 2020 was $                  , or $             per share. Our pro forma net tangible book value as of September 30, 2020 was $            , or $           per share, based on the total number of shares of our common stock outstanding as of September 30, 2020, after giving effect to (i) the declaration of a $           million dividend payable to SAP America in the form of two promissory notes, (iii) our sale of 6,000,000 shares of our Class A common stock to Q II for $120 million and (iii) our sale of 25,245,756 shares of our Class A common stock to Silver Lake for an aggregate purchase price of $550 million (assuming an initial public offering price of $22.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus).
After giving effect to the sale by us of               shares of our Class A common stock in this offering at the assumed initial public offering price of $22.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of September 30, 2020 would have been $              , or $              per share. This represents an immediate increase in pro forma net tangible book value of $             per share to our existing stockholders and an immediate dilution in pro forma net tangible book value of $              per share to investors purchasing shares of our Class A common stock in this offering at the assumed initial public offering price. The following table illustrates this dilution:

Assumed initial public offering price per share		$22.00
Pro forma net tangible book value per share as of September 30, 2020	$
Increase in pro forma net tangible book value per share attributable to sale of Class A common stock to Q II
Increase in pro forma net tangible book value per share attributable to sale of Class A common stock to Silver Lake
Pro forma net tangible book value per share before this offering
Increase in pro forma net tangible book value per share attributable to new investors in this offering
Pro forma net tangible book value per share, as adjusted to give effect to this offering
Dilution in pro forma net tangible book value per share, as adjusted to new investors in this offering		$
Each $1.00 increase or decrease in the assumed initial public offering price of $22.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, would increase or decrease, as applicable, our pro forma as adjusted net tangible book value to new investors by $            , and would increase or decrease, as applicable, dilution per share to new investors in this offering by $               , assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us. Similarly, each increase or decrease of 1.0 million shares in the number of shares offered by us would increase or decrease, as applicable, our pro forma as adjusted net tangible book value by $             per share and increase or decrease, as applicable, the dilution to new investors by $             per share, assuming an initial public offering price of

$22.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.
If the underwriters’ option to purchase additional shares is exercised in full, the pro forma as adjusted net tangible book value per share of our Class A common stock, as adjusted to give effect to this offering, would be $        per share, and the dilution in pro forma net tangible book value per share to new investors in this offering would be $          per share.
The following table presents the differences between SAP America, Q II, Silver Lake and the new investors purchasing shares of our Class A common stock in this offering with respect to the number of shares purchased from us, the total consideration paid or to be paid to us, which includes net proceeds received from the issuance of our common stock and the sale of our Class A common stock to Q II and Silver Lake and the average price per share paid or to be paid to us at the assumed initial public offering price of $22.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, before deducting underwriting discounts and commissions and estimated offering expenses payable by us:

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
SAP America	423,170,610	%	$	%	$
Q II	6,000,000	%	$120,000,000	%	$20.00
Silver Lake(1)	25,245,756	%	$550,000,000	%	$21.79
New investors		%	$	%	$22.00
Total		100%	$	100%
________________
(1)Number of shares purchased and average price per share for Silver Lake assume an initial public offering price of $22.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus.
Each $1.00 increase or decrease in the assumed initial public offering price of $22.00 per share, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, would increase or decrease, as applicable, each of the total consideration paid by new investors and total consideration paid by all stockholders by approximately $           , assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting underwriting discounts and commissions and estimated offering expenses payable by us.
Except as otherwise indicated, the above discussion and table assume no exercise of the underwriters’ option to purchase additional shares. If the underwriters’ option to purchase additional shares is exercised in full, our existing stockholder would own           % and our new investors would own         % of the total number of shares of our common stock outstanding upon completion of this offering.
The number of shares of our Class A common stock and Class B common stock that will be outstanding after this offering is based on (i) the offering of                   shares of our Class A common stock pursuant to this offering (assuming no exercise of the underwriters’ option to purchase additional shares), (ii) 6,000,000 shares of Class A common stock acquired by Q II (see “Prospectus Summary—Recent Developments”), (iii) 25,245,756 shares of Class A common stock to be acquired by Silver Lake (assuming an initial public offering price of $22.00, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus) (see “Prospectus Summary—Recent Developments”), and (iv) 423,170,610 shares of our Class B common stock, and excludes:
•up to 101,829,390 shares of our Class A common stock reserved for future issuance under our equity compensation plans, which will become effective prior to the completion of this offering, consisting of:
◦up to 89,829,390 shares of our Class A common stock reserved for future issuance under our 2021 Plan, which will become available for issuance effective upon the effectiveness of the registration statement of which this prospectus is a part, as well as any automatic increases in the number of shares of our common stock reserved for future issuance under such plan (which amount includes (1) approximately               shares to be covered by new equity awards that we currently intend to grant

in       , 2021 following the completion of this offering and (2) approximately 18.8 million shares of our Class A common stock deliverable upon the vesting of RSUs granted pursuant to the terms of the exchange offer, assuming full participation in the exchange offer by all eligible employees, an applicable SAP share price of $126.50 per share (which was the closing price of SAP’s ordinary shares on Xetra on December 23, 2020, converted into U.S. dollars using the exchange rate as published by the Wall Street Journal for that date and rounded to the nearest half dollar) and an initial public offering price of $22.00 per share (the midpoint of the estimated offering price range set forth on the cover page of this prospectus)), and
◦12,000,000 shares of our Class A common stock reserved for future issuance under our ESPP, which will become available for issuance effective upon the effectiveness of the registration statement of which this prospectus is a part, as well as any automatic increases in the number of shares of our common stock reserved for future issuance under such plan.
Our 2021 Plan and ESPP will each provide for annual automatic increases in the number of shares reserved thereunder and our 2021 Plan also will provide for increases to the number of shares of Class A common stock that may be granted thereunder based on shares underlying any awards under our 2021 Plan that expire, are forfeited, or are otherwise terminated, as more fully described in the section titled “Executive Compensation—Equity-Based Compensation Plans.”
To the extent that any equity-based compensation awards are granted under our equity compensation plans, or we issue additional equity securities or convertible debt, there will be further dilution to investors participating in this offering.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA
The following tables present our selected consolidated financial and other data. We have derived the selected consolidated statements of operations data for the years ended December 31, 2018 and 2019 and our selected consolidated balance sheet data as of December 31, 2018 and 2019 from our audited consolidated financial statements included elsewhere in this prospectus. We have derived the selected consolidated statements of operations data for the nine months ended September 30, 2019 and 2020 and our selected consolidated balance sheet data as of September 30, 2020 from our unaudited interim consolidated financial statements included elsewhere in this prospectus. The unaudited interim consolidated financial statements have been prepared on the same basis as the audited consolidated financial statements and reflect, in the opinion of management, all adjustments of a normal, recurring nature that are necessary for a fair statement of the unaudited interim consolidated financial statements. Our historical results are not necessarily indicative of the results that may be expected in the future, and the results for the nine months ended September 30, 2019 or 2020 are not necessarily indicative of the results to be expected for the full year or any other future period. The following selected consolidated financial and other data should be read in conjunction with the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus.

	Year Ended December 31,		Nine Months Ended September 30,
	2018	2019	2019	2020
Consolidated Statements of Operations Data:	(In thousands, except share data)
Revenue:
Subscription	$295,528	$430,038	$309,562	$415,000
Professional services and other	106,380	161,117	108,786	134,956
Total revenue	401,908	591,155	418,348	549,956
Cost of revenue(1)(2):
Subscription	35,785	67,982	51,563	46,974
Professional services and other	66,929	117,509	80,692	100,060
Total cost of revenue	102,714	185,491	132,255	147,034
Gross profit	299,194	405,664	286,093	402,922
Operating expenses(1)(2):
Research and development	65,925	242,124	183,466	168,985
Sales and marketing	192,142	440,325	327,454	322,775
General and administrative	74,248	717,363	624,342	155,225
Total operating expenses	332,315	1,399,812	1,135,262	646,985
Operating loss	(33,121)	(994,148)	(849,169)	(244,063)
Other non-operating income (expense), net	169	(486)	(666)	(483)
Loss before income taxes	(32,952)	(994,634)	(849,835)	(244,546)
Provision for income taxes	4,356	12,999	10,528	13,481
Net loss	$(37,308)	$(1,007,633)	$(860,363)	$(258,027)

		January 23, 2019 through December 31, 2019	January 23, 2019 through September 30, 2019	Nine Months Ended September 30, 2020
Net loss per share attributable to common stockholder, basic		$(1.76)	$(1.41)	$(0.61)
Weighted-average shares used in computing net loss per share attributable to common stockholder, basic		423,170,610	423,170,610	423,170,610

Pro forma net loss per share attributable to common stockholder, basic (3)
Weighted-average Class A and Class B shares used in computing pro forma net loss per share attributable to common stockholder, basic

________________
(1)Includes equity and cash settled stock-based compensation expense, as follows:

	Year Ended December 31,		Nine Months Ended September 30,
	2018	2019	2019	2020
	(In thousands)
Cost of subscription revenue	$4	$24,136	$20,947	$3,809
Cost of professional services and other revenue	144	17,168	13,937	6,193
Research and development	2,228	130,809	107,134	63,165
Sales and marketing	708	115,581	94,088	34,933
General and administrative	1,516	588,532	514,015	109,949
Total stock-based compensation expense, including cash settled(a)	$4,600	$876,226	$750,121	$218,049
________________
(a)As a result of the SAP Acquisition, our stock based compensation expense reflects the recognition of both equity classified awards and liability classified awards. Liability classified awards are settled in cash in accordance with SAP’s employee equity compensation programs. 2018 stock-based compensation expense consisted entirely of equity-classified awards. 2019 stock-based compensation expense consisted of $185.8 million of equity-classified awards and was recognized as a result of the SAP Acquisition, and $690.4 million of liability-classified awards, of which $312.8 million were settled in cash in 2019. For the nine months ended September 30, 2019 and 2020, stock-based compensation expense consisted of $185.8 million, and $0.0 million, respectively, of equity-classified awards recognized as a result of the SAP Acquisition, and $564.3 million and $218.0 million, respectively, of liability-classified awards. During the nine months ended September 30, 2019 and 2020, awards of $213.2 million and $284.0 million, respectively, were settled in cash. Liability-classified awards are recorded according to mark-to-market accounting.
(2)Includes amortization of acquired intangible assets as follows:

	Year Ended December 31,		Nine Months Ended September 30,
	2018	2019	2019	2020
	(In thousands)
Cost of subscription revenue	$703	$1,160	$878	$797
Sales and marketing	145	204	153	153
General and administrative	201	114	87	141
Total amortization of acquired intangible assets	$1,049	$1,478	$1,118	$1,091
(3)Unaudited pro forma per share data gives effect, in the weighted average shares used in the calculation, to the additional         million shares of common stock, which, when multiplied by the assumed initial public offering price of $22.00 per share (the midpoint of the range set forth on the cover page of this prospectus), and after giving effect to a pro rata allocation of offering costs, would have been required to be issued to generate proceeds sufficient to pay the portion of the $         million dividend declared in          that exceeded the most recent twelve months’ earnings.

	As of December 31, 2018	As of December 31, 2019	As of September 30, 2020
Consolidated Balance Sheet Data:	(In thousands)
Cash and cash equivalents	$115,443	$42,467	$87,500
Working capital (deficit)(1)	$228,633	$(111,203)	$(82,377)
Total assets	$378,513	$603,284	$706,221
Total deferred revenue	$284,222	$386,784	$381,213
Accumulated deficit	$(118,632)	$(1,126,265)	$(1,384,292)
Total equity (deficit)	$22,266	$(540,520)	$(397,095)
________________
(1)Working capital (deficit) is defined as current assets less current liabilities, excluding current deferred revenue. See our audited consolidated financial statements and related notes included elsewhere in this prospectus for further details regarding our current assets and current liabilities.
Non-GAAP Financial Measures
In addition to our results determined in accordance with U.S. generally accepted accounting principles, or GAAP, we believe several non-GAAP measures are useful in evaluating our operating performance: non-GAAP gross profit and margin, non-GAAP operating income (loss) and margin, and free cash flow. We use the following non-GAAP financial information to evaluate our ongoing operations and for internal planning and forecasting purposes. We believe that non-GAAP financial information, when taken collectively, may be helpful to investors because it provides consistency and comparability with past financial performance. However, non-GAAP financial information is presented for supplemental informational purposes only, has limitations as an analytical tool, and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. In particular, free cash flow is not a substitute for cash used in operating activities and it does not represent the total increase or decrease in our cash balance for a given period. In addition, other companies, including companies in our industry, may calculate similarly-titled non-GAAP measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison. A reconciliation is provided below for each non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures, and not to rely on any single financial measure to evaluate our business.
Non-GAAP Gross Profit and Margin

	Year Ended December 31,		Nine Months Ended September 30,
	2018	2019	2019	2020
	(In thousands)
GAAP gross profit	$299,194	$405,664	$286,093	$402,922
Add: Stock-based compensation expense, including cash settled	148	41,304	34,884	10,002
Add: Amortization of acquired intangible assets	703	1,160	878	797
Non-GAAP gross profit	$300,045	$448,128	$321,855	$413,721
Non-GAAP gross margin	75%	76%	77%	75%
We calculate non-GAAP gross profit, as GAAP gross profit excluding equity and cash settled stock-based compensation expense and amortization of acquired intangible assets allocated to cost of revenue. Non-GAAP gross margin is calculated as non-GAAP gross profit divided by total revenue.

Non-GAAP Operating Income (Loss) and Margin

	Year Ended December 31,		Nine Months Ended September 30,
	2018	2019	2019	2020
	(In thousands)
GAAP operating loss	$(33,121)	$(994,148)	$(849,169)	$(244,063)
Add: Stock-based compensation expense, including cash settled(1)	4,600	876,226	750,121	218,049
Add: Amortization of acquired intangible assets	1,049	1,478	1,118	1,091
Add: Advisory and legal costs related to 2018 IPO and the SAP Acquisition	31,100	66,992	66,992	—
Non-GAAP operating income (loss)	$3,628	$(49,452)	$(30,938)	$(24,923)
Non-GAAP operating margin	1%	(8)%	(7)%	(5)%
________________
(1)As a result of the SAP Acquisition, our stock based compensation expense reflects the recognition of both equity classified awards and liability classified awards. Liability classified awards are settled in cash in accordance with SAP’s employee equity compensation programs. 2018 stock-based compensation expense consisted entirely of equity-classified awards. 2019 stock-based compensation expense consisted of $185.8 million of equity-classified awards and was recognized as a result of the SAP Acquisition, and $690.4 million of liability-classified awards, of which $312.8 million were settled in cash in 2019. For the nine months ended September 30, 2019 and 2020, stock-based compensation expense consisted of $185.8 million, and $0.0 million, respectively, of equity-classified awards recognized as a result of the SAP Acquisition, and $564.3 million and $218.0 million, respectively, of liability-classified awards. During the nine months ended September 30, 2019 and 2020, awards of $213.2 million and $284.0 million, respectively, were settled in cash. Liability-classified awards are recorded according to mark-to-market accounting.
We calculate non-GAAP operating income (loss), as GAAP operating loss excluding equity and cash settled stock-based compensation expense, amortization of acquired intangible assets, and advisory and legal costs related to the 2018 IPO and SAP Acquisition. Non-GAAP operating margin is calculated as non-GAAP operating income (loss) divided by total revenue.
Free Cash Flow and Margin

	Year Ended December 31,		Nine Months Ended September 30,
	2018	2019	2019	2020
	(In thousands)
Net cash provided by (used in) operating activities	$36,404	$(370,904)	$(245,955)	$(312,229)
Less: Capital expenditures	(21,321)	(33,181)	(26,469)	(43,054)
Free cash flow	15,083	(404,085)	(272,424)	(355,283)
Free cash flow margin	4%	(68)%	(65)%	(65)%
As a result of the SAP Acquisition, we incurred significant cash outflows in connection with the settlement liability classified awards in accordance with SAP’s employee equity compensation programs. We calculate free cash flow as net cash provided by operating activities less capital expenditures. Our free cash flow for the year ended December 31, 2018 and 2019 and for the nine months ended September 30, 2019 and 2020 includes $31.1 million, $379.8 million, $280.2 million and $284.0 million, respectively, in cash outflows related to the settlement of liability-classified, stock-based awards and advisory and legal costs related to the 2018 IPO and SAP Acquisition. Free cash flow margin is calculated as free cash flow divided by total revenue.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the section titled “Selected Consolidated Financial and Other Data” and the consolidated financial statements and related notes thereto included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those discussed below. You should review the sections titled “Special Note Regarding Forward-Looking Statements” and “Risk Factors” for a discussion of forward-looking statements and important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.
Overview
We created the first experience management platform to manage customer, employee, product, and brand experiences. Our platform serves as a business operating system for Experience Management. The Qualtrics Experience Management Platform, or Qualtrics XM, is a system of action that helps companies design and improve the experiences they provide to their many constituents across these four core experiences.
We have built a thriving global business with more than 12,000 customers, including 85% of the Fortune 100 as of September 30, 2020. Our revenue was $401.9 million and $591.2 million for the years ended December 31, 2018 and 2019, respectively, representing year-over-year growth of 47%. For the years ended December 31, 2018 and 2019, our net loss was $37.3 million and $1,007.6 million, respectively, and our free cash flow was $15.1 million and $(404.1) million, respectively. The results of our operations for the years ended December 31, 2018 and 2019 were impacted by equity and cash settled stock-based compensation expense and advisory and legal costs related to the 2018 IPO and the SAP Acquisition (See Page 18 in Summary Consolidated Financial and Other Data for additional discussion).
The following graphic highlights key milestones since our founding in 2002.
We generate revenue by selling subscriptions to our XM Platform and integrated solutions, as well as professional services. Over 99% of our contracts have a subscription period of one year or longer, and we primarily bill annually in advance. Subscription revenue comprised over 75% of our total revenue for the nine months ended September 30, 2020. We have a diversified customer base consisting of organizations of various sizes across virtually all industries. Our largest customer accounted for less than 2% of revenue in 2019, and our largest industries by annual recurring revenue, or ARR, as of September 30, 2020 were financial services, professional and business services, education, technology, government and healthcare. ARR is calculated by annualizing subscription revenue in the last month of a period.
We price and package our software subscriptions solutions based on the capacity, use case and functionality needs of our customers. This pricing and packaging includes volume of expected responses, number of users accessing our platform, number of employees, and level of functionality provided, such as dashboards, iQ functionality, and integrations. We have also recently begun to offer use case pricing that simplifies pricing for customers seeking to address specific needs. Our customers often expand their subscriptions as they increase volume of responses, add solutions and integrations, grow users and employees, and increase features and workflows within each solution.
Our professional services consist primarily of research services, though our DesignXM offering, which allows customers to gain market intelligence by procuring a curated group of respondents and returning tangible results, while conforming to best-practice design and methodology, as well as implementations, configurations, integration and engineering services to help customers deploy our XM Platform. Other professional services revenue consists of consulting and training fees.
Key Factors Affecting Our Performance
We believe that the growth and future success of our business depends on many factors. While each of these factors presents significant opportunities for our business, they also pose important challenges that we must successfully address in order to sustain our growth and improve our results of operations.
Customer Acquisition and Expansion
We are focused on continuing to acquire new customers to support our long-term growth. We have invested, and expect to continue to invest, heavily in our sales and marketing efforts to drive customer acquisition. As of September 30, 2020, we had more than 12,000 customers, including 85% of the Fortune 100. Our customers include businesses of all sizes, academic institutions, and government organizations. We define the number of customers at the end of any particular period as the number of parties or individual legal entities that have entered into a separate subscription contract with us. For avoidance of doubt, international subsidiaries of parent entities are not separately counted, but business units, brands, and academic institutions are counted if they are distinct legal entities. A single organization or customer may have multiple paid business accounts.
Our business model relies on rapidly and efficiently landing new customers and expanding our relationship with them over time. We have a history of attracting new customers, driving expanded use through upselling our XM Platform across the enterprise, and cross-selling through the subsequent deployment of additional solutions throughout the enterprise. Our relationship with SAP has resulted in greater access to enterprise customers and increased cross-sell opportunities through SAP’s base of over 400,000 customers in more than 180 countries. The chart below illustrates the total subscription billings of each cohort over the periods presented with each cohort representing customers who made their first purchase from us in a given fiscal year. For example, the 2016 cohort includes all customers that purchased their first subscription from us between January 1, 2016 and December 31, 2016. Our subscription billings from customers for the 2014 cohort, 2015 cohort, 2016 cohort, 2017 cohort, and

2018 cohort in 2019 represent an increase over each cohort’s initial aggregate subscription billings by 1.7x, 1.8x, 1.7x, 1.4x, and 1.2x, respectively.
Note: 2013 cohort represents billings from 2013 and prior years.
We continue to increase the number of customers who have entered into larger subscriptions with us. We had 1,206 customers with ARR of $100,000 or more as of September 30, 2020, increased from 720 and 1,026 as of December 31, 2018 and 2019, respectively. Further, as of September 30, 2020, we had 64 customers with ARR of $1 million or more, up from 27 and 43 as of December 31, 2018 and 2019, respectively. The number of customers with ARR of $100,000 or more indicates the strategic importance of our platform for enterprise customers and our ability to both initially land significant accounts and grow them over time.
Investing for Growth
Our investment for growth encompasses multiple critical areas, including international growth, enterprise sales, and product expansion.
Our revenue outside of the United States represented 23%, 26%, 25%, and 28% of our total revenue in the years ended December 31, 2018 and 2019 and for the nine months ended September 30, 2019 and 2020, respectively. We initially started our expansion outside of the United States in English-speaking countries, such as Ireland, the United Kingdom, Canada and Australia, as we were able to leverage our core technologies and go-to-market motion. Since opening our first international office in Dublin, Ireland in 2013, we now have 27 sales offices in countries around the globe.
We continue to evolve our technology to ensure that we are best serving our customers’ needs. We believe this will lead to continued increased retention and positive customer referrals that will continue to generate expansion within current customer organizations and business from new customers. Since 2015, we have established offices in Seattle and Poland to expand our engineering headcount. We continue to invest in research and development to drive product innovation and development.
Strategic Partnerships
In 2018, we announced the launch of QPN. Since then, we have built out our partner network to include over 200 global member companies partnering with us on our platform to help drive breakthrough business outcomes for joint customers. Since the SAP Acquisition in 2019, we have also developed joint go-to-market and product integrations with SAP. We expect our partnerships to extend our sales reach and provide implementation leverage both domestically and internationally, as well as product and technology integrations that will accelerate our product roadmap.
Key Business Metrics
We review a number of operating and financial metrics, including the following key metrics to evaluate our business, measure our performance, identify trends affecting our business, formulate business plans, and make strategic decisions.
Large Customers
We define our large customers as those spending more than $100,000 in ARR on our XM Platform. We believe that our ability to increase the number of large customers is an indicator of our market penetration, strategic demand for our platform, the growth of our business, and our potential future business opportunities. Increasing awareness of our platform and its broad range of capabilities, coupled with the mainstream adoption of cloud-based technology, has expanded the diversity of our large customer base to include organizations of different sizes across virtually all industries.

					Growth Rate
	December 31,		September 30,		December 31,	September 30,
	2018	2019	2019	2020	2019	2020
Large customers	720	1,026	933	1,206	43%	29%
Net Retention Rate
We calculate our dollar-based net retention rate to measure our ability to retain and expand subscription revenue from our existing customers and is an indicator of the value our platform delivers to customers and our future business opportunities. Our net retention rate compares our subscription revenue from the same set of customers across comparable periods and reflects customer renewals, expansion, contraction and churn.
We calculate our net retention rate on a trailing four-quarter basis. As of September 30, 2020, our net retention rate was 122%, and it has been greater than 120% in each of the last eight quarters. Our net retention rate was 122% and 125% as of December 31, 2018 and 2019, respectively.
To calculate our net retention rate, we first calculate the subscription revenue in one quarter from a cohort of customers that were customers at the beginning of the same quarter in the prior fiscal year, or cohort customers. We repeat this calculation for each quarter in the trailing four-quarter period. The numerator for net retention rate is the sum of subscription revenue from cohort customers for the four most recent quarters, or numerator period, and the denominator is the sum of subscription revenue from cohort customers for the four quarters preceding the numerator period.
SAP Acquisition
Since the SAP Acquisition in January 2019 and until the sale of 6,000,000 shares of our Class A common stock to Q II, we have operated as a wholly owned subsidiary of SAP. Accordingly, our financial results for the year-ended December 31, 2019 differ in comparison to the year-ended December 31, 2018 primarily with respect to sales and marketing expenses and equity and cash settled stock-based compensation expense.
During the year ended December 31, 2019 and the nine months ended September 30, 2019 and 2020, we recorded $15.2 million, $11.7 million and $10.8 million, respectively, of sales and marketing costs incurred by SAP for our indirect benefit, such as salaries and benefits of SAP’s sales staff. During the year ended December 31, 2019 and the nine months ended September 30, 2019 and 2020, these expenses were partially offset by $8.7 million, $2.4 million, and $8.8 million in charges to SAP for indirect benefits we provided, such as salaries and benefits of Qualtrics’ sales staff to support SAP. We expect these indirect benefits and the related costs to continue in the near future. These amounts may fluctuate from period to period based on the nature and extent of the indirect benefits received and provided.
In 2019 we recorded $876.2 million in equity and cash settled stock-based compensation expense compared to $4.6 million in 2018. This increase was due to performance based awards that were recognized as a result of the SAP Acquisition and the modification of unvested awards, at the time of the SAP Acquisition, to liability-classified awards to be settled in cash, which resulted in mark-to-market accounting for these awards.
Our 2018 stock-based compensation expense of $4.6 million consisted entirely of equity-classified awards. Our 2019 stock-based compensation expense of $876.2 million consisted of $185.8 million of equity-classified awards recognized as a result of the SAP Acquisition and $690.4 million of liability-classified awards, of which $312.8 million were settled in cash in 2019 and $377.6 million are expected to be settled in future periods.
As a result of this increase in equity and cash settled stock-based compensation, our cost of revenue, research and development, sales and marketing, and general and administrative costs increased significantly in absolute dollars and as a percentage of revenue during the year ended 2019 compared to 2018. These changes are described in additional detail within our results of operations.
SAP Segment Reporting
Since the SAP Acquisition, certain of our financial results have been presented as an operating segment within SAP’s publicly reported financial results. These Euro-reported financial results are prepared under International Financial Reporting Standards, or IFRS, and presented on a non-IFRS basis. The SAP segment results differ from our standalone financial results primarily due to: differences in reporting currency, differences between IFRS and GAAP, differences in the reporting of certain related party transactions between Qualtrics and SAP, SAP’s reporting of expenses related to certain corporate overhead functions, and differences in the reporting related to the SAP Acquisition.
Response to COVID-19
In response to the COVID-19 pandemic, we have taken broad actions to mitigate the impact of this public health crisis on our business. In response, we have implemented, among other measures, a COVID-19 task force, a temporary work from home policy across all offices globally, new operating guidelines for our offices based on local conditions, restrictions on work-related travel, and additional wellness benefits for employees, all of which have the potential to result in a significant disruption to how we operate our business. Our customers and partners have similarly been impacted. Our XM Platform enables customers to focus on managing their customer, employee, product and brand experiences, which is increasingly important in a digitally connected world. Although we believe our business is well-suited to navigate the current environment, the ultimate duration and extent of the COVID-19 pandemic cannot be accurately predicted at this time, and the direct or indirect impact on our business, results of operations, and financial condition will depend on future developments that are highly uncertain. We have experienced, and may continue to experience, an adverse impact on certain parts of our business. The conditions caused by the pandemic have adversely affected or may in the future adversely affect, among other things, demand, spending by new customers, renewal and retention rates of existing customers, the length of our sales cycles, sales productivity, the value and duration of subscriptions, collections of accounts receivable, our IT and other expenses, our ability to recruit, and the ability of our employees to travel, all of which could adversely affect our business, results of operations, and financial condition.
We have also experienced, and may continue to experience, certain positive impacts on other aspects of our business, including an increase in sales of our platform to state, local and federal governments and non-profit organizations to help them navigate through the pandemic. Moreover, we have seen a reduction in certain operating expenses due to reduced business travel, deferred hiring for some positions, and the virtualization or cancellation of customer and employee events. At our virtual event Work Different this year, we explored how successful organizations are listening to and taking action on the feedback from their customers and employees to reimagine the future of work. Additionally, we believe that the COVID-19 pandemic could also accelerate customer transformation into digital businesses, which we expect will generate additional opportunities for us in the future.

The global impact of COVID-19 continues to rapidly evolve, and we will continue to monitor the situation and the effects on our business and operations closely. We do not yet know the full extent of potential impacts on our business or operations. In particular, due to our subscription-based business model, the effect of the COVID-19 pandemic may not be fully reflected in our revenue until future periods. Given the uncertainty, we cannot reasonably estimate the impact on our future results of operations, cash flows, or financial condition. For additional details, see “Risk Factors.”
Components of Our Results of Operations
Revenue
We generate revenue from sales of subscriptions to our XM Platform and related professional services.
Subscription revenue is recognized ratably over the related contractual term, generally beginning on the date that our XM Platform is made available to our customer. Our subscription agreements generally have annual contractual terms, with a growing number having multi-year contractual terms. Our agreements generally cannot be canceled with refund. We primarily bill in advance for our annual contracts and annually in advance for our multi-year contracts. Amounts that have been billed are initially recorded as deferred revenue until the revenue is recognized. Subscription revenue as a percentage of total revenue may fluctuate period to period.
Professional services and other revenue consists primarily of research services, implementation services, and engineering services. Research services revenue is recognized upon completion of the project. Our agreements generally cannot be canceled with refund. We typically bill in advance for research services projects, with a significant number of customers purchasing annual retainers to fund future projects. Amounts that have been billed are initially recorded as deferred revenue until the revenue is recognized. Implementation services and engineering services include fees associated with new and expanding customers requesting implementation, integration, customization, consulting, and other services. We price these services on a fixed fee basis. Our agreements generally cannot be canceled with refund. We typically bill in advance for professional services and other revenue. Amounts that have been billed are initially recorded as deferred revenue until the revenue is recognized. We continue to increase deployment of partners to fulfill certain of these services, especially implementation services, and we generally expect professional services and other revenue to decrease as a percentage of total revenue in the long term, although this percentage may fluctuate from period to period.
Cost of revenue and gross margin
Cost of revenue. Our cost of subscription revenue includes expenses related to operating our XM Platform in data centers, depreciation of our data center equipment, and the amortization of our capitalized internal-use software and acquired technology. Subscription cost of revenue also includes employee-related costs associated with our customer support and XM Platform operations organizations. Our cost of professional services and other revenue includes vendor costs and employee-related costs associated with the delivery of these services. Additionally, we make allocations of certain overhead costs, primarily based on headcount, to each of these costs of revenue. Allocated overhead includes costs such as facilities, including rent, utilities, depreciation on leasehold improvements, and shared information technology costs. We expect our cost of revenue will increase in absolute dollars in future periods as we continue to invest in our business.
Gross margin. Gross margin is gross profit expressed as a percentage of revenue. Our gross margin may fluctuate from period to period based on the timing of capital expenditures and the related depreciation expense, or other changes in equity and cash settled stock-based compensation, employee-related costs, infrastructure costs, revenue mix, timing of completion of professional services projects, as well as revenue fluctuations. Excluding the impact of equity and cash settled stock-based compensation expense, we generally expect our gross margin to remain relatively consistent in the near term and to increase modestly in the long term, although our gross margin may fluctuate from period to period depending on the interplay of all of these factors.

Operating expenses
Research and development. Our research and development expenses consist primarily of employee-related costs for our engineering, product, and design teams, and allocated overhead.
We plan to continue to hire employees for our engineering, product, and design teams to support our efforts to enhance the functionality and improve the reliability, availability, and scalability of our XM Platform. Excluding the impact of equity and cash settled stock-based compensation expense, we expect our research and development expenses to increase in absolute dollars in future periods, to remain relatively consistent as a percentage of our revenue in the near term, and to decrease as a percentage of our revenue over the long term, although our research and development expenses may fluctuate as a percentage of our revenue from period to period due to the timing and extent of these expenses.
Sales and marketing. Our sales and marketing expenses relate to both inside and outbound sales activities, as well as expansion efforts with our current customers. The expenses consist primarily of employee-related costs, marketing programs and events, including our X4 Summit, lead generation fees, indirect benefits received from SAP net of indirect benefits we provide to SAP, and allocated overhead. Sales commissions earned by our sales team and the related payroll taxes, that we consider to be incremental and recoverable costs of obtaining a contract with an organization, are deferred and amortized over an estimated period of benefit of five years.
We plan to continue to invest in sales and marketing to grow our customer base and increase our brand awareness. The trend and timing of sales and marketing expenses will depend in part on the timing of marketing campaigns. Excluding the impact of equity and cash settled stock-based compensation expense, we expect that sales and marketing expenses will increase in absolute dollars in future periods; however, we expect our sales and marketing expenses to decrease as a percentage of our revenue over the long term, although our sales and marketing expenses may fluctuate as a percentage of our revenue from period to period due to the timing and extent of these expenses.
General and administrative. Our general and administrative expenses consist primarily of employee-related costs for our finance, legal, people operations, and other administrative teams, as well as certain executives. In addition, general and administrative expenses include allocated overhead, outside legal, accounting and other professional fees, and non-income based taxes.
We expect to incur additional general and administrative expenses to support our growth as well as our transition to being a publicly traded company. Excluding the impact of equity and cash settled stock-based compensation expense, we expect that general and administrative expenses will increase in absolute dollars in future periods. Our general and administrative expenses may fluctuate as a percentage of our revenue from period to period due to the timing and extent of these expenses.
Other income (expense), net
Other income (expense), net consists of other non-operating gains or losses, including those related to interest income and foreign currency transaction gains and losses.
Provision for income taxes
Provision for (benefit from) income taxes consists primarily of income taxes related to the U.S. and other foreign jurisdictions in which we conduct business. We maintain a full valuation allowance against our U.S. deferred tax assets as we have concluded that it is not more likely than not that the deferred tax assets will be realized. Our effective tax rate is affected by tax rates in foreign jurisdictions and the relative amounts of income we earn in those jurisdictions, as well as non-deductible expenses, such as share-based compensation, and changes in our valuation allowance.
Income taxes as presented in our consolidated financial statements attribute current and deferred income taxes of SAP to our standalone financial statements in a manner that is systematic, rational and consistent with the asset and liability method prescribed by FASB ASC Topic 740: Income Taxes, or ASC 740. Accordingly, our income tax provision was prepared following the separate return method. The separate return method applies ASC 740 to the standalone financial statements of each member of the consolidated group as if the group members were a separate taxpayer and a standalone enterprise. As a result, actual transactions included in the consolidated financial statements of SAP may not be included in our separate consolidated financial statements. Similarly, the tax treatment of certain items reflected in our consolidated financial statements may not be reflected in the consolidated financial statements and tax returns of SAP. Therefore, such items as net operating losses, credit carry-forwards and valuation allowances may exist in the standalone financial statements that may or may not exist in SAP’s consolidated financial statements. As such, our income taxes as presented in these consolidated financial statements may not be indicative of the income taxes that we will generate in the future.
As described above, we have calculated the income taxes in our consolidated financial statements on a separate return basis. However, we were in actuality included in the consolidated, combined or unitary U.S. federal and state income tax returns with SAP America and its affiliates. As a result, a portion of our net operating loss and credit carryforwards would not be available for our use in future tax periods as the net operating losses, or underlying deductions, and credits have already been partially absorbed by SAP America.

Results of Operations
The following table sets forth our results of operations for the periods presented:

	Year Ended December 31,		Nine Months Ended September 30,
	2018	2019	2019	2020
	(In thousands)
Revenue:
Subscription	$295,528	$430,038	$309,562	$415,000
Professional services and other	106,380	161,117	108,786	134,956
Total revenue	401,908	591,155	418,348	549,956
Cost of revenue(1)(2):
Subscription	35,785	67,982	51,563	46,974
Professional services and other	66,929	117,509	80,692	100,060
Total cost of revenue	102,714	185,491	132,255	147,034
Gross profit	299,194	405,664	286,093	402,922
Operating expenses(1)(2):
Research and development	65,925	242,124	183,466	168,985
Sales and marketing	192,142	440,325	327,454	322,775
General and administrative	74,248	717,363	624,342	155,225
Total operating expenses	332,315	1,399,812	1,135,262	646,985
Operating loss	(33,121)	(994,148)	(849,169)	(244,063)
Other non-operating income (expense), net	169	(486)	(666)	(483)
Loss before income taxes	(32,952)	(994,634)	(849,835)	(244,546)
Provision for income taxes	4,356	12,999	10,528	13,481
Net loss	$(37,308)	$(1,007,633)	$(860,363)	$(258,027)
________________
(1)Includes equity and cash settled stock-based compensation expense, as follows:

	Year Ended December 31,		Nine Months Ended September 30,
	2018	2019	2019	2020
	(In thousands)
Cost of subscription revenue	$4	$24,136	$20,947	$3,809
Cost of professional services and other revenue	144	17,168	13,937	6,193
Research and development	2,228	130,809	107,134	63,165
Sales and marketing	708	115,581	94,088	34,933
General and administrative	1,516	588,532	514,015	109,949
Total stock-based compensation, including cash settled(a)	$4,600	$876,226	$750,121	$218,049
_________________
(a)As a result of the SAP Acquisition, our stock based compensation expense reflects the recognition of both equity classified awards and liability classified awards. Liability classified awards are settled in cash in accordance with SAP’s employee equity compensation programs. 2018 stock-based compensation expense consisted entirely of equity-classified awards. 2019 stock-based compensation expense consisted of $185.8 million of equity-classified awards and was recognized as a result of the SAP Acquisition, and $690.4 million of liability-classified awards, of which $312.8 million were settled in cash in 2019. For the nine months ended September 30, 2019 and 2020, stock-based compensation expense consisted of $185.8 million, and $0.0 million, respectively, of equity-classified awards recognized as a result of the SAP

Acquisition, and $564.3 million and $218.0 million, respectively, of liability-classified awards. During the nine months ended September 30, 2019 and 2020, awards of $213.2 million and $284.0 million, respectively, were settled in cash. Liability-classified awards are recorded according to mark-to-market accounting.
(2)Includes amortization of acquired intangible assets as follows:

	Year Ended December 31,		Nine Months Ended September 30,
	2018	2019	2019	2020
	(In thousands)
Cost of subscription revenue	$703	$1,160	$878	$797
Sales and marketing	145	204	153	153
General and administrative	201	114	87	141
Total amortization of acquired intangible assets	$1,049	$1,478	$1,118	$1,091
The following table sets forth our results of operations for the periods presented as a percentage of our total revenue for those periods:

	Year Ended December 31,		Nine Months Ended September 30,
	2018	2019	2019	2020
	(as a % of revenue)
Revenue:
Subscription	74	73	74	75
Professional services and other	26	27	26	25
Total revenue	100%	100%	100%	100%
Cost of revenue:
Subscription	9	11	12	9
Professional services and other	17	20	19	18
Total cost of revenue	26	31	31	27
Gross profit	74	69	69	73
Operating expenses:
Research and development	16	41	44	31
Sales and marketing	48	74	78	59
General and administrative	18	121	149	28
Total operating expenses	82	236	271	118
Operating loss	(8)	(167)	(202)	(45)
Other non-operating income, net	—	—	—	—
Loss before income taxes	(8)	(167)	(202)	(45)
Provision for income taxes	1	2	3	2
Net loss	(9)%	(169)%	(205)%	(47)%

Comparison of the nine months ended September 30, 2019 and 2020
Revenue

	Nine Months Ended September 30,
	2019	2020	$ Change	% Change
	(In thousands)
Subscription revenue	$309,562	$415,000	$105,438	34%
Professional services and other revenue	108,786	134,956	26,170	24%
Total revenue	$418,348	$549,956	$131,608	31%
Subscription revenue increased by $105.4 million, or 34%, for the nine months ended September 30, 2020 as compared to the nine months ended September 30, 2019. This increase was due primarily to increased demand for our solutions from new and existing customers. Of the increase in subscription revenue for the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019, approximately $67.5 million was attributable to existing customers and approximately $37.9 million was attributable to new customers. The increase in revenue from existing customers was driven by upgrades of current subscription solutions and the purchase of additional solutions within our platform. Pricing changes were not material to the increase in revenue. Professional services and other revenue increased $26.2 million, or 24%, for the nine months ended September 30, 2020 compared to the nine months ended September 30, 2019. This increase was primarily due to the growth of our research services offering, as well as an increase in revenue from large customers, who generally require more services.
Cost of revenue, gross profit, and gross margin

	Nine Months Ended September 30,
	2019	2020	$ Change	% Change
	(In thousands)
Cost of subscription revenue	$51,563	$46,974	$(4,589)	(9)%
Cost of professional services and other revenue	80,692	100,060	19,368	24%
Total cost of revenue	132,255	147,034	14,779	11%

Subscription gross profit	257,999	368,026	110,027	43%
Professional services and other gross profit	28,094	34,896	6,802	24%
Total gross profit	$286,093	$402,922	$116,829	41%

Subscription gross margin	83%	89%
Professional services and other gross margin	26%	26%
Total gross margin	68%	73%
Cost of subscription revenue decreased $4.6 million, or 9%, for the nine months ended September 30, 2020, as compared to the nine months ended September 30, 2019, while subscription revenue grew 34% over the same period. This decrease was driven by a $17.1 million decrease in equity and cash settled stock-based compensation expense, partially offset by a $7.3 million increase in employee-related costs from headcount growth, a $3.9 million increase in server costs, and a $1.3 million increase in amortization of internal-use software. Cost of professional services and other revenue increased $19.4 million, or 24%, for the nine months ended September 30, 2020, as compared to the nine months ended September 30, 2019. This increase was driven by a $16.0 million increase in employee-related costs from headcount growth and a $11.1 million increase in professional services vendor costs, offset partially by a $7.7 million decrease in equity and cash settled stock-based compensation expense,

Our gross margins increased from 68% during the nine months ended September 30, 2019 to 73% during the nine months ended September 30, 2020, due primarily to an decrease in equity and cash settled stock-based compensation expense of $24.9 million, as described above.
Operating Expenses
Research and development

	Nine Months Ended September 30,
	2019	2020	$ Change	% Change
	(In thousands)
Research and development	$183,466	$168,985	$(14,481)	(8)%
Research and development expenses decreased $14.5 million, or 8%, for the nine months ended September 30, 2020, as compared to the nine months ended September 30, 2019. This decrease was driven by a $44.0 million decrease in equity and cash settled stock-based compensation expense, partially offset by a $27.3 million increase in employee-related costs from headcount growth as we continue to add to and enhance our products, and a $3.3 million increase in allocated overhead costs.
Sales and marketing

	Nine Months Ended September 30,
	2019	2020	$ Change	% Change
	(In thousands)
Sales and marketing	$327,454	$322,775	$(4,679)	(1)%
Sales and marketing expenses decreased $4.7 million, or 1%, for the nine months ended September 30, 2020, as compared to the nine months ended September 30, 2019. The decrease in sales and marketing was primarily driven by a $59.2 million decrease in equity and cash settled stock-based compensation expense and a $6.5 million decrease in travel-related expenses resulting from the COVID-19 pandemic, partially offset by a $54.2 million increase in employee-related costs from headcount growth and a $5.3 million increase in allocated overhead costs.
General and administrative

	Nine Months Ended September 30,
	2019	2020	$ Change	% Change
	(In thousands)
General and administrative	$624,342	$155,225	$(469,117)	(75)%
General and administrative expenses decreased $469.1 million, or 75%, for the nine months ended September 30, 2020, as compared to the nine months ended September 30, 2019. The decrease in general and administrative expenses was primarily driven by a $404.1 million decrease in equity and cash settled stock-based compensation expense and a $67.0 million decrease in advisory and legal costs related to 2018 IPO and SAP acquisition.
Other non-operating income (expense), net
Other non-operating income (expense), net increased $0.2 million for the nine months ended September 30, 2020, as compared to the nine months ended September 30, 2019. This immaterial change for the periods results from immaterial changes in interest income due to differences in average cash balances and interest rates and immaterial changes in foreign currency transactions gains and losses.
Provision for income taxes
Provision for income taxes increased $3.0 million for the nine months ended September 30, 2020, as compared to the nine months ended September 30, 2019, due to our growth internationally and increases in tax reserves.

Our effective tax rate decreased to (5.5)% for the nine months ended September 30, 2020, as compared to (1.2)% for the nine months ended September 30, 2019. The decrease was primarily driven by differences in our effective tax rate for the respective years, as described below.
Our effective tax rate for the nine months ended September 30, 2020 was (5.5)%. The difference between the U.S. statutory rate of 21% and our effective tax rate is primarily driven by rate increases due to tax reserves, foreign taxes, and the impact of valuation allowances recorded against current year losses in the United States.
Our effective tax rate for the nine months ended September 30, 2019 was (1.2)%. The difference between the U.S. statutory rate of 21% and our effective tax rate is primarily driven by rate adjustments due to tax reserves, non-deductible stock compensation, foreign taxes, and the impact of valuation allowances recorded against current year losses in the United States.
Comparison of the years ended December 31, 2018 and 2019
Revenue

	Year Ended December 31,
	2018	2019	$ Change	% Change
	(In thousands)
Subscription revenue	$295,528	$430,038	$134,510	46%
Professional services and other revenue	106,380	161,117	54,737	51%
Total revenue	$401,908	$591,155	$189,247	47%
Subscription revenue increased by $134.5 million, or 46%, for the year ended December 31, 2019 as compared to the year ended December 31, 2018. This increase was due primarily to increased demand for our solutions from new and existing customers. Of the increase in subscription revenue for the year ended December 31, 2019 compared to the year ended December 31, 2018, approximately $84.0 million was attributable to existing customers and approximately $50.5 million was attributable to new customers. The increase in revenue from existing customers was driven by upgrades of current subscription solutions and the purchase of additional solutions within our platform. Pricing changes were not material to the increase in revenue. Professional services and other revenue increased $54.7 million, or 51%, from the year ended December 31, 2018 to the year ended December 31, 2019. This increase was primarily due to the growth of our research services offering, as well as an increase in revenue from large customers, who generally require more services.
Cost of revenue, gross profit, and gross margin

	Year Ended December 31,
	2018	2019	$ Change	% Change
	(In thousands)
Cost of subscription revenue	$35,785	$67,982	$32,197	90%
Cost of professional services and other revenue	66,929	117,509	50,580	76%
Total cost of revenue	102,714	185,491	82,777	81%

Subscription gross profit	259,743	362,056	102,313	39%
Professional services and other gross profit	39,451	43,608	4,157	11%
Total gross profit	$299,194	$405,664	$106,470	36%

Subscription gross margin	88%	84%
Professional services and other gross margin	37%	27%
Total gross margin	74%	69%

Cost of subscription revenue increased $32.2 million, or 90%, for the year ended December 31, 2019, as compared to the year ended December 31, 2018, while subscription revenue grew 46% over the same period. This increase was driven by a $24.2 million increase in equity and cash settled stock-based compensation expense, a $4.4 million increase in employee-related costs from headcount growth, a $2.5 million increase in amortization of internal-use software, and a $1.1 million increase in server costs. Cost of professional services and other revenue increased $50.6 million, or 76%, for the year ended December 31, 2019, as compared to the year ended December 31, 2018. This increase was driven by a $23.1 million increase in employee-related costs from headcount growth, a $17.0 million increase in equity and cash settled stock-based compensation expense, and a $10.5 million increase in professional services vendor costs.
Our gross margins decreased from 74% in 2018 to 69% in 2019, due primarily to an increase in equity and cash settled stock-based compensation expense of $41.2 million, as described above.
Operating Expenses
Research and development

	Year Ended December 31,
	2018	2019	$ Change	% Change
	(In thousands)
Research and development	$65,925	$242,124	$176,199	267%
Research and development expenses increased $176.2 million, or 267%, for the year ended December 31, 2019, as compared to the year ended December 31, 2018. This increase was driven by a $128.6 million increase in equity and cash settled stock-based compensation expense, a $39.4 million increase in employee-related costs from headcount growth as we continue to add to and enhance our products, and a $7.1 million increase in allocated overhead costs, partially offset by a $3.2 million increase in capitalized internal-use software.
Sales and marketing

	Year Ended December 31,
	2018	2019	$ Change	% Change
	(In thousands)
Sales and marketing	$192,142	$440,325	$248,183	129%
Sales and marketing expenses increased $248.2 million, or 129%, for the year ended December 31, 2019, as compared to the year ended December 31, 2018. The increase in sales and marketing was primarily driven by a $114.9 million increase in equity and cash settled stock-based compensation expense, $118.9 million in employee-related costs from headcount growth and sales costs incurred by SAP, including increased sales commission expenses due to increased billings. Additional increases include $14.4 million in marketing campaign expenses.
General and administrative

	Year Ended December 31,
	2018	2019	$ Change	% Change
	(In thousands)
General and administrative	$74,248	$717,363	$643,115	866%
General and administrative expenses increased $643.1 million, or 866%, for the year ended December 31, 2019, as compared to the year ended December 31, 2018. The increase in general and administrative expenses was primarily driven by a $587.0 million increase in equity and cash settled stock-based compensation expense, a $35.9 million increase in acquisition-related costs, and a $13.5 million increase in employee-related costs driven by headcount growth to support expansion of the business.

Other non-operating income (expense), net
Other non-operating income (expense), net decreased $0.7 million for the year ended December 31, 2019, as compared to the year ended December 31, 2018, primarily due to a decrease in interest income of $0.6 million resulting from lower average cash balances throughout 2019 compared to 2018.
Provision for income taxes
Provision for income taxes increased $8.6 million for the year ended December 31, 2019, as compared to the year ended December 31, 2018, due to our growth internationally.
The decrease in our effective tax rate to (1.3)% for the year ended December 31, 2019, as compared to (13.2)% for the year ended December 31, 2018, was primarily driven by differences in our effective tax rate for the respective years, as described below.
Our effective tax rate for the year ended December 31, 2019 was (1.3)%. The difference between the U.S. statutory rate of 21% and our effective tax rate is primarily driven by rate increases due to equity compensation (8.4%), foreign and state taxes (4.5%), and tax credits (3.1%). These increases to our effective tax rate are partially offset by rate decreases due to changes of the valuation allowance (36.7%). Our valuation allowance increased to offset increases in our deferred tax assets primarily driven by additional net operating loss carryforward. The effective tax rate increase related to equity compensation is due to deductible compensation payments for tax purposes greater than the expense recorded for book purposes.
Our effective tax rate for the year ended December 31, 2018 was (13.2)%. The difference between the U.S. statutory rate of 21% and our effective tax rate is primarily driven by rate adjustments due to changes in the valuation allowance (45.4%), which was partially offset by a rate adjustment due to tax credits (27.6%). Our valuation allowance increased to offset increases in our deferred tax assets primarily driven by additional net operating loss carryforwards.
Quarterly Results of Operations
The following table sets forth our unaudited quarterly statements of operations data for each of the last eight quarters ended September 30, 2020. The information for each of these quarters has been prepared on the same basis as the audited annual financial statements included elsewhere in this prospectus and, in the opinion of management, includes all adjustments, which includes only normal recurring adjustments, necessary for the fair statement of the results of operations for these periods. This data should be read in conjunction with our audited consolidated financial statements and related notes thereto included elsewhere in this prospectus. These quarterly results of operations are not necessarily indicative of our future results of operations that may be expected for any future period.

	Three Months Ended
	Dec. 31,	March 31,	June 30,	Sept. 30,	Dec. 31,	March 31,	June 30,	Sept. 30,
	2018	2019	2019	2019	2019	2020	2020	2020
	(In thousands)
Revenue:
Subscription	$86,309	$96,612	$102,453	$110,497	$120,476	$128,265	$138,476	$148,259
Professional services and other	27,157	32,923	34,379	41,484	52,331	47,799	42,567	44,590
Total revenue	113,466	129,535	136,832	151,981	172,807	176,064	181,043	192,849
Cost of revenue(1)(2):
Subscription	9,573	24,231	13,396	13,936	16,419	13,716	16,896	16,362
Professional services and other	17,572	24,111	27,017	29,564	36,817	34,208	33,178	32,674
Total cost of revenue	27,145	48,342	40,413	43,500	53,236	47,924	50,074	49,036
Gross profit	86,321	81,193	96,419	108,481	119,571	128,140	130,969	143,813
Operating expenses(1)(2):
Research and development	20,653	87,980	53,376	42,110	58,658	35,489	71,431	62,065
Sales and marketing	55,006	137,279	97,045	93,130	112,871	107,095	112,672	103,008
General and administrative	44,366	427,504	137,816	59,022	93,021	22,487	72,007	60,731
Total operating expenses	120,025	652,763	288,237	194,262	264,550	165,071	256,110	225,804
Operating loss	(33,704)	(571,570)	(191,818)	(85,781)	(144,979)	(36,931)	(125,141)	(81,991)
Other non-operating income (expense), net	(107)	(25)	(228)	(413)	180	485	(412)	(556)
Loss before income taxes	(33,811)	(571,595)	(192,046)	(86,194)	(144,799)	(36,446)	(125,553)	(82,547)
Provision for (benefit from) income taxes	1,421	3,981	2,226	4,321	2,471	8,389	1,951	3,141
Net loss	$(35,232)	$(575,576)	$(194,272)	$(90,515)	$(147,270)	$(44,835)	$(127,504)	$(85,688)
____________________
(1)Includes stock-based compensation expense as follows:

	Three Months Ended
	Dec. 31,	March 31,	June 30,	Sept. 30,	Dec. 31,	March 31,	June 30,	Sept. 30,
	2018	2019	2019	2019	2019	2020	2020	2020
	(In thousands)
Cost of subscription revenue	$—	$15,506	$3,384	$2,057	$3,189	$169	$2,915	$725
Cost of professional services and other revenue	145	4,480	5,779	3,678	3,231	89	3,522	2,582
Research and development	660	67,298	26,943	12,893	23,675	1,964	37,282	23,919
Sales and marketing	149	57,731	24,732	11,625	21,493	3,783	19,064	12,086
General and administrative	543	346,224	124,784	43,007	74,517	6,497	58,642	44,810
Total stock-based compensation	$1,497	$491,239	$185,622	$73,260	$126,105	$12,502	$121,425	$84,122
(2)Includes amortization of acquired intangible assets as follows:

	Three Months Ended
	Dec. 31,	March 31,	June 30,	Sept. 30,	Dec. 31,	March 31,	June 30,	Sept. 30,
	2018	2019	2019	2019	2019	2020	2020	2020
	(In thousands)
Cost of subscription revenue	$240	$308	$285	$285	$282	$266	$266	$265
Sales and marketing	51	51	51	51	51	51	51	51
General and administrative	43	32	28	27	27	47	47	47
Total amortization of acquired intangible assets	$334	$391	$364	$363	$360	$364	$364	$363
Quarterly Revenue Trends

Our revenue increased sequentially in each of the quarters presented primarily due to increases in the number of customers and expansion with existing customers. We generally experience seasonality in billings with our customers, and we typically record a higher percentage of billings in our fourth quarter. However, because we recognize subscription revenue ratably over the terms of our subscription agreements, a substantial portion of the subscription revenue that we report in each period is attributable to the recognition of remaining performance obligations relating to agreements that we entered into during previous periods. Consequently, increases or decreases in new or renewal billings in any one period may not be immediately reflected as subscription revenue for that period. For the three months ended March 31, 2020, June 30, 2020, and September 30, 2020, professional services and other revenue decreased as a percentage of total revenue due largely to customer delays in completing research services projects following the COVID-19 pandemic.
Quarterly cost of revenue and gross margin trends
Beginning in 2019, our quarterly subscription cost of revenue fluctuated mainly due to equity and cash settled stock-based compensation expense. Cash settled stock-based compensation expense follows mark-to-market accounting, which results in changes in quarterly periods due to changes in the underlying price of SAP’s stock. Excluding the impacts of stock-based compensation expense, margins have been consistent throughout the quarterly periods shown. Beginning in 2019, our quarterly professional services and other cost of revenue fluctuated mainly due equity and cash settled stock-based compensation expense. We generally expect our subscription and total gross margin to remain relatively constant in the near term and to increase modestly in the long term as subscription revenue becomes a bigger percentage of our overall revenue. Our subscription and total gross margin may fluctuate from period to period depending on the interplay of all of these factors.
Quarterly operating expense trends
Beginning in the fourth quarter of 2018, our quarterly operating expenses fluctuated mainly due to equity and cash settled stock-based compensation expense and advisory and legal costs related to the 2018 IPO and the SAP Acquisition. Excluding the impacts of stock-based compensation expense and costs related to the 2018 IPO and SAP acquisition, our overall total quarterly operating expenses generally increased sequentially in the quarters presented primarily due to headcount growth in connection with the expansion of our business.
Liquidity and Capital Resources
As of September 30, 2020, we had cash and cash equivalents of $87.5 million. Our cash and cash equivalents consist primarily of cash and money market funds. As of September 30, 2020, we had $13.1 million of our cash and cash equivalents held by our foreign subsidiaries.
We have financed our operations primarily through cash generated from our operations, equity issuances, and proceeds from capital contributions received from SAP in conjunction with the SAP Acquisition and funding of cash settled stock-based compensation expense. Our principal uses of cash in recent periods have been funding our operations, making capital expenditures, and settling equity-based awards.
We believe our existing cash and cash equivalents, together with cash provided by operations and funding obligations from SAP, will be sufficient to meet our needs for at least the next 12 months. Our future capital requirements will depend on many factors, including our revenue growth rate, subscription renewal activity, the timing and extent of spending to support further infrastructure development and research and development efforts, the timing and extent of additional capital expenditures to invest in existing and new office spaces, the satisfaction of tax withholding obligations for the settlement of future share-based awards, the expansion of sales and marketing and international operation activities, the introduction of new product capabilities and enhancement of our XM Platform, and the continuing market acceptance of our platform. With respect to the funding of tax withholding and remittance obligations related to the settlement of share-based awards, we may use a significant portion of our existing cash, including funds raised in this offering. If we elect not to fully fund tax withholding and remittance obligations through cash or if we are unable to do so, we may choose to sell equity or debt securities, or rely on a combination of these alternatives. We have based this estimate on assumptions that may prove to be wrong, and we could use our available capital resources sooner than we currently expect. We may in the future enter into arrangements to acquire or invest in complementary businesses, services, and technologies, including intellectual property rights. We may be required to seek additional equity or debt financing. In the event that additional financing is required from outside sources, we may not be able to raise it on terms acceptable to us or at all. If we are unable to raise additional capital when desired, our business, results of operations, and financial condition would be materially and adversely affected.
Our cash flow activities were as follows for the periods presented:

	Years Ended December 31,		Nine Months Ended September 30,
	2018	2019	2019	2020
	(In thousands)
Net cash flows provided by (used in) operating activities	$36,404	$(370,904)	$(245,955)	$(312,229)
Net cash used in investing activities	(32,686)	(33,181)	(26,469)	(43,054)
Net cash flows (used in) provided by financing activities	(531)	329,793	214,793	400,000
Effect of exchange rate changes on cash and cash equivalents	(1,179)	1,316	1,164	316
Net increase (decrease) in cash and cash equivalents	$2,008	$(72,976)	$(56,467)	$45,033
Operating activities
Our largest source of operating cash is cash collections from our paying customers for subscriptions to our XM Platform. Our primary uses of cash from operating activities are for employee-related costs, infrastructure-related expenditures, and marketing expenses. Net cash provided by operating activities is impacted by our net loss adjusted for certain non-cash items, including depreciation and amortization expenses and equity and cash settled stock-based compensation, as well as the effect of changes in operating assets and liabilities.
Net cash used in operating activities during the nine months ended September 30, 2020 was $312.2 million, which resulted from net loss of $258.0 million, adjusted for $218.0 million in stock-based compensation expense, including cash settled of $284.0 million, additional non-cash charges of $56.1 million and net cash inflow of $44.3 million from changes in operating assets and liabilities. Non-cash charges primarily consisted of $18.6 million for depreciation and amortization expense and $22.4 million for amortization of deferred contract acquisition costs. The net cash inflow from changes in operating assets and liabilities was primarily the result of a $31.8 million decrease in accounts receivable and a $63.3 million increase in deferred contract acquisition costs as our sales commission payments increased due to addition of new customers and expansion of our existing customer subscriptions,
Net cash used in operating activities during the nine months ended September 30, 2019 was $246.0 million, which resulted from net loss of $860.4 million, adjusted for $750.1 million in stock-based compensation expense, including cash settled of $213.2 million, additional non-cash charges of $29.5 million and net cash outflow of $48.0 million from changes in operating assets and liabilities. Non-cash charges primarily consisted of $14.1 million for depreciation and amortization expense, and $13.9 million for amortization of deferred contract acquisition costs, offset by $3.4 million in deferred income tax. The net cash inflow from changes in operating assets and liabilities was primarily the result of a $14.5 million decrease in accounts receivable and a $34.7 million increase in deferred contract acquisition costs as our sales commission payments increased due to addition of new customers and expansion of our existing customer subscriptions,
For the year ended December 31, 2019, net cash flows used in operating activities was $370.9 million, which resulted from net loss of $1,007.6 million, adjusted for $876.2 million in stock-based compensation expense, including cash settled of $312.8 million, additional non-cash charges of $42.9 million, net cash inflow of $30.3 million from changes in operating assets and liabilities. Non-cash charges primarily consisted of $19.7 million for depreciation and amortization expense, $19.5 million of amortization of deferred contract acquisition costs, and $563.4 million of equity classified and liability classified stock-based compensation expense. The inflow from operating assets and liabilities was primarily due to an increase of $102.6 million in deferred revenue from advance invoicing in accordance with our revenue contracts, $51.9 million aggregate increase in accrued liabilities and accounts payable, partially offset by $54.3 million increase in accounts receivable due to billings growth and timing of collections, $47.7 million increase in deferred contract acquisition costs as our sales commission payments increased due to addition of new customers and expansion of our existing customer subscriptions, and $15.7 million increase in prepaid and other assets.
For the year ended December 31, 2018, net cash provided by operating activities was $36.4 million, which resulted from net loss of $37.3 million, adjusted for non-cash charges of $32.9 million and net cash inflow of $40.8 million from changes in operating assets and liabilities. Non-cash charges primarily consisted of $14.8 million for depreciation and amortization expense, $13.4 million of amortization of deferred contract acquisition costs and $4.6 million for equity classified stock-based compensation expense. The inflow from operating assets and liabilities was primarily due to an increase of $99.1 million in deferred revenue from advance invoicing in accordance with our customer contracts, $29.6 million aggregate increase in accrued liabilities and accounts payable, partially offset by $57.8 million increase in accounts receivable due to billings growth and timing of collections, $27.1 million increase in deferred contract acquisition costs as our sales commission payments increased due to addition of new customers and expansion of our existing customer subscriptions, and $3.5 million increase in prepaid and other assets.
Investing activities
Net cash used in investing activities is primarily impacted by purchases of property and equipment, particularly for capital expenditures for our data centers, capitalized software, improvements to existing and new office spaces, and business combinations.
Net cash used in investing activities during the nine months ended September 30, 2019 and 2020 of $26.5 million, and $43.1 million, respectively, resulted primarily from capital expenditures for our XM Platform and office build-outs.
Net cash used in investing activities during the years ended December 31, 2018 and 2019 of $32.7 million, and $33.2 million, respectively, resulted primarily from capital expenditures for our XM Platform and office build-outs and the cash paid for business combinations in 2018.
Financing activities
Net cash provided by financing activities of $214.8 million during the nine months ended September 30, 2019 was due to $754.5 million in proceeds from a capital contribution from SAP offset by $539.7 million related to the settlement of equity-based awards. Net cash provided by financing activities of $400.0 million during the nine months ended September 30, 2020 was due to $400.0 million in proceeds from a capital contribution from SAP.
Net cash provided by financing activities of $329.8 million during the year ended December 31, 2019 was due to $869.5 million in proceeds from a capital contribution from SAP offset by $539.7 million related to the settlement of equity-based awards.
Net cash used in financing activities of $0.5 million during the year ended December 31, 2018 was primarily due to the repurchase of our class B common stock.
On December 8, 2020, we entered into a stock purchase agreement with Q II, pursuant to which Q II agreed to purchase 6,000,000 shares of our Class A common stock, representing approximately 1% of the total shares of our common stock to be outstanding following the completion of this offering, at a price of $20.00 per share for an aggregate purchase price of $120 million, which transaction was completed on December 21, 2020. The shares are redeemable at the option of the Company for the 60-day period following June 30, 2021 unless the following conditions have been met: (i) the closing of our underwritten public offering shall have occurred prior to that date and (ii) Ryan Smith shall remain employed by us on that date or his employment shall have been terminated prior to that date by us without cause or by him with good reason. If such conditions do not occur, we will have 60 days following June 30, 2021 to repurchase the shares. The stock purchase agreement also restricts Q II’s right to sell or transfer the shares of our Class A common stock acquired pursuant to the purchase agreement for a period of 12 months after the effectiveness of the registration statement. Pursuant to Q II’s investment in our Class A common stock, we will grant Q II certain rights under our stockholders’ agreement, including “piggyback” registration rights with respect to our Class A common stock that may be exercised after the date that is 18 months after the effectiveness of the registration statement, subject to standard cutback provisions imposed by underwriters which will be applied pro rata with other holders exercising such rights.
On December 23, 2020, Silver Lake agreed to purchase $550 million of shares of our Class A common stock, comprising (a) 15,018,484 shares of our Class A common stock at $21.64 per share and (b) $225 million of shares of our Class A common stock at the initial public offering price, in a concurrent private placement. Assuming an initial public offering price of $22.00, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, this would result in a total of 25,245,756 shares of our Class A common stock purchased. The Silver Lake investment is contingent upon, and is expected to close immediately following, the closing of this offering as well as the satisfaction of customary closing conditions. The Class A common stock purchase agreement also restricts Silver Lake’s right to sell or transfer the shares of our Class A common stock acquired pursuant to the purchase agreement for a period of 24 months after the effectiveness of the registration statement. Pursuant to the Silver Lake investment, we will grant Silver Lake certain rights under our stockholders’ agreement, including demand registration rights and “piggyback” registration rights with respect to our Class A common stock that may be exercised after the date that is 24 months after the effectiveness of the registration statement, subject to cutback provisions. We have also agreed to appoint Egon Durban, a representative of Silver Lake, to our Board upon the closing of the Silver Lake investment.
Remaining Performance Obligations
Remaining performance obligations represent the amount of contracted future revenue that has not yet been recognized, including both deferred revenue and non-cancelable contracted amounts that will be invoiced and recognized as revenue in future periods. Amounts of a customer contract’s transaction price that are allocated to the remaining performance obligations represent contracted revenue that has not yet been recognized. They include amounts recognized as contract liabilities and amounts that are contracted but not yet due. The aggregate transaction price of remaining performance obligations is expected to be recognized as revenue as follows:

	Next 12 Months	Thereafter	Total
As of December 31, 2018	$303,275	$67,662	$370,937
As of December 31, 2019	$434,121	$208,562	$642,683
As of September 30, 2020	$494,073	$320,072	$814,145
These amounts are based on our best judgment, as it needs to consider estimates of possible future contract modifications. The amount of transaction price allocated to the remaining performance obligations, and changes in this amount over time, are impacted by, among others, currency fluctuations and the contract period of our cloud contracts remaining at the balance sheet date and thus by the timing of contract renewals.
Contractual Obligations
The following table summarizes our contractual obligations as of December 31, 2019:

	Payments Due by Period
	Total	Less than 1 year	1 - 3 years	3 - 5 years	More than 5 years
	(In thousands)
Operating lease commitments	$310,497	$15,513	$48,789	$49,462	$196,733
Non-cancelable purchase obligations	36,595	16,105	16,801	3,689	—
Total	$347,092	$31,618	$65,590	$53,151	$196,733
The contractual commitment amounts in the table above are associated with agreements that are enforceable and legally binding. Obligations under contracts that we can cancel without a significant penalty are not included in the table above. Purchase orders issued in the ordinary course of business are not included in the table above, as our purchase orders represent authorizations to purchase rather than binding agreements. Tax contingencies are not included in the table above as the period in which payment is due cannot be determined.
Off-Balance Sheet Arrangements
As of September 30, 2020, we did not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.
Critical Accounting Policies and Judgments
The preparation of financial statements in conformity with GAAP requires us to make certain estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the balance sheet date, as well as reported amounts of revenue and expenses during the reporting period. Our most significant estimates and judgments involve revenue recognition with respect to the determination of the standalone selling prices for our services, valuation of our equity and cash settled stock-based compensation, including the underlying deemed estimated fair value of our common stock, valuation of deferred income tax assets and liabilities, uncertain tax positions, and contingencies and litigation. Actual results could differ from those estimates. To the extent that there are differences between our estimates and actual results, our future financial statement presentation, financial condition, results of operations, and cash flows will be affected.
On January 1, 2017, we early adopted the requirements of Accounting Standards Update, or ASU, No. 2014-09, Revenue from Contracts with Customers, or Topic 606. Topic 606 establishes a principle for recognizing revenue upon the transfer of promised goods or services to customers, in an amount that reflects the expected consideration received in exchange for those goods or services. Topic 606 also includes Subtopic 340-40, Other Assets and Deferred Costs-Contracts with Customers, which requires the deferral of incremental costs of obtaining a contract with a customer. Collectively, references to Topic 606 used herein refer to both Topic 606 and Subtopic 340-40. We adopted Topic 606 with retrospective application to the beginning of the earliest period presented. The adoption of Topic 606 resulted in changes to our accounting policies for revenue recognition and deferred commissions. The primary impact of adopting Topic 606 relates to the deferral of incremental costs of obtaining customer contracts and the amortization of those costs.
We believe that the accounting policies described below involve a greater degree of judgment and complexity. Accordingly, these are the policies we believe are the most critical to aid in fully understanding and evaluating our consolidated financial condition and results of operations.
Revenue recognition
We recognize revenue from its service/product lines when control is transferred to its customers, in an amount that reflects the consideration we expect to be entitled to in exchange for the services. Sales and other taxes collected from customers to be remitted to government authorities are excluded from revenue. In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606) and Subtopic 340-40, Other Assets and Deferred Costs—Contracts with Customers (Subtopic 340-40). We account for revenue contracts with customers by applying the requirements of Topic 606, which includes the following steps:
•Identification of the contract, or contracts, with a customer
•Identification of the performance obligations in a contract
•Determination of the transaction price
•Allocation of the transaction price to the performance obligations in the contract
•Recognition of revenue when, or as, performance obligations are satisfied

Classes of Revenue
We derive revenue from two service/product lines:
Subscription Revenue. We generate revenue primarily from sales of subscriptions to access our XM Platform, together with related support services to our customers. Arrangements with customers do not provide the customer with the right to take possession of the software operating the XM Platform at any time. Instead, customers are granted continuous access to the XM Platform over the contractual period.
Our subscription contracts generally have annual contractual terms while some have multi-year contractual terms. We generally bill annually in advance with net 30 payment terms. Our agreements generally cannot be canceled with refund.
Professional Services and Other Revenue. Professional services and other revenue mainly includes two types of services: research services and professional services. Research services is a solution provided to existing subscription customers with arrangements, which are distinct from subscription revenue services. In addition, we provide professional services associated with new and expanding customers requesting implementation, integration services, and other ancillary services. These services are distinct from subscription revenue services.
Identification of a Contract
For accounting purposes, we treat multiple contracts entered into with the same customer as a single contract if they are entered into at or near the same time and are economically interrelated. We do not combine contracts with closing days more than three months apart because we do not consider them being entered into near the same time. Judgment is required in evaluating whether various contracts are interrelated, which includes considerations as to whether they were negotiated as a package with a single commercial objective, whether the amount of consideration on one contract is dependent on the performance of the other contract, or if some or all goods in the contracts are a single performance obligation.
New arrangements with existing customers can be either a new contract or the modification of prior contracts with the customer. Our respective judgment in making this determination considers whether there is a connection between the new arrangement and the pre-existing contracts, whether the goods and services under the new arrangement are highly interrelated with the goods and services sold under prior contracts, and how the goods and services under the new arrangement are priced. In determining whether a change in transaction price represents a contract modification or a change in variable consideration, we examine whether the change in price results from changing the contract or from applying unchanged existing contract provisions.
Identification of Performance Obligations
Some contracts with customers contain multiple performance obligations. For these contracts, we account for individual performance obligations separately, if they are distinct. Typically, the products and services outlined in the Classes of Revenue section qualify as separate performance obligations and the portion of the contractual fee allocated to them is recognized separately. Judgment is required, however, in determining whether a good or service is considered a separate performance obligation. In particular for our professional services and implementation activities, judgment is required to evaluate whether such services significantly integrate, customize, or modify the subscription service to which they relate. In this context, we consider the nature of the services and their volume relative to the volume of the subscription service to which they relate. In general, the implementation services for our subscription services go beyond pure setup activities and qualify as separate performance obligations. Non-distinct goods and services are combined into one distinct bundle of goods and services (combined performance obligation).
In rare instances, customers have the option to purchase additional subscription and support services at a stated price. These options generally do not provide a material right as they are priced at standalone selling price, or SSP. We apply judgment in determining whether such options provide a material right to the customer that the customer would not receive without entering into that contract (material right options). In this judgment, we consider, for example, whether the options entitle the customer to a discount that exceeds the discount granted for the respective goods or services sold together with the option.
Determination of Transaction Price
We apply judgment in determining the amount to which we expect to be entitled in exchange for transferring promised goods or services to a customer. This includes estimates as to whether and to what extent subsequent concessions or payments may be granted to customers and whether the customer is expected to pay the contractual fees. In this judgment, we consider our history both with the respective customer and more broadly.
If our services do not meet certain service level commitments, certain customers are entitled to receive service credits, and in certain cases, refunds, each representing a form of variable consideration. Historically, we have not experienced any significant incidents affecting the defined levels of reliability and performance as required by our subscription contracts. Accordingly, any estimated refunds related to these agreements in the consolidated financial statements is not material during the periods presented.
We applied the practical expedient in Topic 606 and did not evaluate contracts of one year or less for the existence of a significant financing component. We determined that no significant financing component existed on our multi-year contracts, as these contracts were structured for purposes other than obtaining financing from customers. Additionally, prices are generally fixed at contract inception; therefore, our contracts do not contain a significant amount of variable consideration.
Allocation of Transaction Price
The transaction price is allocated to the separate performance obligations on a relative standalone selling price basis. We determine standalone selling prices considering market conditions and based on overall pricing objectives such as observable standalone selling prices, and other factors, including the value of contracts, types of services sold, customer demographics, and the number and types of users within such contracts. We have established a hierarchy to identify the standalone selling prices that we use to allocate the transaction price of a customer contract to the performance obligations in the contract:
•Where standalone selling prices for an offering are observable and reasonably consistent across customers (that is, not highly variable), our standalone selling price estimates are derived from our respective pricing history.
•Where sales prices for an offering are not directly observable or highly variable across customers, we use estimation techniques. For renewable offerings with highly variable pricing, these techniques consider the individual contract’s expected renewal price as far as this price is substantive. Typically, our subscription offerings follow this approach. For our professional and other services, these estimations typically follow a cost-plus-margin approach.
Judgment is required when estimating standalone selling prices. To judge whether the historical pricing of our goods and services is highly variable, we have established thresholds of pricing variability. For judging whether contractual renewal prices are substantive, we have established floor prices that we use as standalone selling prices whenever the contractual renewal prices are below these floor prices. In judging whether contracts are expected to renew at their contractual renewal prices, we rely on our respective renewal history. We review the standalone selling prices periodically or whenever facts and circumstances change to ensure the most objective input parameters available are used.
Recognition of Revenue
Access to our XM Platform represents a series of distinct services as we continually provide access to and fulfill our obligation to the end customer over the subscription term. The series of distinct services represents a single performance obligation that is satisfied over time. Accordingly, the fixed consideration related to subscription revenue is generally recognized on a straight-line basis over the contract term, beginning on the date that the service is made available to the customer.

Revenue from professional services and other revenue related to research services is recognized upon completion because completion and delivery of the results is considered a separate performance obligation satisfied at a point in time. Revenue from professional services and other revenue related to customized software coding is recognized upon completion, because the customer consumes the intended benefit and assumes control upon final completion of the custom coding. Revenue from professional services and other revenue related to implementation and other ancillary services is recognized as the services are performed, because the customer consumes the benefit as the services are provided.
Judgment is required to determine whether revenue is to be recognized at a point in time or over time. For performance obligations satisfied over time, we need to measure progress using the method that best reflects Qualtrics’ performance.
All judgments and estimates mentioned above can significantly impact the timing and amount of revenue to be recognized.
Stock-based compensation, including cash settled
Equity Awards
We measure and recognize compensation expense for stock-based payment awards, including restricted stock awards, or RSAs, restricted stock units, or RSUs, and stock options granted to employees and advisors, based on the grant date fair value of the awards. Awards that will be settled in cash are marked-to-market each quarter. The grant date fair value of stock options is estimated using a Black-Scholes option pricing model. The fair value of stock-based compensation for stock options is recognized on a straight-line basis over the period during which services are provided in exchange for the award. The grant date fair value of RSAs and RSUs is estimated based on the fair value of the underlying common stock. Awards which contain both service-based and performance conditions are recognized using the accelerated attribution method.
As discussed in detail in Note 13, we issue two types of RSAs, one-tier and two-tier. One-tier RSAs vest solely on a service-based condition. For these awards, we recognize stock-based compensation expense on a straight-line basis over the vesting period. Two-tier RSAs contain both a service-based condition and performance condition, defined as the earlier of (i) an acquisition or change in control of the Company or (ii) upon the occurrence of an initial public offering by the Company. A change in control event and effective registration event are not deemed probable until consummated; accordingly, no expense is recorded related to two-tier RSAs until the performance condition becomes probable of occurring. Awards which contain both service-based and performance conditions are recognized using the accelerated attribution method once the performance condition is probable of occurring.
As discussed in detail in Note 13, all of our RSUs contain both a service-based condition and performance condition, defined as the earlier of (i) an acquisition or change in control of the Company or (ii) upon the occurrence of an initial public offering by the Company. A change in control event and effective registration event are not deemed probable until consummated; accordingly, no expense is recorded related to RSUs until the performance condition becomes probable of occurring. Awards which contain both service-based and performance conditions are recognized using the accelerated attribution method once the performance condition is probable of occurring.
With the SAP Acquisition, the performance condition of two-tier RSAs and RSUs was deemed to be met in January 2019.
In conjunction with the SAP Acquisition, under the terms of the acquisition agreement, unvested RSAs, RSUs, and options held by our employees were exchanged into liability-classified, stock-based awards to be settled in cash, or Qualtrics Rights. Approximately $858 million of the purchase price was related to RSAs, RSUs, and options that were to vest after the SAP Acquisition, contingent upon continued service from employees. The price realized by employees for these time-based awards is $35.00 per share, if the award was granted before January 1, 2018 or if the award was originally granted as an option; provided, that the fixed amount will be reduced by the original exercise price for any Qualtrics Rights that were originally granted as options. If the award was granted on or after January 1, 2018, the amount realized is $35.00 per share, adjusted for changes in the five-day average price of SAP stock for the period immediately preceding the close of the SAP Acquisition compared to SAP’s stock price on the vesting date.
Cash Awards
We measure and recognize compensation expense for cash settled stock-based awards based on the fair value of the awards each quarter until settlement. The fair value of stock-based compensation cash awards that vest solely on a service-based condition is recognized on a straight-line basis over the period during which services are provided in exchange for the award. The fair value is estimated based on the fair value of the underlying stock price or some are valued by $35.00. Awards which contained both service-based and performance conditions are recognized using the accelerated attribution method once the performance condition is probable of occurring.
After the SAP Acquisition, certain executives and employees were granted SAP RSUs, which are virtual shares representing a contingent right to receive a cash payment determined by the SAP share price and the number of share units that ultimately vest. SAP RSUs have a service-based vesting condition over a three-year period. These awards have a cliff vesting period of one year and continue to vest annually thereafter. We began granting SAP RSUs in March 2019. We recognize compensation expense associated with these RSUs ratably on a straight-line basis over the requisite service period. All awards are paid out in cash upon vesting. There were no SAP RSUs that vested and therefore no cash settlements for the year ended 2019.
We account for forfeitures as they occur; therefore, equity and cash settled stock-based compensation expense for the years ended December 31, 2018 and 2019 has been calculated based on actual forfeitures in our consolidated statements of operations.
Recent Accounting Pronouncements
Refer to Note 2 to our consolidated financial statements included elsewhere in this prospectus for more information about other recent accounting pronouncements.
Quantitative and Qualitative Disclosures about Market Risk
We have operations in the United States and internationally, and we are exposed to market risk in the ordinary course of our business.
Interest rate risk
We had cash and cash equivalents of $87.5 million as of September 30, 2020. We hold our cash and cash equivalents for working capital purposes. Our cash and cash equivalents are held in cash deposits and money market funds. The primary objectives of our investment activities are the preservation of capital, the fulfillment of liquidity needs, and the control of cash and investments. We do not enter into investments for trading or speculative purposes. Due to the short-term nature of these instruments, we believe that we do not have any material exposure to changes in the fair value of our investment portfolio as a result of changes in interest rates. Decreases in interest rates, however, would reduce future interest income.
We do not have any long-term debt or financial liabilities with floating interest rates that would subject us to interest rate fluctuations.
A hypothetical 10% change in interest rates during any of the periods presented would not have had a material impact on our financial statements.
Foreign currency exchange risk
Our results of operations and cash flows are subject to fluctuations due to changes in foreign currency exchange rates relative to U.S. dollars, our reporting currency. Our revenue is primarily generated in U.S. dollars, Euros, Australian dollars, British pounds sterling, Canadian dollars, New Zealand dollars, Japanese yen, and Singapore dollars. A portion of our operating expenses are incurred outside the United States, denominated in foreign currencies and subject to fluctuations due to changes in foreign currency exchange rates, particularly changes in the

Euro, British pound sterling, and Australian dollar. Additionally, fluctuations in foreign currency exchange rates may cause us to recognize transaction gains and losses in our consolidated statements of operations. As the impact of foreign currency exchange rates has not been material to our historical operating results, we have not entered into derivative or hedging transactions, but we may do so in the future if our exposure to foreign currency becomes more significant.
We recorded $1.1 million in net foreign currency transaction losses in the year ended December 31, 2018, and $0.9 million in net foreign currency transaction losses in the year ended December 31, 2019. A hypothetical 10% change in foreign currency rates would not have resulted in material gains or losses for the years ended December 31, 2018 and 2019.
Inflation risk
We do not believe that inflation has had a material effect on our business, results of operations, or financial condition. Nonetheless, if our costs were to become subject to significant inflationary pressures, we may not be able to fully offset such higher costs. Our inability or failure to do so could harm our business, results of operations, or financial condition.

OUR STORY
Writing Our Own Story
The Qualtrics story started nearly 20 years ago, and it’s been nothing but unique from the very beginning. We launched in a basement in Provo, Utah. We focused on the academic market for the first few years, a segment no one would have bet on. Against all conventional wisdom, we chose to bootstrap the business for the first decade and went on to build a billion-dollar business without any outside capital. When we finally raised money—$400 million from VCs—we didn’t need any of it, because we were cash flow positive from inception to acquisition. Nearly four years ago, we created and launched the Experience Management (XM) category, and a short while later we chose to partner with SAP to accelerate our ability to take XM to the world.
As we said, our story has been nothing but unique from the beginning. This next step of taking Qualtrics public is no different. In fact, it’s completely on brand for who we are and how we roll.
XM Is Mission Critical
XM is mission critical to every organization. It is the business discipline of seeking out and closing the gaps found in each of the four core experiences of businesses — customer, employee, product, and brand. Qualtrics is the only company in the world that can close these gaps on one single technology platform. That’s why organizations that leverage our platform are able to curate experiences that lead to customers who buy more, employees who stay longer, products that people love, and brands with a tribal following. In short, XM makes it possible for organizations to manage from the outside in, rather than the inside out.
No category is more mission critical than XM, and no category will play a bigger role in determining which companies succeed and which companies do not. That’s why we’re picking up right where we left off: with the ticker symbol XM and with a seasoned executive team that has led Qualtrics for many years.
When we created the XM category, we knew that experience is the future of business. Too many organizations have developed cultures of measurement, but measurement is just the first step. XM moves organizations from cultures of measurement to cultures of action. In a world where everyone is competing on experience--whether they realize it or not--having the ability to listen, understand, and take action is essential.
The XM category is vast and rapidly-growing. In 2018, we estimated the XM category to be $44 billion. Just two years later, we believe it is at least $60 billion. XM continues to redefine how companies operate, how organizations run, and how governments understand and interact with the world. Experience-led organizations are winning.
Taking XM to the World
When we chose to join forces with SAP, our goal was simple: take XM to the world. We’re excited to continue that relationship while being an independently-operated company. In partnership with SAP, over the past two years we have increased our deal sizes, broadened and deepened our geographic footprint, and continued to build an exceptional team. Leveraging the success we have had with SAP, we intend to continue growing Qualtrics into one of the biggest and most valuable enterprise software companies in the world. Going public will give us the speed, agility, and autonomy necessary to continue accelerating our leadership of the XM category.
As a public company, we intend to continue developing the best platform on the market, grow the XM ecosystem, explore our own acquisition strategy, and continue building the greatest team in tech.
Developing the Best Platform
When we created this category, we set and raised the bar. Legacy vendors and glorified survey providers have simply not been able to keep up with the emergence of XM and the power of the XM Platform. Qualtrics has the only platform that is a system of action organizations can leverage to design and improve across the four core experiences of business. We are investing more in R&D than anyone else in the experience management industry and will continue to lead with the best, most innovative platform to power the experience economy.

Growing the XM Ecosystem
Qualtrics and the XM Platform are the hub of the entire XM ecosystem. As the XM category continues growing, so will the ecosystem of companies built around Qualtrics. By becoming an independently-operated company, we can more efficiently and effectively build out the XM ecosystem in a way that fundamentally transforms how organizations operate.
Exploring Independent Acquisitions
Going public also gives us the ability to execute on our own acquisition strategy. While we will continue to build and partner as we expand the XM ecosystem, we will also engage strategically in M&A where it will help us better serve our customers, enhance product applications, and accelerate the global adoption of XM.
Building the Greatest Team
We believe in and compete on the strength of our team, which has nearly doubled since we joined forces with SAP. The team ranges from world-class engineers to eminent data scientists to award-winning customer support representatives to an exceptional go-to-market team. As an independently-operated company, we will continue to accelerate our ability to recruit, retain, and build the best team in tech.
How We Roll
Everyone who interacts with Qualtrics knows the core values upon which this company was built. They are a testament to the strength of our culture. Each individual at Qualtrics — from the executive team to the newest intern — is immersed in them and they serve as a continuous reminder of what we stand for. We call them TACOS:
•Transparency. We are a meritocracy and hold ourselves accountable. We reward the competent over the confident.
•All in. We bet on Qualtrics, and Qualtrics bets on us. This is our company. We deliver whatever it takes.
•Customer obsessed. If a customer is upset, we failed. Period. We learn, and we fix it.
•One team. There is only one team at Qualtrics. We hunt as a pack. We win and lose together and never say, "that's not my job."
•Scrappy. We're smart, resourceful and find a way. We write our own story instead of following others.
We are relentless in our determination to live up to these values every single day.
What We Believe
Given the state of the world, there are two things we feel the need to make explicit in this letter: we play the long game and we believe in our responsibility to use business, and our positions, to drive positive change.
Playing the Long Game
We are committed to powering the experience economy for the long-term, and that means building a business that will outlast any individual, thrive in any market condition, and help customers overcome any challenge. That is how Qualtrics has always operated and always will. By betting early on the academic market, millions of students have been trained on Qualtrics and they have taken the platform with them to countless businesses after they graduated. By bootstrapping our business, we were able to grow the way we knew was best and to pick the investors and partners that were right for our business. By joining forces with SAP, we developed a model for building out the XM ecosystem to become the most impactful in the world. We will continue to take this approach by running the company for the gain of long-term stockholders, not short-term speculators.

Our responsibility to drive positive change
This paragraph from our original Founder Letter in our 2018 S-1 bears repeating word for word:
“Qualtrics will be a force for good. We will lead where governments lag and be vocal when others are quiet. We are determined to create positive experiences in everything we do. With strong views on diversity and inclusion, immigration, wage equality, and the universality of human rights—without regard to race, color, creed, gender, or sexual orientation. We will not be quiet, but will amplify these views on behalf of our employees and organization. We know and embrace our responsibility to use business as a source for good.”
As 2020 has taught us more than ever before, experiences matter. While we may never know exactly what’s around the corner, we know that the organizations that listen carefully and act effectively are the ones that employees and customers will always want to bet on. For almost 20 years, we have been helping organizations across the world create breakthrough experiences that directly impact people’s lives. As our technology has scaled from people and companies to communities and governments, we’re helping close experience gaps in ways we never dreamed possible — from helping communities curb the spread of COVID-19 to creating community engagement solutions that help build public trust. What’s become clearer than ever is the enormous responsibility that comes with that influence and technology.
Our vision has always been for Qualtrics to be a force for good. Many of the world’s most pressing problems occur from a lack of understanding and uncertainty about what actions to take — and those are problems we can solve. As the creators of the experience management category, we promise to work hard and smart to deliver the best experience to our investors. We hope you will join us on this journey as we continue to apply our beliefs and implement our mission to shape the future of the experience economy.
Sincerely,
The Qualtrics Team

BUSINESS
Overview
We have pioneered a new category of software, experience management, or XM, which enables organizations to succeed in today’s experience economy. Our XM Platform helps organizations both design and improve the experiences that turn their customers into fanatics, employees into ambassadors, products into obsessions, and brands into religions.
Why It Matters:
The rise of the experience economy has changed the way businesses compete and organizations operate. The cost of switching products or services has become so low that over 70% of consumers are likely to switch brands due to a single poor experience. Over two-thirds of the workforce is disengaged. And while the majority of companies believe they are delivering a superior experience, few of their customers agree.
This is called the experience gap.
Experience management is the business discipline of finding and fixing experience gaps. These gaps––the difference between what businesses believe is happening and what is actually happening––are where poor experiences live. Left unresolved, experience gaps result in customer churn, employee attrition, failed product launches, and eventually, brand irrelevance.
The global pandemic, which has altered the way people work and interact with each other, has surfaced new experience gaps and changed nearly every expectation we have on businesses. Restaurants will need to reinvent. Live events and user conferences will need to be completely overhauled. Face-to-face meetings, sales calls, and employee all-hands will need to be entirely reworked. Organizations that fail to design and deliver a new set of experiences that address the rapidly evolving preferences of customers and employees will struggle to compete in a post-COVID-19 digital world.
The Qualtrics XM Platform is a mission-critical software system that enables breakthrough design and continuous improvement of customer, employee, product, and brand experiences — the four core experiences of every organization. Qualtrics allows all four experiences to be managed on a single, connected platform:
•CustomerXM –– decrease churn, increase engagement, and expand customer lifetime value, or LTV, by listening to customers across all channels and taking action on their feedback.
•EmployeeXM –– drive retention, increase engagement, and improve productivity by continuously listening to employees and delivering better workplace experiences.
•ProductXM –– design products people love, decrease time to market, and increase share of wallet by uncovering and acting on user needs, desires, and expectations.
•BrandXM –– create a bedrock of loyal followers, acquire new customers, and increase market share by ensuring that your brand resonates at each critical touchpoint and attracts target buyers.
Unfortunately, most “experience” offerings in the market do one thing –– use surveys to collect post-transaction feedback to monitor trends in satisfaction scores. The problem with these measurement tools is that they simply report on data about where and when to apologize, resulting in organizations that focus on reacting to complaints instead of designing better experiences and proactively closing experience gaps.
Measurement is not the ultimate goal.
Qualtrics is dramatically different from companies who simply help organizations measure satisfaction scores. Our platform was built from inception as a system of action –– a system that guides users with specific instructions for improvement and automated actions to close experience gaps. It provides each individual employee in an organization a powerful, easy-to-use interface that creates everyday habits to find and close experience gaps. It has the power to change organizational behavior and create a culture of action.
The Qualtrics XM Platform allows organizations to both (i) design new breakthrough experiences and (ii) continuously improve broken experiences through identifying issues, addressing the root cause, and then overhauling processes before they manifest as lower trending satisfaction scores.
How It Works:
Qualtrics XM is a system of action that allows organizations to manage all four core experiences on a single platform. It gives organizations a powerful set of tools to design and continuously improve customer, employee, product, and brand experiences, and uses a collection of smart features and capabilities that make feedback collection, analysis, and action-taking simple enough for any employee to use.
Listening Engine: Capture sentiment across all channels and touchpoints
Qualtrics provides easy-to-use tools to listen to both solicited and unsolicited customer, employee, product and brand sentiment across any channel. Our listening engine allows organizations to engage with stakeholders at the moment it’s most critical via chat, text, Facebook Messenger, WhatsApp, IoT devices such as Alexa or a smartwatch, or any other preferred channel. Organizations can run real-time topic and sentiment analysis during a phone call, or automatically analyze video-based feedback at scale.
Qualtrics XM is an open platform, allowing companies to collect feedback from third-party systems, including survey vendors, and operational systems like customer relationship management, or CRM, human capital management, or HCM, or enterprise resource planning, or ERP.
XM Directory: Centralize all collected experience data in one place
The Qualtrics XM Directory gives the ability to log, organize, access, manage, and update all experience data for the entire organization — in one place. By centralizing all experience data, organizations can create individual experience profiles that represent the emotions, needs, interests, and expectations of customers and employees — helping organizations provide highly personalized experiences at critical moments in the customer and employee journey.
iQ Smart Analysis: Surface alerts and recommend actions
Our powerful analytics suite, Qualtrics iQ, analyzes each piece of feedback collected using deep statistical analysis and machine learning, then generates recommended actions, ensuring teams focus on the changes that drive the highest return on investment. Using a simple interface, alerts can be configured for the most important actions. These alerts could be a manager alert about a shift in employee morale, a change in a product bundle recommendation, or even a shipping process overhaul.
Experience Workflows (xFlow): Eliminate experience gaps by assigning and routing actions to the people in the best position to drive improvement using workflow automation
The Qualtrics XM Platform can automatically route recommended actions to the people in the best position to close experience gaps or close the loop with customers or employees automatically using experience workflow automation. Employees can log into a role-based account and receive alerts relevant to their role and be given specific actions to drive improvement. The system tracks issues, progress, and next steps to help monitor progress and keep managers informed.
Ecosystem: Robust ecosystem of integrations for automating and connecting entire experience management
With Qualtrics, teams are empowered with the ability to build and save experience workflows that can be shared and scaled across departments, retail locations, or global deployments. Built with a completely open API architecture, our highly configurable platform provides a robust ecosystem of integrations for automating and connecting the entire experience management process––from collecting experience feedback from any third-party channel, to uncovering hidden trends using native or third-party analysis, to driving activities and action using any operational system that employees already use as part of their existing routines. These automated, expert-built solutions are available out of the box, purpose-built for specific industries, departments, and geographies.
As of September 30, 2020, the Qualtrics XM Platform is trusted by more than 12,000 customers of all sizes, including 85% of the Fortune 100. The broad adoption of our platform is facilitated by a multi-pronged go-to-market model comprised of highly productive inside and field sales teams, joint solution selling with SAP, and our growing QPN of over 200 global member companies that are partnering with us on our platform to help drive breakthrough business outcomes for our customers.
For the years ended December 31, 2018 and 2019, our revenue was $401.9 million, and $591.2 million, respectively, representing year-over-year growth of 47%. For the years ended December 31, 2018 and 2019, our net loss was $37.3 million and $1,007.6 million, respectively, and our free cash flow was $15.1 million and $(404.1) million, respectively. The results of our operations for the years ended December 31, 2018 and 2019 were impacted by equity and cash settled stock-based compensation expense and advisory and legal costs related to the 2018 IPO and the SAP Acquisition. See “Summary Consolidated Financial and Other Data” for additional discussion.
Industry Trends in Our Favor
Experiences Drive Differentiation and Competitive Advantage
Today, the value of any organization is dictated by the experiences of its customers, employees, and other constituencies. While effective organizations have always recognized this truism, we now live in a world where those experiences can be shared and amplified globally and instantaneously through digital channels, and brand perception and reputation can shift quickly and profoundly. Consumers are able to transition easily from brand to brand as direct commerce, compelling promotions, and a proliferation of new brands have reduced switching costs for consumers. Employees have greater freedom as professional mobility is increasingly top-of-mind for working-age individuals.
Industries are being transformed by companies that deliver superior experiences. This includes direct-to-consumer brands that rely on a user-friendly mobile app and website with a seamless checkout process and personalized experience, manufacturers that deliver superior product quality, service providers that offer increased convenience, and organizations that focus on their employees. These organizations that thoughtfully shape interactions with their customers and employees to create differentiated experiences are in the best position to win.
Understanding the impact of experiences, both positive and negative on customers and employees is critical in today’s experience economy to remain competitive:
Positive experiences lead to better outcomes:
•Greater Loyalty. According to Gartner, customer experience drives over two-thirds of customer loyalty, outperforming brand and price combined — but over 70% of CX leaders struggle to design projects that increase customer loyalty and achieve results.
•Increased Productivity. According to Gallup, business units and teams with top quartile level of employee engagement report 18% higher productivity than those in the bottom quartile.
•Stronger Financial Performance. According to Bain & Company, customer loyalty leaders grow revenues roughly 2.5 times as fast as their industry peers and deliver two to five times the shareholder returns over the next 10 years.
And poor experiences can have severe outcomes:
•Lower Retention. According to The Northridge Group, 72% of consumers are likely to switch to a competitive brand after just one bad experience.

•Decreased Productivity. According to Gallup, 68% of the working population is disengaged, impacting employee well-being, productivity, and retention.
•Inferior Financial Performance. Deloitte cited that enterprises with bottom quartile employee engagement achieve half the innovation, half the customer satisfaction, and 25% less profits than those in the top quartile.
Experience Gaps Create Challenges for Organizations
Experience is all-important in winning and retaining customers and employees; however, actual experiences often fall short of expectations. The difference between the experience an organization believes they are delivering and the actual experience delivered is the “experience gap.” Experience gaps are common in business and lead to lost customers, lower spend, employee turnover, employee disengagement, poor performance, and product failures.
Understanding the causes of experience gaps enables organizations to prioritize the investments that they make. For example, organizations can reallocate investments from areas that yield diminishing returns to specific areas that matter most. Companies are increasingly turning to Chief Experience Officers to identify and facilitate remediation of experience gaps across their entire organizations. Boards of directors now tie C-level compensation to key metrics that demonstrate success at closing these gaps, such as customer satisfaction, product net promoter score, customer churn, employee engagement, and leadership approval. Sustained market leadership is defined by the pace at which organizations recognize and close experience gaps.
Traditional Operational Systems Fail to Explain Why Experience Gaps Exist
Organizations rely on systems of record, such as CRM, ERP, HCM, Customer Service, and Marketing Automation systems, for gathering and reporting operational data, or O-data. While these systems are useful for reporting what is happening as of a certain date, such as pipeline and sales data, employee data, and financial events, they are not designed to explain why something is happening. This “why” factor determines experience: why customers buy, why employees are engaged, why a product release was successful, or why they are brand loyal.
O-data systems on their own come with limitations that prevent them from designing new experiences and improving existing ones:
•Provide a view into the lagging indicators of experience, focusing on what happened in the past;
•Collect data that fail to deliver strong predictors of future expectations;
•Are not set up for personalization and are not tuned into human decision-making;
•Are dependent on a third party to enter event data (e.g., sales representative enters their perspective post-call), rather than direct communication with customers and employees;
•Not designed to collect feedback across multiple channels and formats;
•Do not layer in necessary sentiment behind an event; and
•Rely on cookie-based data collection that is becoming increasingly scrutinized by privacy regulation and users.
O-data alone is far from sufficient to close experience gaps. Moreover, most organizations are O-data rich and X-data poor. X-data is the human factor data — the beliefs, emotions, and intentions that tell you why things are happening and, more importantly, what is going to happen. X-data is fragmented, often unstructured, and needs to be collected across all engagement methods, including e-mail, SMS, chat, phone, website, social media, and in-app links. X-data, in addition to O-data, is critical for organizations to understand where experience gaps exist and what actions to take to close the gaps. For example, O-data systems can tell you the cost of a project, but fail to explain who will buy what is produced, how much they will pay, or how to sell more. O-data systems can tell you who your top salespeople are, but fail to uncover if they are about to quit, and how to re-engage them. O-data systems can calculate a customer’s LTV, but fail to identify whether they will churn, and how to retain them.
Insight from Direct Feedback and the Ability to Take Action Drives Value
Direct, timely, and authentic data about the sentiment and experiences of all constituents is needed to drive growth, competitiveness, and value in today’s economy. Direct commerce models have allowed businesses to create multiple touchpoints with customers and garner data that allows them to rapidly evolve and improve their offerings and operations. Companies without this direct customer connectivity, including those that operate via indirect channels, find themselves at an increasing disadvantage, often resulting in the inability to gather direct customer experience data and reducing the ability to assess customer sentiment and needs. Despite this lack of direct customer connectivity, companies need a software platform that enables them to maintain direct feedback loops. The absence of direct signals meaningfully inhibits organizations’ ability to adapt and thrive.
Gathering direct feedback alone, however, is not enough for an organization. These insights are only valuable if they are routed to the correct people and systems at the right time so appropriate actions and improvements can be implemented. The ability to proactively route insight before an issue arises as opposed to after it has occurred is even more valuable. An organization’s ability to both uncover hidden insights and patterns and take action in real-time is critical to increase productivity and drive desired business results.
Delivering Immediate Action Requires Self-Service Tools
Traditional methods of relying on customer service agents to report issues, or hiring consultants or other third parties to analyze data about customers and employees, are not effective at providing immediate action. The increasing centrality, complexity, and nuances of delivering great experiences have compelled C-level executives to own experiences in-house and have the ability to make adjustments on their own. However, organizations need systems that can be adapted and scaled across departments for specific use cases, and contain the ability to provide ‘in the moment’ response to experiences. Self-service adoption for every employee is a central requirement for delivering immediate action.
Organizations Need to Manage Experiences Across Customers, Employees, Product, and Brand
The success of organizations today depends on the quality of the experiences that they deliver to constituents across four critical areas: customer experience, employee experience, product experience, and brand experience. Much like the four vital signs of the human body, blood pressure, heart rate, respiration, and temperature, these four experiences serve as the vital signs of the health of every organization.
The best companies are maniacal about their brand. They obsess over their customers. They improve every element of their employee experience. They constantly innovate products. These critical focus areas are intimately related and need to be managed together. Companies that cannot manage all four vital signs within a single platform cannot thrive.
Examples of how experience management can impact each of the four vital signs include:
Customer Experience:
•Build and continuously update customer profiles, with experience and operational data, to identify patterns, predict future behavior, and personalize engagement with customers.
•Assess health of customer relationships, compare against industry or internal benchmarks, and optimize key drivers of customer retention and expansion.
•Systematically predict customers most likely to churn and automate actions with relevant teams across the organization in the tools they use to address.
•Improve digital journeys with native capabilities to yield higher purchase conversion, share of wallet, and task completion.

•Identify poor customer service interactions with real-time analytics and trigger immediate service recovery efforts with the right teams in the organization.
•Understand what factors in the sales process influence purchase decisions to improve win rates.
•Activate the front line to be more customer-centric by systematically gathering, prioritizing and acting on their ideas and feedback to improve the customer experience.
•Optimize customer self-service capabilities to shift call volume to digital and reduce service and supports costs.
•Improve online reputation by gleaning insights from online review sites and social media and driving actions with the front line and other teams to improve.
Employee Experience:
•Understand, prioritize, and improve key drivers of employee engagement, retention, and productivity.
•Improve customer experience through optimizing employee experience initiatives.
•Assess and improve manager, team, and cultural effectiveness including diversity, equity, and inclusion efforts.
•Prioritize investments across factors (e.g., compensation, perks, vacation, etc.) to reduce turnover.
•Understand workplace experience factors leading to higher employee productivity and, as a result, organization performance.
•Identify causes of high employee turnover.
•Provide feedback to individual managers on their impact on employee experience including personalized recommendations on how to improve and systematically track progress.
•Use employee multi-rater reviews to determine professional action plans and improve employee job satisfaction.
Product Experience:
•Identify and measure target market and prioritize needs of customers for specific products or services by segment.
•Assess the key drivers of satisfaction with a product or service and prioritize action to improve product satisfaction and customer retention.
•Conduct concept and usability testing to optimize and benchmark new product launches.
•Optimize end-user experiences for product or service by combining operational metrics with experience insights.
•Simulate new product feature preferences and tradeoffs with choice modeling and cost/benefit analysis.
•Optimize pricing and packaging structures based on customer needs and demographics to increase customer reach and profitability.
Brand Experience:
•Assess brand health holistically, over time, and among competitors, from awareness to loyalty using tools to explore, identify and optimize key drivers of health.

•Prioritize marketing investments and actions to improve rate of new customer acquisition and repeat purchasing.
•Test, measure and optimize advertising campaign effectiveness to maximize ROI and impact on brand perception.
•Segment and target customers for personalized communications aligned to their specific needs and preferences.
•Identify gaps between desired brand position and actual consumer perceptions across a complex set of touchpoints to improve customer acquisition and retention, and prioritize actions to improve.
Organizations must be able to manage all four of these experiences and understand the impact that these interconnected experiences have upon each other. For example, engaged and empowered employees and partners are better able to address customer needs, enhance service levels, and elevate brand value. The result is richer and interrelated insights that could not be gained from tracking just one experience. Organizations able to manage these experiences in an integrated manner create a competitive advantage that drives increased organizational success and shareholder value.
Organizations Need a Holistic Experience Management Platform
Providing effective experience management requires organizations to combine O-data and X-data and take action to close experience gaps. Experience management capabilities need to be available to everyone throughout an organization, from C-level executives who are accountable for results down to those on the front lines best positioned to respond to feedback. Doing so has the potential to empower every person in an organization to make better and more informed decisions when it matters most.
To measure experiences, organizations have used a combination of various processes and tools for specific uses:
•Third-Party Market Research Firms and Consultants: This is a labor-intensive approach to researching a specific topic at a particular point in time. These firms can be effective at answering certain questions using in-depth market research through creating and sampling panels from their large networks. However, their methods of data collection and analysis lack a software-driven approach that can span across broad use cases in a timely manner. Further, they cannot automatically correlate and interpret O-data and X-data to provide recommendations on how to close experience gaps.
Organizations are also often required to have their own dedicated market research teams to commission research studies and liaise with these firms, which can serve as bottlenecks between the analysis and both the front-line employees who are seeking answers and the C-suite that is being held accountable for results.
•Point Solutions: Services-intensive point solutions require a high level of system integration and human involvement to interpret results, are not available broadly to employees, are not scalable, and lack applicability across all vital signs of an organization. Furthermore, as point solutions are unable to capture a holistic, 360 degree view of all X-data, organizations are forced to rely on a number of disparate systems, which is extremely difficult, costly, and inefficient to manage and integrate. Large, diversified software providers also provide partial point functionality, however, with core competencies far outside experience management, these providers are unable to address experience management thoroughly or comprehensively.
•Survey Tools: Survey tools are useful for broad sampling across thousands of subjects, but lack the ability to combine data in different formats across different channels, correlate with O-data, and apply the analytical rigor needed to determine what actions need to be taken to improve results, nor do they have the ability to take such actions natively. They also lack enterprise grade security, scalability, and administrative control.
Organizations cannot afford to wait for others to tell them where experience gaps exist. Just as operational systems of record have emerged for an organization’s core functions of finance, HR, sales, and marketing, there is a clear need for a platform that extends across various O-data silos and unifies experience management across the organization.
A comprehensive experience management platform that empowers organizations to identify, assess, and close experience gaps needs the following capabilities:
•Comprehensive Data Collection. Ability to collect X-data across all channels and formats and integrate it with and enrich O-data from various existing systems.
•Address Experience Holistically. A unified and inter-connected view across key areas that have the highest impact on an organization: customers, employees, product, and brand.
•Powerful Analytics. Analytics that provide robust analysis on sentiment, priorities, churn, and organizational impact and actionable insights for users to address potential experience gaps, including actionable reports that explain why something is happening, not just what has already happened.
•Real-Time Insights. Ability to collect and interpret in real-time, when it has the highest impact for an organization.
•Automated Action. A system capable of collecting insights and information and delivering automatic notifications to the right people at the right time with an appropriate plan of action.
•Easy to Use. Simple user interface that is accessible from any device and applicable to all users at every level within an organization, enabling every person to be a researcher.
•Self-Serve Configurability. Programs need to be able to adapt to the ever-changing needs of organizations without the need for professional services.
•Scalable to Serve the Largest Organizations. Ability to meet the needs of the largest and most sophisticated organizations and scalable to millions of touchpoints.
•Robust Privacy and Security. Robust data privacy and security features required to scale for organizations of all sizes and meet the highest enterprise standards.

The Qualtrics XM Platform
Our XM Platform serves as a business operating system for Experience Management and consists of purpose-built solutions for Customer experience, Employee experience, Product experience, and Brand experience. Leveraging our Listening, Qualtrics iQ, and xFlow engine, our XM Platform provides our customers with the ability to target the right users in the right moments to glean the insights that they need to drive action.
Key benefits of our platform include:
•Ability to Address Experience Holistically. We provide specific solutions across the key areas that have the highest impact on an organization: customers, employees, product, and brand. Our XM Platform analyzes experiences within each of these areas individually and correlates data across areas to provide insight into how they impact each other. Our XM Platform integrates X-data that we collect with siloed O-data that organizations already have, providing everyone in an organization from the C-suite to employees on the front line with a holistic view of experiences across key areas and constituencies.
•Integrated Analytical Capabilities. Our platform is powered by a proprietary analytics engine that organizations of all types use to address some of the most demanding research projects. Our XM Platform leverages the latest in artificial intelligence and natural language processing to allow users to discover correlations between events, develop predictive models without using third-party tools, identify at-risk customers and employees, and suggest actions to course correct and drive impact. These capabilities are incorporated into our XM Platform through Qualtrics iQ, enabling advanced analytical features to make statistical analysis and insights available to everyone. Our analytical capabilities are tightly integrated with our XM Platform helping drive the instructions for improvement and automated actions within our system of action.
•Built for Action. Qualtrics xFlow enables organizations to automate experience workflows to drive action natively or by integrating with systems that an organization already uses. For example, with our analytics-driven Smart Routing, our platform can automatically generate a customer ticket and action to resolution when a negative sentiment is expressed on a social media site. In this way, our XM Platform not only helps to identify issues, but also serves as a system of action by automatically directing feedback and recommended actions to the teams are in the best position to make improvements. Or the system can bypass the need for employees to resolve issues and instead automate service recovery so customer or employee issues do not slip through the cracks. xFlow works across our platform and provides automatic notifications, raises tickets and closes experience gaps immediately.
•Comprehensive Data Collection. Our XM Platform enables organizations to personalize their communication with customers, employees, and partners and interact with these groups through the most effective channels. We enable customers to collect data through both active and passive ingestion from a wide variety of channels, including SMS, e-mail, voice, web, in-app, social, chat and operational systems. Through simple integrations, users can incorporate operational data into XM analysis using native or a variety of other formats. Our comprehensive data collection methods allow customers to understand the sentiment of their end users across every engagement point so they can tailor relevant and personalized actions for any situation.
•Real-time Insight. Our XM Platform is able to extract real-time feedback and provide insights and analysis when and to whom it matters most. This timeliness is necessary to affect outcomes, including reducing churn, increasing sales, preventing employee turnover, increasing engagement, and enhancing brand among others.
•Flexible Configuration to Meet Specific Needs. Our customers have configured our platform to meet diverse needs from preparing PhD dissertations to ensuring successful product launches. Our XM Platform provides all of the tools necessary to enable program design configured to specific needs. Through an intuitive and elegant interface, users can design programs that implement complex logic and advanced workflows. Users can also design, deploy, and alter these programs without help from professional services or IT, leading to faster and more impactful insights. Our XM Platform can deliver these insights through flexible and scalable role-based dashboards to ensure people within an organization can access insight in real time and on any device.
•Democratization of Experience Management Across All Users. We designed our platform so every knowledge worker can make decisions and take actions based on customer and employee input. Users can design a customer and employee feedback program in minutes using simple drag and drop functions with the platform generating easy to consume analysis. This ease of use democratizes the ability for employees throughout an organization to extract business insights from sophisticated research and analysis. This allows every employee in the organization the ability to participate in finding and closing experience gaps for their respective areas of ownership.
•Enterprise Ready. Our XM Platform is scalable and secure. We have built our platform on open-source technologies that are designed to scale horizontally to support large-scale streaming and batch processing. Our customers can depend on our ‘always-on’ infrastructure. As an example of our scalability, up to one million healthcare providers within the Aetna network link customer digital behavior with net promoter score, or NPS, and customer satisfaction, or CSAT, across their 22 million customers. Our XM Platform adheres to the highest standards of security and privacy demanded by the largest organizations in the world. Our XM Platform enables role-based permissioning to ensure that the right people have access to sensitive customer and employee information. We are ISO 27001 certified and enable our customers to be in compliance with General Data Protection Guidelines, or GDPR and SOC2, and we are certified on Health Information Alliance Trust, or HITRUST. We have achieved Federal Risk and Authorization Management

Program, or FedRAMP, authorization to deliver services to United States federal government agencies. Additionally, organizations own and retain all their data gathered on our platform.
As a result of our robust XM Platform features and functionality, the impact to customers is profound. Below are examples of how some of our customers have benefited from using Qualtrics:
•CustomerXM: DISH estimates a $10 to $15 million impact to revenue by closing the loop with at-risk customers, reducing customer churn and increasing NPS by 10 points.
•EmployeeXM: Qualtrics helped Zillow identify and rank aspects of the employee experience that would most likely influence employees’ decision to stay long-term. As a result of this initiative, Zillow has seen a measurable improvement to their favorability scores for career development—a key driver of employees’ willingness to stay.
•ProductXM: Yamaha used Qualtrics to run a quick-turn study of their power users’ preferences on important features in new keyboard models at the critical point in product development.
•BrandXM: L.L. Bean used actionable insights from its customers to optimize and inform branding decisions, which led to every department committed to providing outdoor family enthusiasts with an unparalleled brand experience. This has increased average customer lifetime by three times.
Market Opportunity
In today’s experience economy, we believe that experience management is more critical to improving customer experience than CRM, more influential upon employee experience than HCM systems, and more important to enhancing brand experience than Marketing Automation. As an emerging category of software, we believe that experience management has broad applicability to individuals at every level in an organization to gain valuable insight regarding the customer, employee, product, and brand experiences their organizations deliver and empower them to act decisively to address potential issues as they arise. Consequently, we believe that experience management represents a vast, rapidly growing, and underpenetrated market opportunity today, and we estimate our total addressable market, or TAM, to be approximately $60 billion in 2020.
We calculate our market opportunity by estimating the total number of organizations globally by referencing independent industry data. Organizations include global enterprises and governmental institutions with an estimated annual revenue greater than or equal to $50 million, United States K-12 academic institutions, and global post-secondary academic institutions. We then segment these organizations globally by type and size, and apply an average annual contract value to each segment using internally generated data of actual customer spend for the respective segment. For example, because larger enterprises have generally demonstrated greater deployment of our solutions across their organizations, we have segmented the number of enterprises into tiers to reflect this distinction.
The calculated ARR applied to the estimated number of organizations in each respective segment across enterprise, academic institutions, and government entities is calculated using internal company data of actual customer spend by type and size. For each respective segment, we calculate the median ARR of the top 50 customers, which we believe is representative of having achieved broader implementation of our solutions within their organizations. The ARR for each customer by segment includes actual spend on subscription to our XM Platform. We then multiplied the calculated ARR and number of organizations by type and segment, and the aggregate value across all these segments represent our estimated TAM in 2020.
What Sets Us Apart
Our approach to architecting solutions and how we bring those solutions to our customers has enabled us to strengthen our lead in the experience management category. We have several distinguishing advantages:
•We are the Recognized Leader in Experience Management. We pioneered the experience management category nearly two decades ago and remain a recognized market leader in the category today. We are the leading and largest pure-play XM provider in the market, with broad traction across more than 12,000 customers and 85% of the Fortune 100. Our brand is synonymous with experience management and associated with quality and usability, providing us an advantage with attracting new customers. We are also thought leaders in the market. Through our founding of the XM Institute, we deliver a wide variety of industry-specific content, leadership, training, networking, and research to help experience management leaders develop and excel in their jobs.
•Single Platform. Qualtrics is the only technology offering that allows all four experiences to be managed on a single, connected platform. Organizations power experience management programs across their customer, employee, product, and brand, monitor the health of their entire business through robust analytics and dashboards, and drive action across the entire organization from one common interface.
•XM Directory. The value our XM Platform delivers to our customers compounds with its use. Our customer data management layer, XM Directory, enables organizations to build a 360 degree view of every customer, or employee interaction, capturing feedback, interactions, demographics, operational indicators, and other attributes in a single, unified profile. XM Directory helps to intelligently segment these profiles based on behavior or preferences, provide intelligent analytics on customer journeys, prioritize experience improvements based on deep customer insights, and use those insights to deliver personalized and automated customer outreach at the right moment, with the right message, and via the right channels to drive the most optimal outcomes. Across the Qualtrics customer base, organizations are using the XM Directory to manage more than three billion profiles, with many organizations delivering personalized experiences to hundreds of millions of customers via the XM Directory.
•xFlow. Our platform helps organizations build a culture of action through a software layer called xFlow. These experience workflows allow organizations to use a low code / no-code interface to create automated workflows to close experience gaps at scale.
•Easy Adoption and Rapid Time to Value. Our technology is designed to be easy to deploy, configure, use, and scale. By making the complex capabilities of our XM Platform simple to use, we allow customers of all types and sizes to generate value quickly. In addition, the modularity of our platform allows our customers to deploy one or more of our solutions initially and then adopt additional modules as their use cases grow and evolve. As initial deployments generate valuable X-data and the value of that data compounds over time, we see many customers adding additional functionality as the power and influence of experience management insights spread throughout their organizations.
•Powerful and Multi-Pronged Go-to-Market Model. Our powerful go-to-market model enables us to land both small and large customers initially and expand those relationships significantly over time. The broad adoption of our platform is facilitated by a multi-pronged go-to-market model comprising highly productive field and inside-sales teams, a joint development and solution selling partnership with SAP, and our robust and growing QPN. QPN has over 200 global member companies partnering with us on our XM Platform to help drive breakthrough business outcomes for joint customers. The Qualtrics Developer Platform, or QDP, a core element of QPN, provides deep technical capabilities that enable companies to build robust XM extensions and deliver automated workflows to drive action. For the nine months ended September 30, 2020, over 60% of our customers used XM Extensions to connect Qualtrics with other business systems and workflows.
Our Growth Strategies
Key elements of our growth strategies include:
•Drive New Customer Sales. We believe that our market opportunity remains largely underpenetrated. We will continue to invest aggressively in our direct and indirect sales and marketing capabilities to continue to acquire new customers, including continued growth in the number of enterprise customers. We plan to continue to acquire new customers with our powerful multi-pronged go-to-market model.
•Expand Within Existing Customers. Our customer base of more than 12,000 organizations as of September 30, 2020 represents a significant growth opportunity for us. There is opportunity to expand both the number of users and use cases within an organization. As users start to focus more deeply on specific experiences, they often look to add integrated solutions, Customer Experience, Employee Experience, Product Experience, and Brand Experience. We offer a flexible pricing model that helps further expand our presence within organizations as they increase volume of responses, add solutions and integrations, grow users and employees and increase features and workflows within each solution. Our goal is to increase the number of customers that standardize on our XM Platform within their organization, increasing the number of our organization-wide deployments and creating opportunity for expanded use cases. As evidence of our ability to expand within existing customers, our net retention rate has consistently been above 120% in each of the past eight quarters.
•Expand Our Global Presence. A key focus of our company is to continue to penetrate unaddressed global markets. Constituents can provide feedback in 74 languages, and our core admin user interface supports 14 languages. To penetrate markets outside North America, we have developed a hub-and-spoke sales model comprised of centralized inside-sales teams surrounded by regional direct sales groups. Our first two hubs outside North America were in Dublin, Ireland and Sydney, Australia. We have opened sales offices in additional countries including France, Germany, India, Japan, the Netherlands, Sweden, Spain, Singapore, and the United Kingdom. To address data sovereignty concerns amongst our international customers we have built data centers in Canada, Germany, and Australia. We believe that this investment should further increase our international expansion opportunities. For the nine months ended September 30, 2020, 28% of our revenue came from markets outside the United States, and we believe that there is significant opportunity for continued growth in the global markets.
•Continue to Innovate and Enhance Our XM Platform. As we add to our customer base, we use our technology to draw insights and ensure that we are best serving our customers’ needs. These insights lead to innovative features, such as XM Solutions for creating faster time-to-value, XM Benchmarks to derive deeper insights, XM Automated Actions to quickly close identified experience gaps, and improvements in our iQ product features to drive intelligent action taking. These innovations lead to a greater value proposition for our customers and increased adoption of our XM Platform by both new and existing customers. In 2015, we built out our Seattle office to function as an engineering center focusing on product innovation and development, including our artificial intelligence and machine learning capabilities. Since then, the office has grown to over 650 employees and in 2019 we announced further expansion of our Seattle office with Qualtrics Tower. In 2018, we launched our Krakow, Poland office as our European engineering center, focused on core research and development, or R&D, investments in our EmployeeXM and CustomerXM products. That office has now grown to over 100 employees. Both of these growing locations support our goal of continuously enhancing our XM Platform and providing the best technology for our customers.
•Grow Revenue from Key Industry Verticals. While our XM Platform is industry-agnostic, we have made a number of industry-specific investments that will accelerate our adoption within certain verticals, including government, education, healthcare, technology, and financial services. We have developed Certified XM Solutions, leveraging partners’ expertise, and embedding industry-specific content into our products. Our Certified XM Solutions are packaged projects and programs with expert content, workflow, and automation. In every key vertical, we have reference customers that we believe validate the adoption of our XM Platform.
•Further Develop Our Partner Network. We have developed a network of leading content and consulting partners, delivery partners, and technology partners who enrich our offerings, scale our coverage, and help us reach a broader audience than we would be able to reach on our own. Our partner channel extends our sales reach, enhances our products, and provides implementation leverage both domestically and internationally. Since the launch of QPN in 2018, we have entered into many impactful partnerships with over 200 global member companies, including Accenture, Ernst & Young, Deloitte, IBM, J.D. Power, and Kantar. During 2019, we launched the QDP as a core element of QPN. We will continue to partner with other leading organizations to broaden our reach and maintain our strong net retention rates.

•Jointly Develop, Market and Sell our Solutions with SAP. As part of SAP we have been able to utilize our partnership to grow and enhance our business. We will continue to jointly develop, market and sell our solutions with SAP. SAP has a global footprint in over 180 countries, which has allowed us to reach new geographies and expand our international presence faster. Our go-to-market motion has greater enterprise reach through SAP’s global customer base, allowing Qualtrics to be sold alongside SAP applications through our solution selling partnership.
Our Platform, Solutions, and Technology
Our XM Platform was built to provide flexible, scalable solutions for our clients. We use a secure, modern data processing architecture to ensure the specific needs of our clients are met across their organization. Clients can deploy experience management modules or choose to access the entire XM Platform, and add on specific solutions as their needs evolve. We offer over 100 out-of-the-box integrations, with leading enterprise vendors such as SAP, Microsoft, and Salesforce, as well as custom integrations for our clients. Our architecture is designed to scale horizontally and cost-effectively by combining the Platform-as-a-Service offerings and modern open-source technology stacks running within our co-location data centers.
We offer a range of experience management solutions, including Integrated Solutions for experience design, customer experience, employee experience, product experience, and brand experience––all built on the Qualtrics XM platform, a collection of powerful capabilities, tools, and building blocks.
Integrated Solutions
CustomerXM
Our CustomerXM solution is a system of action that enables organizations to gain a true understanding across all forces that impact the customer experience, and surfaces these insights in real-time to drive improvements in both micro-level issues (e.g., specific customer remediation situations) and in macro-level issues (e.g., systemic problems with customer care experiences or broken digital journeys). With Qualtrics, organizations can capture, analyze and then act on customer sentiment across all channels and touchpoints along the customer lifecycle. It provides customer-focused analytics, native to the XM Platform, automated action and workflow capabilities, and no-code/low-code integrations that help organizations take effective, data-driven actions that lead to higher new customer acquisition, reduced customer churn, increased share of wallet and lower costs to acquire and serve customers.

Key use cases of CustomerXM include:
•Foundational – Understand the health of your customer relationships, identify root causes of broken experiences, conduct key driver analysis, and automatically surface macro-level prioritized focus areas that can serve as the foundation for CustomerXM programs. Model the impact of improving customer experience on key business metrics.
•Account Management – Help sales, account management and customer success teams in organizations drive long-term customer loyalty and increase revenue with account specific views, insights into key stakeholder perception and sentiment, and predictive indicators of renewal and churn. Understand the health of every account, and prioritize actions needed across the organization to increase satisfaction and customer lifetime value.
•Customer Care – Enable front-line customer care teams, such as call center or field service teams, to optimize every interaction they have with customers, and improve efficiency and effectiveness of issue resolution. This includes sophisticated voice, chat and email analytics that automatically triggers service recovery workflows for poor customer experiences and that delivers real time insights into the coaching needed for specific service representatives.
•Digital Experience – Help digital teams capture feedback across every digital touchpoint, apply native, real-time analytics and take actions that improve funnel conversion or customer self-service across website and mobile applications. Improving content effectiveness, optimize journeys for ease of use, and deliver more personalized digital experiences with targeted content delivery.
•On-site / In-store Location – Enable retail, health providers, and other location-based businesses to optimize in-location experiences, manage online review reputation and empower front-line employees to take action and immediately follow-up when customers are not satisfied.
At the core of our CustomerXM solution is our customer-centric data management system, which consolidates all experience data, across all touchpoints, along with relevant operational data, into a single system of record. This enables personalized experiences at scale, deep journey and segment intelligence, and predictions about future behavior. Our listening engine enables omni-channel engagement and data collection across in-app, SMS, interactive voice response, or IVR, chat and call center platforms, messaging apps, social media and review sites, video, voice, email and more. Qualtrics iQ, native to the XM Platform, analyzes this data in real time, surfacing recommended actions tailored by role and department. With low/no-code automated actions and workflows, as well as our open developer platform, organizations can quickly take action and deeply embed CustomerXM within existing operational workflow systems. This drives high adoption and action taking across the entire organization, which ultimately leads to meaningful change and business outcomes.

EmployeeXM

XM Dashboard
qualtrics.com
Engagement
53%
2019 Results
Company Overall
Industry Benchmark
1
1
1
Intent To Stay
49%
2019 Results
Company Overall
Industry Benchmark
5
2
2
Trends
1
60%
50%
40%
30%
20%
10%
Q2 2018
Q3
Q4
Q1 2019
Q2
53%
49%
Engagement
Intent To Stay
My Focus Areas
Comparison: Company Overall
Opportunity
Impact
I am given the opportunity to be involved in decisions that affect me
Improve
24% Your Score
30% Company Overall
Opport
I receiv
need to
effectiv
Heatmap
Comparison: Company Overall
Breakout: Department
Company Overall
Finance
Human Resources
IT
Marketing
Operations
Sales
Responses 898 22 22 38 22 31 144
Collaboration 52% +10 -1 +3 -5 +2 -1
Communication 62% +14 +2 +2 -2 0 0
Company Leadership 63% +6 +9 +9 +6 -5 +4
Customer Focus 43% +1 0 -2 0 0 +2
Employee Engagement 50% +10 +11 +3 0 -1 +1
Growth & Development 61% +10 +9 +6 +1 +3 +2

Our EmployeeXM solution provides a holistic view of an employee’s experience to help companies reduce unwanted attrition, improve employee engagement, develop and retain top performers, improve customer experience, drive productivity, and build strong teams and cultures. It allows organizations to draw insights from their employees and continuously improve every facet of the employee experience during the employment lifecycle - from recruitment onwards.
Key use cases of EmployeeXM include:
•Employee Engagement – Enable managers to measure and quantify each of their employee’s experiences in real-time. This empowers any person in an organization who is responsible for managing others to analyze and track employee engagement and drive action through expert-designed, guided manager action planning and workflows.
•Workplace Experience – Equips human resource, chief information officers, and chief financial officers to measure and optimize the everyday employee technology and facilities experience to drive productivity - whether in office or remote. Optimize workforce investments by improving IT support processes and quality and ensuring IT transformations truly meet employee needs.
•Individual Experience – Help organizations develop, reward, and retain talent at scale by providing individual, multi-rater performance feedback, measuring the effectiveness of training and development programs, and optimizing total rewards across the workforce.
•People & Culture – Assess and improve team, manager, and cultural effectiveness and aggregate employee's feedback from multiple parties, including managers, peers, and direct reports. Synthesize all these data sources to track team, manager, and cultural effectiveness progress including diversity, equity, and inclusion initiatives.

Lifecycle Touchpoints
•Pre-hire and Onboarding – Measure new employee experiences by tracking items such as satisfaction with the hiring and onboarding process, managers’ initial feedback on performance, and the effectiveness of the orientation processes. This measurement is not only able to assist in tracking the experience of newly hired employees, but also in understanding the experience of potential targets before they are hired.
•Exit Interviews – Manage and monitor employee retention and the reasons provided for employee attrition during exit interviews. Careful collection and analysis of this valuable information regarding employee satisfaction can be used to inform ongoing strategies around employee fulfillment and retention.
We have architected our EmployeeXM solution to meet the exacting requirements of human resource managers. It features workflows that enable employees to seek the right feedback from across the organization, robust administrator rights that enable higher anonymity thresholds, interactive data visualization that conveys the right information to each user, and expert designed, guided action planning surfacing the areas where potential improvements would drive the highest impact. The solution also integrates with a number of HCM and Learning Management System, or LMS, vendors.
ProductXM
Our ProductXM solution helps organizations more successfully build and maintain products and services that their customers love by understanding demand and experience signals across all phases of the product life cycle. This solution identifies actionable insights from identifying a target market, uncovering unmet needs to concept development and initial product marketing. Organizations can quickly determine the top drivers of product satisfaction and loyalty and incorporate experience insights into key product decisions, assisting in product feature prioritization, increasing product decision velocity and building a customer and data-driven product roadmap.
Key use cases of Product Experience include:
•Market and Customer Segmentation – Identify and understand the target market for an organization’s products and services through both in-depth customer feedback and broad market analysis. Determine unmet needs of customers to uncover opportunities for innovation. Prioritize product development investment plans based on target market segment needs and preferences.

•Product and Concept Testing – Help product teams collect rich feedback on ideas and prototypes to accelerate the innovation process and validate early concepts before development and production. Quickly prioritize which features matter most, by specific segments, through sophisticated choice modeling simulations. Ubiquitous access to real-time product feedback ensures that concept testing is targeted toward the right customer segments, is performed efficiently, and minimizes unwanted development bottlenecks.
•Pricing and Packaging – Help eliminate ad hoc and disjointed pricing analyses and replace them with a unified pricing research approach capable of identifying valuable product features, empowering a data-driven pricing strategy, and maximizing profit margins for each product. Determine the right packaging strategy with the right features and bundles that maximize customer preference through sophisticated out-of-the-box preference modeling that can simulate market share for different pricing and packaging scenarios relative to competing products.
•Product Satisfaction – Measure and monitor the health of a product or service after launch. Combine descriptive statistics based on operational data such as purchases, funnel and click stream analytics that explain “what” is happening, with diagnostic experience signals from structured and unstructured data that explains “why” it is happening to uncover actionable insights such as statistically relevant key drivers of dissatisfaction and projected impact.
The ProductXM solution packages our omni-channel listening capabilities, insights from structured and unstructured data and automated workflows and actions in a turnkey, guided, easy to use user interface that enables anyone without a degree in statistics to make smart data-driven product decisions. It seamlessly supports contextual operational data such as cost of production, margins or click stream behavioral data to augment human factor data to enable product teams to identify actionable insights such as key drivers of retention or engagement or profit maximizing scenarios. With our ProductXM capabilities, product teams can continuously tune their products and services through every phase of the product life cycle.
BrandXM
Our BrandXM solution provides a complete view of all brand experience drivers across the brand funnel from awareness through to purchase and post-purchase experience to increase new customer acquisitions, repeat purchases and share of wallet. This solution delivers automated real-time analysis to help organizations understand how to improve brand perception and experiences relative to competitors at a specific market and segment level.

Marketing teams can quickly optimize brand advertising and communication strategies, as well as work across the organization to improve the experiences that matter most.
Key use cases of Brand Experience include:
•Brand Health Management – Evaluate and track brand health across all aspects of the brand funnel relative to competitors. Conduct analyses to prioritize actions and investments that sustain and drive brand growth
•Communications Testing – Build and strengthen brand perceptions through more effective messaging and communications. Test and predict in-market performance of campaigns, advertisements, creatives, copy and other communications prior to launch. Quantify the impact of communications on brand metrics
•Audience Targeting and Activation – Segment target markets based on demographics, needs, preferences, common interests, or other psychographic or behavioral criteria that can be used to better understand a target audience and a brand’s perception within that audience. Connect brand insights to marketing execution platforms to build and target specific audiences with tailored messages and advertising content.
•Brand Experience Optimization – Allocate resources more efficiently to achieve desired brand outcomes. Identify and optimize the impact of all touchpoints to continuously adapt and improve resource allocation and overall ROI of marketing initiatives.
•Brand Expansion – Identify and prioritize opportunities for extending the reach of a brand within a category and across categories. Discover the fit and potential of a brand to credibly compete and capture market share in multiple adjacent categories by leveraging those perceptions that most differentiate and define it to consumers.
Our BrandXM solution provides real-time, role-based insights that help organizations take the right actions to improve brand perception. It includes workflows that integrate with marketing platforms and other operational systems that enable organizations to improve how a brand is experienced by customers and potential customers alike.
DesignXM
Our DesignXM solution helps organizations uncover the products, services, brands, and cultures that customers and employees want next. Our software helps teams connect with people in authentic, human ways to create new experiences that shift markets, define brands, establish cultures, and attract new customers.
These tools are used by market research professionals, marketing teams, product teams, HR teams, academics, insights professionals, data analysts, and developers to do advanced market, customer, and employee research. These customers use DesignXM to adopt a self-service approach to conducting a wide variety of research projects that formerly required hiring expensive outsourced consultants.
Key use cases of DesignXM include:
•Research and Development and Product Research – Product satisfaction and usage, naming and concept testing, pricing research, feature and product prioritization, and user experience
•Market and Brand Research – Brand awareness, brand preference, brand positioning, brand health and equity research, and ad and messaging research
•Strategy and Planning – Market and opportunity assessment, segmentation and targeting, market sizing, and internal stakeholder feedback
Our DesignXM solution can be purchased as software only, or be packaged with expert research services delivered in house, or via our ecosystem partners.

The Underlying Qualtrics XM Platform
Our integrated offerings in DesignXM, CustomerXM, EmployeeXM, ProductXM and BrandXM are purpose-built solutions built on a collection of powerful capabilities, tools, and building blocks. This includes our collection of flexible tools used to build and distribute data collection schemes, to aggregate and analyze data and generate insights, to build reports and dashboards, and create automations and workflows to take action on those insights.
The Qualtrics XM Platform includes the following critical functionality:
•Listening Engine. The Qualtrics XM platform enables organizations to listen to constituents in a natural way through intelligent interactions across a variety of channels, such as email, websites, SMS, mobile apps, social media, online reviews, video feedback and conversational interfaces like chatbots. Our XM Platform can conduct data collection from constituents in three ways: (a) by soliciting feedback via sending pre-created questions to pre-selected audiences in an omni-channel way (b) by dynamically generating in-context question prompts and intelligent conversations in contextual ways on websites and mobile apps, and (c) by gathering X-data inputs from ambient sources like social media and online reviews
•Predictive Intelligence & Advanced Analytics. Once data has been collected, the Qualtrics XM platform provides users with robust, best-in-class tools for advanced analytics as well as a predictive intelligence engine via our iQ suite of technologies. This includes Text iQ for analyzing topics and sentiments from unstructured, open text feedback, Stats iQ for advanced statistical analysis including correlations, regressions, crosstabs and cluster analysis, Driver iQ for automatic identification of key drivers and actions that will drive the highest ROI to close experience gaps, and Predict iQ to help identify customers likely to churn before it happens.
•Automated Actions and Workflows. The Qualtrics XM platform includes a powerful no-code, action orchestration engine, through Qualtrics XFlow, helping to automate and design more than 40 different types of action workflows - from creating tickets to sending notifications to raising alerts to automating follow-ups to pinging a third-party system for immediate action. These actions are used for closed-loop ticketing and creating automated actions to drive improvements in the organization. Example actions include a low NPS score triggering a ticket in a closed-loop ticketing system, a poor product review routed to the engineers and product owners, and any dip in brand perception routed to marketing and public relations teams in real-time. Actions can be triggered based on conditions predetermined by the user to inform them of experience gaps in a constituent’s journey and can alert users both within the XM Platform, or in other channels like email, Adobe, Microsoft, Salesforce, ServiceNow, Slack, Tableau, and Zendesk through web API requests.
•XM Directory. Powering all of this is a powerful and intelligent customer data management layer called XM Directory that allows organizations to deeply personalize every human interaction. XM Directory is built on a customer-centric data architecture that automatically tracks customer interactions over time and builds a 360 degree view of every customer, or employee interaction, capturing feedback, interactions, demographics, operational indicators and other attributes in a single profile. XM Directory can intelligently segment these profiles based on behavior or preferences, provide intelligent analytics on customer journeys, prioritize experience improvements based on deep customer insights, and use those insights to deliver personalized and automated customer outreach at the right moment, with the right message, via the right channels to drive the most optimal outcomes. All of this allows for interactions with individuals to feel like an ongoing conversation rather than transactional pings along a constituent’s journey. Across the Qualtrics customer base, organizations are using XM Directory to manage more than three billion profiles, with several organizations delivering personalized experiences to hundreds of millions of customers via XM Directory.

XM

Summary | Directory contacts | Segments & Lists | Distributions | Automations | Directory settings

435,948 total contacts | Search content | Advanced filter | Directory options | Update your contacts

	First name	Last name	Email	Reference	Language
☐	Elaine	Lu	elaine@treadq.com	57-027-3169	English
☑	Jody	West	jodyw@tries.te	89-330-8825	English
☐	Erik	Jensen	erik@klump.us	81-401-6130	English
☐	Lynda	Nguyen	lynda@riol.org	89-330-8825	English
☐	Amie	Hsieh	ahsieh@rein.edu	81-401-6130	English
☐	Nicole	Schmidt	nicoles@plato.sys	82-937-2938	English
☐	Jay	Fienberg	jayf@starre.net	28-820-9284	English
☐	Lucyna	Frank	lfrank@tries.te	73-294-8245	English
☐	John	Tan	jontan@aval.on	28-820-9284	English
☐	Kathy	Lopez	klopez@krk.edu	73-294-8245	English
☐	Abishek	Agarwal	aa@north.us	22-821-9234	English
☐	Leah	Frances	lfrances@loopz.com	72-294-5632	English
☐	Akshaya	Singh	SinghA@polld.net	211-854-3654	English
☐	Seokjin	Choi	choi@gress.com	24-332-8355	English
☐	Ani	Fayed	afayed@jupiter.us	58-432-3434	English
☐	Cody	Lim	codyl@plato.te	83-323-435	English
☐	Tyler	Bui	tbui@loopz.com	22-822-5439	English

Jody West

jodyw@tries.te

Attributes | Lists | Statistics

Summary

First name	Jody
Last name	West
Email	jodyw@tries.te
Directory status	Opted-In
Reference ID	89-330-8825
Phone number	No Value
Language	English

Attributes

City	Seattle
State	Washington
Timezone	PST
Tier	Gold
Department	Engineering
Salesforce ID	123490823

5
Feb
Mar

Intelligent iQ Platform Features
i.Q. –– Our Powerful Predictive Intelligence Engine
Our solutions are powered by our predictive intelligence engine, iQ. Our iQ engine consists of the following critical functionality:
Text iQ

Our Text iQ functionality uses natural language processing and machine learning algorithms to analyze unstructured, open-end text data for responses and insights. Our technology uncovers trends within unstructured data responses without any additional manual tagging by using a cluster-based approach to understand the context of the unstructured data and extracting insights from the data automatically. Text iQ assigns sentiment scores to incoming open text data to allow organizations to capture the emotion of individual respondents and each topic they discuss, directing organizations on where to focus their attention. For example, after requesting written employee feedback, a financial services company can immediately gain a pulse on how the employees feel about the company and can drill down to understand specific employee sentiment by job type and which aspects employees are most frustrated with, allowing the company to identify and act on problem areas within the workplace. Text iQ automatically updates reports and dashboards with this analysis and immediately pushes this newly-analyzed data to employees, giving them the insights they need to make changes in the moment while also showing the evolution of sentiment over time.
Stats iQ

Workspaces:
CX Hotel
Add Filter
+ Describe
+ Relate
+ Regression
+ Pivot Table
Satisfaction (NPS®)
State of residence
Receptionist made you feel...
Friendliness
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Gender
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Our Stats iQ technology makes advanced statistical analysis of experience data accessible for any user. Based on the structure of the data set, Stats iQ automatically chooses the appropriate statistical analyses to run and then presents the results to the user in a digestible and understandable format in plain English, which democratizes the ability for anyone in an organization to extract business insight from sophisticated research and analysis. For example, when reviewing feedback on brand awareness and equity, a consumer-packaged goods company can use Stats iQ to automatically correlate awareness and equity by demographics and location to understand which groups of people they should target in their marketing strategy. Stats iQ also helps organizations identify their distinct customer cohorts, and better understand the characteristics, needs, and satisfaction levels of those key groups.

Comprehensive and advanced data analytic functions include relate, univariate, bivariate, crosstabs, pivot tables, regression, and modeling.
Driver iQ

Key Drivers of Satisfaction
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Our Driver iQ technology uses financial impact and advanced regression analyses to automatically recommend the organizational improvements that will drive the highest ROI. It prioritizes key drivers from the C-Suite to the front-line employees in clear business terms. Using advanced statistical analytics, Driver iQ correlates the quality of the customer-journey with specific satisfaction drivers, and allows users to prioritize the drivers that will most improve the overall experience going forward. For example, when receiving feedback on paint colors for a new line of cars, an automotive company can use Driver iQ to identify which car colors will drive the highest sales amounts, allowing them to produce the optimal amount of each color of car. The Driver iQ interface also allows different users to configure the data in real-time to drill down in the data and identify the key drivers at their specific points of impact, yielding more relevant and actionable insights and follow-up directives for each specific user.

Predict iQ

Add Filters
Recorded Responses 3,233
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Customer
Tenure Days
Transaction Usage
Q4 - NPS
Churn Probability
Churn Prediction
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Medium
200.3
0.122
No
Low
153.3
0.273
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128.2
0.739
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Low
159.5
0.082
No
Low
251.9
0.281
No
Set a threshold for taking action to mitigage churn risk
Learn more about setting a threshold for prediction
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100
Recall (%)

Our Predict iQ technology helps companies understand which customers are likely to leave and what they can do to prevent attrition before it happens. Using deep learning neural networks and open-source algorithms to make its predictions, Predict iQ identifies customers who are likely to churn and provides visibility into what is driving that behavior. The technology can also be used in a workflow with Qualtrics Actions, allowing users to set up triggers to send emails, create tickets, or ping any third-party service for immediate action to prevent attrition. For example, within an enterprise software company, if Predict iQ identifies a customer that has unresolved issues with the product and is likely to churn, the company’s pre-set workflows can open up a ticket in Salesforce to remind their sales and customer success teams to resolve any product issues and provide the right amount attention to the customer. Users can also leverage other Qualtrics iQ technologies, such as sentiment analysis from Text iQ and regression models from Stats iQ, into Predict iQ to provide the neural networks with additional variables that users find relevant to enhance the accuracy and sophistication of the deep learning algorithms.
Qualtrics Developer Platform
The Qualtrics Developer Platform, or QDP, enables customers to seamlessly integrate Qualtrics with their existing applications and workflows, and extend the functionality of the XM Platform. QDP includes a robust set of developer tools - including Software Developer Kits, or SDKs, APIs, and workflow configuration tools - for our customers or third-party developers to build data connectors, widgets, plug-ins, visualizations, workflows and automations. Leveraging the QDP, customers can connect Qualtrics with third-party software systems to automate key business processes, enhance their XM program by bringing experience data from other listening posts into Qualtrics, and extend the XM Platform to address their specific business requirements.
Through the QDP, we provide over 100 out-of-the-box integrations, or XM Extensions, across 30 complementary technology categories with leading enterprise solutions like SAP, Adobe, Atlassian, Microsoft, Salesforce, ServiceNow, Slack, and Zendesk, and applications in adjacent software categories such as digital experience, social analytics, user research, help desk and support, and contact center management. The aforementioned XM Extensions, along with select partner solutions, can be marketed and sold on the XM Marketplace, our enterprise cloud marketplace, or sold directly by our innovation partners. For the nine months ended September 30, 2020, over 60% of our customers used XM Extensions to connect Qualtrics with other business systems and workflows.

Modern Data Processing Architecture
Over 100 million distinct responses are generated each month on our XM Platform. Each piece of X-data represents a distinct data stream, which are combined with related streams generated from social media, enterprise, and third-party integrations via API. Our XM Platform continually aggregates these data streams to provide up-to-the-minute analytics, as well as near real-time analysis across billions of historical data points collected. Our architecture is designed to scale horizontally and cost-effectively by combining the Platform-as-a-Service offerings and modern open-source technology stacks running within our co-location data centers.
Information Security as a Key Business Enabler
We have achieved multiple information security certifications including the globally recognized ISO 27001 standard in addition to FedRAMP certification to authorize the use of our XM Platform for U.S. Federal Government agencies. These certifications require ongoing independent validation of our compliance frameworks to provide our customers with confidence in choosing our XM Platform. Our premium Data Isolation feature protects customer response data with a customer specific encryption key. Qualtrics is Privacy Shield certified and provides our customers with self-service tools to help comply with privacy frameworks such as GDPR.
Research and Development
Our ability to compete depends in large part on our continuous commitment to research and development and our ability to rapidly introduce new technologies, features and functionality. Our research and development organization is responsible for the design, architecture, testing, and quality of our XM Platform. We focus our efforts on developing our core technologies and further enhancing their usability, functionality, reliability, performance, and flexibility. As a company, we prioritize research and development and attempt to foster creativity and autonomy in our engineering teams. Research and development expenses were $65.9 million, $242.1 million, $183.5 million, and $169.0 million for the years ended December 31, 2018 and 2019 and for the nine months ended September 30, 2019 and 2020, respectively.
Customers
As of September 30, 2020, we had more than 12,000 customers using our XM Platform in more than 100 countries. We have key reference customers in many industry verticals that we believe validate our solutions in the market, and our customers range from small and medium-sized organizations to Fortune 100 companies. Below is a representative list of customers categorized by industry vertical. No single customer accounted for more than 2% of our revenue in 2019 or in the nine months ended September 30, 2020. As of September 30, 2020, each customer listed below has spent more than $100,000 in ARR.

Banking / Insurance	Oil & Gas / Utilities
Allianz American Express Company Australia and New Zealand Banking Group Morgan Stanley	Chevron Duke Energy E.ON Exxon

Consumer Packaged Goods	Retail
Adidas The Coca-Cola Company Levi Strauss Under Armour	CDW Corporation CVS Health Corporation Target Corporation Weight Watchers International

Education	Services / Consulting
Columbia University Milwaukee Public Schools Northwestern University State of Utah	Aramark Corporation Bain & Company Ernst & Young PricewaterhouseCoopers

Government	Technology
Centers for Medicare and Medicaid Services General Services Administration United States Air Force United States Census Bureau	Atlassian Corporation Microsoft Corporation Peloton Uber

Healthcare / Life Sciences	Telecom / Media
AstraZeneca Boston Scientific Johnson & Johnson Medtronic	Deutsche Telekom Dish Network Sprint Corporation The Walt Disney Company

Industrials / Automotive	Travel / Hospitality
Airbus BMW Ford Honda	Air France Cathay Pacific Airways Hilton Hotels & Resorts Southwest Airlines

Non-Profit
American Heart Association CFA Institute Girl Scouts of the United States of America National 4-H Council
Customer Case Studies
Dow
Dow Inc., or Dow, operates 109 manufacturing sites in 31 countries and employs approximately 36,500 people. Dow delivered sales of approximately $43 billion in 2019.
Dow combines global breadth, asset integration and scale, focused innovation and leading business positions to achieve profitable growth. Its portfolio of plastics, industrial intermediates, coatings and silicones businesses delivers a broad range of differentiated science-based products and solutions for its customers in high-growth market segments, such as packaging, infrastructure and consumer care.

The Situation:
When Dow was spun out from the $130 billion merger of chemical giants DuPont and Dow Chemical in April of 2019, its new CEO, Jim Fitterling, set the vision for Dow to become “the most innovative, customer-centric, inclusive and sustainable materials science company in the world.”
This presented an opportunity to define a new era in the company’s 120+ year history: moving from an approach where price was the key value driver, to instead growing its business by offering a differentiated experience to customers.
Dow’s vision was to follow the example set by business to consumer, or B2C, companies like Amazon and American Express, by forging emotional connections with its customers to drive increased spend, growth through innovation, and loyalty.
The challenge in making its vision a reality was that the software technology available to business to business, or B2B, companies like Dow had not evolved to the extent of B2C. This meant most B2B companies were behind in their digital evolution, relying on technologies and methodologies that had been developed for B2C companies decades ago.
Dow turned to Qualtrics to modernize its ability to become truly customer-centric in B2B, and to develop a program that would position Customer Experience as a key input and growth driver for their new company.
Qualtrics Solution & Benefits:
In partnership with Qualtrics, Dow’s Customer Experience algorithm measures not only how easy, effective, and enjoyable it is to do business with Dow, but connects that with customer feedback at every touchpoint in their overall customer journey. Its research showed that it has a measurable, positive correlation with increased margin, volume, and price. Dow built a program on CustomerXM that gathers feedback from customers in two ways. First, a relational view of its customer database to understand the strength of the relationship; and second, transactional feedback at key moments in the buying journey to quickly resolve customer issues and spot opportunities to optimize the experience.
One key moment along the customer journey is the digital experience. Like many B2B manufacturers, digital had not been a priority in the past, with the vast majority of customer interactions taking place in person.
But Dow understood that B2B buyers were changing – they expected the same kinds of digital experiences they were used to in B2C and were increasingly relying on digital channels for product information. So the team at Dow expanded its program to include digital properties – measuring and acting on user feedback from their website and other digital interactions.
The feedback is automatically analyzed by Qualtrics iQ, and recommendations are fed back to Dow’s digital and marketing teams to drive experience improvement actions – from the complaint handling processes, to supply chain visibility, to call center customer service.
This led to Dow launching an Amazon-style e-commerce platform for its customers, providing a new channel-to-market and creating further differentiation against their competition.
Results:
•Dow found business value correlations tied to its Customer Experience score improvements for on time delivery, reduced internal order change rate and complaint management. These have all led to a positive financial impact on either margin, net sales, unit margin, volume or unit price.
•Customer Experience survey results inform service level delivery by business, customer segment, and region to ensure Dow balances and differentiates services while managing costs.

•In 2020, Dow included the Customer Experience score as part of its employee performance award structure, which is included in their corporate ESG performance metric.
Fresenius Medical Care
Fresenius Medical Care is the world's largest provider of products and services for individuals with renal diseases. Through its network of 3,971 dialysis clinics, Fresenius Medical Care provides dialysis treatments for 336,716 patients around the globe.
The Situation:
Approximately 37 million Americans have chronic kidney disease, separately more than 726,000 have End Stage Renal Disease — 100,000+ of those individuals will require dialysis and one in five will die within a year. As the ninth-leading cause of death in America, and accounting for $114 billion a year in Medicare spend, improving the nation’s kidney health is a government priority and in 2019, an executive order called for a change in how patients are cared for, setting a goal of 85% of new ESRD patients being given treatment at home by 2025.
Fresenius Medical Care has pioneered dialysis treatment for more than two decades and over the past few years has been a vocal advocate of at-home dialysis — a nascent $75 billion market with only 1% of dialysis patients choosing at-home treatment. Offering better clinical outcomes, a better quality of life, increased likelihood to receive a transplant, all at a lower cost than in-center care, home dialysis should be the modality of care — however the majority of patients were reluctant to choose home therapy and for those who did, many returned to traditional in-center dialysis care.
Fresenius Medical Care turned to Qualtrics to help understand what they could do to help more patients choose home and how, when they did choose home, they could help them stay there.
Through a comprehensive XM strategy using Qualtrics, the team at Fresenius Medical Care is now able to get real-time feedback from patients about how they feel about their care and the at-home products they’re using. The result is a closed-loop system that helps Fresenius Medical Care identify issues in real time that might cause a patient to revert to a dialysis center, and gives them the opportunity to resolve issues quickly, improve the at-home experience, and help patients continue to receive home-care dialysis.
Qualtrics Solution & Benefits:
Fresenius Medical Care learned that the first 90 days are critical and will often determine if a patient will stay or leave home treatment. To ensure any issues are addressed, 21 days after enrollment in home dialysis, they use Qualtrics to automatically reach out to patients to understand their experience with everything from the dialysis machine, to nursing care visits, order and delivery of needed products, to the dialysis training they receive.
The result is a system of action that allows the team at Fresenius Medical Care to solve problems in real-time for patients, from troubleshooting alarms to providing additional training and advice to those struggling with performing treatment at home. For example, if a patient indicates that they have not seen an increase in energy levels, that is immediately flagged for follow-up and early intervention such as changing prescription levels or altering a treatment plan.
But it’s not just about solving individual problems as they happen — with detailed patient feedback on its in-home dialysis machines, Fresenius Medical Care uses Qualtrics to harness the voice of patients to fuel innovation of machines, products, and services.
With a comprehensive XM approach, employees are able to use feedback to improve how they support patients through home visits and patient training. Positive feedback about staff is automatically shared with program managers to reward and highlight as an example of exemplary care to replicate.
Beyond that, Fresenius Medical Care’s employee experience plays a key role too, with employees able to share their feedback, helping to ensure they have the tools and resources they need to best support their patients and help them continue with successful home treatment.

Results:
•World-class NPS scores for new and tenured patients at 76 and 72, respectively.
•Supported by patient feedback, staff can quickly and directly address concerns in a personalized manner. Today 97% of patients are likely or extremely likely to continue with at-home treatment.
•74% of at-home patients have now received timely caretaker follow up and their concerns addressed in direct response to feedback.
Lumen Technologies
Lumen Technologies is an American multinational technology company headquartered in Monroe, Louisiana, that provides an industry leading platform for applications and data to help businesses, government and communities deliver amazing experiences around the world. The company is a member of the S&P 500 index and the Fortune 500.
The Situation:
In a crowded industry traditionally known for mediocre customer experience, Lumen saw an opportunity to differentiate in the market—they would invest in an experience transformation with an aim to become the most customer-centric technology company. Lumen understood that focusing on experience to drive loyalty was an effective strategy to not only differentiate from the competition, but also to drive growth and revenue.
This of course is easier said than done, because it requires implementing a cultural shift throughout the business, where employees see the value of focusing on customer experience and are empowered to participate personally with actions that have a direct impact on the customer.
As Lumen increased its focus on experiences, they chose Qualtrics to help make this a reality.
Qualtrics Solution & Benefits:
For Lumen to become more customer-centric, customer voices needed to be heard throughout the business. To begin the transformation, they implemented a state-of-the-art Qualtrics Voice of the Customer (VOC) program. This program wasn’t just about measuring satisfaction scores, it was about putting the customer at the heart of the decision-making process and taking actions that lead to increased loyalty and lifetime value, Through data modeling, Lumen has been able to identify key drivers of loyalty: experience with their company, product, pricing and brand perception.
Like any successful experience transformation, employees proved fundamental. Lumen encouraged every employee to “own” the experience. Every employee — regardless of whether they’re customer-facing or not — were encouraged to be stakeholders over the customer journey, pain points, and given instructions on how they could play their part in driving retention and expansion.
With Qualtrics, Lumen was able to see financial benefits for pivoting the business to experience, linking improved customer relationship scores to improved revenue trajectory and reduced churn. Not only could Lumen see how the experience was impacting the business, but also why. This provided a clear view into what was working, what wasn’t, and which critical touchpoints of the customer journey could be improved.
For example, it specifically highlighted the beginning of the customer journey — the onboarding process — as a critical moment that Lumen needed to master. For their business, they found a direct correlation; the better the onboarding process, the less likely the customer was to leave. It became clear that by improving the customer experience, relationships became stronger, and the business benefited as a result.
Lumen used XM to make this happen, listening to customer feedback from the very start of the relationship, and then using the Qualtrics platform to take swift action to close the loop quickly and resolve issues.

Delivering a smooth onboarding process meant Lumen was able to build strong, enduring relationships with its customers. The financial implications were evident as a result; customer churn was reduced, and as more customers promoted Lumen, its strategic segments saw increased spend.
Results:
As a result of implementing a VOC program with Qualtrics:
•Consumer early-life churn fell by 10 points as a result of taking action on customer listening.
•Identified that 1 in 4 Promoters of Lumen increased spend by 10% or more, resulting in targeted actions to increase number of Promoters.
•Lumen's customer relationship scores have consistently improved with their strategic customer segments experiencing the biggest gains.
MercadoLibre
MercadoLibre, or MELI, hosts the largest online commerce and payments ecosystem in Latin America. Its efforts are centered on enabling e-commerce, digital, and mobile payments by delivering a suite of technology solutions. MELI is present in 18 countries including Argentina, Brazil, Mexico, Colombia, Chile, Venezuela and Peru. Based on unique visitors and page views, MELI is the market leader in each of the major countries where it’s present.
The Situation:
Over the past 12 months, MELI’s market cap has more than doubled, and its expansion throughout Latin America shows no signs of slowing.
From its initial founding as an online marketplace, MELI has expanded its platform and services to create an e-commerce and payments ecosystem that drives in excess of $2 billion in revenue annually.
Throughout its growth, MELI has stayed true to its brand purpose—to democratize commerce and payments across all of Latin America. To succeed with this mission, MELI needed to rapidly expand hiring and simultaneously maintain low levels of attrition––intentionally hanging onto the people that helped them become one of the region’s fastest growing companies.
However, visibility into the employee experience––from hire to exit, was difficult. Multiple feedback platforms were being used across teams. And without a fully connected view of the overall employee experience, limited action was being taken on employee feedback.
That’s when they turned to Qualtrics.
Qualtrics Solution & Benefits:
Using Qualtrics EmployeeXM, MELI is able to continuously listen and improve experiences for every candidate and employee at all stages of their lifecycle.
They’ve gained deep insights into the key drivers of attrition, and the actions managers across the organization need to take to keep hold of their best people.
All leaders in the company now have a Leadership Effectiveness Goal composed of two metrics—engagement and turnover — and receive real-time insights through Qualtrics into how they’re performing, as well as recommended actions to help them improve.
Further, MELI is able to automatically analyze the data it gathers from across the entire employee lifecycle to identify the moments that matter most for each employee and optimize those experiences to improve engagement and retention.

For example, analysis of exit feedback uncovered the precise moment when employees who leave within their first year started to talk to other companies.
MELI is then able to use EmployeeXM to automatically identify employees at risk of leaving in their first year and trigger a series of preventative actions - such as assigning new projects or finding an alternative role within the company.
MELI is committed to continuously improving their employee and candidate experiences. With Qualtrics EmployeeXM, MELI now has a forward-looking radar to spot experience gaps on the horizon and take action automatically to close any employee experience gap and cement its place as one of the world’s best places to work.
Results:
•Today, MELI has an 89% engagement rate and 96% of employees indicate they are proud to work at the company.
•95% of employees at MELI say they would strongly endorse the company to friends or family as a great place to work, helping to improve the talent pipeline from employee referrals.
•In 2020, MELI was ranked 8th in Fortune’s World’s Best Workplaces.
The NBA
The National Basketball Association, or NBA, is a professional American men's basketball league headquartered in New York, NY and Secaucus, NJ.
The Situation:
Broadcasting in 215 countries and territories in 47 languages, the NBA is one of the world’s premier professional sports leagues.
Not only does the NBA endeavor to provide an incredible fan experience across all sports, but it also competes with every other entertainment option.
The NBA knows that its growth requires new thinking not just at the league’s headquarters, but at every one of its 30 franchises and 13 offices around the world. It goes beyond what happens in the arena — after all, 99% of fans will never attend a live game. So how can the NBA deliver an experience to its fans around the world?
Their approach is two-fold. On one hand, they must attract and retain the kind of world-class talent that will innovate, drive growth, and help create the future of the league. And on the other hand, they must design new experiences for fans and new ways to engage with the sport.
To accomplish those goals, the NBA chose Qualtrics to run its employee experience (EX) and to enhance its customer experience (CX) that’s helping to design new digital experiences.
Qualtrics Solution & Benefits:
Looking to the fan experience, the NBA integrated Qualtrics CustomerXM and installed listening posts at key moments in the fan journey. Today, the NBA leverages Qualtrics to gain insights into the emotions and sentiments of fans and the experience of NBA League Pass subscribers.
So whether someone is attending games in person, watching online, or keeping up with their team via the NBA App, the NBA has the ability to gain insights around their fans’ expectations and know which actions to take.
The NBA’s XM journey also extended the employee experience at the league-office level and opened the Qualtrics XM Platform to a majority of its 30 franchises in the league, giving them the opportunity to continuously improve the experience for their people.

The insights the NBA has into its employee and customer experiences means it’s able to act quickly to close experience gaps, and roll out new, innovative experiences for its employees and fans. And in 2020, that ability was key as COVID-19 shut down live sports and events.
As fans around the world craved the return of live sport, the NBA was one of the first professional leagues to restart by designing an entirely new experience on a campus in Orlando. In order to ensure the safety, health and comfort of those on the campus, the NBA used Qualtrics to aggregate real-time feedback from players, coaches, and league employees.
The NBA integrated Qualtrics into the specially designed NBA app for the campus in Orlando. Through the app, a push notification was sent to everyone on site periodically to get feedback from staff and teams. With this feedback, the NBA was able to monitor how this entirely new concept was working, and what they needed to do to optimize the experience.
Results:
•As a result of feedback from the Orlando campus pulse, the NBA changed food delivery options and added new on-site experiences for players and guests.
•Across global NBA branded retail stores, CX was assessed through Qualtrics using NPS as a driver for success. Using Qualtrics Stats iQ analysis, product category misalignment with fan expectations along with any service or in-store experience misses were addressed in actionable next steps. Actions taken to evaluate and adjust have resulted in an increase in sales of +4%, within comp stores.
City of Orlando
The City of Orlando is the municipal government for the Orlando metropolitan area. With a population of more than 2.5 million people, it’s Florida’s largest inland city and is one of the world’s most popular tourism destinations, welcoming more than 75 million visitors every year.
The Situation:
The growing gap between elected officials and the people they serve is not a new phenomenon — public trust in government, around the world has been declining — but with COVID-19, a global movement for social justice, and wider economic challenges, the gap is more visible than ever.
For local government, public trust is everything. It drives election turnout, positive community engagement, satisfaction with police and law enforcement, and leads to higher tax compliance. For cities across the U.S., public trust has become the leading indicator of a city’s economic prosperity.
For the City of Orlando, addressing the issue of public trust, and closing the gap between elected officials and their constituents, was vital to continue its legacy as a destination for family, work, tourism and investment.
In 2018, as Orlando became one of the fastest growing cities in the nation, Mayor Buddy Dyer set out to ensure that the record growth was not creating a gap between the city and its residents, thereby taking meaningful action to continue to build public trust.
Qualtrics Solution & Benefits:
The City of Orlando turned to Qualtrics for a comprehensive city-wide customer experience program to listen and act on residents’ feedback.
In an effort to make the city’s 300+ services easier to access and use, the city is undergoing a digital transformation across all websites and digital properties.
Now, using Qualtrics, when residents interact with a service, Qualtrics CustomerXM automatically sends them an email asking about their experience. The resulting feedback is automatically analyzed to identify the key drivers of citizens’ experience and recommend the actions that will improve satisfaction and trust in the city’s government.

The feedback is routed directly to responsible managers so they can follow up with residents and quickly make process changes.
The City of Orlando has now expanded the program beyond city services and launched a new initiative in 2020 to help close the experience gap between law enforcement and the city’s residents. Following an interaction with the police, residents now have an opportunity to give feedback that is used to drive action in the city’s police department and build closer links to the community and increase trust in law enforcement.
Results:
•Since turning to Qualtrics, the City of Orlando has increased its citizens’ public trust in government by 18% in just two years, and some services saw an increase of 51% in public trust in government following process changes surfaced and acted upon using Qualtrics.
•Using Qualtrics CustomerXM, the City of Orlando has established a repeatable, scalable, closed-loop feedback and action system for its most critical public services — asking citizens about their experience, automatically analyzing feedback, and routing it to teams across the organization to take action.
•As part of its program, the city has now built a citizen database of thousands of residents that have opted into a city-wide panel which the government reaches out to for targeted feedback when considering new policy changes or designing and launching new services and experiences in the city.
Under Armour
Under Armour is a leading inventor, marketer and distributor of branded athletic apparel, footwear and accessories – a human performance company focused on making all athletes better through industry-leading, innovative product solutions and experiences.
The Situation:
In the highly competitive athletic performance apparel and footwear sector, Under Armour has built its reputation and advantage through the introduction of innovative products and premium experiences.
The company’s mission and vision are centered around its target consumer, known as the Focused Performer. Utilizing deep athlete and consumer insights data and analytics, Under Armour synthesizes this connectivity throughout its product creation process, translating specific needs into industry-leading, athlete inspired and tested products.
As a critical part of understanding its core customer brand journey, Under Armour wanted more holistic visibility into the ongoing experience, including consideration and post-purchase behaviors.
Teams across the business were using a host of different platforms to gather disjointed feedback directly from consumers. However, millions of comments left on review websites and social media were going unnoticed because the platforms did not provide easily understood insights that could inform decision making.
In 2020, Under Armour decided to consolidate product experience with customer experience onto Qualtrics to get a complete understanding of the entire customer lifecycle for a more holistic and actionable voice of the consumer.
Qualtrics Solution & Benefits:
Through the Qualtrics XM Platform, Under Armour has built an end-to-end experience management program that responds to consumer feedback at every stage, from the first sketch of a new product concept to a runner’s first marathon and beyond.
Its product feedback system, powered by a team of 10,000+ wear-testers through Qualtrics, provides the team with critical insights into the style, features, materials, and performance of every concept.

Once the product is launched, Under Armour continues to optimize each customer’s experience through its direct-to-consumer business.
Using Qualtrics, Under Armour pulls a host of different data sets into a single system––direct consumer feedback, social media, review websites, and performance data recorded through its fitness tracking app within its MapMy platform––giving them visibility into how consumers are doing at every stage, and take action to support them in achieving their goals. This allows Under Armour to create personalized experiences that help every consumer get better.
For example, using Qualtrics Text iQ, the Under Armour team can identify trends in its product reviews collected from third-party retailers. At the same time, Stats iQ shows statistically meaningful relationships across a consumer’s full experience journey with the brand, including e-commerce, in-store, customer service and product experiences. This full journey visibility gives them a clear view of how consumers experience the brand and product in the real world.
But Under Armour goes beyond that; they’re able to overlay data from social media to expand understanding and empathy for their consumers to help proactively identify trends and insights that can define future experience opportunities.
Results:
•An efficient, single platform to align global teams, helping them actively identify and manage additional opportunities for improved consumer experiences.
•By consolidating all data sources — including direct and indirect feedback and operational data sources — Under Armour now has a significantly better informed view of the consumer experience, informing changes such as streamlining the checkout and return process and product packaging design.
•Under Armour utilized CustomerXM dashboard data coupled operational data from other systems of records to identify consumer friction with order status. Using this approach, they reduced customer service contacts by 87% during the UA SportsMask launch.
•The XM Platform enabled Under Armour to own the consumer experience by consolidating all programs into Qualtrics - today 1,400 people in Under Armour use the platform.
•Under Armour evaluated more than 2,000 products in less than one year through the Qualtrics Product Testing platform’s ease and speed, enabling the automation of the complete product testing process.
Volkswagen Australia
Volkswagen Group, or VW, is a multinational automobile manufacturer headquartered in Wolfsburg, Germany and is currently the world’s largest carmaker by volume.
The Situation:
In 2015, VW - the world’s third-largest carmaker at the time - was struggling with a global scandal, and in Australia the brand had been ranked last or close to last by customers every year for over a decade when it came to its customer service.
As a result, the most important indicators of performance were trending in the wrong direction - brand loyalty and advocacy were down, employee turnover was rising, and customer advocacy was low. All of which were costing Volkswagen money.
VW did have a survey program in place to improve these metrics, and between software and bonuses was spending $10 million a year but alarmingly nothing was improving. It was clear that VW’s market position was under threat, and its plans to improve on it becoming increasingly unattainable. Something needed to change, so they turned to Qualtrics.

Qualtrics Solution & Benefits:
Volkswagen partnered with Qualtrics to create and implement an experience management program called ‘Accelerate to WOW’ that would drastically improve operational metrics and repair the brand’s reputation, not just in Australia but throughout the world.
Volkswagen is renowned for making car ownership possible for everyone, but to be truly committed to the customer experience Volkswagen realized they needed far better access to customer feedback and insights.
The program brought the “voice of the customer” to the forefront of the business, and for the first time in Volkswagen’s history, every employee - from call center agent, team manager to sales representative, knew exactly in real-time what customers needed and how the experience was meeting those expectations.
Through Qualtrics, VW had a constant pulse on what customers were saying, and how they felt. This meant employees were able to quickly understand areas for improvement and take decisive action to ensure those that suffered poor experiences were quickly followed up with to rectify the issue.
It moved the culture at VW to one where customer metrics were front and center, even in managers’ interactions with their teams. Now, customer feedback is used to identify areas where individuals and teams can improve their own skills to directly improve the experience for customers.
And with predictive analytics, VW could go one step further and spot problems before they arose too. This helped VW take proactive action and prevent these poor experiences from happening at all. By making these continued improvements to the experience, Volkswagen was able to foster greater loyalty from their customers.
Then, by adding a Qualtrics brand tracker to their new XM program, Volkswagen was able to track how the improvements to customer experience impacted the brand too; for example, how an incredible customer experience moment — like picking up your vehicle after a service visit — improved the wider perception of Volkswagen.
The brand tracker monitors changes to customer sentiment, perceptions, and behavior towards the brand - and how these were impacting business performance. This information, coupled with a deeper understanding of the customer gathered through feedback, meant that Volkswagen knew exactly what they needed to stop, start, and continue doing to improve their program.
Results:
•Employee turnover of sales roles and key service positions in Australia reduced by 80%.
•Through a combination of efforts, including the improved brand perception, Volkswagen group steadily attracted new buyers and climbed from the third-largest to the largest European car manufacturer in Australia.
•In just three years following the emissions crisis, Volkswagen reclaimed the #1 spot for brand loyalty in auto in Australia.
•The business achieved $7 million in savings by replacing and consolidating several other technology tools with Qualtrics.
•The dealer partners in Australia that actively engaged in the program achieved double the profit compared to the network average.
•Contact center customer satisfaction in Australia rose 31% from 61% in 2016 to 92% in 2019.
•VW Australia’s NPS increased by 102.5 points, from -25.4 in 2016 to 76.9 in 2020.

Our Go-To-Market Strategy
Our XM Platform is used by more than 12,000 customers of all sizes globally across a broad range of industries, including 85% of the Fortune 100 as of September 30, 2020. No one industry comprises more than 15% of our revenues, with banking, professional & business services, technology, education and healthcare making up the top five. Our XM Platform has been adopted by many of the world’s largest organizations that view us as a strategic partner in their digital transformation initiatives. The number of customers spending $100,000 or more in ARR was 1,206 as of September 30, 2020, up from 1,026 as of December 31, 2019. Further, as of September 30, 2020, we had 64 customers spending $1 million or more in ARR, up from 43 as of December 31, 2019.
This broad adoption of our XM Platform is facilitated by a multi-pronged go-to-market model comprised of highly productive inside and field sales teams, a joint development and solution selling partnership with SAP, and our robust and growing QPN. We primarily generate sales through our direct sales team, which includes both inside and field sales personnel. All sales personnel focus on attracting new customers as well as expanding usage within our existing customer base. We also make it easy for users and organizations to sign up for free trials on our website, which can be converted to paid subscriptions. Our sales team is supported by technical sales professionals and subject-matter experts who facilitate the sales process through developing and presenting demonstrations of our XM Platform after assessing requirements, addressing security and technical questions, and matching customer needs with the appropriate Qualtrics solutions. We also have a team of solution experts who help advise on best practices and methodologies, assist with program design, and provide assistance as required through customer launch to accelerate time to value. Our customer success team complements our sales team by consulting with our customers and helping drive adoption, subscription renewal, expansion to additional use cases, and customer value.
Our marketing efforts are focused on generating awareness of our XM Platform, creating sales leads, establishing and promoting our brand, and cultivating a community of loyal customers and users. We utilize both online and offline marketing initiatives, including user conferences (such as our annual X4 Summit), online advertising, webinars, blogs, corporate communications, white papers and case studies.
We also work with partners through QPN, which has over 200 global member companies delivering breakthrough business outcomes for our customers.
QPN consists of the following:
•Strategic Partners offer a full suite of capabilities to accelerate XM within customers’ organizations, including implementation, consulting, and XM program and solution design. Strategic partners include Accenture, Bain, Capgemini, Deloitte, EY, and others.
•Innovation Partners bring XM into customers’ existing IT ecosystems and augment the capabilities of our XM Platform. Leveraging the QDP, customers can connect Qualtrics to third-party software systems to automate key business processes, enhance their XM programs by bringing experience data from other listening posts into Qualtrics, and extend our XM Platform to address their specific business requirements. Innovation partners include enterprise software leaders such as Adobe, Salesforce, ServiceNow, and independent software vendors in adjacent software categories (e.g., digital experience, social listening & analytics, user research).
•Advisory Partners are trusted XM scientists and consultants trained on our XM Platform. They work with customers to design plans and roadmaps for starting their experience management journeys. Advisory partners include Ipsos, JD Power, Kantar TNS, and many more.
•Alliance Partners help customers understand how XM can benefit their organization by evaluating their current business needs and desired outcomes. Alliance partners include Walker, Korn Ferry, commonFont, and others.
•Delivery Partners are trained and certified to implement the Qualtrics XM Platform. Enterprise organizations work with these accredited partners to scope and implement XM programs and to provide ongoing platform customizations. Delivery partners include Acumen Solutions, Ugam (a Merkle company), Workforce Science Associates and many others.
We will continue to jointly develop, market, and sell our solutions with SAP. Examples include the use of our XM Platform within SAP SuccessFactors to gauge employee sentiment at various stages of the employee lifecycle and create workflows to resolve experience gaps that might lead to dissatisfaction and employee attrition, within SAP’s e-commerce applications to listen and act upon customer sentiment to drive higher conversion rates as consumer buying behavior moves online, and within procurement applications to enable buyers and suppliers to better understand and collaborate with each other. In addition, we have a robust roadmap of potential areas of collaboration across SAP’s product portfolio. As an independent subsidiary of SAP, we will aim to replicate those collaborations with a broader ecosystem of partners.
Professional Services
Our professional services team helps customers design and execute their market intelligence projects, through our DesignXM offering, and provides our customers with implementation, training, and similar services to help them realize the full benefits of our XM Platform. Our training programs include a mix of virtual and in-person offerings with different options focused either on helping onboard teams of users quickly or helping individuals achieve certification level subject matter expertise. Our team works closely with our partners and enables them to deploy our solutions. By working with these partners, we both augment our pipeline and our ability to scale globally by size and complexity of deployment.
Competition
Experience management is a new and rapidly developing software category. We do not believe that any of our competitors currently offer a full suite of experience management solutions that effectively competes with the full functionality of our XM Platform. However, certain features of our XM Platform compete in certain segments of the overall experience management market. Our main competitors fall into the following categories:
•Providers of software for specific use cases, such as Medallia for customer experience;
•Traditional professional and marketing research services firms, such as Aon Hewitt and Towers Watson; and
•Individual-focused and self-service survey tools, such as SurveyMonkey.
We believe that the principal competitive factors in our markets include the following:
•Product features, quality, functionality, and design;
•Ease of deployment and use;
•Market vision and pace of product innovation;
•Security and privacy;
•Overall platform experience;
•Third-party integrations;
•Pricing and total cost of ownership;
•Brand awareness and reputation;
•Accessibility across several devices, operating systems, and applications;
•Strength of sales and marketing efforts; and
•Customer support.

We believe we compete favorably across these factors. However, some of our competitors and potential competitors are larger and have greater brand name recognition, longer operating histories, larger marketing budgets and established marketing relationships, access to larger customer bases and significantly greater resources for the development of their offerings. Moreover, because our market is new and rapidly developing, it is possible that new entrants, especially those with substantial resources, more efficient operating models, more rapid technology and content development cycles or lower marketing costs, could introduce new products and services that disrupt our market and better address the needs of our customers and potential customers. See “Risk Factors—Risks Related to Our Business and Industry—The experience management software category is relatively new and rapidly changing, and if we do not compete effectively, our business, results of operations, and financial condition could be harmed” for additional information.
Intellectual Property
We rely on a combination of patent, copyright, trademark and trade secret laws in the United States and other jurisdictions, as well as license agreements and other contractual provisions, to protect our proprietary technology. We also rely on a number of international and domestic registered, pending and common law trademarks to protect our brand.
As of September 30, 2020, we had 154 registered trademarks and 35 pending trademark applications worldwide.
As of September 30, 2020, we had 50 issued utility patents in the United States, which expire between March 30, 2025 and September 29, 2038; two issued design patents in the United States, which expire on January 3, 2031 and April 11, 2031, respectively; 47 United States non-provisional patent applications pending; two Australian national-stage patent applications pending; and two European Union national-stage applications pending.
In addition, we seek to protect our intellectual property rights by requiring our employees and independent contractors involved in development of intellectual property on our behalf to enter into agreements acknowledging that all works or other intellectual property generated or conceived by them on our behalf are our property, and assigning to us any rights, including intellectual property rights, that they may claim or otherwise have in those works or property, to the extent allowable under applicable law.
Despite our efforts to protect our technology and proprietary rights through intellectual property rights, licenses and other contractual protections, unauthorized parties may still copy or otherwise obtain and use our software and other technology. In addition, we intend to continue to expand our international operations, and effective patent, copyright, trademark, trade secret and other intellectual property protection may not be available or may be limited in foreign countries. Any significant impairment of our intellectual property rights could harm our business or our ability to compete. Further, many companies in the communications and technology industries own large numbers of patents, copyrights and trademarks and may threaten litigation or file suit against us based on allegations of infringement or other violations of intellectual property rights. We may face in the future allegations that we have infringed the intellectual property rights of third parties. See “Risk Factors—Risks Related to Our Business and Industry—We may be sued by third parties for alleged infringement or misappropriation of their proprietary rights” for additional information.
Our Employees
As of September 30, 2020, we had 3,370 full-time employees. We also engage contractors and consultants from time to time. We have not experienced any work stoppages, and we believe that our employee relations are good.
At Qualtrics, we live by our TACOS culture, which defines Qualtrics and our employees. Our TACOS culture impacts who we hire, how we retain and promote employees, and how we engage with each other and our customers.

TACOS stands for:
•Transparency. We are a meritocracy and hold ourselves accountable. We reward the competent over the confident.
•All-In. We bet on Qualtrics and Qualtrics bets on us. This is our company. We deliver whatever it takes.
•Customer Obsessed. If a customer is upset, we failed. Period. We learn, and we fix it.
•One Team. There is only one team at Qualtrics. We hunt as a pack. We win and lose together and never say, “That’s not my job.”
•Scrappy. We are smart, resourceful and find a way. We write our own story instead of following others.
We recognize that a person is not simply his or her job, hobbies or personal life but a mix of all of those pieces. It is this mix—and this ability to bring one’s entire self to work—that cements the foundation of our culture. Diversity, Equity, and Inclusion, or DEI, is a cornerstone of our company culture. With strong views on diversity and inclusion, immigration, wage equality, and the universality of human rights—without regard to race, color, creed, gender, or sexual orientation—we will not be quiet, but will amplify these views on behalf of our employees and organization. We are working to have an internal representation that matches the world around us and inclusion that far exceeds it. While our TACOS culture is integral to our history, Qualtrics does not thrive without the Q-mmunity, which includes a mix of employee resource groups, or Q Groups, that serve to advance the careers, goals and well-being of the many different communities that make up our employee base. The Q Groups include:
•MosaiQ: Recruits and engages communities of color, as well as amplifies underrepresented voices;
•QPride: Focuses on making Qualtrics a welcoming place to work for members of the LGBTQ+ community;
•QSalute: Concentrates on recruiting military talent;
•Women’s Leadership Development: Aims to empower all women at Qualtrics; and
•Q&Able: Seeks to recruit, develop and promote people of diverse abilities.
The Q-mmunity strengthens our TACOS culture and underscores our commitment to each other and our customers.
Our Facilities
We have co-headquarters in Provo, Utah, and Seattle, Washington consisting of approximately 165,000 square feet of space pursuant to a lease that expires in 2030 and approximately 275,000 square feet of space pursuant to a lease that expires in 2034, respectively. We maintain additional offices in multiple locations in the United States and internationally in Australia, Canada, France, Germany, Ireland, Japan, the Netherlands, Poland, Singapore, Spain Sweden, and the United Kingdom. We lease all of our facilities, except that we own one office building in Provo, Utah consisting of approximately 42,000 square feet. In a few instances, we occupy space in SAP’s offices - notably but not exclusively in New York City and Toronto. We intend to procure additional space in the future as we continue to add employees and expand geographically. We believe our facilities are adequate and suitable for our current needs and that, should it be needed, suitable additional or alternative space will be available to accommodate our operations.
Legal Proceedings
From time to time, we may be subject to legal proceedings and claims in the ordinary course of business. We are not presently a party to any legal proceedings that, if determined adversely to us, would individually or taken together have a material adverse effect on our business, results of operations, financial condition or cash flows. We have received, and may in the future continue to receive, claims from third parties asserting, among other things, infringement of their intellectual property rights. Future litigation may be necessary to defend ourselves, our partners and our customers by determining the scope, enforceability and validity of third-party proprietary rights, or to establish our proprietary rights. The results of any current or future litigation cannot be predicted with certainty, and regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources, and other factors.

MANAGEMENT
Executive Officers and Directors
The following table provides information regarding the individuals who are expected to constitute our executive officers and directors upon completion of this offering. The individuals named below, other than Egon Durban and Kelly Steckelberg, constitute our executive officers and directors as of the date of this prospectus.

Name	Age	Position
Executive Officers:
Ryan Smith	42	Founder, Executive Chair and Director
Zig Serafin	47	Chief Executive Officer and Director
Chris Beckstead	44	President and Board Observer
Rob Bachman	43	Chief Financial Officer
John Thimsen	44	Chief Technology Officer
Bill McMurray	59	Chief Revenue Officer

Non-Employee Directors:
Christian Klein	40	Director
Luka Mucic	49	Director
Adaire Fox-Martin	56	Director
Sindhu Gangadharan	44	Director
Paula Hansen	49	Director
Egon Durban	47	Director Nominee
Kelly Steckelberg	53	Director Nominee
Executive Officers
Ryan Smith. Mr. Smith co-founded our company and has served as a member of our board of directors since December 2002 and as our Founder and Executive Chair since July 2020. From December 2002 until July 2020, Mr. Smith served as our Chief Executive Officer. Mr. Smith holds a B.S. in Management from Brigham Young University.
We believe that Mr. Smith is qualified to serve as a member of our board of directors based on the perspective and experience he brings as our prior Chief Executive Officer and as one of our co-founders and Executive Chair.
Zig Serafin. Mr. Serafin has served as our Chief Executive Officer since July 2020 and prior to that as our President since January 2019. Mr. Serafin joined Qualtrics in October 2016 as our Chief Operating Officer. From July 2009 to October 2016, Mr. Serafin served as a Corporate Vice President at Microsoft Corporation, a multi-national technology company, where he led a global team responsible for engineering, service operations and strategy in telecommunications services and applications. From September 2009 to October 2012, Mr. Serafin served as General Manager at Tellme Networks, Inc., a telephone-based applications provider, following its acquisition by Microsoft Corporation. Mr. Serafin holds a B.S. from Brigham Young University.
We believe that Mr. Serafin is qualified to serve as a member of our board of directors based on the perspective and experience he brings as our Chief Executive Officer and prior President and Chief Operating Officer.
Chris Beckstead. Mr. Beckstead has served as our President since July 2020. Mr. Beckstead previously served as our Chief Operating Officer from January 2019 to July 2020. Mr. Beckstead joined Qualtrics in January 2013 as our Head of Finance and served in senior leadership positions until his appointment as Chief Operating Officer. Prior to Qualtrics, Mr. Beckstead held leadership positions at TE Connectivity Ltd. and ADC Telecommunications Inc. Mr. Beckstead holds an MBA from the University of Texas at Austin and a B.S. in Electrical Engineering from Brigham Young University.

Mr. Beckstead will serve as a non-voting board observer. See “—Board Observer.”
Rob Bachman. Mr. Bachman has served as our Chief Financial Officer since January 2019. Mr. Bachman joined Qualtrics in September 2013 as our Corporate Controller and was promoted to Director of Finance in April 2015. From August 2003 to September 2013, Mr. Bachman served in various roles at Ernst & Young, most recently as a Senior Manager in assurance services. Mr. Bachman holds an M.S. and B.S. in accounting from Brigham Young University.
John Thimsen. Mr. Thimsen has served as our Chief Technology Officer since January 2019. Mr. Thimsen joined Qualtrics in February 2015 as Sr. Director of Engineering and was promoted to VP and Head of Engineering in January 2016. From October 2005 to January 2015, Mr. Thimsen served in various roles at Amazon, most recently as a founding member and Director of Engineering for Amazon Echo from September 2011 to January 2015, where he was responsible for building the cloud-services powering Alexa. Mr. Thimsen holds a B.S. in Computer Engineering from the University of Washington.
Bill McMurray. Mr. McMurray has served as our Chief Revenue Officer since May 2020, and prior to that as our Managing Director – Asia Pacific & Japan, where he was responsible for establishing and growing the APJ Region, since September 2014. Mr. McMurray holds a B.Ec from The University of Adelaide.
Each executive officer serves at the discretion of our board of directors and holds office until his or her successor is duly elected and qualified or until his or her earlier resignation or removal.
Non-Employee Directors
Christian Klein. Mr. Klein is Chief Executive Officer, Chief Operating Officer and member of the Executive Board of SAP. In October 2019, Mr. Klein was appointed Co-CEO of SAP; and in April 2020, he was appointed sole CEO. Mr. Klein was named Chief Operating Officer of SAP in April 2016 after serving as Chief Controlling Officer since July 2015. Mr. Klein has also served in various other roles at SAP, including within Active Global Support Operations, Services Operations, Global Controlling and as Chief Financial Officer of SAP. Mr. Klein also serves on the supervisory board of adidas AG. Mr. Klein holds a diploma in International Business Administration from the University of Cooperative Education in Mannheim, Germany.
We believe that Mr. Klein is qualified to serve as a member of our board of directors due to the perspective, experience and leadership he brings from his multiple roles as an executive, including his role as chief executive officer, and director of a global enterprise software company, and his expertise within the software industry.
Luka Mucic. Mr. Mucic is Chief Financial Officer and a member of the Executive Board of SAP and he has served in this function since July 2014. Prior to assuming such roles, Mr. Mucic served in various roles within the SAP organization, including as head of Global Finance from July 2013 to July 2014, Chief Financial Officer for Global Customer Operations and head of Global Field Finance from May 2012 to June 2013 and as the Chief Financial Officer of SAP’s DACH region (Germany, Austria, and Switzerland) and SAP Deutschland AG & Co. KG from March 2008 to April 2012. Mr. Mucic also serves on the supervisory board of HeidelbergCement AG. Mr. Mucic holds a joint executive MBA from ESSEC, France, and Mannheim Business School, Germany, and a university degree in law from the University of Heidelberg, Germany. He has completed the second legal state examination in Germany.
We believe that Mr. Mucic is qualified to serve as a member of our board of directors due to his extensive experience as an executive in publicly traded companies, significant financial expertise and knowledge of the industry in which we operate.
Adaire Fox-Martin. Ms. Fox-Martin is a member of the Executive Board and audit committee of SAP SE and has been leading Customer Success, the global sales, services and customer engagement organization since February 2020. Since May 2017, Ms. Fox-Martin has served as an SAP Executive Board Member leading Global Customer Operations, which is now part of Customer Success. Prior to joining the SAP Executive Board, Ms. Fox-Martin was President of SAP’s business in the Asia Pacific Japan region, where she ran its multi-functional sales and operations organizations since February 2014. Immediately prior to such role, Ms. Fox-Martin was Chief Operating Officer of SAP APJ from October 2013 to February 2014.
Ms. Fox-Martin is the founder of SAP One Billion Lives Ventures, a social intrapreneurship program focused on improving the lives of one billion people around the world through creation of sustainable business ventures that have social mission at the core of their operations. In 2019, Ms. Fox-Martin was named to Fortune Magazine’s Top 50 Most Powerful Women International List for the third time running. Ms. Fox-Martin also serves on the board of directors of Equinix, Inc. Ms. Fox-Martin holds a Bachelor of Arts degree from Trinity College in Dublin, Ireland.
We believe that Ms. Fox-Martin is qualified to serve as a member of our board of directors due to her extensive experience as an executive in multiple roles within the software industry, deep understanding of international business operations and service on the board of directors of a publicly traded company.
Sindhu Gangadharan. Ms. Gangadharan is the Senior Vice President and Managing Director of SAP Labs India and has served in such role since September 2019 where she is responsible for SAP’s Research & Development facilities in Bangalore, Pune, Mumbai, Hyderabad and Gurgaon. Ms. Gangadharan joined SAP in 1999, when SAP Labs India set up its operations in Bangalore. She has served as Head for Intelligent Enterprise Program from May 2018 to August 2019, Vice President and Head for Product Management SAP Cloud Platform IoT, Integration and Process from August 2016 to February 2018, and Chief Product Owner for On Premise Integration Technologies and SAP HANA Cloud Integration from June 2011 to July 2016.
Ms. Gangadharan has been a member of each of the NASSCOM Executive Council and of the Steering committee of the Indo-German Chamber of Commerce since November 2019. Ms. Gangadharan has also served on the board of directors of Titan Industries Ltd as an independent director and as a member of the board nomination and remuneration committee and audit committee since June 2020. Ms. Gangadharan holds a Bachelor’s degree in Computer Science from Bangalore University.
We believe that Ms. Gangadharan is qualified to serve as a member of our board of directors due to her significant management experience in technological research and development and service on the board of directors, and various board committees, of a publicly traded company.
Paula Hansen. Ms. Hansen is the Senior Vice President and Chief Revenue Officer of SAP Customer Experience. Prior to joining SAP in such role in February 2019, Ms. Hansen held several leadership positions with Cisco Systems, Inc. Most recently she served as Vice President for Cisco’s Global Enterprise business from August 2016 to February 2019, and she was the Vice President for Cisco’s U.S. Enterprise West business from October 2015 to July 2016. Ms. Hansen holds a Bachelor of Science degree in Electrical Engineering from the Virginia Polytechnic Institute and State University.
We believe that Ms. Hansen is qualified to serve as a member of our board of directors due to her extensive business experience as an executive in multiple roles at various publicly traded companies and knowledge of the industry in which we operate.
Director Nominees
Egon Durban. Mr. Durban joined Silver Lake, a global private equity firm, in 1999 as a founding principal and is currently its Co-Chief Executive Officer. Mr. Durban has served on the board of directors of several public companies, including Dell Technologies Inc. since January 2013; Motorola Solutions, Inc. since August 2015; VMware, Inc., a majority-owned subsidiary of Dell, since September 2016; Unity Software Inc. since June 2017; and Twitter, Inc. since March 2020. Mr. Durban also currently serves on the board of directors of several privately held companies, including City Football Group, Learfield IMG College, UFC, Verily and Waymo, and serves as Chairman of the board of directors of Endeavor Group Holdings. Previously, he served on the board of directors of SecureWorks, Intelstat, Pivotal Software, MultiPlan, and Skype; was Chairman of Skype’s operating committee; and served on the supervisory board and operating committee of NXP. Mr. Durban currently serves on the Business Council and Business Roundtable. Prior to Silver Lake, Mr. Durban worked in Morgan Stanley’s Investment Banking Division. Mr. Durban holds a B.S.B.A. in Finance from Georgetown University.

We believe that Mr. Durban is qualified to serve as a member of our board of directors due to his significant financial expertise and extensive experience serving as a board member to public and private companies within the software industry.
Mr. Durban is expected to join our board of directors upon completion of this offering and the closing of the Silver Lake investment.
Kelly Steckelberg. Ms. Steckelberg has been the Chief Financial Officer of Zoom Video Communications, Inc. since November 2017. Prior to joining Zoom, Ms. Steckelberg was the Chief Executive Officer of Zoosk, Inc. between January 2015 and June 2017, after having held positions at Zoosk of Chief Financial Officer from March 2011 to December 2014 and Chief Operating Officer from May 2012 to December 2014. She was also a member of the board of directors and a member of the audit committee of the Episcopal Community Services of San Francisco, a non-profit organization for homeless service in San Francisco, California between June 2015 and December 2017. Ms. Steckelberg has an MPA and a B.B.A. degree in Accounting from The University of Texas at Austin.
We believe that Ms. Steckelberg is qualified to serve as a member of our board of directors due to the perspective and leadership she brings from her role as an executive in a publicly traded company as well as her extensive experience and financial expertise.
Ms. Steckelberg is expected to join our board of directors upon completion of this offering.
Code of Business Conduct and Code of Ethics
Our board of directors has adopted SAP’s code of business conduct, which applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. Our board of directors has also adopted a code of ethics that applies to all of our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The full text of SAP’s code of business conduct is posted on the investor relations page of its website and our code of ethics will be posted on the investor relations page on our website. We intend to disclose any amendments to our code of ethics, or waivers of its requirements, on our website or in filings under the Exchange Act.
Board of Directors
Our business and affairs are managed under the direction of our board of directors. Our board of directors, upon completion of this offering, will be composed of nine members, two of whom qualify as “independent” under the listing standards of Nasdaq.
Controlled Company
Upon completion of this offering, SAP will continue to control a majority of the voting power of our outstanding common stock. As a result, we will be a “controlled company” within the meaning of the corporate governance rules of Nasdaq. As a “controlled company,” certain exemptions under the Nasdaq listing standards free us from the obligation to comply with certain Nasdaq corporate governance requirements, including the requirements:
•that a majority of our board of directors consists of “independent directors,” as defined under the rules of Nasdaq;
•that our board of directors have a compensation committee that is comprised entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and
•that our board of directors have a nominating and corporate governance committee that is comprised entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

Accordingly, you will not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance rules of Nasdaq.
These exemptions do not modify the independence requirements for our audit committee, and we expect to satisfy the member independence requirement for the audit committee prior to the end of the transition periods provided under Nasdaq listing standards and SEC rules and regulations for companies completing their initial public offering. See “—Committees of the Board of Directors—Audit Committee.”
If we cease to be a controlled company and our Class A common stock continues to be listed on Nasdaq, we will be required to comply with the director independence requirements of Nasdaq relating to our board of directors, compensation committee and nominating and corporate governance committee, subject to a phase-in period during the first year after we cease to be a controlled company.
Director Independence
Our board of directors has undertaken a review of the independence of each director who is not an employee of Qualtrics or SAP. Based on information provided by each such director concerning his or her background, employment and affiliations, our board of directors has determined that Egon Durban and Kelly Steckelberg do not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and that each of these directors is “independent” as that term is defined under the listing standards of Nasdaq. In making these determinations, our board of directors considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director, and the transactions involving them, if any, described in the section titled “Certain Relationships and Related Party Transactions.”
Committees of the Board of Directors
Our board of directors has established an audit committee, a compensation committee, and a nominating and corporate governance committee. The composition and responsibilities of each of the committees of our board of directors is described below. Members will serve on these committees until their resignation or until as otherwise determined by our board of directors.
Audit Committee
Upon completion of this offering, we expect our audit committee will consist of Egon Durban, Kelly Steckelberg and                    , with Kelly Steckelberg serving as Chair. Egon Durban and Kelly Steckelberg meet the requirements for independence under the listing standards of Nasdaq and SEC rules and regulations. Each member of our audit committee also meets the financial literacy and sophistication requirements of the listing standards of Nasdaq. In addition, our board of directors has determined that Kelly Steckelberg is an audit committee financial expert within the meaning of Item 407(d) of Regulation S-K under the Securities Act. We intend to comply with the listing requirements of Nasdaq regarding the composition of our audit committee within the transition period for newly public companies. Following the completion of this offering, our audit committee will, among other things:
•select a qualified firm to serve as the independent registered public accounting firm to audit our financial statements;
•help to ensure the independence and performance of the independent registered public accounting firm;
•discuss the scope and results of the audit with the independent registered public accounting firm, and review, with management and the independent registered public accounting firm, our interim and year-end results of operations;
•develop procedures for employees to submit concerns anonymously about questionable accounting or audit matters;
•review our policies on risk assessment and risk management;

•review related party transactions; and
•approve or, as required, pre-approve, all audit and all permissible non-audit services to be performed by the independent registered public accounting firm.
Our audit committee will operate under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of Nasdaq, and our audit committee will review the charter annually. We will make our audit committee charter available on our website.
Compensation Committee
Upon completion of this offering, we expect our compensation committee will consist of Ryan Smith, Christian Klein and Luka Mucic, with              serving as Chair. As a “controlled company,” our compensation committee is not required to be comprised of entirely independent directors. Following the completion of this offering, our compensation committee will, among other things:
•review, approve and determine, or make recommendations to our board of directors regarding, the compensation of our executive officers;
•recommend compensation for non-employee directors;
•administer our equity compensation plans;
•review and approve, or make recommendations to our board of directors, regarding incentive compensation and equity compensation plans; and
•establish and review general policies relating to compensation and benefits of our employees.
•Subject to the terms of our compensation plans and the consent of the holders of our Class B common stock to the aggregate size of the annual equity award pool pursuant to the terms of our amended and restated certificate of incorporation, our compensation committee will have discretion to determine the amount, form, structure and implementation of compensation payable to our employees and executive officers, including, where appropriate, discretion to increase or decrease awards or to award compensation absent the attainment of performance goals and to award discretionary cash compensation outside of the parameters of our compensation plans.
Our board of directors intends to establish a written charter setting forth the purpose, composition, authority and responsibility of our compensation committee consistent with the listing standards of Nasdaq and the rules of the SEC, and our compensation committee intends to review the charter annually.
Nominating and Corporate Governance Committee
Upon completion of this offering, we expect our nominating and corporate governance committee will consist of Zig Serafin, Luka Mucic and Sindhu Gangadharan, with               serving as Chair. As a “controlled company,” our nominating and corporate governance committee is not required to be comprised of entirely independent directors. Following the completion of this offering, our nominating and corporate governance committee will, among other things:
•identify, evaluate and select, or make recommendations to our board of directors regarding, nominees for election to our board of directors and its committees;
•evaluate the performance of our board of directors and of individual directors;
•consider and make recommendations to our board of directors regarding the composition of our board of directors and its committees;
•review developments in corporate governance practices;

•evaluate the adequacy of our corporate governance practices and reporting; and
•develop and make recommendations to our board of directors regarding corporate governance guidelines and matters.
Our board of directors intends to establish a written charter setting forth the purpose, composition, authority and responsibility of our nominating and corporate governance committee consistent with the listing standards of Nasdaq and the rules of the SEC, and our nominating and corporate governance committee intends to review the charter annually.
Compensation Committee Interlocks and Insider Participation
None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our board of directors or compensation committee. See “Certain Relationships and Related Party Transactions” for information about related party transactions involving members of our compensation committee or their affiliates.
Non-Employee Director Compensation
In 2019, an employee of SAP America served as the sole member of our board of directors. Our 2019 director was not paid any compensation for her services as a director, did not receive any benefits or reimbursements and was not otherwise entitled to any perquisites in connection with this role.
Employee directors and non-employee directors who are employed by SAP will receive no additional compensation for their services on our board of directors. Prior to this offering, we intend to establish a compensation program with respect to certain of our director nominees. The terms of this program remain under development.
Board Observer
In connection with this offering, we have agreed to allow Chris Beckstead, our President, to attend all meetings of our board of directors as a non-voting observer for as long as he is our President. Mr. Beckstead will receive no additional compensation for his service as a board observer. We will reimburse all reasonable out-of-pocket expenses incurred by Mr. Beckstead for his attendance at meetings of our board of directors.

EXECUTIVE COMPENSATION
Overview
The following discussion contains forward-looking statements that are based on our current plans, considerations, expectations, and determinations regarding future compensation programs. The actual amount and form of compensation and the compensation policies and practices that we adopt in the future may differ materially from currently planned programs as summarized in this discussion.
As an emerging growth company, we have opted to comply with the executive compensation disclosure rules applicable to “smaller reporting companies,” as defined in the rules promulgated under the Securities Act. This section provides an overview of the compensation provided to our named executive officers for the fiscal year ended December 31, 2019, which is detailed in the 2019 Summary Compensation Table and accompanying footnotes and narrative that follow.
Our named executive officers in the fiscal year ended December 31, 2019 consisted of our Chief Executive Officer and our two most highly compensated executive officers other than our Chief Executive Officer:
Ryan Smith, our Co-Founder and Chief Executive Officer;
John Thimsen, our Chief Technology Officer; and
Bill McMurray, our Chief Revenue Officer.
Our executive compensation program is based on a pay for performance philosophy. Compensation for our executive officers in 2019 was composed primarily of the following main components: base salary; annual cash bonus; and equity-based incentives in the form of cash-settled RSUs denominated in shares of SAP. Our executive officers, like all full-time employees, are eligible to participate in our health, welfare and retirement benefit plans. As we transition from a wholly owned subsidiary of SAP to a publicly traded company, under the direction of our compensation committee, we intend to evaluate our compensation philosophy and compensation plans and arrangements as circumstances require and in a manner consistent with our peers.
2019 Summary Compensation Table
The following table provides information regarding the total compensation, for services rendered in all capacities, that was earned by our named executive officers during the fiscal year ended December 31, 2019.

Name and principal position	Year	Salary ($)	Bonus ($)(2)	Stock awards ($)(3)		Nonequity incentive plan compensation ($)(4)	All other compensation ($)(5)	Total ($)
Ryan Smith	2019	520,833	3,300	142,333,345	(1)	—	12,000	142,869,478
Chief Executive Officer
John Thimsen	2019	516,667	1,500	2,000,621		309,200	8,000	2,835,988
Chief Technology Officer
Bill McMurray(6)	2019	356,334	436,812	3,000,986		428,057	14,197	4,236,386
Chief Revenue Officer
________________
(1)In connection with the SAP Acquisition, 4.5 million RSUs granted to Mr. Smith in September 2018 as a founder grant were cancelled. Related to these RSUs being cancelled, in January 2019, 4.07 million RSUs were granted to Mr. Smith, which vest contingent upon his continuing employment over a two-year earn-out period.
(2)The amounts reported represent the following: one-time cash bonus payments in the amount of $1,500 for benefit reimbursements for Messrs. Smith and Thimsen, which we provided to all of our eligible U.S. employees during 2019; discretionary experience bonuses to Messrs. Smith and McMurray in 2019 in the amounts of $1,800 and $2,029, respectively; and retention bonus payments of $434,783 to Mr. McMurray in 2019.
(3)The amounts reported represent the grant date fair value of the Qualtrics Rights and SAP RSUs awarded to the named executive officer in the fiscal year ended December 31, 2019, as calculated in accordance with ASC Topic 718. Such grant date fair values do not take into account any estimated forfeitures related to service-vesting conditions. The assumptions used to calculate the value of these awards are set forth in the notes to our consolidated financial statements included elsewhere in his prospectus. The amounts reported in this column do not correspond to the actual economic value that may be received by the named executive officers upon vesting of these awards or the sale of the underlying shares of common stock.
(4)The amounts reported represent incentive bonuses paid based upon the achievement of certain performance objectives pursuant to our Shared Performance Bonus Plan. The amount reported for Mr. McMurray also includes commission payments pursuant to his 2019 sales plan, totaling $288,020.
(5)The amounts reported represent company-paid 401(k) plan contributions for Messrs. Smith and Thimsen, which we provided to all of our 401(k) plan eligible U.S. employees on the same basis during 2019, and company-paid contributions to Mr. McMurray’s defined contribution plan, which we provided to all eligible employees in Australia on the same basis during 2019.
(6)The amounts reported for Mr. McMurray were paid in Australian dollars and have been converted to U.S. dollars for reporting purposes. We used a fixed exchange rate of 1.38 Australian dollars to 1.00 U.S. dollar, which was the exchange rate as of December 31, 2019, as determined by our financial planning and analysis group. For consistency of reporting, this is the same exchange rate used by our financial planning and analysis group for financial reporting and for determining commission and salary payments.
Narrative to Summary Compensation Table
Base Salaries
For the year ended December 31, 2019, the annual base salaries for each of Messrs. Smith, Thimsen and McMurray were $520,833, $516,667, and $356,334, respectively.
Annual Bonuses
During the fiscal year ended December 31, 2019, we maintained the Shared Performance Bonus Plan, or the SPB. Each of our named executive officers (other than Mr. Smith) was eligible to receive an annual bonus based on our achievement of certain performance goals, consisting of bookings and renewal rate. For 2019, the target annual bonuses for Messrs. Thimsen and McMurray were equal to $200,000 and $90,580, respectively. Based on our achievement of the relevant performance goals under the SPB during 2019, the bonuses were calculated to be paid at 154.6% of target for all participating employees, including each of Messrs. Thimsen and McMurray. The SPB is further described below under the heading “—Employee Benefits.”
In 2019, all eligible employees participating in our employee benefit plans in the U.S., including our named executive officers, received a one-time cash bonus payment of $1,500 in relation to our transition of U.S. health and welfare benefit programs from Qualtrics to SAP. Each of our named executive officers was also eligible to receive a discretionary experience bonus, available to all of our full-time employees who provided at least 12 months of services to Qualtrics. For 2019, the discretionary experience bonuses were paid to each of Messrs. Smith and McMurray in the amounts of $1,800 and $2,029, respectively. In addition, Mr. McMurray was eligible to earn commission payments and a retention bonus. In 2019, he received commission payments based on his attainment of 102% of his assigned quota target for the year. Mr. McMurray also received retention bonus payments of $434,783 in 2019.
Equity Compensation
Although we do not yet have a formal policy with respect to the grant of equity incentive awards relating to our Class A common stock to our executive officers, we believe that equity-based compensation awards provide our executives with a strong link to our long-term performance, create an ownership culture, and help to align the interests of our executives and our stockholders. During the fiscal year ended December 31, 2019, our named executive officers were granted cash-settled RSUs that fluctuate in accordance with the value of SAP’s share price, as shown in more detail in the “Outstanding Equity Awards at Fiscal 2019 Year-End” table. The RSUs granted to Mr. Smith in 2019 were granted in connection with the closing of the SAP Acquisition and related to the cancellation of his founder grants and vest over a two-year period following the SAP Acquisition, with 25% of the award vesting six months after the vesting commencement date and the remaining 75% vesting quarterly in six equal installments thereafter. The RSUs granted to Messrs. Thimsen and McMurray in 2019 vest over three years, with one-third of the RSUs vesting upon the first anniversary of the grant date and one-third of the RSUs vesting on the second and third anniversaries thereafter, subject to the named executive officer’s continuous service through each such date.
Prior to the SAP Acquisition, we granted equity-based compensation awards to our executives, including our named executive officers, that were converted at the time of the SAP Acquisition into rights to receive cash-settled awards, or Qualtrics Rights. Qualtrics Rights continue to vest at the originally agreed upon vesting dates, including for our named executive officers. A further description of the Qualtrics Rights is included below in the footnotes to the “—Outstanding Equity Awards at Fiscal 2019 Year-End” table and under the heading “—Equity-Based Compensation Plans.”
Outstanding Equity Awards at Fiscal 2019 Year-End
The following table sets forth information regarding outstanding equity-based compensation awards held by our named executive officers as of December 31, 2019:

			Stock Awards (1)
Name	Grant Date	Vesting Commencement Date	Number of shares or units of stock that have not vested (#)		Market value of shares of units of stock that have not vested ($)
Ryan Smith	09/07/2018	08/01/2018	569,194	(2)(3)	78,548,772	(8)
Chief Executive Officer	01/23/2019	01/23/2019	857,304	(2)(4)	118,307,952	(8)
John Thimsen	02/03/2016	01/01/2016	23,750	(5)	831,175	(9)
Chief Technology Officer	07/24/2018	01/01/2020	101,190	(2)(6)	13,964,220	(8)
	03/10/2019	03/10/2019	18,481	(7)	2,550,378	(8)
Bill McMurray	03/10/2019	03/10/2019	27,722	(7)	3,825,636	(8)
Chief Revenue Officer
________________
(1)All of the awards listed for Mr. Smith in the table above represent awards granted under our 2014 Plan. The awards listed for Mr. Thimsen represent awards granted under both our 2014 Plan and under certain SAP equity-based compensation plans, and all of the awards listed for Mr. McMurray represent awards granted under certain SAP equity-based compensation plans. A description of awards granted pursuant to our 2014 Plan and the applicable SAP plans is below under “—Equity-Based Compensation Plans.”
(2)The unvested units reported represent Qualtrics Rights that converted from Qualtrics awards to SAP awards in accordance with the terms agreed at the time of the SAP Acquisition. A further description of the Qualtrics Rights is included below under the heading “—Equity-Based Compensation Plans.”
(3)These RSUs vest over a five-year period following the vesting commencement date, with 20% of the award vesting on the first anniversary of the vesting commencement date and the remaining 80% vesting quarterly in sixteen equal installments thereafter, subject to Mr. Smith’s continuing employment over such five-year period.
(4)In connection with the SAP Acquisition, 4.5 million RSUs granted to Mr. Smith in September 2018 as a founder grant were cancelled. Related to these RSUs being cancelled, in January 2019, 4.07 million RSUs were granted to Mr. Smith, which vest contingent upon his continuing employment over a two-year period. These RSUs vest over a two-year period following the vesting commencement date, with 25% of the award vesting six months after the vesting commencement date and the remaining 75% vesting quarterly in six equal installments thereafter.
(5)The unvested units reported represent Qualtrics Rights that entitle Mr. Thimsen the right to receive, upon each applicable vesting date, an amount in cash equal to approximately $35 multiplied by the number of units vesting as of that date. The units vest over a four-year period following the vesting commencement date, with 25% of the award vesting on the first anniversary of the vesting commencement date and the remaining 75% vesting quarterly in twelve equal installments thereafter, subject to Mr. Thimsen’s continuing employment over such four-year period.
(6)These RSUs vest over a three-year period following the vesting commencement date in twelve equal quarterly installments starting one quarter after the vesting commencement date, subject to Mr. Thimsen’s continuing employment over such three-year period.
(7)These RSUs vest over three years, with one-third of the RSUs vesting upon the first anniversary of the grant date and one-third of the RSUs vesting on the second and third anniversaries thereafter, subject to the named executive officer’s continuing employment through each such date.
(8)The values reported are based on SAP’s closing share price as of December 30, 2019, converted from Euros into U.S. dollars, multiplied by the number of outstanding RSUs as of December 31, 2019. We used a fixed exchange rate of .87 Euro to 1.00 U.S. dollar, which was the exchange rate as of December 31, 2019, as determined by our financial planning and analysis group. For consistency of reporting, this is the same exchange rate used by our financial planning and analysis group for financial reporting and for determining commission and salary payments.
(9)The value reported is based on an amount of approximately $35 multiplied by the number of outstanding units as of December 31, 2019.
2021 Equity-Based Compensation Awards
In connection with this offering, we will grant equity-based compensation awards to our employees under our 2021 Qualtrics Employee Omnibus Equity Plan, or the 2021 Plan, and we will grant options to purchase shares of Class A common stock to our employees under our 2021 Qualtrics Employee Stock Purchase Plan, or ESPP. Full descriptions of the 2021 Plan and ESPP are included below under the heading “—Equity-Based Compensation Plans.”
The following table sets forth information regarding equity-based compensation awards granted to our executive officers, including our named executive officers, and our directors and employees under the 2021 Plan in connection with this offering:

Name	Dollar Value ($)	Number of Units
Ryan Smith
Chief Executive Officer
John Thimsen
Chief Technology Officer
Bill McMurray
Chief Revenue Officer
Executive Group(1)
Non-Executive Director Group
Non-Executive Officer Employee Group
_________________
(1)Reflects the dollar value and number of units granted to all of our current executive officers as a group, including our named executive officers disclosed above.
Executive Employment Arrangements
Executive Employment Arrangements
In connection with this offering, we intend to enter into an employment agreement with Mr. Ryan Smith, which will set forth the terms and conditions of his employment, including base salary, target annual bonus opportunity and standard employee benefit plan participation. In addition, Mr. Smith’s employment agreement will provide for certain payments and benefits in the event of an involuntary termination of employment.
Employment Arrangements in Place Prior to The Offering for Named Executive Officers
Ryan Smith
On September 7, 2018, we entered into an employment agreement with Mr. Smith that contains standard confidentiality, intellectual property assignment and non-competition and non-solicitation restrictions. The confidentiality restrictions apply for three years following the termination of the agreement and the non-competition and non-solicitation restrictions apply for six months following the termination of Mr. Smith’s employment.
John Thimsen
On August 22, 2018, we entered into an employment agreement with Mr. Thimsen, who currently serves as our Chief Technology Officer. The employment agreement provides for Mr. Thimsen’s at-will employment and sets forth bi-monthly payment of his compensation as well as his eligibility to participate in our benefit plans generally.

The employment agreement also contains restrictive covenant provisions, including standard non-solicitation and non-competition provisions that apply during the period of Mr. Thimsen’s employment and for a 12-month period thereafter, as well as standard confidentiality and intellectual property assignment provisions.
Bill McMurray
As of December 31, 2019, we had not entered into an employment agreement or offer letter with Mr. McMurray, but we had communicated with Mr. McMurray regarding his 2019 compensation. Mr. McMurray’s 2019 compensation was paid at a base salary rate of AU$500,000, which was an increase from the prior year and became effective as of January 16, 2019 (approximately $362,319 at an exchange rate of 1.38 Australian dollars per U.S. dollar), with an annual variable compensation opportunity of the same amount and a fixed retention bonus of AU$150,000 each quarter (approximately $108,696 at an exchange rate of 1.38 Australian dollars per U.S. dollar), each effective as of January 1, 2019. Effective May 18, 2020, we entered into an offer letter with Mr. McMurray, who currently serves as our Chief Revenue Officer. The offer letter provides for Mr. McMurray’s promotion to his position as Chief Revenue Officer and sets forth an increase in his annual salary from AU$500,000 to AU$950,000 (approximately $688,406 at the 2019 exchange rate of 1.38 Australian dollars per U.S. dollar), effective May 18, 2020. Mr. McMurray’s offer letter also provides that he would be nominated to receive an RSU award with a grant date value of $1,500,000 under an equity-based compensation plan administered by SAP, made in Euros as of the grant date and subject to (1) requisite approval and (2) his commencement of, and continued employment through, the grant date. The equity-based compensation plans administered by SAP are described below under the heading “—Equity-Based Compensation Prior to the Offering.” Mr. McMurray’s offer letter further provides that he will be nominated to receive an RSU award in March 2021 with a grant date value of $1,000,000 to $1,5000,000, depending on performance and equity budget availability. This award is also subject to his continued employment through the grant date. In addition, his offer letter provides for the continued payment of a cash retention bonus of AU$600,000 (approximately $434,783 at the 2019 exchange rate of 1.38 Australian dollars per U.S. dollar), paid quarterly through the end of 2021. Mr. McMurray’s offer letter also provides that upon his relocation to the U.S. in 2021, his base salary and variable compensation opportunity will be adjusted to $600,000 each, and he will be entitled to reimbursement of his reasonable relocation expenses.
Equity-Based Compensation Plans
Equity-Based Compensation Following The Offering
2021 Qualtrics Employee Omnibus Equity Plan
Our 2021 Qualtrics Employee Omnibus Equity Plan, or the 2021 Plan, was adopted by our board of directors on December 15, 2020 and approved by our sole stockholder, and will become effective the day before the date that the registration statement of which this prospectus is a part is declared effective by the SEC. The 2021 Plan will allow the compensation committee to make equity-based incentive awards to our officers, employees, directors, and other key persons, including consultants.
Authorized Shares. We will initially reserve up to 89,829,390 shares of our Class A common stock for the issuance of awards under the 2021 Plan less the number of shares of our Class A common stock that would otherwise have been issued in connection with the voluntary exchange offer, which is as described below under the heading “—Exchange Offer,” but were not issued as a result of eligible employees’ election not to tender, or the Initial Limit. The 2021 Plan will provide that the number of shares reserved and available for issuance under the 2021 Plan will automatically increase each January 1, beginning on January 1, 2022, and ending on (and including) January 1, 2031 by up to 5% of the outstanding number of shares of our Class B and Class A common stock on the immediately preceding December 31, as approved by the board of directors, which increase is referred to as the Annual Increase. The share reserve will be subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization. The shares we issue under the 2021 Plan will be authorized but unissued shares or shares that we reacquire. The shares of Class A common stock underlying any awards that are forfeited, canceled, held back upon exercise or settlement of an award to satisfy the exercise price or tax withholding, reacquired by us prior to vesting, satisfied without the issuance of stock, expire or are otherwise terminated, other than by exercise, under the 2021 Plan will be added back to the shares of Class A common stock available for issuance under the 2021

Plan. The maximum number of shares that may be issued as incentive stock options under the 2021 Plan may not exceed the sum of the Initial Limit plus 10% of the total shares of Class A and Class B common stock outstanding as of the effective date of the 2021 Plan. Accordingly, the maximum number of shares that may be issued as incentive stock options may not exceed the sum of the Initial Limit plus          shares. The value of all awards issued under the 2021 Plan and all other cash compensation paid by us to any non-employee director in any calendar year cannot exceed $1,000,000.
Administration. The 2021 Plan will be administered by our compensation committee. Our compensation committee will have full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 2021 Plan.
Eligibility. Persons eligible to participate in the 2021 Plan will be those employees, non-employee directors and consultants, as selected from time to time by our compensation committee in its discretion.
Options. The 2021 Plan will permit the granting of both options to purchase Class A common stock intended to qualify as incentive stock options under Section 422 of the Code (as defined below) and options that do not so qualify. The option exercise price of each option will be determined by our compensation committee but may not, generally, be less than 100% of the fair market value of our Class A common stock on the date of grant. The term of each option will be fixed by our compensation committee and may not exceed 10 years from the date of grant. Our compensation committee will determine at what time or times each option may be exercised.
Stock Appreciation Rights. Our compensation committee will be able to award stock appreciation rights subject to such conditions and restrictions as it may determine. Stock appreciation rights entitle the recipient to shares of Class A common stock, or cash, equal to the value of the appreciation in our stock price over the exercise price. The exercise price may not be less than 100% of the fair market value of our Class A common stock on the date of grant. The term of each stock appreciation right will be fixed by our compensation committee and may not exceed 10 years from the date of grant. Our compensation committee will determine at what time or times each stock appreciation right may be exercised.
Restricted Stock and Restricted Stock Units. Our compensation committee will be able to award restricted shares of Class A common stock and RSUs to participants subject to such conditions and restrictions as it may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with us through a specified vesting period.
Unrestricted Stock Awards. Our compensation committee will also be able to grant shares of Class A common stock that are free from any restrictions under the 2021 Plan. Unrestricted stock may be granted to participants in recognition of past services or for other valid consideration and may be issued in lieu of cash compensation due to such participant.
Dividend Equivalent Rights. Our compensation committee will be able to grant dividend equivalent rights to participants that entitle the recipient to receive credits for dividends that would be paid if the recipient had held a specified number of shares of Class A common stock.
Cash-Based Awards. Our compensation committee will be able to grant cash bonuses under the 2021 Plan to participants, subject to the achievement of certain performance goals.
Sale Event. The 2021 Plan will provide that upon the effectiveness of a “sale event,” as defined in the 2021 Plan, an acquirer or successor entity may assume, continue or substitute for the outstanding awards under the 2021 Plan. To the extent that awards granted under the 2021 Plan are not assumed or continued or substituted by the successor entity, the 2021 Plan and all awards granted under the 2021 Plan shall terminate. In such case, except as may be otherwise provided in the relevant award agreement, all options and stock appreciation rights with time-based vesting, conditions or restrictions that are not vested and/or exercisable immediately prior to the sale event will become fully vested and exercisable as of the sale event, all other awards with time-based vesting, conditions or restrictions will become fully vested and nonforfeitable as of the sale event, and all awards with conditions and restrictions relating to the attainment of performance goals may become vested and nonforfeitable in connection with the sale event in the plan administrator’s discretion or to the extent specified in the relevant award agreement. In the event of such termination, individuals holding options and stock appreciation rights may be permitted to exercise such options and stock appreciation rights (to the extent exercisable) prior to the sale event or alternatively, we may make or provide for a payment to participants holding exercisable options and stock appreciation rights equal to the difference between the per share consideration payable to stockholders in the sale event and the exercise price of the options or stock appreciation rights. The Company may also elect to provide for payment in cash or in kind to holders of other awards equal to the per share consideration payable to stockholders in the sale event multiplied by the number of vested shares subject to the stock awards. No sale event will be deemed to have occurred for purposes of the 2021 Plan by virtue of any Distribution.
Amendment. Our board of directors will be able to amend or discontinue the 2021 Plan and our compensation committee will be able to amend or cancel outstanding awards for purposes of satisfying changes in law or any other lawful purpose, but no such action may materially and adversely affect rights under an award without the holder’s consent. The compensation committee is specifically authorized to exercise its discretion to reduce the exercise price of outstanding stock options or stock appreciation rights or effect the repricing of such awards through cancellation and re-grants. Certain amendments to the 2021 Plan will require the approval of our stockholders.
No awards may be granted under the 2021 Plan after the date that is 10 years from the date immediately preceding the registration date and no incentive stock options may be granted under the 2021 Plan after the date that is 10 years from the date the 2021 Plan was approved by the board of directors. No awards under the 2021 Plan have been made prior to the date hereof.
Exchange Offer
In connection with the offering, we are conducting a voluntary exchange offer pursuant to which we are offering our eligible employees, including our executive officers, the ability to exchange their existing Qualtrics Rights and SAP RSUs, both as described below under “—Equity-Based Compensation Prior To The Offering,” for awards with underlying shares of our Class A common stock at an exchange ratio, which will be expressed as a fraction, the numerator of which will be the “VWAP” and the denominator of which will be the initial public offering price; provided, that for Qualtrics Rights granted before January 1, 2018 and for Qualtrics Rights that are based on awards originally granted as options, the number of shares of Class A common stock issued will be equal to the value of the applicable award divided by the initial public offering price. The exchange ratio is designed to preserve the intrinsic value of the Qualtrics Rights and SAP RSUs that will be tendered.
The VWAP is the volume-weighted average price per share of SAP stock on Xetra over the final five full trading days (calculated as the average (arithmetic mean) of the VWAP on those five days) prior to the expiration date of the exchange offer during the period beginning at 9:00 a.m., Central European Time (or such other time as is the official open of trading on Xetra on the applicable date) and ending at 5:30 p.m., Central European Time (or such other time as is the official close of trading on Xetra on the applicable date), as reported by Bloomberg Financial LP and converted to U.S. dollars at an exchange rate equal to the exchange rate as published by the Wall Street Journal for the date preceding the expiration date of the exchange offer. This means that if the expiration date is January 27, 2021, the VWAP would be calculated using the average (arithmetic mean) of the volume-weighted average price per share of SAP stock on January 20, 2021, the volume-weighted average price per share of SAP stock on January 21, 2021, the volume-weighted average price per share of SAP stock on January 22, 2021, the volume-weighted average price per share of SAP stock on January 25, 2021 and the volume-weighted average price per share of SAP stock on January 26, 2021, and then will be converted to U.S. dollars at an exchange rate, which shall be the exchange rate as published by the Wall Street Journal for January 26, 2021 (unless the exchange offer is extended).
We and SAP are commencing the exchange offer on December 28, 2020, prior to the effectiveness of the registration statement of which this prospectus is a part, in accordance with Rule 162 of the Securities Act and Rule 13e-4(e)(2) of the Exchange Act, such that the exchange offer will expire concurrently with the pricing of shares in this offering, unless the local laws in a jurisdiction require the delay of the commencement and expiration of the exchange offer. We are making the exchange offer available to eligible employees for compensatory purposes. We believe that ownership by our employees of awards with underlying shares of our Class A common stock received in the exchange offer will serve as an effective tool to further align participants with Qualtrics’ stockholders’ interests by enabling participants to have an economic stake in our success from the time we become a public company. Unless otherwise required by the local laws in a jurisdiction, the exchange offer will expire at 2:00 p.m. Eastern Time on January 27, 2021.
All of our employees in the United States and all of our employees in certain other jurisdictions who hold Qualtrics Rights and SAP RSUs will be eligible to participate in the exchange offer. As of December 23, 2020, there were approximately 3,100 employees eligible to participate in the exchange offer. Based on an assumed SAP share price of $126.50 per share (which was the closing price of SAP’s ordinary shares on Xetra on December 23, 2020, converted into U.S. dollars using the exchange rate as published by the Wall Street Journal for that date and rounded to the nearest half dollar) and an assumed initial public offering price of $22.00 per share (the midpoint of the estimated offering price range set forth on the cover page of this prospectus), a maximum of approximately 18.8 million shares of our Class A common stock underlying Qualtrics Rights and SAP RSUs granted would be issued pursuant to the exchange offer, if all eligible employees tendered all of their Qualtrics Rights and SAP RSUs. Qualtrics employees who elect not to tender their awards in the exchange offer, or who cannot exchange their awards due to local law restrictions, will continue to hold their Qualtrics Rights and SAP RSUs, which will remain subject to their existing terms.
2021 Qualtrics Employee Stock Purchase Plan
Our 2021 Qualtrics Employee Stock Purchase Plan, or ESPP, was adopted by our board of directors on December 15, 2020 and approved by our sole stockholder and will become effective the day before the date that the registration statement of which this prospectus is a part is declared effective by the SEC. Our compensation committee will administer the ESPP. The ESPP will initially reserve and authorize the issuance of up to a total of 12,000,000 shares of Class A common stock to participating employees. The ESPP will provide that the number of shares reserved and available for issuance will automatically increase each January 1, beginning on January 1, 2022 and ending on (and including) January 1, 2030 by the lesser of 2% of the number of shares of our Class A common stock reserved for issuance under the ESPP, 1% of the outstanding number of shares of our Class B and Class A common stock on the immediately preceding December 31, or such lesser number of shares as determined by our compensation committee. The share reserve will be subject to adjustment in the event of a stock split, stock dividend or other change in our capitalization.
All employees whose customary employment is for more than 20 hours per week and for more than five months in any calendar year will be eligible to participate in the ESPP; provided, however, that employees who are employed for 20 hours or less a week or for five months or less in any calendar year may be eligible to participate if required by applicable law. Any employee who owns 5% or more of the total combined voting power or value of all classes of stock will not be eligible to purchase shares under the ESPP.
We will make one or more offerings, consisting of one or more purchase periods, each year to our employees to purchase shares under the ESPP. The first offering, or the Initial Offering, will begin on the effective date of the registration statement of which this prospectus is a part and, unless otherwise determined by the administrator of the ESPP, will end on January 31, 2023, and the next two offerings will commence on the first trading day on or following each of August 1, 2021 and February 1, 2022 and will end on January 31, 2023. Thereafter, unless otherwise determined by the administrator of the ESPP, offerings will commence on the first trading day on or following each August 1 and February 1 and will end on the last trading day on or before July 31 or January 31, respectively. The administrator may, in its discretion, designate a different period for any offering, provided that no offering will exceed 27 months in duration. Unless otherwise determined by the administrator of the ESPP, each offering will be divided into equal six-month purchase periods, except that the first purchase period in the Initial Offering will commence on the registration date and end on the last trading day on or before July 31, 2021. Each eligible employee as of the effective date of the registration statement for the Initial Offering will be deemed to be a participant in the ESPP at that time and must authorize payroll deductions or other contributions by submitting an enrollment form by the deadline specified by the plan administrator. Each eligible employee may elect to participate in any subsequent offering by submitting an enrollment form at least 15 business days before the relevant offering date or by such other deadline as established by the administrator for the offering.

Each employee who is a participant in the ESPP may purchase shares by authorizing contributions at a minimum of 1% up to a maximum of 20% of his or her compensation for each pay period. Unless the participating employee has previously withdrawn from the offering, his or her accumulated contributions will be used to purchase shares on the last business day of the purchase period at a price equal to 85% of the fair market value of the shares on the first business day of the offering period (which, for purposes of the Initial Offering, will be equal to our initial public offering price) or the last business day of the offering period, whichever is lower, provided that no more than a number of shares of Class A common stock determined by dividing $15,000 by the fair market value of the shares on the first business day of the offering period (or a lesser number as established by the plan administrator in advance of the purchase period) may be purchased by any one employee during each purchase period. Under applicable tax rules, an employee may purchase no more than $25,000 worth of shares of Class A common stock, valued at the start of the offering period, under the ESPP for each calendar year in which a purchase right is outstanding.
The accumulated contributions of any employee who is not a participant on the last day of a purchase period will be refunded. An employee’s rights under the ESPP terminate upon voluntary withdrawal from the plan or when the employee ceases employment with us for any reason.
Immediately prior to the effective date of a “sale event,” as defined in the ESPP, all outstanding purchase rights will automatically be exercised. The purchase price in effect for each participant will be equal to 85% of the market value per share on the start date of the offering period in which the participant is enrolled at the time the acquisition occurs or, if lower, 85% of the fair market value per share immediately prior to the acquisition. Similar to the 2021 Plan, no sale event will be deemed to have occurred for purposes of the ESPP by virtue of any Distribution.
The ESPP may be terminated or amended by our board of directors at any time but will automatically terminate on the 10-year anniversary of the registration date. An amendment that increases the number of shares of Class A common stock that are authorized under the ESPP and certain other amendments will require the approval of our stockholders. The plan administrator may adopt subplans under the ESPP for employees of our non-U.S. subsidiaries who may participate in the ESPP and may permit such employees to participate in the ESPP on different terms, to the extent permitted by applicable law.
Equity-Based Compensation Prior To The Offering
The 2014 Stock Option and Grant Plan, as amended, and SAP Equity-Based Compensation Awards
Prior to the SAP Acquisition, we granted equity-based compensation awards pursuant to the terms of our 2014 Stock Option and Grant Plan, as amended, or the 2014 Plan. In connection with the SAP Acquisition, SAP exchanged unvested RSUs, Restricted Share Awards, or RSAs, and options granted under the 2014 Plan and held by Qualtrics employees into Qualtrics Rights. Qualtrics Rights continue to vest at the originally agreed upon vesting dates. No awards have been granted under the 2014 Plan since the consummation of the SAP Acquisition.
If the original awards granted under the 2014 Plan were granted before January 1, 2018, or if the original awards granted under the 2014 Plan were granted as options, each Qualtrics Right received at the SAP Acquisition as a replacement award has a fixed value of approximately $35.00 per share, which was SAP’s consideration per share at the time of the SAP Acquisition; provided, that the fixed amount will be reduced by the original exercise price for any Qualtrics Rights that were originally granted as options under the 2014 Plan. If the original awards granted under the 2014 Plan were granted after January 1, 2018 and were not granted as options, the Qualtrics Rights received as replacement awards were denominated in SAP shares based on an exchange ratio determined at the time of the SAP Acquisition using the five-day average price of SAP stock for the period immediately preceding the consummation of the SAP Acquisition. The amount realized by the holders of these Qualtrics Rights is based on the average price of SAP stock over the five trading days ending on the trading day immediately before the applicable vesting date.
Following the SAP Acquisition, Qualtrics employees have been eligible to participate in equity-based compensation plans administered by SAP and have been granted awards that fluctuate in accordance with SAP’s share price, or SAP RSUs. SAP RSUs are cash-settled at the time of vesting. Since March 2019, SAP RSUs have been granted to Qualtrics employees pursuant to the Move SAP Plan, and since June 2020, SAP RSUs have also been granted to Qualtrics employees pursuant to the Grow SAP Plan. Following the offering, Qualtrics employees will generally no longer be eligible to receive awards pursuant to equity-based compensation plans sponsored by SAP.
In connection with the offering, our eligible employees, including our executive officers, will have the opportunity to exchange their Qualtrics Rights and SAP RSUs for awards with underlying Qualtrics equity, as set forth above under “—Exchange Offer.”
Employee Benefits
Shared Performance Bonus Plan
We offer certain of our employees, including our executive officers, the opportunity to participate in our Shared Performance Bonus Plan, or SPB, which is also described above under the heading “—Narrative to Summary Compensation Table.” The SPB provides for cash bonus payments based upon the attainment of performance targets established by our compensation committee. The payment targets are related to financial and operational measures or objectives with respect to our company, or corporate performance goals, as well as individual performance objectives.
Our compensation committee selects corporate performance goals from among, but is not limited to, the following: achievement of billings, including subscription, research services, and professional services and other; renewal rate; achievement of cash flow (including, but not limited to, operating cash flow and free cash flow); research and development, earnings before interest, taxes, depreciation and amortization; net income (loss) (either before or after interest, taxes, depreciation and/or amortization); changes in the market price of our common stock; acquisitions or strategic transactions, including licenses, collaborations, joint ventures or promotion arrangements; operating income (loss); total stockholder returns; productivity; expense efficiency; margins; operating efficiency; working capital; earnings (loss) per share of our common stock; bookings, new bookings or renewals; sales or market shares; corporate revenue; net retention rate; and/or net annual recurring revenue, any of which may be (A) measured in absolute terms or compared to any incremental increase, (B) measured in terms of growth, (C) compared to another company or companies or to results of a peer group, (D) measured against the market as a whole and/or as compared to applicable market indices, and/or (E) measured on a pre-tax or post-tax basis (if applicable).
Each executive officer who is selected to participate in the SPB has a target bonus opportunity set for each performance period. The bonus formulas are adopted in each performance period by the compensation committee and communicated to each executive. The corporate performance goals are measured at the end of each performance period as the compensation committee determines. If the corporate performance goals and/or individual performance objectives are met, payments are made as soon as practicable following the end of each performance period. Subject to the rights contained in any agreement between the executive officer and us, an executive officer must be employed by us on the bonus payment date to be eligible to receive a bonus payment. The SPB also permits the compensation committee to approve additional bonuses to executive officers in its sole discretion and provides the compensation committee with discretion to adjust the size of the award as it deems appropriate to account for unforeseen factors beyond management’s control that affected corporate performance.
401(k) Plan
We offer eligible U.S. employees the opportunity to save for retirement on a tax-advantaged basis through a 401(k) plan. Since July 1, 2019, our 401(k) plan has been administered by SAP, with employer contributions funded by Qualtrics. Eligible employees are able to contribute up to 25% of their compensation to the 401(k) plan each pay period, and then we automatically make partial matching contributions of up to 4.5% of their compensation, up to a maximum employer contribution of $12,825 for 2020. The employer matching contributions partially vest after two years and fully vest after three years of employee service. As a tax-qualified retirement plan, contributions to the 401(k) plan and earnings on those contributions are tax advantaged. The 401(k) plan will remain unchanged for U.S. employees as of this offering.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
In addition to the compensation arrangements, including employment, termination of employment and change in control arrangements, discussed in the sections titled “Management” and “Executive Compensation,” the following is a description of each transaction since January 1, 2018 and each currently proposed transaction in which:
•we have been or are to be a participant;
•the amount involved exceeded or exceeds $120,000; and
•any of our directors, executive officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.
Relationship with SAP and the Agreements Between SAP and Us
Acquisition of Qualtrics by SAP
We were acquired by SAP on January 23, 2019, pursuant to which SAP acquired all of our outstanding shares in an all cash transaction. As a result of the SAP Acquisition, and prior to this offering and the Q II investment, we operated as a wholly owned subsidiary of SAP.
Dividend to SAP America and Intercompany Indebtedness
In connection with this offering, we expect to declare a $            million dividend on our common stock. The dividend will be payable to holders of our common stock as of the date of effectiveness of the registration statement of which this prospectus forms a part (which will not include investors purchasing shares of our Class A common stock in this offering). SAP America will receive the dividend in the form of two promissory notes, which we refer to as “Promissory note 1” and “Promissory note 2.” Q II has waived its right to receive the dividend.
Promissory note 1 is expected to have a principal value of $           million, which is calculated as the sum of (i) $           million, representing the expected net proceeds from this offering (assuming an initial public offering price of $22.00, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, and the exercise in full of the underwriters’ option to purchase additional shares), (ii) $120 million, representing the proceeds from the investment by Q II, and (iii) $550 million, representing the proceeds from the investment by Silver Lake, less (iv) $       million, representing anticipated transaction expenses and less (v) $500 million. The principal value of Promissory note 1 will also be reduced by an amount equal to the cash required to settle any Qualtrics Rights and SAP RSUs not tendered in the exchange offer and is subject to a reduction if the underwriters’ option to purchase additional shares is not fully exercised. Promissory note 1 matures upon the closing of this offering or, if later, upon the receipt of any proceeds we may receive in respect of the underwriters’ exercise of their option to purchase additional shares pursuant to the underwriting agreement following such date. Promissory note 1 will bear interest at a rate equal to the short-term Applicable Federal Rate published by the IRS for the month in which the note is issued (which, for the month of January 2021, is 0.14%).
Promissory note 2 has a principal value of $500 million and matures upon the earlier of ten years following the closing of this offering and the date on which we have received $500 million in net cash proceeds from primary public offerings of our Class A common stock. In addition, SAP America has the right to cause us to effect primary public offerings of our Class A common stock following the six-month anniversary of the initial public offering date if the price of our Class A common stock exceeds 125% of the initial public offering price (subject to our ability to defer such obligation under certain circumstances), and we expect any fees and expenses payable in connection with such offerings will be borne by us. Promissory note 2 may be repaid at our option in advance of its maturity date any time in whole or in part. Promissory note 2 will bear interest at a rate equal to the long-term Applicable Federal Rate published by the IRS for the month in which the note is issued (which, for the month of January 2021, is 1.35%).
The dividend will be declared to facilitate the return of capital from us to SAP America.

SAP as our Controlling Stockholder
SAP currently owns approximately 98.6% of our outstanding common stock and approximately 99.9% of the combined voting power of our outstanding common stock. Immediately following this offering, SAP will hold approximately       % of the combined voting power of our outstanding common stock (or approximately              % if the underwriters exercise in full their option to purchase additional shares). For as long as SAP continues to control more than 50% of the combined voting power of our common stock, SAP will be able to direct the election of all the members of our board of directors, and, so long as SAP beneficially owns at least 20% of the total outstanding shares of our common stock, the prior affirmative vote or written consent of SAP will be required for certain corporate actions, including any determinations with respect to mergers or other business combinations involving us, the acquisition or disposition of assets, the incurrence of indebtedness, the issuance of any additional common stock or other equity securities, and the payment of dividends with respect to our common stock. Similarly, SAP will have the power to determine matters submitted to a vote of our stockholders without the consent of our other stockholders, will have the power to prevent a change in control of us and will have the power to take other actions that might be favorable to SAP, including by written consent without a meeting and without prior notice to other shareholders. As a result, SAP’s controlling interest may discourage a change of control that the holders of our Class A common stock may favor.
SAP has agreed not to sell or otherwise dispose of any of our common stock for a period of 180 days from the date of this prospectus without the prior written consent of Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC, subject to certain exceptions. See “Underwriting.” However, there can be no assurance concerning the period of time during which SAP will maintain its ownership of our common stock following this offering.
Agreements Between SAP and Us
In connection with this offering, we will enter into certain agreements with SAP governing various interim and ongoing relationships between us. These agreements will include:
•a master transaction agreement;
•an administrative services agreement;
•a tax sharing agreement;
•an employee matters agreement;
•an intellectual property matters agreement;
•a distribution agreement;
•an insurance matters agreement;
•a stockholders’ agreement; and
•a real estate matters agreement.
The agreements summarized below will be filed as exhibits to the registration statement of which this prospectus is a part. We encourage you to read the full text of these material agreements. We will enter into these agreements with SAP in the context of our relationship with SAP as our parent company.
Master Transaction Agreement
The master transaction agreement contains key provisions relating to our transition to becoming a public company and our ongoing relationship with SAP. The master transaction agreement also contains agreements relating to the conduct of this offering and related matters. Unless otherwise required by the specific provisions of the agreement, the master transaction agreement will terminate on a date that is three years after the first date on which SAP ceases to own shares representing the right to designate the majority of our board of directors. The provisions of the master transaction agreement related to our cooperation with SAP in connection with future litigation will survive seven years after the termination of the agreement, and provisions related to indemnification by us and SAP will survive indefinitely.
This Offering. The master transaction agreement requires us to use our reasonable best efforts to satisfy certain conditions to the completion of this offering. SAP may, in its sole and absolute discretion, choose to proceed with or abandon this offering.
Future Distributions. Additionally, in the event SAP seeks to accomplish any Distribution, we have agreed to cooperate, at our expense, with SAP to accomplish such Distribution and we have agreed to promptly take any and all actions necessary or desirable to effect such Distribution. SAP will determine, in its sole discretion, whether any Distribution shall occur, the date of such Distribution and the form, structure and all other terms of any transaction to effect such Distribution. A Distribution may not occur at all. At any time prior to completion of any Distribution, SAP may decide to abandon such Distribution, or may modify or change the terms of such Distribution, which could have the effect of accelerating or delaying the timing of such Distribution.
Indemnification. The master transaction agreement provides for cross-indemnities that generally will place the financial responsibility on us and our subsidiaries for all liabilities associated with the current and historical Qualtrics business and operations, and generally will place on SAP the financial responsibility for liabilities associated with all of SAP’s other current and historical businesses and operations, in each case regardless of the time those liabilities arise. The master transaction agreement also contains indemnification provisions under which we and SAP each indemnify the other with respect to breaches of the master transaction agreement or any intercompany agreement.
In addition to our general indemnification obligations described above relating to the current and historical Qualtrics business and operations, we will agree to indemnify SAP against liabilities arising from misstatements or omissions in this prospectus or the registration statement of which it is a part, except for misstatements or omissions relating to information that SAP provided to us specifically for inclusion in this prospectus or the registration statement of which it forms a part. We will also agree to indemnify SAP against liabilities arising from any misstatements or omissions in our subsequent SEC filings and from information we provide to SAP specifically for inclusion in SAP’s annual or quarterly reports following the completion of this offering, but only to the extent that the information pertains to us or our business or to the extent SAP provides us prior written notice that the information will be included in its annual or quarterly reports and the liability does not result from the action or inaction of SAP.
In addition to SAP’s general indemnification obligations described above relating to the current and historical SAP business and operations, SAP will indemnify us for liabilities under litigation matters related to SAP’s business and for liabilities arising from misstatements or omissions with respect to information that SAP provided to us specifically for inclusion in this prospectus or the registration statement of which it forms a part. SAP will also agree to indemnify us against liabilities arising from information SAP provides to us specifically for inclusion in our annual or quarterly reports following the completion of this offering, but only to the extent that the information pertains to SAP or SAP’s business or to the extent we provide SAP prior written notice that the information will be included in our annual or quarterly reports and the liability does not result from our action or inaction.
For liabilities arising from events occurring on or before the time of this offering, the master transaction agreement contains a general release. Under this provision, we will release SAP and its subsidiaries, successors and assigns, and SAP will release us and our subsidiaries, successors and assigns, from any liabilities arising from events between us on the one hand, and SAP on the other hand, occurring on or before the time of this offering, including in connection with the activities to implement this offering. The general release does not apply to liabilities allocated between the parties under the master transaction agreement or other intercompany agreements or to specified ongoing contractual arrangements.
Compliance with SAP Policies. Under the master transaction agreement, we generally agree that we and all software and services provided or distributed by us will comply with certain SAP policies or equivalent policies that we adopt that are approved by SAP. Our chief compliance officer will be responsible for coordinating with and implementing the directive of the SAP personnel responsible for the subject matter of each such policy. We also agree to create our own policies with respect to matters not covered by SAP’s policies. Initially, we will leverage SAP’s training manuals and tracking systems; however, over time, we expect to create our own versions of such manuals and systems.
Accounting Matters. Under the master transaction agreement, we will agree, subject to applicable law, to use the same independent certified public accountants selected by SAP and to not change our fiscal year during the term of the master transaction agreement. We also agree to complete our audit and provide SAP with all financial and other information on a timely basis such that SAP may meet its deadlines for its U.S. and German reporting requirements.
Restrictive Covenants. Under the master transaction agreement, we have agreed to obtain the consent of the holders of our Class B common stock prior to taking certain actions, including:
•adopting or implementing any stockholder rights plan or similar takeover defense measure;
•consolidating or merging with or into any other entity;
•permitting any of our subsidiaries to consolidate or merge with or into any other entity, with certain exceptions;
•acquiring the stock or assets of another entity for consideration in excess of $100 million except in connection with acquisitions of securities pursuant to portfolio investment decisions in the ordinary course of business to which the company and one or more of our wholly owned subsidiaries are the only parties;
•issuing any stock or other equity securities except to our subsidiaries or pursuant to this offering or to our employee benefit plans;
•conducting any business other than the business of enterprise software and related businesses;
•creating, incurring, assuming or permitting to exist any indebtedness or guarantee any indebtedness in excess of $100 million;
•making a loan or purchase debt securities in excess of $50 million;
•taking any actions to dissolve, liquidate or wind-up our company;
•declaring dividends on our stock;
•redeeming, purchasing or otherwise acquiring or retiring for value any equity securities of the company except repurchases from employees, officers, directors or other service providers upon termination of employment or through the exercise of any right of first refusal;
•entering into any joint venture or any exclusive or exclusionary arrangement with a third party; and
•amending, terminating or adopting any provision inconsistent with certain provisions of our amended and restated certificate of incorporation or amended and restated bylaws.
Administrative Services Agreement
Under the administrative services agreement, which will become effective as of the closing of this offering, SAP will provide us with certain services, including consulting and professional services, design and development services, language and globalization services, support and maintenance services, sales and marketing services, data and application hosting services and data processing services, data protection and privacy services, information technology services, compliance services, human resources services, finance and administration services, legal services and facilities services. We will provide SAP with consulting services and professional services, support and maintenance services and information technology services. For such time as the administrative services agreement is in effect, SAP and Qualtrics may agree on additional services to be included in the administrative services agreement. SAP will provide services to us, and we will provide services to SAP, with substantially the same degree of skill and care as such services are performed within SAP or within Qualtrics, respectively. Each of SAP and

Qualtrics will pay for the services rendered based on the number and total cost of the SAP employees or Qualtrics employees required to provide services, or as otherwise may be agreed.
We anticipate that the initial term of the administrative services agreement will last for three years from the consummation of the offering and will be extended automatically for successive one year terms unless terminated by one of the parties. Prior to the end of each year during the initial term or the end of any subsequent renewal term, we will agree with SAP to adjust the scope and fees payable for services under the agreement, as necessary, to accurately reflect the level of services required. We have the right to terminate any of the services provided by SAP under the administrative services agreement at any time upon 60 days’ prior written notice of termination to SAP, and SAP has the right to terminate any of the services provided by us under the administrative services agreement at any time upon 60 days’ prior written notice of termination to us. The administrative services agreement may also be terminated in the event of a 30-day uncured material breach by the party receiving services, or upon a change of control which includes when SAP ceases to own at least 50% of the total voting power of our stock. Notwithstanding any termination of the administrative services agreement or of any service provided under the administrative services agreement, each party shall continue to provide consulting services and support and maintenance services necessary to enable the other party to perform under any customer contract whereby Qualtrics products or services are sold or otherwise distributed by such other party for the duration of the support term under the applicable customer contract.
Furthermore, we have agreed in the administrative services agreement that we will be responsible for, and will indemnify SAP with respect to, our own losses for property damage or personal injury in connection with the services provided, except to the extent that such losses are caused by the gross negligence, breach, bad faith or willful misconduct of SAP. SAP will also be responsible for, and will indemnify us with respect to, its own losses for property damage or personal injury in connection with the services provided, except to the extent that such losses are caused by our gross negligence, breach, bad faith or willful misconduct.
Tax Sharing Agreement
We intend to enter into a tax sharing agreement with SAP in connection with this offering. The tax sharing agreement will govern SAP’s and our respective rights, responsibilities and obligations with respect to all tax matters (including tax liabilities, tax attributes, tax returns and tax audits).
Since the SAP Acquisition we have been, and expect that immediately following this offering, we will continue to be included in SAP America’s U.S. Consolidated Group, as well as in certain other SAP Tax Groups. As a result of our inclusion in such SAP Tax Groups, certain of our net operating losses and other tax attributes may have been previously used (and may continue to be used) to reduce the tax liability of members of such SAP Tax Groups other than us. SAP will not be required to compensate us for their use of any of our tax attributes that are generated in a taxable period beginning prior to January 1, 2021.
Pursuant to the tax sharing agreement, SAP will file with the relevant governmental authority all tax returns with respect to a SAP Tax Group, and, for taxable periods beginning after December 31, 2020, we will make tax sharing payments to SAP. The amount of our tax sharing payments with respect to SAP America’s U.S. Consolidated Group will be determined, subject to certain adjustments (including with respect to the use of tax attribute carryforwards), as if we and each of our subsidiaries included in SAP America’s U.S. Consolidated Group filed our own U.S. federal consolidated income tax return for the relevant taxable period. To the extent that we generate net operating losses and other tax attributes in a taxable period beginning after December 31, 2020, which we refer to as our post-2020 tax attributes, that we are unable to use in the taxable period in which they are generated, SAP America and its subsidiaries (other than us) will be entitled to use such tax attributes without the need to compensate us currently. However, in subsequent taxable periods, our tax sharing payments with respect to SAP America’s U.S. Consolidated Group may be reduced (to varying extents) for any taxable period in which we would have otherwise been able to use certain of such post-2020 tax attributes if such tax attributes had not already been used by SAP America or its subsidiaries (other than us). Following an event which causes us to no longer be included in a SAP Tax Group, which we refer to as a deconsolidation event, we will be entitled to receive payments from SAP (to varying extents) in respect of certain of our post-2020 tax attributes for which SAP received a tax benefit and which we otherwise would have been able to use in a taxable period ending after such deconsolidation event if such tax attribute had not already been used SAP. The amount of any tax sharing payments with respect to SAP Tax Groups relating to U.S. state or local income taxes will be determined by using certain simplifying conventions.
The tax sharing agreement will provide that we will be responsible for any taxes with respect to income tax returns that include only us and/or our subsidiaries for taxable periods beginning after December 31, 2020. We will be responsible for any of our non-income taxes for all periods. Additionally, we will be required to indemnify SAP for any CFC/PFIC Taxes imposed on SAP that are attributable to us for taxable periods beginning after December 31, 2020.
The tax sharing agreement will allocate to SAP the economic benefit of any of our tax deductions arising by reason of the issuance, vesting, exercise or settlement of any equity-based compensation awards that relate to our stock and which were granted on or prior to the date of this offering, any such award being referred to as a Pre-IPO Equity Award. Accordingly, our tax sharing payments will not be reduced on account of tax deductions arising by reason of the issuance, vesting, exercise or settlement of any Pre-IPO Equity Award. Further, following a deconsolidation event, we will be required to make payments to SAP America with respect to any tax benefit we recognize in connection with the issuance, vesting, exercise or settlement of any Pre-IPO Equity Award.
Under the tax sharing agreement, SAP generally will have the right to control audits or other tax proceedings with respect to any tax returns of a SAP Tax Group, provided that we will have certain consultation and review rights with respect to any such audit or tax proceeding that could result in additional taxes for which we are liable under the tax sharing agreement above a certain threshold. We generally will have the right to control any audits or other tax proceedings with respect to tax returns that include only us and/or our subsidiaries; provided that so long as SAP owns 50% or more of our outstanding stock, SAP will have certain oversight and participation rights with respect to such audit or other tax proceeding.
As of the date of this prospectus, SAP has advised us that it does not have a present plan or intention to undertake any Distribution. Because SAP intends to retain the ability to engage in a Distribution in the future, the tax sharing agreement also addresses the parties' respective rights, responsibilities and obligations with respect to such a transaction. Under the tax sharing agreement, each party generally will be responsible for any taxes and related amounts imposed on SAP or us that arise from the failure of a future Distribution to qualify as a transaction that is generally tax-free, for U.S. federal income tax purposes, under Section 355 of the Code, to the extent that the failure to so qualify is attributable to: (i) a breach of the relevant representations and covenants made by that party in the tax sharing agreement or any representation letter provided in support of any tax opinion or ruling obtained by SAP with respect to the U.S. federal income tax treatment of such Distribution, or (ii) an acquisition of such party's equity securities. In addition, the tax sharing agreement will impose certain restrictions on us and our subsidiaries during the two-year period following any future Distribution that are designed to preserve the tax-free nature of such Distribution for U.S. federal income tax purposes. Specifically, during such period, except in specific circumstances, we and our subsidiaries generally would be prohibited from: (A) ceasing to conduct our business, (B) entering into certain transactions pursuant to which all or a portion of the shares of our common stock or certain of our and our subsidiaries' assets would be acquired, (C) liquidating, merging or consolidating with any other person, (D) issuing equity securities beyond certain thresholds, (E) repurchasing our shares other than in certain open-market transactions, (F) amending our amended and restated certificate of incorporation (or other organizational documents) or taking any other action that would affect the voting rights of our stock, or (G) taking or failing to take any other action that would be reasonably likely to cause such Distribution to fail to qualify as a transaction that is generally tax-free for U.S. federal income tax purposes.
Employee Matters Agreement
Prior to the consummation of this offering, we will also enter into an employee matters agreement with SAP. The employee matters agreement will allocate liabilities, costs and responsibilities relating to employee compensation, benefit plans and programs and other related matters for our employees, as well as for employees who will be aligned with our business following this offering but who may remain employed by SAP legal entities for a fixed period of time following this offering, or “Qualtrics-aligned employees.”

The employee matters agreement will also address the treatment of equity-based compensation awards outstanding immediately prior to this offering and held by such employees, the implementation of new equity-based compensation programs for such employees, the treatment of other incentive compensation for such employees, the transfer of personnel files, the application of personnel policies and works council arrangements and the implementation of certain administrative systems, including payroll systems. Some other arrangements addressed in the employee matters agreement, such as shared service agreements and leasing arrangements, will apply only to “Qualtrics-aligned employees.” The term of the employee matters agreement will continue until SAP owns shares of our common stock representing less than a majority of the votes entitled to be cast by all holders of our common stock.
Intellectual Property Matters Agreement
The intellectual property matters agreement will formalize our relationship with SAP with respect to our use of certain SAP intellectual property rights, as well as SAP’s use of certain of our intellectual property rights. The intellectual property matters agreement terminates upon our change of our control, including when SAP no longer controls more than 50% of our voting shares, or when SAP ceases to have the right to elect the majority of our board of directors. Under the terms of the intellectual property matters agreement, SAP will grant us a covenant not to sue under SAP’s patent rights for seven years following termination with respect to the sale or distribution of our products existing on the date of termination. We, in turn, will grant to SAP license rights under certain of our intellectual property rights for SAP to sell and distribute SAP’s products that incorporate or will incorporate such intellectual property. This license will survive termination of the intellectual property matters agreement. The scope of the intellectual property rights we license to SAP will be limited to the intellectual property rights we control at the time the intellectual property matters agreement terminates.
Distribution Agreement
The distribution agreement will formalize our relationship with SAP with respect to how SAP may resell our products under our brands, how SAP may license our products and IP that are embedded within an SAP product offering, and how we may license SAP products and IP that are embedded within our product offerings. Under the distribution agreement, we will grant SAP licenses to test, customize, provide and support those of our products that SAP is authorized to distribute under the agreement, and SAP will grant us licenses to test, customize, provide a support those of SAP’s products that we are authorized to distribute under the agreement. The distribution agreement also contains indemnification provisions under which we and SAP each indemnify the other with respect to certain third-party claims relating to the products that we and SAP are authorized to resell under the distribution agreement. The initial term of the distribution agreement continues until the later of (a) five years or (b) when SAP no longer controls more than 50% of our voting shares. In the event SAP controls more than 50% of our voting shares following the expiration of the initial five-year term, the term of the agreement may be renewed for a three-year term, unless either party elects not to renew on eighteen months’ notice. Following such three year renewal term, the term will renew automatically for successive eighteen (18) month terms unless either party elects not to renew on eighteen months’ notice.
Insurance Matters Agreement
Prior to the consummation of this offering, we have also entered into an insurance matters agreement with SAP. Pursuant to the insurance matters agreement, SAP will maintain insurance policies covering, and for the benefit of, us and our business. The insurance policies maintained by SAP under the insurance matters agreement will be the same or substantially similar to those maintained by SAP and covering us prior to the offering. SAP will allocate a portion of its insurance costs to us that is commensurate with the coverage we receive and SAP’s historical practice with its subsidiaries and we will also pay or reimburse SAP, as the case may be, for premium expenses, deductibles or retention amounts, amounts for fronted policies, retrospective premium adjustments and all other costs and expenses that SAP may incur in connection with the insurance coverage SAP maintains for us. The term of the insurance matters agreement will continue until SAP ceases owns shares of our common stock representing less than a majority of the votes entitled to be cast by all holders of our common stock, unless it is terminated sooner by us in the event that we determine to cease to be included in SAP’s insurance policies with 120 days’ notice to SAP in advance of the applicable renewal date of such policy or policies, by SAP with 150 days’ notice in advance of the applicable renewal date of such policies or by either party in the event of a material uncured breach by the other party.
Stockholders’ Agreement
The stockholders’ agreement will contain agreements relating to registration rights and will govern certain aspects of the relationship between SAP, Q II, Silver Lake and us subsequent to this offering.
Registration Rights. Pursuant to the stockholders’ agreement, we will provide SAP with certain registration rights because the shares of our common stock held by SAP after this offering will be deemed “restricted securities” as defined in Rule 144 under the Securities Act. Accordingly, SAP may only sell a limited number of shares of our common stock into the public markets without registration under the Securities Act. At the request of SAP, we will use our reasonable best efforts to register shares of our common stock that are held by SAP after the closing of this offering, or subsequently acquired, for public sale under the Securities Act. SAP may request up to one registration in any calendar quarter. We will also provide SAP with “piggy-back” rights to include its shares in future registrations by us of our securities under the Securities Act. There is no limit on the number of these “piggy-back” registrations in which SAP may request its shares be included.
SAP may not transfer its registration rights other than to an affiliate. SAP’s registration rights will terminate on the earlier of the date on which SAP has sold or transferred all of its shares of our common stock deemed “restricted securities” or our common stock held by SAP may be sold without restriction pursuant to Rule 144 of the Securities Act.
We have agreed to cooperate in these registrations and related offerings. All expenses payable in connection with such registrations will be paid by us, including the fees and expenses of one firm of legal counsel chosen by SAP, except that SAP will pay all its own internal administrative costs and underwriting discounts and commissions applicable to the sale of its shares of our common stock. The stockholders’ agreement will also grant Q II and Silver Lake certain registration rights, including demand registration rights, in the case of Silver Lake, and “piggy-back” rights. It also provides for the right for Silver Lake to designate one member of our board of directors so long as it maintains a specified level of beneficial ownership in our common stock.
Real Estate Matters Agreement
Effective as of the closing date of this offering, the real estate matters agreement will govern our license from SAP of the right to continue to use and occupy certain spaces at SAP facilities. Such real estate license services will be provided to us in a substantially similar manner to similar services provided by SAP to other SAP entities. Among other terms, the real estate matters agreement sets forth the terms and conditions applicable to the allocation of space by facility and associated pricing.
Certain shared real estate locations set forth within the real estate matters agreement are not subject to the real estate matters agreement and are governed by certain operating license agreements executed prior to the consummation of the offering which will remain in effect.
We will indemnify SAP for any claims related to our use of the real estate license services rendered under the Agreement. We must indemnify SAP for any payments made pursuant to guarantee obligations with respect to our real estate leases and, to the extent any such guarantee obligations remain in effect following the time that SAP ceases to own shares of our common stock representing less than a majority of the votes entitled to be cast by all holders of our common stock, we will either cause the guarantee to be terminated or compensate SAP with the market rate for a comparable bank guarantee. Prior to the completion of any change of our control transaction at a time when SAP no longer owns shares representing a majority of the votes entitled to be cast by all holders of our common stock, any such guarantee that remains in effect must be terminated.
The real estate matters agreement has an initial three-year term which will automatically renew for additional one year terms unless terminated by the parties. Any of the real estate license services are terminable by either party with 120 days’ notice to the other party or upon notice upon a 30-day uncured material breach by the other party. The real estate matters agreement also terminates 60 days after our change of our control, including when SAP ceases to own shares representing a majority of the votes entitled to be cast by all holders of our common stock. Any additional license services that are not reflected on an amendment may be terminated at any time.
Certain Other Arrangements
We have entered into certain arrangements for services and products with SAP and its affiliates. Our consolidated statements of operations and comprehensive income statements included elsewhere in this prospectus include all revenues and costs directly attributable and/or allocable to us, including costs for facilities, functions, and services used by us. The year ended December 31, 2019 consolidated statement of operations and the nine months ended September 30, 2019 and 2020 interim consolidated statements of operations also includes expenses of SAP directly charged or allocated to us for certain functions provided by SAP, including, but not limited to, sales organization costs, insurance, employee benefits, human resources and usage of data centers. Certain costs are allocated to us based on direct usage/benefit where identifiable, with the remainder allocated on a pro rata basis of revenues or headcount. These charges were determined based on actual expenses incurred on Qualtrics’ behalf or by usage. See Note 16 to our consolidated financial statements included elsewhere in this prospectus.
Engagement with Simplex Cleaning
In July 2010 we engaged Simplex Cleaning, an entity owned by relatives of Ryan Smith and Jared Smith, our former President and a former member of our board of directors, to provide certain office cleaning services to us. For the year ended December 31, 2018, we incurred $304,000 of expense related to these services. In October 2018, we terminated our engagement with Simplex Cleaning.
Lease Agreement with Timpanogos Land Holdings, LLC
In November 2015, we entered into a 10-year lease agreement with Timpanogos Land Holdings, LLC, an entity controlled by Ryan Smith, our Founder, Executive Chair and Director, Jared Smith, our former President and a former member of our board of directors, and Scott Smith, a former member of our board of directors, for our Provo, Utah, 165,074 square foot corporate headquarters. For the years ended December 31, 2018, we incurred $2.2 million of expense related to the lease agreement.
In October 2018, Timpanogos Land Holdings, LLC sold its ownership of the 165,074 square foot corporate headquarters in Provo, Utah to an independent third party. Pursuant to this sale, our lease agreement with Timpanogos Land Holdings, LLC was terminated. At that time we entered into a new lease agreement with the independent third party.
Loan Agreement with Zig Serafin
In May 2017, we entered into a loan agreement with Zig Serafin, our Chief Executive Officer and then Chief Operating Officer. As of December 31, 2017, the aggregate outstanding principal amount of the loan was $1.0 million. The loan matures and becomes due on the earlier of May 23, 2022, 60 days following the date of termination of employment of Mr. Serafin, or immediately prior to the first filing of a registration statement on Form S-1 related to the 2018 IPO. Until that time, the loan will accrue interest at 2.04% per annum, compounded annually. The loan was repaid by Mr. Serafin in July 2018.
Relationship with Q II
We are party to a Class A common stock purchase agreement with Q II, an entity controlled by Ryan Smith, dated as of December 8, 2020. Pursuant to the stock purchase agreement, Q II agreed to purchase 6,000,000 shares of our Class A common stock, representing approximately 1% of the total shares of our common stock to be outstanding following the completion of this offering, at a price of $20.00 per share, for an aggregate purchase price of $120 million, which transaction was completed on December 21, 2020. The shares are redeemable at the option of the Company for the 60-day period following June 30, 2021 unless the following conditions have been met: (1) the closing of our underwritten public offering shall have occurred prior to that date and (2) Ryan Smith shall remain employed by us on that date or his employment shall have been terminated prior to that date by us without cause or by him with good reason. If such conditions do not occur, we will have 60 days following June 30, 2021 to repurchase the shares. The stock purchase agreement also restricts Q II’s right to sell or transfer the shares of our Class A common stock acquired pursuant to the purchase agreement for a period of 12 months after the effectiveness of the registration statement of which this prospectus forms a part.
Pursuant to Q II’s investment in our Class A common stock, we will grant Q II certain rights under our stockholders’ agreement, including “piggyback” registration rights with respect to our Class A common stock that may be exercised after the date that is 18 months after the effectiveness of the registration statement of which this prospectus forms a part, subject to standard cutback provisions imposed by underwriters which will be applied pro rata with other holders exercising such rights.
Utah Jazz
In December 2020, Ryan Smith, our Founder and Executive Chair, acquired a majority interest in the Utah Jazz basketball franchise, the associated venue, and certain related sports teams and operations and business interests. The Company has ongoing sales revenue with the Utah Jazz that totaled $0.2 million for the nine months ended September 30, 2020. In 2019, the Company entered into multi-year agreements with the Utah Jazz related to ticket purchases, advertising, sponsorships, and the Utah Jazz Five for the Fight Campaign. Sales and marketing and general and administrative expenses with the Utah Jazz totaled $2.5 million for the nine months ended September 30, 2020.
Limitation of Liability and Indemnification of Officers and Directors
Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:
•any breach of their duty of loyalty to our company or our stockholders;
•any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or
•any transaction from which they derived an improper personal benefit.
Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission or claim that occurred or arose prior to that amendment or repeal. If the DGCL is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the DGCL.
In addition, our amended and restated bylaws provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise. Our amended and restated bylaws provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our employees or agents or is or was serving at our request as an employee or agent of another corporation, partnership, joint venture, trust or other enterprise. Our amended and restated bylaws also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.
Further, we have entered into or will enter into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the DGCL. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.
The limitation of liability and indemnification provisions that are included in our amended and restated certificate of incorporation and amended and restated bylaws and in indemnification agreements that we have entered into or will enter into with our directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees or other agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.
We expect to maintain insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.
Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our board of directors.
The underwriting agreement will provide for indemnification by the underwriters of us and our officers and directors for certain liabilities arising under the Securities Act or otherwise.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Policies and Procedures for Related Party Transactions
Following the completion of this offering, our audit committee will have the primary responsibility for reviewing and approving or disapproving “related party transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. Upon completion of this offering, our policy regarding transactions between us and related persons will provide that a related person is defined as a director, executive officer, nominee for director, or greater than 5% beneficial owner of our Class A and Class B common stock, in each case since the beginning of the most recently completed year, and any of their immediate family members. An investor may obtain a written copy of this policy, once adopted, by sending a written request to Qualtrics International Inc., 333 West River Park Drive, Provo, Utah 84604, attention: Legal Department. Our audit committee charter that will be in effect upon completion of this offering will provide that our audit committee shall review and approve or disapprove certain related party transactions, including material transactions with SAP.

PRINCIPAL STOCKHOLDERS
The following table sets forth certain information with respect to the beneficial ownership of our capital stock as of the date of this prospectus, and as adjusted to reflect the sale of our Class A common stock offered by us in this offering assuming no exercise of the underwriters’ option to purchase additional shares, for:
•each of our named executive officers;
•each of our directors and director nominees;
•all of our current directors and executive officers as a group; and
•each person known by us to be the beneficial owner of more than 5% of the outstanding shares of our Class A or Class B common stock (by number or by voting power).
We have determined beneficial ownership in accordance with the rules of the SEC, and thus it represents sole or shared voting or investment power with respect to our securities. Unless otherwise indicated below, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares that they beneficially owned, subject to community property laws where applicable. The information does not necessarily indicate beneficial ownership for any other purpose, including for purposes of Sections 13(d) and 13(g) of the Securities Act.
We have based our calculation of the percentage of beneficial ownership prior to this offering on 6,000,000 shares of our Class A common stock and 423,170,610 shares of our Class B common stock outstanding as of the date of this prospectus. We have based our calculation of the percentage of beneficial ownership after this offering on                 shares of our Class A common stock and 423,170,610 shares of our Class B common stock outstanding immediately following the completion of this offering, assuming that the underwriters will not exercise their option to purchase additional shares and giving effect to the closing of the Silver Lake investment (which, assuming an initial public offering price of $22.00, which is the midpoint of the estimated offering price range set forth on the cover page of this prospectus, represents a total of 25,245,756 shares of our Class A common stock being issued to Silver Lake). Since Silver Lake did not beneficially own more than 5% of our Class A common stock or Class B common stock as of the date of this prospectus, it is not set forth in the table below.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Qualtrics International Inc., 333 West River Park Drive, Provo, Utah 84604.

	Beneficial Ownership Before the Offering					Beneficial Ownership After the Offering
	Class A Common Stock		Class B Common Stock		Total Voting Power Before the Offering	Class A Common Stock		Class B Common Stock		Total Voting Power After the Offering
Name of Beneficial Owner	Shares	%	Shares	%	%	Shares	%	Shares	%	%
Directors, Director Nominees and Named Executive Officers:
Ryan Smith(1)	6,000,000	100.0%	—	*	0.1%
Zig Serafin	—	*	—	*	—
Christian Klein	—	*	—	*	—
Luka Mucic	—	*	—	*	—
Adaire Fox-Martin	—	*	—	*	—
Sindhu Gangadharan	—	*	—	*	—
Paula Hansen	—	*	—	*	—
Egon Durban	—	*	—	*	—
Kelly Steckelberg	—	*	—	*	—
John Thimsen	—	*	—	*	—
Bill McMurray	—	*	—	*	—
All directors and executive officers as a group (10 persons)	6,000,000	100.0%	—	*	0.1%
5% Stockholders:
SAP SE(2)	—	*	423,170,610	100.0%	99.9%
_______________
*Represents beneficial ownership of less than one percent (1%) of the outstanding shares of our capital stock.
(1)Consists of 6,000,000 shares of Class A common stock held by Q II, LLC, an entity controlled by Ryan Smith, our Founder and Executive Chair. The address for Q II, LLC is 105 South State Street #513, Orem, Utah 84058.
(2)Consists of 423,170,610 shares of Class B common stock held by SAP America, Inc., a wholly owned subsidiary of SAP SE. The address for SAP SE is Dietmar-Hopp-Allee 16, 69190 Walldorf, Federal Republic of Germany.
Prior to the completion of this offering, we may grant broad-based equity-based incentive awards with underlying shares of our Class A common stock to our employees, including our executive officers. Upon completion of this offering, some of our executive officers may also acquire equity-based incentive awards with underlying shares of our Class A common stock by participating in the exchange offer.
Following this offering, we will have two classes of authorized common stock: Class A common stock and Class B common stock. Except that holders of Class A common stock are entitled to one vote per share while holders of Class B common stock are entitled to ten votes per share on all matters to be voted on by our stockholders and except with respect to conversion, certain actions that require the consent of holders of Class B common stock and other protective provisions as set forth in this prospectus, the holders of Class A common stock and Class B common stock have identical rights. If, prior to the occurrence of any Distribution, SAP transfers shares of our Class B common stock to any party that is not beneficially owned by SAP, those shares would automatically convert into Class A common stock. For so long as SAP continues to control more than 50% of the combined voting power of our common stock, SAP will be able to direct the election of all the members of our board of directors and, so long as SAP beneficially owns at least 20% of the total outstanding shares of our common stock, the prior affirmative vote or written consent of SAP will be required for certain corporate actions. Similarly, SAP will have the power to approve any action requiring stockholder approval. See “Description of Capital Stock.”

DESCRIPTION OF CAPITAL STOCK
General
The following description summarizes certain important terms of our capital stock and of our amended and restated certificate of incorporation and amended and restated bylaws. Because it is only a summary, it does not contain all the information that may be important to you. For a complete description of the matters set forth in this section titled “Description of Capital Stock,” you should refer to our amended and restated certificate of incorporation and amended and restated bylaws, which are included as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of Delaware law.
Our authorized capital stock consists of 3,100,000,000 shares of capital stock, par value $0.0001 per share, of which:
•2,000,000,000 shares are designated as Class A common stock; and
•1,000,000,000 shares are designated as Class B common stock; and
•100,000,000 shares of undesignated preferred stock.
As of the date of this prospectus, SAP and Q II currently own 98.6% and 1.4%, respectively, of our common stock and no shares of preferred stock have been designated or are outstanding. Upon completion of this offering, there will be outstanding           shares of Class A common stock, 423,170,610 shares of Class B common stock and no shares of preferred stock.
Class A Common Stock and Class B Common Stock
Dividend Rights
Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our Class A common stock and Class B common stock are entitled to receive dividends, out of assets legally available, sharing equally in all such dividends on a per share basis, at the times and in the amounts that our board of directors may determine from time to time. See “Dividend Policy.”
Voting Rights
Except that holders of Class A common stock are entitled to one vote per share while holders of Class B common stock are entitled to ten votes per share on all matters to be voted on by our stockholders and except with respect to the conversion, certain actions that require the consent of holders of Class B common stock and other protective provisions as set forth in this prospectus, the holders of Class A common stock and Class B common stock have identical rights. Subject to any rights of any series of preferred stock to elect directors, the holders of our Class A common stock and the holders of our Class B common stock, voting together as a single class, are entitled to elect all directors to our board of directors. In the event that the rights of any series of preferred stock would preclude the holders of our Class A common stock and the holders of our Class B common stock, voting together as a single class, from electing at least one director, the board of directors will increase the number of directors prior to the issuance of that preferred stock to the extent necessary to allow these stockholders to elect at least one director.
Delaware law would require either holders of our Class A common stock or Class B common stock to vote separately as a single class if a proposed amendment to our amended and restated certificate of incorporation would (i) increase or decrease the par value of such class or (ii) alter or change the powers, preferences, or special rights of such class in a manner that affected its holders adversely. Our amended and restated certificate of incorporation provides that the number of authorized shares of our Class A common stock, Class B common stock or preferred stock may be increased or decreased by the affirmative vote of the holders of a majority in voting power of the common stock and that no vote of the holders of our Class A common stock, Class B common stock or preferred stock voting separately as a class will be required therefor.

Generally, all other matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast at a meeting by all shares of Class A common stock and Class B common stock present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to holders of any preferred stock.
No Preemptive or Similar Rights
Our Class A common stock and Class B common stock are not entitled to preemptive rights, and are not subject to conversion, redemption or sinking fund provisions, except for the conversion provisions with respect to the Class B common stock described below.
Right to Receive Liquidation Distributions
Upon our liquidation, dissolution or winding-up, the holders of our Class A common stock and Class B common stock are entitled to share equally in all of our assets remaining after payment of all liabilities and the liquidation preferences of any outstanding preferred stock.
Conversion
If all or any portion of our Class B common stock is distributed in a Distribution, shares of our Class B common stock will no longer be convertible into shares of Class A common stock. Prior to any Distribution, all shares of Class B common stock will automatically be converted into shares of Class A common stock upon the transfer of such shares of Class B common stock by SAP to any party that is not beneficially owned by SAP. If a Distribution has not occurred, each share of Class B common stock will also automatically convert into a share of Class A common stock at such time as the number of shares of common stock owned by SAP falls below 20% of the outstanding shares of our common stock. All conversions will be effected on a share-for-share basis.
Fully Paid and Non-Assessable
In connection with this offering, our legal counsel will opine that the shares of our Class A common stock to be issued pursuant to this offering will be fully paid and non-assessable.
Approval Rights of Holders of Class B Common Stock
In addition to any other vote required by law or by our amended and restated certificate of incorporation, until the first date on which SAP ceases to beneficially own 20% or more of the outstanding shares of our common stock, the prior affirmative vote or written consent of SAP as the holder of the Class B common stock is required (subject in each case to certain exceptions) in order to authorize us to:
•adopt or implement any stockholder rights plan or similar takeover defense measure;
•consolidate or merge with or into any other entity;
•permit any of our subsidiaries to consolidate or merge with or into any other entity, with certain exceptions;
•acquire the stock or assets of another entity for consideration in excess of $100 million except in connection with acquisitions of securities pursuant to portfolio investment decisions in the ordinary course of business to which the company and one of more of our wholly owned subsidiaries are the only parties;
•issue any stock or other equity securities except to our subsidiaries or pursuant to this offering or to our employee benefit plans;
•conduct any business other than the business of enterprise software and related businesses;
•create, incur, assume or permit to exist any indebtedness or guarantee any indebtedness in excess of $100 million;
•make any loan to or purchase any debt securities of any person in excess of $50 million;

•take any actions to dissolve, liquidate or wind-up our company;
•declare dividends on our stock;
•redeem, purchase or otherwise acquire or retire for value any equity securities of the company except repurchases from employees, officers, directors or other service providers upon termination of employment or through the exercise of any right of first refusal;
•enter into any joint venture or any exclusive or exclusionary arrangement with a third party; and
•amend, terminate or adopt any provision inconsistent with certain provisions of our amended and restated certificate of incorporation or amended and restated bylaws.
Preferred Stock
Our board of directors is authorized, subject to the approval of our Class B stockholders and subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions, in each case without further vote or action by our stockholders. Our board of directors can also increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by our stockholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our Class A common stock. The issuance of preferred stock could, among other things, have the effect of delaying, deferring or preventing a change in control of our company and might adversely affect the market price of our Class A common stock and the voting and other rights of the holders of our Class A and Class B common stock. We have no current plan to issue any shares of preferred stock.
Warrants
As of the date of this prospectus, there were no outstanding warrants to purchase shares of our capital stock.
Registration Rights
We will enter into a stockholders’ agreement with SAP, Q II and Silver Lake which, among other things, will provide for specified registration and other rights relating to the shares of our Class A common stock and Class B common stock owned by SAP, Q II and Silver Lake. See “Certain Relationships and Related Party Transactions—Relationship with SAP and the Agreements Between SAP and Us,” “Certain Relationships and Related Party Transactions—Relationship with Q II” and “Shares Eligible for Future Sale—Registration Rights.”
Restricted Stock Units
As of December 23, 2020, and assuming an applicable SAP share price of $126.50 per share (which was the closing price of SAP’s ordinary shares on Xetra on December 23, 2020, converted into U.S. dollars using the exchange rate as published by the Wall Street Journal for that date and rounded to the nearest half dollar) and an initial public offering price of $22.00 per share (the midpoint of the estimated offering price range set forth on the cover page of this prospectus), Qualtrics employees held Qualtrics Rights with value of approximately $233 million that were granted outside of SAP equity-based compensation plans and SAP RSUs with value of approximately $181 million that were granted under applicable SAP equity-based compensation plans. In connection with the exchange offer, we expect that up to 18.8 million RSUs with underlying shares of our Class A common stock may be issued to Qualtrics employees in exchange for their Qualtrics Rights and SAP RSUs. See “Executive Compensation—Equity-Based Compensation Plans—Exchange Offer.”
Anti-Takeover Provisions
The provisions of Delaware law, our amended and restated certificate of incorporation and our amended and restated bylaws, which are summarized below, may have the effect of delaying, deferring or discouraging another person from acquiring control of our company. They are also designed, in part, to encourage persons seeking to acquire control of us to negotiate first with our board of directors. We believe that the benefits of increased protection of our potential ability to negotiate with an unfriendly or unsolicited acquirer outweigh the disadvantages of discouraging a proposal to acquire us because negotiation of these proposals could result in an improvement of their terms.
Delaware Law
We will be governed by the provisions of Section 203 of the DGCL. In general, Section 203 prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:
•the transaction was approved by the board of directors prior to the time that the stockholder became an interested stockholder;
•upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by directors who are also officers of the corporation and shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•at or subsequent to the time the stockholder became an interested stockholder, the business combination was approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.
In general, Section 203 defines a “business combination” to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder and an “interested stockholder” as a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation’s outstanding voting stock. These provisions may have the effect of delaying, deferring or preventing changes in control of our company.
Amended and Restated Certificate of Incorporation and Amended and Restated Bylaw Provisions
Our amended and restated certificate of incorporation and our amended and restated bylaws include a number of provisions that could deter hostile takeovers or delay or prevent changes in control of our company, as well as changes in our board of directors or management team, including the following:
Board of Directors; Vacancies. Our board of directors will consist of not less than five directors, with the exact number to be determined by the board of directors.
Any director may be removed from office at any time, without cause, by the affirmative vote of the holders of our common stock representing at least a majority of the votes entitled to be cast on the election of such director.
Any vacancy on the board of directors that results from an increase in the number of directors may be filled only by a majority of the board of directors then in office, provided that a quorum is present, and any other vacancy occurring in the board of directors may be filled only by a majority of directors then in office, even if less than a quorum, or by a sole remaining director. However, until SAP ceases to be the beneficial owner of shares of our common stock representing at least a majority of the votes entitled to be cast by the holders of Class A common stock and the holders of Class B common stock, voting together as a single class, any vacancy caused by the removal of a director by our stockholders may be filled only by our stockholders.
This will make it more difficult to change the composition of our board of directors and will promote continuity of management.
Dual-Class Common Stock. As described above in the section titled “—Class A Common Stock and Class B Common Stock—Voting Rights,” our amended and restated certificate of incorporation provides for a dual-class common stock structure pursuant to which holders of our Class B common stock have the ability to control the outcome of matters requiring stockholder approval, even if they own significantly less than a majority of the shares of our outstanding Class A common stock, including the election of directors and significant corporate transactions, such as a merger or other sale of our company or its assets.
Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our amended and restated bylaws provide advance notice procedures for stockholders seeking to bring business before our annual meeting of stockholders or to nominate candidates for election as directors at our annual meeting of stockholders. Our amended and restated bylaws also specify certain requirements regarding the form and content of a stockholder’s notice.
To be in proper written form, a stockholder’s notice must set forth as to each matter of business the stockholder intends to bring before our annual meeting of stockholders: (1) a brief description of the business intended to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (2) the name and address, as they appear on the Company’s books, of the stockholder proposing such business and any controlling stockholder or beneficial owner of stockholder’s shares, or a Stockholder Associated Person, (3) the class and number of our shares that are held of record or are beneficially owned by the stockholder or any Stockholder Associated Person and any derivative positions held or beneficially held by the stockholder or any Stockholder Associated Person, (4) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of such stockholder or any Stockholder Associated Person with respect to our securities, and a description of any other agreement, arrangement or understanding the effect or intent of which is to mitigate loss to, or to manage the risk or benefit from share price changes for, or to increase or decrease the voting power of, such stockholder or any Stockholder Associated Person with respect to our securities, (5) any material interest of the stockholder or a Stockholder Associated Person in such business, and (6) a statement whether either such stockholder or any Stockholder Associated Person will deliver a proxy statement and form of proxy to holders of at least the percentage of the voting power of our voting shares required under applicable law to carry the proposal. In addition, to be in proper written form, a stockholder’s notice must be supplemented not later than ten days following the record date for the determination of stockholders entitled to notice of the meeting to disclose the information contained in clauses (3) and (4) above as of the record date.
To be in proper written form, a stockholder’s notice as it relates to director nominations at annual meetings, must set forth: as to each nominee whom the stockholder proposes to nominate for election or re-election as a director: (1) the name, age, business address, and residence address of the nominee, (2) the principal occupation or employment of the nominee, (3) the information required to be provided pursuant to clauses (3) and (4) of the prior paragraph with respect to the nominee, (4) a description of all arrangements or understandings between or among any of the stockholder, each nominee, and/or any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder or relating to the nominee’s potential service on the board of directors, (5) a written statement executed by the nominee acknowledging that as a director of the Company, the nominee will owe a fiduciary duty under Delaware law with respect to the Company and its stockholders, and (6) any other information relating to the nominee that would be required to be disclosed about such nominee if proxies were being solicited for the election of the nominee as a director, or that is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including without limitation the nominee’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected). In addition, to be in proper written form, a stockholder’s notice must (i) provide, with respect to such stockholder, the information required to be provided pursuant to clauses (2) through (5) in the prior paragraph, and be supplemented not later than ten days following the record date for the determination of stockholders entitled to notice of the meeting to disclose the information contained in clauses (3) and (4) in the prior paragraph as of the record date (except that the references to “business” in such clauses shall instead refer to nominations of directors) and (ii) a statement whether either such stockholder will deliver a proxy statement and form of proxy to holders at least the percentage of the Company’s voting shares reasonably believed by such stockholder to be necessary to elect such nominee(s).
These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders if the proper procedures are not followed. We expect that these provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our company.
Stockholder Action; Special Meeting of Stockholders. Our amended and restated certificate of incorporation provides that until such time as SAP ceases to hold shares representing at least a majority of votes entitled to be cast by the holders of Class A common stock and the holders of Class B common stock, voting together as a single class, any action required or permitted to be taken by stockholders at any annual or special meeting of stockholders may be taken without a meeting, without prior notice and without a vote, so long as written consent is obtained from the holders of the minimum number of votes that would have been required to authorize or take action if such a meeting were held. From and after such time as SAP ceases to hold shares representing at least a majority of the votes entitled to be cast by the holders of Class A common stock and the holders of Class B common stock, voting together as a single class, any action required or permitted to be taken by stockholders may be effected only at a duly called annual or special meeting of stockholders and may not be effected by a written consent or consents by stockholders in lieu of such a meeting.
Except as otherwise required by law, special meetings of our stockholders for any purpose or purposes may only be called by (1) our Executive Chair or Chief Executive Officer, (2) a majority of directors then in office, or (3) SAP, so long as SAP is the beneficial owner of at least a majority of the votes entitled to be cast by the holders of Class A common stock and the holders of Class B common stock, voting together as a single class. No business other than that stated in the notice of a special meeting may be transacted at such special meetings. These provisions might delay the ability of our stockholders to force consideration of a proposal or for stockholders controlling a majority of our capital stock to take any action, including the removal of directors.
No Cumulative Voting. The DGCL provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our amended and restated certificate of incorporation does not provide for cumulative voting.
Amendment of Charter Provisions. Subject to the rights of holders of our Class B common stock to withhold their consent to the amendment of the provisions of our amended and restated certificate of incorporation relating to corporate opportunities and conflicts of interest between our company and SAP, certain provisions of our amended and restated certificate of incorporation, including those relating to corporate opportunities and conflicts of interest between us and SAP, the consent of SAP as the holder of our Class B common stock, our amended and restated bylaws, our board of directors and the indemnification of our directors and officers, may be amended by the affirmative vote of at least 80% of the votes entitled to be cast thereon. All other provisions of our amended and restated certificate of incorporation may be amended by the affirmative vote of a majority of the votes entitled to be cast thereon.
The board of directors may from time to time make, amend, supplement or repeal our amended and restated bylaws upon the vote of a majority of the board of directors. Once SAP ceases to own shares representing at least a majority of the votes entitled to be cast by the holders of Class A common stock and the holders of Class B common stock, voting together as a single class, our amended and restated certificate of incorporation provides that the sections of our amended and restated bylaws related to the removal of directors and the required advance notice related to stockholder proposals and nomination of directors by shareholders may only be amended by the affirmative vote of shares representing at least 80% of the votes entitled to be cast by the outstanding common stock, voting as a single class, subject to any voting rights granted to any holders of any preferred stock.
Issuance of Undesignated Preferred Stock. Our board of directors will have the authority, without further action by our stockholders, to issue up to 100,000,000 shares of undesignated preferred stock with rights and preferences, including voting rights, designated from time to time by our board of directors. The existence of authorized but unissued shares of preferred stock would enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest, or other means.
The foregoing provisions will make it more difficult for our existing stockholders, other than holders of our Class B common stock, to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders, other than the holders of our Class B common stock, or another party to effect a change in management.
These provisions, including the dual-class structure of our common stock, are intended to preserve SAP’s control after completion of our initial public offering, facilitate our continued product innovation and the risk-taking that it requires, permit us to continue to prioritize our long-term goals rather than short-term results, enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of us. These provisions are also designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and may have the effect of deterring hostile takeovers or delaying changes in our control or management. As a consequence, these provisions may also inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts.
Choice of Forums. Our amended and restated bylaws provide that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers, or other employees or our stockholders to us or our stockholders, (iii) any action asserting a claim arising pursuant to any provisions of the DGCL, our amended and restated certificate of incorporation or our amended and restated bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (iv) any action asserting a claim governed by the internal affairs doctrine shall be, to the fullest extent permitted by law, the Court of Chancery of the State of Delaware. Any person or entity purchasing or otherwise acquiring any interest in shares of our capital stock shall be deemed to have notice of and consented to this provision. Our amended and restated bylaws also provide that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act; provided, however, that our stockholders cannot and will not be deemed to have waived our compliance with the U.S. federal securities laws and the rules and regulations thereunder. This provision would not apply to suits brought to enforce a duty or liability created by the Exchange Act or any other claim for which the federal courts have exclusive jurisdiction.
Provisions of Our Amended and Restated Certificate of Incorporation Relating to Related Person Transactions and Corporate Opportunities
In order to address potential conflicts of interest between us and SAP with respect to corporate opportunities that are otherwise permitted to be undertaken by us, our amended and restated certificate of incorporation contains provisions regulating and defining the conduct of our affairs as they may involve SAP and its officers and directors, and our powers, rights, duties and liabilities and those of our officers, directors and stockholders in connection with our relationship with SAP. In general, these provisions recognize that we and SAP may engage in the same or similar business activities and lines of business, may have an interest in the same areas of corporate opportunities and will continue to have contractual and business relations with each other, including officers and directors of SAP serving as our directors.
Our amended and restated certificate of incorporation provides that SAP will have the right to, and shall have no duty to refrain from:
•engaging in the same or similar business activities or lines of business as us;
•doing business with any of our clients or customers; or
•employing or otherwise engaging any of our officers or employees.
Our amended and restated certificate of incorporation provides that if SAP acquires knowledge of a potential transaction or matter which may be a corporate opportunity for both us and SAP, SAP will have no duty to communicate or present such corporate opportunity to us and we will, to the fullest extent permitted by law, renounce any interest or expectancy in any such opportunity and waive any claim that such corporate opportunity be presented to us. SAP will have satisfied its fiduciary duty with respect to such a corporate opportunity and will not be liable to us or our stockholders for breach of any fiduciary duty as our stockholder by reason of the fact that SAP acquires or seeks the corporate opportunity for itself, directs that corporate opportunity to another person or does not present that corporate opportunity to us.
If one of our directors or officers who is also a director or officer of SAP learns of a potential transaction or matter that may be a corporate opportunity for both us and SAP, our amended and restated certificate of incorporation provides that the director or officer will have satisfied his or her fiduciary duties to us and our stockholders, will not be liable for breach of fiduciary duties to us and our stockholders with respect to such corporate opportunity, and will be deemed not to have derived an improper personal economic gain from such corporate opportunity if the director or officer acts in good faith in a manner consistent with the following policy:
•where an opportunity is offered to a Qualtrics director (but not an officer) who is also a director or officer of SAP, Qualtrics will be entitled to pursue such opportunity only when expressly offered to such individual solely in his or her capacity as a Qualtrics director;
•where an opportunity is offered to a Qualtrics officer who is also an SAP officer, Qualtrics will be entitled to pursue such opportunity only when expressly offered to such individual solely in his or her capacity as a Qualtrics officer;
•where an opportunity is offered to a Qualtrics officer who is also a director (but not an officer) of SAP, Qualtrics will be entitled to pursue such opportunity unless expressly offered to the individual solely in his or her capacity as an SAP director; and
•where one of our officers or directors, who also serves as a director or officer of SAP, learns of a potential transaction or matter that may be a corporate opportunity for both us and SAP in any manner not addressed in the foregoing descriptions, such director or officer will have no duty to communicate or present that corporate opportunity to us and will not be liable to us or our stockholders for breach of fiduciary duty by reason of the fact that SAP pursues or acquires that corporate opportunity for itself.
The foregoing limitation of liability provisions are not intended to be an allocation of corporate opportunities between us and SAP.
For purposes of our amended and restated certificate of incorporation, “corporate opportunities” include business opportunities which we are financially able to undertake, which are, from their nature, in our line of business, are of practical advantage to us and are ones in which we have an interest or a reasonable expectancy, and in which, by embracing the opportunities, the self-interest of SAP or its officers or directors will be brought into conflict with our self-interest.
The corporate opportunity provisions in our amended and restated certificate of incorporation will continue in effect until the later of (1) SAP ceasing to beneficially own 20% or more of the outstanding shares of our common stock and (2) the date upon which no Qualtrics officer or director is also an officer or director of SAP. The vote of at least 80% of the votes entitled to be cast will be required to amend, alter, change or repeal the corporate opportunity provisions.
By becoming a stockholder in our company, you will be deemed to have notice of and have consented to the provisions of our amended and restated certificate of incorporation related to corporate opportunities that are described above.
Transfer Agent and Registrar
Upon completion of this offering, the transfer agent and registrar for our Class A and Class B common stock will be American Stock Transfer & Trust Company, LLC. The transfer agent’s address is 6201 15th Avenue, Brooklyn, New York 11219.
Limitations of Liability and Indemnification
See “Certain Relationships and Related Party Transactions—Limitation of Liability and Indemnification of Officers and Directors.”

Listing
We have applied to list our Class A common stock on Nasdaq under the symbol “XM.”

SHARES ELIGIBLE FOR FUTURE SALE
Prior to this offering, there has been no public market for our Class A common stock, and we cannot predict the effect, if any, that market sales of shares of our Class A common stock or the availability of shares of our Class A common stock for sale will have on the market price of our Class A common stock prevailing from time to time. Future sales of our Class A common stock in the public market, or the perception that those sales may occur, could adversely affect the prevailing market price of our Class A common stock at such time, which could make it more difficult for you to sell your shares of Class A common stock at a time and price that you consider appropriate, and could impair our ability to raise equity capital or use our Class A common stock as consideration for acquisitions of other businesses, investments or other corporate purposes in the future.
Immediately upon the completion of this offering, we will have a total of             shares of our Class A common stock outstanding (or                shares if the underwriters exercise in full their option to purchase additional shares) and 423,170,610 shares of our Class B common stock outstanding, all of which will be owned by SAP. Of these outstanding shares,            shares of our Class A common stock to be sold in this offering (or                shares if the underwriters exercise in full their option to purchase additional shares) will be freely tradable, except that any shares purchased in this offering by our affiliates, as that term is defined in Rule 144 under the Securities Act, would only be able to be sold in compliance with the Rule 144 limitations described below.
Our executive officers will be eligible to participate in the exchange offer and have informed us that they intend to tender all of their eligible awards that are outstanding as of February 1, 2021. Assuming our executive officers tender all of their eligible awards that are outstanding as of February 1, 2021 in the exchange offer, we expect approximately                    shares of our Class A common stock to be issued to our executive officers in connection with the settlement of restricted stock units within 180 days of the date of this prospectus, however, no restricted stock units issuable to our executive officers are scheduled to settle prior to the 90th day following the date of this prospectus. These shares will not be subject to any lock-up agreement with the underwriters and may be sold 90 days after the date of this prospectus. At the time of settlement, a portion of such shares may be sold to cover applicable taxes.
Shares of our Class A common stock received by other employees who are not our affiliates upon vesting of equity awards received in the exchange offer will be freely tradable upon issuance and not subject to any lock-up restriction. At the time of vesting, a portion of such shares may be sold, including to cover any related tax obligations. See “Executive Compensation—Equity-Based Compensation Plans—Exchange Offer.”
Shares of Class A common stock issued to Q II, and to be issued to Silver Lake, are and will be, respectively, deemed “restricted securities” as defined in Rule 144 under the Securities Act and, pursuant to their respective Class A common stock purchase agreements, each of Q II and Silver Lake has agreed with us not to sell or transfer such shares for a period of 12 months and 24 months, respectively, after the effectiveness of the registration statement of which this prospectus forms a part. See “—Lock-Up Arrangements” below.
The remaining outstanding shares of our Class A and all of our Class B common stock will be deemed “restricted securities” as defined in Rule 144 under the Securities Act. These restricted securities, and the shares of Class A common stock into which the outstanding shares of our Class B common stock are convertible, may be sold in the public market only if they are registered or if they qualify for an exemption from registration under Rule 144 under the Securities Act, which rule is summarized below. SAP will agree to certain lock-up restrictions with the underwriters pursuant to which it will agree, subject to specific exceptions, not to sell any of our stock for 180 days following the date of this prospectus. See “—Lock-Up Arrangements” below and “Underwriters.”
Lock-Up Arrangements
SAP will agree to certain lock-up restrictions with the underwriters pursuant to which it will agree that, subject to specific exceptions, it will not offer for sale, sell, contract to sell, grant any option for the sale of, transfer, or otherwise dispose of any shares of our common stock, options, or warrants to acquire shares of our common stock, or any security or instrument related to such common stock, option, or warrant for a period of at least 180 days following the date of this prospectus. Participants in the directed share program will be subject to lock-up restrictions with the underwriters for a period of 12 months following the date of this prospectus with respect to any shares of our Class A common stock purchased through the directed share program. Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC may, in their joint discretion, release any of the securities subject to lock-up restrictions with the underwriters at any time. Our executive officers and directors will not be subject to any lock-up agreements with the underwriters in connection with this offering. See “Underwriters.”
Pursuant to the Class A common stock purchase agreement with Q II dated as of December 8, 2020, Q II has agreed with us not to sell or transfer its shares of our Class A common stock purchased by it prior to this offering for a period of 12 months after the effectiveness of the registration statement of which this prospectus forms a part. See “Prospectus Summary—Recent Developments.”
Pursuant to the Class A common stock purchase agreement with Silver Lake dated as of December 23, 2020, Silver Lake has agreed with us not to sell or transfer its shares of our Class A common stock purchased by it prior to this offering for a period of 24 months after the effectiveness of the registration statement of which this prospectus forms a part. See “Prospectus Summary—Recent Developments.”
Rule 144
In general, under Rule 144 as currently in effect, once we have been subject to the public company reporting requirements of Section 13 or Section 15(d) of the Exchange Act for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during the 90 days preceding a sale and who has beneficially owned the shares of our common stock proposed to be sold for at least six months is entitled to sell those shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then that person would be entitled to sell those shares without complying with any of the requirements of Rule 144.
In general, under Rule 144, as currently in effect, our affiliates or persons selling shares of our common stock on behalf of our affiliates are entitled to sell upon expiration of the lock-up restrictions described above, within any three-month period, a number of shares that does not exceed the greater of:
•1% of the number of shares of our common stock then outstanding, which will equal              shares immediately after this offering; or
•the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.
Sales under Rule 144 by our affiliates or persons selling shares of our common stock on behalf of our affiliates are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.
Registration Statement
We intend to file a registration statement on Form S-8 under the Securities Act promptly after the completion of this offering to register shares of our common stock subject to restricted stock units outstanding, as well as shares of our common stock subject to equity-based incentive awards reserved for future issuance, under our equity compensation plans and arrangements. The registration statement on Form S-8 is expected to become effective immediately upon filing, and shares of our common stock covered by the registration statement will then become eligible for sale in the public market, subject to the Rule 144 limitations applicable to affiliates and vesting restrictions. See “Executive Compensation—Equity-Based Compensation Plans” for a description of our equity compensation plans.
Registration Rights
We will enter into a stockholders’ agreement with SAP America, Q II and Silver Lake in which we will grant SAP America, Q II and Silver Lake and their respective permitted transferees specified demand and/or piggyback registration rights with respect to the shares of our Class A common stock (including shares issuable upon any conversion of Class B common stock) and shares of our Class B common stock held by them from time to time. Immediately after the completion of this offering,            outstanding shares of Class A common stock and all 423,170,610 outstanding shares of Class B common stock will be entitled to such registration rights, which will constitute approximately       % of our outstanding shares (or approximately       % of our outstanding shares if the underwriters exercise in full their option to purchase additional shares). After the completion of this offering, subject to the lock-up restrictions described above, SAP America and Silver Lake and their respective permitted transferees will have the right to require us from time to time to use our reasonable best efforts to effect registrations at any time, subject to customary restrictions. In addition, if we propose to register any of our equity securities for public sale, except in specified circumstances, we will be required to give SAP America, Q II and Silver Lake and their respective permitted transferees the right to include shares of our Class A common stock and Class B common stock in the registration. The registration rights will be subject to customary notice requirements, timing restrictions and volume limitations that may be imposed by the underwriters of an offering. See “Certain Relationships and Related Party Transactions—Relationship with SAP and the Agreements Between SAP and Us.”

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES TO NON-U.S. HOLDERS OF OUR CLASS A COMMON STOCK
The following is a summary of the material U.S. federal income tax consequences to Non-U.S. Holders (as defined below) with respect to the ownership and disposition of our Class A common stock. This summary applies only to Non-U.S. Holders that purchase our Class A common stock in this offering and hold our Class A common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, or the Code (generally, property held for investment purposes). This summary does not address all aspects of U.S. federal income taxation that may be relevant to particular Non-U.S. Holders in light of their individual circumstances or the U.S. federal income tax consequences applicable to Non-U.S. Holders that are subject to special rules, such as controlled foreign corporations, passive foreign investment companies, corporations that accumulate earnings to avoid U.S. federal income tax, banks or other financial institutions, tax-exempt organizations, U.S. expatriates, broker-dealers and traders in securities or currencies, or Non-U.S. Holders that hold Class A common stock as part of a “straddle,” “hedge,” “conversion transaction” or other integrated investment.
This summary is based on provisions of the Code, Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect as of the date hereof, and all of which are subject to change or differing interpretation, possibly with retroactive effect. We have not sought and will not seek any rulings from the IRS regarding the matters discussed below. This summary does not address the Medicare tax on net investment income, the alternative minimum tax or any U.S. state, local or non-U.S. income or other tax consequences (including estate and gift tax consequences) of owning and disposing of our Class A common stock.
For purposes of this summary, the term “Non-U.S. Holder” means a beneficial owner of our Class A common stock that is, for U.S. federal income tax purposes, neither an entity or arrangement treated as a partnership for U.S. federal income tax purposes nor any of the following:
•a citizen or individual resident of the United States;
•a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;
•an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or
•a trust if (a) a United States court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (b) the trust has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.
If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our Class A common stock, the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding our Class A common stock, and partners in such partnerships, should consult their own tax advisors as to the U.S. federal income tax consequences applicable to them in their particular circumstances.
EACH NON-U.S. HOLDER IS URGED TO CONSULT ITS OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES OF OWNING AND DISPOSING OF OUR COMMON STOCK.
Distributions on Class A common stock
Distributions on our Class A common stock will generally be treated as dividends to the extent such distributions are paid from our current or accumulated earnings and profits as determined for U.S. federal income tax purposes. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated first as a return of capital to the extent of a Non-U.S. Holder’s adjusted tax basis in our Class A common stock and thereafter as capital gain from the sale or exchange of such Class A common stock, subject to the tax treatment described below in “—Sale, exchange or other taxable disposition of Class A common stock.” Generally, the gross amount of dividends paid to a Non-U.S. Holder with respect to our Class A common stock will be subject to U.S. federal withholding tax at a rate of 30%, or at a lower rate if an applicable income tax treaty so provides and the applicable withholding agent has received proper certification as to the application of that treaty.
Dividends that are effectively connected with a Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment of the Non-U.S. Holder) are generally subject to U.S. federal income tax on a net income basis in the same manner in which citizens or residents of the United States would be subject to U.S. federal income tax, but are exempt from the 30% withholding tax described above (assuming compliance with certain certification requirements). Any such effectively connected dividends received by a Non-U.S. Holder that is a corporation may also, under certain circumstances, be subject to an additional “branch profits tax” at a rate of 30% (or a lower applicable income tax treaty rate).
To claim the benefits of an applicable income tax treaty or an exemption from withholding because the income is effectively connected with the conduct of a trade or business in the United States, a Non-U.S. Holder generally will be required to provide a properly executed IRS Form W-8BEN or W-8BEN-E (if the holder is claiming the benefits of an income tax treaty) or IRS Form W-8ECI (for income effectively connected with a trade or business in the United States) or other suitable form. If the Non-U.S. Holder holds the stock through a financial institution or other agent acting on the holder’s behalf, the holder will be required to provide appropriate documentation to the agent. A Non-U.S. Holder eligible for a reduced rate of withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS. Non-U.S. Holders should consult their tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the specific manner of claiming the benefits of the treaty.
Sale, exchange or other taxable disposition of Class A common stock
Subject to the discussion below under “—Information reporting and backup withholding,” a Non-U.S. Holder will generally not be subject to U.S. federal income or withholding tax with respect to gain recognized on the sale, exchange or other taxable disposition of our Class A common stock unless (i) the gain is effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of such Non-U.S. Holder), (ii) in the case of a Non-U.S. Holder that is a non-resident alien individual, such Non-U.S. Holder is present in the United States for 183 or more days in the taxable year of disposition and certain other requirements are met, or (iii) the Company is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time within the shorter of (A) the five-year period ending on the date of such sale, exchange or other taxable disposition and (B) the period that such Non-U.S. Holder held our Class A common stock, and either (a) our Class A common stock is not treated as regularly traded on an established securities market, or (b) such Non-U.S. Holder owns or owned (actually or constructively) more than 5% of our Class A common stock at any time during the shorter of the two periods mentioned above. Although there can be no assurance, we believe that we have not been and are not currently, and we do not anticipate becoming, a United States real property holding corporation.
If gain is effectively connected with a Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of such Non-U.S. Holder), the Non-U.S. Holder will be subject to U.S. federal income tax on the net gain from the disposition of our Class A common stock in the same manner in which citizens or residents of the United States would be subject to U.S. federal income tax. In the case of a Non-U.S. Holder that is a foreign corporation, such gain may also be subject to an additional branch profits tax at a rate of 30% (or a lower applicable income tax treaty rate). If a Non-U.S. Holder is a non-resident alien individual that is present in the United States for 183 or more days in the taxable year of disposition and certain other requirements are met, the Non-U.S. Holder will generally be subject to a flat income tax at a rate of 30% (or lower applicable income tax treaty rate) on any gain recognized on the disposition of our Class A common stock, which may be offset by certain U.S. source capital losses (provided the holder has timely filed U.S. federal income tax returns with respect to such losses).

Information reporting and backup withholding
Any dividends that are paid on our Class A common stock to a Non-U.S. Holder must be reported annually to the IRS and to the Non-U.S. Holder. Copies of these information returns also may be made available to the tax authorities of the country in which the Non-U.S. Holder resides under the provisions of various treaties or agreements for the exchange of information. Dividends paid on our Class A common stock and the gross proceeds from the disposition of our Class A common stock may be subject to additional information reporting and may also be subject to U.S. federal backup withholding, currently at a rate of 24%, if such Non-U.S. Holder fails to comply with applicable U.S. information reporting and certification requirements. Provision of a properly executed applicable IRS Form W-8 will generally satisfy the certification requirements necessary to avoid the additional information reporting and backup withholding.
Backup withholding is not an additional tax. Any amounts so withheld under the backup withholding rules will be refunded by the IRS or credited against the non-U.S. holder's U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.
Foreign Account Tax Compliance Act
Withholding at a rate of 30% will generally be required in certain circumstances on dividends in respect of shares of our Class A common stock held by or through certain foreign financial institutions (including investment funds), unless such institution (i) enters into, and complies with, an agreement with the IRS to report, on an annual basis, information with respect to interests in, or accounts maintained by, the institution that are owned by certain U.S. persons or by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) if required under an intergovernmental agreement between the United States and an applicable foreign country, reports such information to its local tax authority, which will exchange such information with the U.S. authorities. An intergovernmental agreement between the United States and an applicable foreign country may modify these requirements. Accordingly, the entity through which our Class A common stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of our Class A common stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exceptions will generally be subject to withholding at a rate of 30%, unless such entity either (i) certifies that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which the payer will in turn be required to provide to the U.S. Department of the Treasury. Under proposed Treasury regulations, which may be relied upon by taxpayers until final regulations are issued, the withholding provisions described above generally will not apply to proceeds from a sale or other disposition of our Class A common stock. Prospective investors are urged to consult their tax advisors regarding the possible implications of these rules on their investment in our Class A common stock.

UNDERWRITERS
Under the terms and subject to the conditions in an underwriting agreement dated the date of this prospectus, the underwriters named below, for whom Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC are acting as representatives, have severally agreed to purchase, and we have agreed to sell to them, severally, the number of shares indicated below:

Name	Number of Shares
Morgan Stanley & Co. LLC
J.P. Morgan Securities LLC
BofA Securities, Inc.
Barclays Capital Inc.
Deutsche Bank Securities Inc.
Goldman Sachs & Co. LLC
HSBC Securities (USA) Inc.
Citigroup Global Markets Inc.
BMO Capital Markets Corp.
Truist Securities, Inc.
Canaccord Genuity LLC
Evercore Group L.L.C.
JMP Securities LLC
Oppenheimer & Co. Inc.
Piper Sandler & Co.
Raymond James & Associates, Inc.
William Blair & Company, L.L.C.
Loop Capital Markets LLC
Samuel A. Ramirez & Company, Inc.
R. Seelaus & Co., LLC
Total
The underwriters and the representatives are collectively referred to as the “underwriters” and the “representatives,” respectively. The underwriters are offering the shares of Class A common stock subject to their acceptance of the shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the shares of Class A common stock offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are obligated to take and pay for all of the shares of Class A common stock offered by this prospectus if any such shares are taken. However, the underwriters are not required to take or pay for the shares covered by the underwriters’ option to purchase additional shares described below.
The underwriters initially propose to offer part of the shares of Class A common stock directly to the public at the offering price listed on the cover page of this prospectus and part to certain dealers at a price that represents a concession not in excess of $        per share under the initial public offering price. After the initial offering of the shares of Class A common stock, the offering price and other selling terms may from time to time be varied by the representatives. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.
We have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to                additional shares of Class A common stock at the initial public offering price listed on the cover page of this prospectus, less underwriting discounts and commissions. To the extent the option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase about the same percentage of the additional shares of Class A common stock as the number listed next to the underwriter’s name in the preceding table bears to the total number of shares of Class A common stock listed next to the names of all underwriters in the preceding table.
The following table shows the per share and total initial public offering price, underwriting discounts and commissions, and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the underwriters’ option to purchase up to an additional               shares of Class A common stock.

Total
	Per Share	No Exercise	Full Exercise
Initial public offering price	$	$	$
Underwriting discounts and commissions to be paid by us	$	$	$
Proceeds, before expenses, to us	$	$	$
The estimated offering expenses payable by us, exclusive of the underwriting discounts and commissions, are approximately $            . We have agreed to reimburse the underwriters for expenses relating to clearance of this offering with the Financial Industry Regulatory Authority up to $               .
The underwriters have informed us that they do not intend sales to discretionary accounts to exceed 5% of the total number of shares of Class A common stock offered by them.
We have applied to list our Class A common stock on Nasdaq under the trading symbol “XM.”
We and SAP America will agree that, subject to certain conditions, without the prior written consent of Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC, on behalf of the underwriters, we and it will not, during the period ending 180 days after the date of this prospectus, referred to as the restricted period:
•offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock;
•file any registration statement with the SEC relating to the offering of any shares of our common stock or any securities convertible into or exercisable or exchangeable for our common stock; or
•enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of our common stock;
whether any such transaction described above is to be settled by delivery of common stock or such other securities, in cash or otherwise. In addition, we and it will agree that, without the prior written consent of Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC, on behalf of the underwriters, we or it will not, during the restricted period, make any demand for, or exercise any right with respect to, the registration of any shares of our common stock or any security convertible into or exercisable or exchangeable for common stock.
Morgan Stanley & Co. LLC and J.P. Morgan Securities LLC, in their joint discretion, may release the common stock and other securities subject to the lock-up agreements described above in whole or in part at any time, subject to applicable notice requirements.
Our executive officers and directors will not be subject to any lock-up agreements with the underwriters in connection with this offering. See “Shares Eligible for Future Sale—Lock-Up Arrangements.”
In order to facilitate the offering of the Class A common stock, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Class A common stock. Specifically, the underwriters may sell more shares than they are obligated to purchase under the underwriting agreement, creating a short position. A short sale is covered if the short position is no greater than the number of shares available for purchase by the underwriters under their option to purchase additional shares. The underwriters can close out a covered short sale by exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out a covered short sale, the underwriters will consider, among other things, the open market price of shares compared to the price available under their option to purchase additional shares. The underwriters may also sell shares in excess of their option to purchase additional shares, creating a naked short position. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the Class A common stock in the open market after pricing that could adversely affect investors who purchase in this offering. As an additional means of facilitating this offering, the underwriters may bid for, and purchase, shares of Class A common stock in the open market to stabilize the price of the Class A common stock. These activities may raise or maintain the market price of the Class A common stock above independent market levels or prevent or retard a decline in the market price of the Class A common stock. The underwriters are not required to engage in these activities and may end any of these activities at any time.
We and the underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.
A prospectus in electronic format may be made available on websites maintained by one or more underwriters, or selling group members, if any, participating in this offering. The representatives may agree to allocate a number of shares of Class A common stock to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters that may make Internet distributions on the same basis as other allocations.
Other Relationships
The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.
In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments. The underwriters and their respective affiliates may also make investment recommendations or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long or short positions in such securities and instruments.
Pricing of the Offering
Prior to this offering, there has been no public market for our Class A common stock. The initial public offering price was determined by negotiations between us and the representatives. Among the factors considered in determining the initial public offering price were our future prospects and those of our industry in general, our sales, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities, and certain financial and operating information of companies engaged in activities similar to ours.
Directed Share Program
At our request, the underwriters have reserved for sale, at the initial public offering price, up to 1% of the shares of our Class A common stock offered hereby for certain senior sales personnel of SAP. None of our directors, executive officers or employees will purchase shares of our Class A common stock in the directed share program. The number of shares of our Class A common stock available for sale to the general public in this offering will be reduced to the extent these persons purchase the reserved shares of our Class A common stock. Any reserved shares of our Class A common stock not so purchased will be offered by the underwriters to the general public on the same terms as the other shares of our Class A common stock. Participants in the directed share program will be subject to lock-up restrictions with the underwriters for a period of 12 months following the date of this prospectus with respect to any shares of our Class A common stock purchased through the directed share program.
Selling Restrictions
European Economic Area
In relation to each Member State of the European Economic Area and the United Kingdom, each, a “Relevant State,” no securities have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the securities which has been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that offers of securities may be made to the public in that Relevant State at any time under the following exemptions under the Prospectus Regulation:
(a)to any legal entity which is a qualified investor as defined under the Prospectus Regulation;
(b)to fewer than 150 natural or legal persons (other than qualified investors as defined under the Prospectus Regulation), subject to obtaining the prior consent of the representatives; or
(c)in any other circumstances falling within Article 1(4) of the Prospectus Regulation, provided that no such offer of shares shall require us or any of our representatives to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.
For the purposes of this provision, the expression an “offer to the public” in relation to any shares in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase any shares, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129 (as amended).
United Kingdom
Each underwriter has represented and agreed that:
(a)it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, or the FSMA, received by it in connection with the issue or sale of the shares of our Class A common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and
(b)it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our Class A common stock in, from or otherwise involving the United Kingdom.
Canada
The shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.
Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.
Switzerland
This prospectus is not intended to constitute an offer or solicitation to purchase or invest in the shares of Class A common stock. The shares of Class A common stock may not be publicly offered, directly or indirectly, in Switzerland within the meaning of the Swiss Financial Services Act, or the FinSA, and no application has or will be made to admit the shares of Class A common stock to trading on any trading venue (exchange or multilateral trading facility) in Switzerland. Neither this prospectus nor any other offering or marketing material relating to the shares of Class A common stock constitutes a prospectus pursuant to the FinSA, and neither this prospectus nor any other offering or marketing material relating to the shares of Class A common stock may be publicly distributed or otherwise made publicly available in Switzerland.
Dubai International Financial Centre
This prospectus relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority, or the DFSA. This prospectus is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus nor taken steps to verify the information set forth herein and has no responsibility for the prospectus. The shares to which this prospectus relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the shares offered should conduct their own due diligence on the shares. If you do not understand the contents of this prospectus you should consult an authorized financial advisor.
Australia
No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission in relation to the offering. This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001, or the Corporations Act, and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.
Any offer in Australia of the shares may only be made to persons, or the Exempt Investors, who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.
The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.
This prospectus contains general information only and does not take into account the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate for their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.
Hong Kong
The shares of Class A common stock have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document relating to the shares of Class A common stock has been or may be issued or has been or may be in the possession of any person for the purposes of issuance, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to shares of Class A common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.
Japan
No registration pursuant to Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948, as amended), or the FIEL, has been made or will be made with respect to the solicitation of the application for the acquisition of the shares of Class A common stock.
Accordingly, the shares of Class A common stock have not been, directly or indirectly, offered or sold and will not be, directly or indirectly, offered or sold in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan) or to others for re-offering or re-sale, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan except pursuant to an exemption from the registration requirements, and otherwise in compliance with, the FIEL and the other applicable laws and regulations of Japan.
For Qualified Institutional Investors, or QII
Please note that the solicitation for newly issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the shares of Class A common stock constitutes either a “QII only private placement” or a “QII only secondary distribution” (each as described in Paragraph 1, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the shares of Class A common stock. The shares of Class A common stock may only be transferred to QIIs.
For Non-QII Investors
Please note that the solicitation for newly issued or secondary securities (each as described in Paragraph 2, Article 4 of the FIEL) in relation to the shares of Class A common stock constitutes either a “small number private placement” or a “small number private secondary distribution” (each as is described in Paragraph 4, Article 23-13 of the FIEL). Disclosure regarding any such solicitation, as is otherwise prescribed in Paragraph 1, Article 4 of the FIEL, has not been made in relation to the shares of Class A common stock. The shares of Class A common stock may only be transferred en bloc without subdivision to a single investor.
Singapore
This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares of Class A common stock may not be circulated or distributed, nor may the shares of Class A common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.
Where the shares of Class A common stock are subscribed or purchased under Section 275 of the SFA by a relevant person which is (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) the sole purpose of which is to hold investments and each beneficiary of the trust is an individual who is an accredited investor, securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares of Class A common stock pursuant to an offer made under Section 275 of the SFA except: (i) to an institutional investor or to a relevant person defined in Section 275(2) of the SFA, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA; (ii) where no consideration is or will be given for the transfer; (iii) where the transfer is by operation of law; (iv) as specified in Section 276(7) of the SFA; or (v) as specified in Regulation 37A of the Securities and Futures (Offers of Investments) (Securities and Securities-based Derivatives Contracts) Regulations 2018.
Solely for the purposes of its obligations pursuant to Section 309B of the SFA, we have determined, and hereby notify all relevant persons (as defined in the CMP Regulations 2018), that the shares are “prescribed capital markets products” (as defined in the CMP Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

LEGAL MATTERS
The validity of the shares of our Class A common stock being offered by this prospectus is being passed upon for us by Shearman & Sterling LLP, New York, New York. The underwriters have been represented by Goodwin Procter LLP, Redwood City, California.
EXPERTS
The consolidated financial statements of Qualtrics International Inc. as of December 31, 2019 and 2018, and for each of the years in the two-year period ended December 31, 2019, have been included herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 31, 2019 financial statements refers to a change in accounting for leases as a result of the adoption of Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 842 - Leases.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our Class A common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some of which is contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our Class A common stock, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document is not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.
As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above. We also maintain a website at www.Qualtrics.com. Upon completion of this offering, you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

Report of Independent Registered Public Accounting Firm
To the Stockholders and Board of Directors of Qualtrics International Inc.
To the Board of Directors of SAP SE:
Opinion on the Consolidated Financial Statements
We have audited the accompanying consolidated balance sheets of Qualtrics International Inc. and subsidiaries (the Company) as of December 31, 2019 and 2018, the related consolidated statements of operations, comprehensive loss, redeemable convertible preferred stock and stockholders’ equity (deficit), and cash flows for each of the years in the two‑year period ended December 31, 2019, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the years in the two‑year period ended December 31, 2019, in conformity with U.S. generally accepted accounting principles.
Change in Accounting Principle
As discussed in Note 2 to the consolidated financial statements, the Company has elected to change its method of accounting for leases as of January 1, 2019 due to the adoption of Financial Accounting Standards Board Accounting Standards Codification (ASC) Topic 842 - Leases.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ KPMG LLP
We have served as the Company’s auditor since 2019.
Salt Lake City, Utah
October 13, 2020, except for the effects of the stock and capital reorganization described in Note 2 “2020 Stock Split and Capital Reorganization”, as to which the date is December 28, 2020.

Qualtrics International Inc.
Consolidated Balance Sheets
(In thousands, except share and par value)

	As of December 31,		As of September 30,
	2018	2019	2020
			(unaudited)
Assets
Current assets:
Cash and cash equivalents	$115,443	$42,467	$87,500
Accounts receivable, net of allowance (1)	139,490	193,692	161,459
Deferred contract acquisition costs, net	14,764	22,168	35,938
Prepaid expenses and other current assets	19,514	37,090	44,754
Total current assets	289,211	295,417	329,651
Non-current assets:
Property and equipment, net	38,182	51,067	92,037
Right-of-use assets from operating leases	—	184,838	180,163
Goodwill	6,709	6,709	6,709
Other intangible assets, net	6,892	5,414	4,323
Deferred contract acquisition costs, net of current portion	34,023	54,832	82,594
Deferred tax assets	—	3,313	2,655
Other assets	3,496	1,694	8,089
Total assets	$378,513	$603,284	$706,221

Liabilities, redeemable convertible preferred stock, and equity (deficit)
Current liabilities:
Lease liabilities	$—	$7,893	$8,792
Accounts payable (1)	23,441	31,707	48,114
Accrued liabilities	37,137	80,029	78,319
Liability-classified, stock-based awards	—	286,991	276,803
Deferred revenue	279,978	382,602	377,600
Total current liabilities	340,556	789,222	789,628
Non-current liabilities:
Lease liabilities, net of current portion	—	182,274	189,363
Liability-classified, stock-based awards, net of current portion	—	161,237	105,959
Deferred revenue, net of current portion	4,244	4,182	3,613
Deferred tax liabilities	2,062	—	738
Other liabilities	9,349	6,889	14,015
Total liabilities	$356,211	$1,143,804	$1,103,316
Commitments and contingencies
Redeemable convertible preferred stock, par value $0.0001 per share, authorized 207,060,843, 0 and 0 shares as of December 31, 2018 and 2019, and September 30, 2020 (unaudited), respectively; issued and outstanding 183,031,841, 0 and 0 shares as of December 31, 2018 and 2019, and September 30, 2020 (unaudited), respectively	36	—	—
Equity (deficit)
Preferred stock, par value $0.0001 per share; authorized 100,000,000 shares; no shares outstanding (2)	—	—	—
Class A common stock, par value $0.0001 per share; authorized 2,000,000,000 shares; no shares issued and outstanding (2)	—	—	—

Class B common stock, par value $0.0001 per share; authorized 429,005,187, 1,000,000,000 and 1,000,000,000 shares as of December 31, 2018 and 2019, and September 30, 2020 (unaudited) respectively; issued and outstanding 3,608,688, 423,170,610 and 423,170,610 as of December 31, 2018 and 2019, and September 30, 2020 (unaudited) respectively (2)	1	42	42
Additional paid in capital	141,816	586,631	986,631
Accumulated other comprehensive income (loss)	(919)	(928)	524
Accumulated deficit	(118,632)	(1,126,265)	(1,384,292)
Total equity (deficit)	22,266	(540,520)	(397,095)
Total liabilities, redeemable convertible preferred stock, and equity (deficit)	$378,513	$603,284	$706,221
________________
(1)Includes amounts from related parties. See Note 16 for further details
(2)See Note 2 “2020 Stock Split and Capital Reorganization” for further details
The accompanying notes are an integral part of these consolidated financial statements.

Qualtrics International Inc.
Consolidated Statements of Operations
(In thousands, except share data)

	Year Ended December 31,		Nine Months Ended September 30,
	2018	2019	2019	2020
			(unaudited)
Revenue:
Subscription	$295,528	$430,038	$309,562	$415,000
Professional services and other	106,380	161,117	108,786	134,956
Total revenue	401,908	591,155	418,348	549,956
Cost of revenue:
Subscription	35,785	67,982	51,563	46,974
Professional services and other	66,929	117,509	80,692	100,060
Total cost of revenue	102,714	185,491	132,255	147,034
Gross profit	299,194	405,664	286,093	402,922
Operating expenses:
Research and development	65,925	242,124	183,466	168,985
Sales and marketing	192,142	440,325	327,454	322,775
General and administrative	74,248	717,363	624,342	155,225
Total operating expenses	332,315	1,399,812	1,135,262	646,985
Operating loss	(33,121)	(994,148)	(849,169)	(244,063)
Other non-operating income (loss), net	169	(486)	(666)	(483)
Loss before income taxes	(32,952)	(994,634)	(849,835)	(244,546)
Provision for income taxes	4,356	12,999	10,528	13,481
Net loss	$(37,308)	$(1,007,633)	$(860,363)	$(258,027)

		January 23, 2019 through December 31, 2019	January 23, 2019 through September 30, 2019	Nine Months Ended September 30, 2020
			(unaudited)
Net loss per share attributable to common stockholder, basic		$(1.76)	$(1.41)	$(0.61)
Weighted-average Class A and Class B shares used in computing net loss per share attributable to common stockholder, basic		423,170,610	423,170,610	423,170,610

Pro forma net loss per share attributable to common stockholder, basic (unaudited)
Weighted-average Class A and Class B shares used in computing pro forma net loss per share attributable to common stockholder, basic (unaudited)
The accompanying notes are an integral part of these consolidated financial statements.

Operating expenses includes:
Stock-based compensation expense as follows:

	Year Ended December 31,		Nine Months Ended September 30,
in thousands	2018	2019	2019	2020
			(unaudited)
Cost of subscription revenue	$4	$24,136	$20,947	$3,809
Cost of professional services and other revenue	144	17,168	13,937	6,193
Research and development	2,228	130,809	107,134	63,165
Sales and marketing	708	115,581	94,088	34,933
General and administrative	1,516	588,532	514,015	109,949
Total stock-based compensation expense, including cash settled(a)	$4,600	$876,226	$750,121	$218,049
________________
(a)As a result of the SAP Acquisition, our stock based compensation expense reflects the recognition of both equity classified awards and liability classified awards. Liability classified awards are settled in cash in accordance with SAP’s employee equity compensation programs. 2018 stock-based compensation expense consisted entirely of equity-classified awards. 2019 stock-based compensation expense consisted of $185.8 million of equity-classified awards and was recognized as a result of the SAP Acquisition, and $690.4 million of liability-classified awards, of which $312.8 million were settled in cash in 2019. For the nine months ended September 30, 2019 and 2020, stock-based compensation expense consisted of $185.8 million, and $0.0 million, respectively, of equity-classified awards recognized as a result of the SAP Acquisition, and $564.3 million and $218.0 million, respectively, of liability-classified awards. During the nine months ended September 30, 2019 and 2020, awards of $213.2 million and $284.0 million, respectively, were settled in cash. Liability-classified awards are recorded according to mark-to-market accounting.
Amortization of acquired intangible assets as follows:

	Year Ended December 31,		Nine Months Ended September 30,
in thousands	2018	2019	2019	2020
			(unaudited)
Cost of subscription revenue	$703	$1,160	$878	$797
Sales and marketing	145	204	153	153
General and administrative	201	114	87	141
Total amortization of acquired intangible assets	$1,049	$1,478	$1,118	$1,091

Qualtrics International Inc.
Consolidated Statements of Comprehensive Loss
(In thousands)

	Year Ended December 31,		Nine Months Ended September 30,
	2018	2019	2019	2020
			(unaudited)
Net loss	$(37,308)	$(1,007,633)	$(860,363)	$(258,027)
Other comprehensive income (loss):
Foreign currency translation gain (loss)	(1,471)	(9)	577	1,452
Comprehensive loss	$(38,779)	$(1,007,642)	$(859,786)	$(256,575)
The accompanying notes are an integral part of these consolidated financial statements.

Qualtrics International Inc.
Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Equity (Deficit)
(In thousands, except share amounts)

	Redeemable convertible preferred stock		Class B common stock		Additional paid-in capital	Accumulated other comprehensive income (loss)	Accumulated deficit	Total equity (deficit)
	Shares	Amount	Shares	Amount
Balance, January 1, 2018	183,031,841	$36	3,545,242	$1	$137,747	$552	$(81,324)	$56,976
Stock-based compensation expense	—	—	—	—	4,600	—	—	4,600
Conversion of restricted stock to common stock	—	—	103,446	—	—	—	—	—
Repurchase of class B common stock	—	—	(40,000)	—	(531)	—	—	(531)
Net loss	—	—	—	—	—		(37,308)	(37,308)
Foreign currency translation adjustment	—	—	—	—	—	(1,471)	—	(1,471)
Balance, December 31, 2018	183,031,841	$36	3,608,688	$1	$141,816	$(919)	$(118,632)	$22,266
Stock-based compensation expense	—	—	—	—	185,792	—	—	185,792
Settlement of vested stock-based awards	—	—	—	—	(539,707)	—	—	(539,707)
Modification of equity awards to liability awards	—	—	—	—	(70,765)	—	—	(70,765)
Conversion of restricted stock to common stock	—	—	1,209,466	—	—	—	—	—
Capital restructuring pursuant to reorganization	(183,031,841)	(36)	418,352,456	41	(5)	—	—	36
Capital contribution	—	—	—	—	869,500	—	—	869,500
Net loss	—	—	—	—	—	—	(1,007,633)	(1,007,633)
Foreign currency translation adjustment	—	—	—	—	—	(9)	—	(9)
Balance, December 31, 2019	—	$—	423,170,610	$42	$586,631	$(928)	$(1,126,265)	$(540,520)
Capital contribution (unaudited)	—	—	—	—	400,000	—	—	400,000
Net loss (unaudited)	—	—	—	—	—	—	(258,027)	(258,027)
Foreign currency translation adjustment (unaudited)	—	—	—	—	—	1,452	—	1,452
Balance, September 30, 2020 (unaudited)	—	$—	423,170,610	$42	$986,631	$524	$(1,384,292)	$(397,095)
The accompanying notes are an integral part of these consolidated financial statements.

Qualtrics International Inc.
Consolidated Statements of Cash Flows
(In thousands)

	Year Ended December 31,		Nine Months Ended September 30,
	2018	2019	2019	2020
			(unaudited)
Cash flows from operating activities
Net loss	$(37,308)	$(1,007,633)	$(860,363)	$(258,027)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Depreciation and amortization	14,787	19,715	14,054	18,570
Reduction of right-of-use assets from operating leases	—	9,031	4,943	12,429
Stock-based compensation expense, including cash settled(1)	4,600	876,226	750,121	218,049
Amortization of deferred contract acquisition costs	13,368	19,513	13,871	22,383
Deferred income taxes	143	(5,321)	(3,401)	2,672
Changes in assets and liabilities:
Accounts receivable, net	(57,799)	(54,320)	14,467	31,777
Prepaid expenses and other current assets	(2,573)	(17,533)	(4,449)	(7,578)
Deferred contract acquisitions costs	(27,101)	(47,734)	(34,723)	(63,293)
Other assets	(910)	1,801	1,991	(6,378)
Lease liabilities	—	(6,375)	(4,068)	213
Accounts payable	12,350	7,219	682	1,205
Accrued liabilities	17,194	44,662	24,400	(1,842)
Deferred revenue	99,077	102,562	47,431	(5,571)
Other liabilities	576	55	2,259	7,125
Settlement of stock-based payments liabilities	—	(312,772)	(213,170)	(283,963)
Net cash flows provided by (used in) operating activities	36,404	(370,904)	(245,955)	(312,229)

Cash flows from investing activities
Cash paid for intangible assets	(1,500)	—	—	—
Cash paid for business combinations, net of cash acquired	(9,865)	—	—	—
Purchases of property and equipment	(21,321)	(33,181)	(26,469)	(43,054)
Net cash flows used in investing activities	(32,686)	(33,181)	(26,469)	(43,054)

Cash flows from financing activities
Proceeds from capital contribution	—	869,500	754,500	400,000
Settlement of equity-based awards	—	(539,707)	(539,707)	—
Repurchase of class B common stock	(531)	—	—	—
Net cash flows (used in) provided by financing activities	(531)	329,793	214,793	400,000
Effect of changes in exchange rates on cash and cash equivalents	(1,179)	1,316	1,164	316
Net increase (decrease) in cash and cash equivalents	2,008	(72,976)	(56,467)	45,033
Cash and cash equivalents as at 1 January	113,435	115,443	115,443	42,467
Cash and cash equivalents as at 31 December	$115,443	$42,467	$58,976	$87,500

Supplemented cash flow disclosures
Cash paid for income taxes, net of tax refunds	$1,146	$4,034	$2,596	$7,125
Cash paid for operating leases	—	10,932	7,314	5,160

Non-cash investing and financing activities
Capital expenditures incurred but not yet paid	$72	$1,115	$17	$16,431
Business combination consideration in accrued liabilities	600	—	—	—
Right-of-use assets obtained in exchange for lease obligations	—	141,240	2,401	7,258
Construction costs capitalized under build-to-suit lease	2,900	—	—	—
_______________
(1)As a result of the SAP Acquisition, our stock based compensation expense reflects the recognition of both equity classified awards and liability classified awards. Liability classified awards are settled in cash in accordance with SAP’s employee equity compensation programs. 2018 stock-based compensation expense consisted entirely of equity-classified awards. 2019 stock-based compensation expense consisted of $185.8 million of equity-classified awards and was recognized as a result of the SAP Acquisition, and $690.4 million of liability-classified awards, of which $312.8 million were settled in cash in 2019. For the nine months ended September 30, 2019 and 2020, stock-based compensation expense consisted of $185.8 million, and $0.0 million, respectively, of equity-classified awards recognized as a result of the SAP Acquisition, and $564.3 million and $218.0 million, respectively, of liability-classified awards. During the nine months ended September 30, 2019 and 2020, awards of $213.2 million and $284.0 million, respectively, were settled in cash. Liability-classified awards are recorded according to mark-to-market accounting.
The accompanying notes are an integral part of these consolidated financial statements.

Qualtrics International Inc.
Notes to Consolidated Financial Statements
1.DESCRIPTION OF THE BUSINESS
Qualtrics International Inc. (“Qualtrics” or “the Company”) was incorporated in the state of Delaware in September 2014. Qualtrics has built the first experience management platform (“XM Platform”) to manage customer, employee, product, and brand experiences. The Company sells subscriptions to its XM Platform and provides professional services primarily consisting of research services, implementation services, and engineering services.
2.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation and Principles of Consolidation
On January 23, 2019, SAP SE (“SAP”) acquired all outstanding shares of Qualtrics International Inc. for approximately $8.0 billion in cash and push down accounting was not elected to be used at the time of acquisition (the “SAP Acquisition”). Since the SAP Acquisition, the operations of Qualtrics have been included in SAP’s consolidated financial statements. Qualtrics continues to operate as separate legal entities and will continue to be presented as a separate segment within SAP’s consolidated financial statements. Certain contracts for Qualtrics products are legally owned by SAP entities and the related revenues, expenses, assets and liabilities will remain with SAP. Qualtrics receives a royalty charge from SAP for these arrangements.
The financial statements have been derived from the consolidated financial statements and accounting records of SAP using the historical results of operations and historical basis of assets and liabilities for Qualtrics and its wholly owned subsidiaries. All intercompany transactions and balances of Qualtrics and its wholly owned subsidiaries have been eliminated in consolidation. Since the SAP Acquisition, Qualtrics has functioned as part of the larger group of companies controlled by SAP. However, due to the relative short period since the SAP Acquisition, Qualtrics largely continued to operate as a standalone operation and had not yet been fully integrated into the SAP group of companies, with limited use of corporate overhead functions. For that reason, it was not required to carve out or carve in any material assets or liabilities on the balance sheet. Additionally, due to the limited integration efforts, Qualtrics’ benefit from direct or indirect corporate overhead functions such as human resources, marketing, accounting or legal were also limited. Any allocated expenses from SAP were included in the financial statements. Certain other costs incurred by SAP for the direct benefit of Qualtrics, such as payroll services, have been directly charged to Qualtrics and included in Qualtrics’ financial statements. Services provided by the SAP entities for Qualtrics are recorded in the Qualtrics legal entities.
Management believes the assumptions underlying the financial statements and the above allocations are reasonable. However, the financial statements included herein may not necessarily reflect results of operations, financial position and cash flows as if Qualtrics had operated as a standalone company during all periods presented. Accordingly, historical results of Qualtrics should not be relied upon as an indicator of the future performance of Qualtrics.
2018 Stock Split
On October 24, 2018, the Company amended its restated certificate of incorporation to effect a two-for-one reverse stock split of its common stock and redeemable convertible preferred stock. On the effective date of the reverse stock split, (1) each two shares of outstanding redeemable convertible preferred stock and common stock were reduced to one share of redeemable convertible preferred stock and common stock, respectively; (2) the number of shares of common stock issuable under each outstanding option to purchase common stock and issuable upon vesting under each restricted stock unit was proportionately reduced on a two-for-one basis; (3) the exercise price of each outstanding option to purchase common stock was proportionately increased on a two-for-one basis; and (4) corresponding adjustments in the per share conversion prices, dividend rates, and liquidation preferences of the redeemable convertible preferred stock were made. The impact of the stock split has been retroactively applied to the Company’s financial statements.

2019 Merger and Capital Restructuring Pursuant to Reorganization
On January 23, 2019, with the completion of the SAP Acquisition of the Company by a subsidiary of SAP (“Merger”), Merger was merged with and into Qualtrics International Inc. As a result of these and other transactions (collectively referred to herein as the “Reorganization”), the separate corporate existence of Merger ceased, and the Company continues as the surviving corporation. In connection with the Reorganization, all 187,849,989 shares of redeemable convertible preferred stock and common stock of the Company are no longer outstanding. The 423,170,610 shares of common stock of Merger became newly issued and outstanding shares of the surviving corporation. Share and per share information referenced throughout the consolidated financial statements and notes to the consolidated financial statements for the period ended December 31, 2019 have been adjusted to reflect the decreased number of shares outstanding. Due to the impact of the Reorganization, the Company’s capital structure for the year ended December 31, 2018 is not comparable with the Company’s capital structure after the Reorganization. As a result, the presentation of net loss per share for the period prior to such transaction is not meaningful and only net loss per share for periods subsequent to the Reorganization are presented herein.
2020 Stock Split and Capital Reorganization
On December 21, 2020, the Company amended its restated certificate of incorporation to create new classes of preferred stock, Class A and Class B common stock. The Company’s previously outstanding shares of common stock issued on January 23, 2019, were converted into shares of Class B common stock. SAP holds all of the shares of the new Class B common stock. The ownership rights of Class A and Class B common stockholders are the same except with respect to voting, the election of directors, conversion, and certain actions that require the consent of holders of Class B and other protective provisions. See Note 19 for further details related to the terms and conditions of the new equity of the Company. The amended and restated certificate of incorporation effectuated a 4,231,706.1-for-one stock split of the new Class B common stock. The capitalization of the Company, including all share and per share data has been retroactively adjusted back to January, 23, 2019, the date of the SAP acquisition, to reflect the recapitalization. As discussed in the 2019 Merger and Capital Restructuring Pursuant to Reorganization note above, the historical capital structure prior to January 23, 2019 is not comparable to the capital structure after the acquisition by SAP and therefore the historical capital structure is not retroactively adjusted as the presentation would not be meaningful. To retroactively adjust the consolidated statements of redeemable convertible preferred stock and stockholders’ equity (deficit), the stock split is reflected as an adjustment of the capital restructuring pursuant to reorganization that occurred in 2019 of the new Class B shares issued and outstanding of 423,170,610, net of the historical Class B shares that were acquired by SAP.
Unaudited interim consolidated financial statements
The accompanying interim consolidated balance sheet as of September 30, 2020, the consolidated statements of operations, comprehensive loss, and cash flows for the nine months ended September 30, 2019 and 2020, and the consolidated statement of redeemable convertible preferred stock and stockholders’ deficit for the nine months ended September 30, 2020 and the related footnote disclosures are unaudited. These unaudited interim consolidated financial statements have been prepared in accordance with U.S. Generally Accepted Accounting Principles (GAAP). The interim consolidated financial statements are presented in accordance with the rules and regulations of the U.S. Securities and Exchange Commission and do not include all disclosures normally required in annual consolidated financial statements prepared in accordance with GAAP. In management’s opinion, the unaudited interim consolidated financial statements include all adjustments necessary to state fairly our financial position as of September 30, 2020, and the results of operations and cash flows for the nine months ended September 30, 2019 and 2020. The financial data and the other information disclosed in these notes are unaudited. The results for the nine months ended September 30, 2020 are not necessarily indicative of the operating results expected for the full fiscal 2020 year or any future period.
Use of Estimates
The preparation of financial statements in conformity with U.S. Generally Accepted Accounting Principles (“GAAP”) requires management to make certain estimates and assumptions. These estimates and assumptions affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the balance sheet date, as well as reported amounts of revenue and expenses during the reporting period. The Company’s most significant estimates and judgments involve revenue recognition with respect to the determination of the standalone selling prices for the Company’s services, deferred contract acquisition costs, the period of benefit generated from deferred contract acquisition costs, valuation of the Company’s equity and cash settled stock-based compensation, including the underlying deemed estimated fair value of the Company’s common stock, valuation of deferred income tax assets, uncertain tax positions, contingencies, goodwill and intangible assets, the determination of whether a contract contains a lease, determining the incremental borrowing rate for the calculation of the present value of lease liabilities and litigation. Actual results could differ from those estimates.
Segments
Operating segments are defined as components of an entity for which separate financial information is available and that is regularly reviewed by the Chief Operating Decision Maker (“CODM”) in deciding how to allocate resources to an individual segment and in assessing performance. The Company’s Chief Executive Officer is the CODM. The Company’s CODM reviews financial information presented on a consolidated basis for purposes of making operating decisions, allocating resources, and evaluating financial performance. As such, the Company has determined that it operates in one operating and one reportable segment.
Foreign Currency Transactions
The assets and liabilities of the Company’s foreign subsidiaries are translated from their respective functional currencies into U.S. dollars at the rates in effect at the balance sheet date and revenue and expense amounts are translated at the average exchange rate for the period. Foreign currency translation gains and losses are recorded in other comprehensive loss. Exchange rate differences resulting from translation adjustments are accounted for as a component of accumulated other comprehensive loss.
Gains and losses, whether realized or unrealized, from foreign currency transactions (those transactions denominated in currencies other than the entities’ functional currency) are included in other income (expense), net. The Company recorded $1.1 million in net foreign currency transaction losses in the year ended December 31, 2018, and $0.9 million in net foreign currency transaction losses in the year ended December 31, 2019. The Company recorded $1.0 million in net foreign currency transaction losses and $0.5 million in net foreign currency transaction gains for the nine months ended September 30, 2019 and 2020 (unaudited), respectively.
Revenue Recognition
The Company recognizes revenue from its service/product lines when control is transferred to its customers, in an amount that reflects the consideration the Company expects to be entitled to in exchange for the services. Sales and other taxes collected from customers to be remitted to government authorities are excluded from revenue. In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606) and Subtopic 340-40, Other Assets and Deferred Costs—Contracts with Customers (Subtopic 340-40). The Company accounts for revenue contracts with customers by applying the requirements of Topic 606, which includes the following steps:
•Identification of the contract, or contracts, with a customer
•Identification of the performance obligations in a contract
•Determination of the transaction price
•Allocation of the transaction price to the performance obligations in the contract
•Recognition of revenue when, or as, performance obligations are satisfied

Classes of Revenue
The Company derives revenue from two service/product lines:
Subscription Revenue
The Company generates revenue primarily from sales of subscriptions to access its XM Platform, together with related support services to its customers. Arrangements with customers do not provide the customer with the right to take possession of the software operating the XM Platform at any time. Instead, customers are granted continuous access to the XM Platform over the contractual period.
The Company’s subscription contracts generally have annual contractual terms while some have multi-year contractual terms. The Company generally bills annually in advance with net 30 payment terms. The Company’s agreements generally cannot be canceled with refund.
Professional Services and Other Revenue
Professional services and other revenue mainly includes two types of services: research services and professional services. Research services is a solution provided to existing subscription customers with arrangements, which are distinct from subscription revenue services. In addition, the Company provides professional services associated with new and expanding customers requesting implementation, integration services, and other ancillary services. These services are distinct from subscription revenue services.
Identification of a Contract
For accounting purposes, we treat multiple contracts entered into with the same customer as a single contract if they are entered into at or near the same time and are economically interrelated. We do not combine contracts with closing days more than three months apart because we do not consider them being entered into near the same time. Judgment is required in evaluating whether various contracts are interrelated, which includes considerations as to whether they were negotiated as a package with a single commercial objective, whether the amount of consideration on one contract is dependent on the performance of the other contract, or if some or all goods in the contracts are a single performance obligation.
New arrangements with existing customers can be either a new contract or the modification of prior contracts with the customer. Our respective judgment in making this determination considers whether there is a connection between the new arrangement and the pre-existing contracts, whether the goods and services under the new arrangement are highly interrelated with the goods and services sold under prior contracts, and how the goods and services under the new arrangement are priced. In determining whether a change in transaction price represents a contract modification or a change in variable consideration, we examine whether the change in price results from changing the contract or from applying unchanged existing contract provisions.
Identification of Performance Obligations
Some contracts with customers contain multiple performance obligations. For these contracts, the Company accounts for individual performance obligations separately, if they are distinct. Typically, the products and services outlined in the Classes of Revenue section qualify as separate performance obligations and the portion of the contractual fee allocated to them is recognized separately. Judgment is required, however, in determining whether a good or service is considered a separate performance obligation. In particular for our professional services and implementation activities, judgment is required to evaluate whether such services significantly integrate, customize, or modify the subscription service to which they relate. In this context, we consider the nature of the services and their volume relative to the volume of the subscription service to which they relate. In general, the implementation services for our subscription services go beyond pure setup activities and qualify as separate performance obligations. Non-distinct goods and services are combined into one distinct bundle of goods and services (combined performance obligation).
In rare instances, customers have the option to purchase additional subscription and support services at a stated price. These options generally do not provide a material right as they are priced at standalone selling price, or SSP.

We apply judgment in determining whether such options provide a material right to the customer that the customer would not receive without entering into that contract (material right options). In this judgment, we consider, for example, whether the options entitle the customer to a discount that exceeds the discount granted for the respective goods or services sold together with the option.
Determination of Transaction Price
We apply judgment in determining the amount to which we expect to be entitled in exchange for transferring promised goods or services to a customer. This includes estimates as to whether and to what extent subsequent concessions or payments may be granted to customers and whether the customer is expected to pay the contractual fees. In this judgment, we consider our history both with the respective customer and more broadly.
If the Company’s services do not meet certain service level commitments, certain customers are entitled to receive service credits, and in certain cases, refunds, each representing a form of variable consideration. Historically, the Company has not experienced any significant incidents affecting the defined levels of reliability and performance as required by its subscription contracts. Accordingly, any estimated refunds related to these agreements in the consolidated financial statements is not material during the periods presented.
The Company applied the practical expedient in Topic 606 and did not evaluate contracts of one year or less for the existence of a significant financing component. The Company determined that no significant financing component existed on its multi-year contracts, as these contracts were structured for purposes other than obtaining financing from customers. Additionally, prices are generally fixed at contract inception; therefore, the Company’s contracts do not contain a significant amount of variable consideration.
Allocation of transaction price
The transaction price is allocated to the separate performance obligations on a relative standalone selling price basis. The Company determines standalone selling prices considering market conditions and based on overall pricing objectives such as observable standalone selling prices, and other factors, including the value of contracts, types of services sold, customer demographics, and the number and types of users within such contracts. We have established a hierarchy to identify the standalone selling prices that we use to allocate the transaction price of a customer contract to the performance obligations in the contract:
•Where standalone selling prices for an offering are observable and reasonably consistent across customers (that is, not highly variable), our standalone selling price estimates are derived from our respective pricing history.
•Where sales prices for an offering are not directly observable or highly variable across customers, we use estimation techniques. For renewable offerings with highly variable pricing across customers, these techniques consider the individual contract’s expected renewal price as far as this price is substantive. Typically, our subscription offerings follow this approach. For our professional and other services, these estimations typically follow a cost-plus-margin approach.
Judgment is required when estimating standalone selling prices. To judge whether the historical pricing of our goods and services is highly variable, we have established thresholds of pricing variability. For judging whether contractual renewal prices are substantive, we have established floor prices that we use as standalone selling prices whenever the contractual renewal prices are below these floor prices. In judging whether contracts are expected to renew at their contractual renewal prices, we rely on our respective renewal history. We review the standalone selling prices periodically or whenever facts and circumstances change to ensure the most objective input parameters available are used.
Recognition of Revenue
Access to our XM Platform represents a series of distinct services as the Company continually provides access to and fulfills its obligation to the end customer over the subscription term. The series of distinct services represents a single performance obligation that is satisfied over time. Accordingly, the fixed consideration related to subscription revenue is generally recognized on a straight-line basis over the contract term, beginning on the date that the service is made available to the customer.
Revenue from professional services and other revenue related to research services is recognized upon completion because completion and delivery of the results is considered a separate performance obligation satisfied at a point in time. Revenue from professional services and other revenue related to customized software coding is recognized upon completion, because the customer consumes the intended benefit and assumes control upon final completion of the custom coding. Revenue from professional services and other revenue related to implementation and other ancillary services is recognized as the services are performed, because the customer consumes the benefit as the services are provided.
Judgment is required to determine whether revenue is to be recognized at a point in time or over time. For performance obligations satisfied over time, we need to measure progress using the method that best reflects Qualtrics’ performance.
All judgments and estimates mentioned above can significantly impact the timing and amount of revenue to be recognized.
Contract Balances
The Company bills in advance for annual contracts, and at times enters into non-cancelable multi-year deals. Non-cancelable multi-year deals typically include price escalations each year. The Company recognizes revenue on a straight-line basis over the non-cancelable term and accounts for the difference between straight-line revenue and annual invoice amounts as a contract asset. The current and noncurrent portion of contract assets included in prepaid and other current assets and other assets as of December 31, 2018 were $0.4 million and $1.6 million, respectively. The current and noncurrent portion of contract assets included in prepaid and other current assets and other assets as of December 31, 2019 were $3.7 million and $2.4 million, respectively. The increase in contract assets is due to a higher number of multi-year deals in 2019 compared to 2018. The current and noncurrent portion of contract assets included in prepaid and other current assets and other assets as of September 30, 2020 (unaudited) were $7.7 million and $5.8 million, respectively.
The Company records contract liabilities to deferred revenue when cash payments are received or due in advance of performance. Deferred revenue primarily relates to the advance consideration received from the customer prior to the related performance obligation being fulfilled. In certain circumstances we receive consideration from customers in advance of a specific service being identified. Total consideration received in advance of a specific service being identified totaled $19.6 million and $26.4 million as of December 31, 2018 and 2019, respectively. Total consideration received in advance of a specific service being identified totaled $21.6 million and $31.1 million as of September 30, 2019 and 2020 (unaudited), respectively. The following table shows the amount of revenue included in prior period deferred revenue for each of the Company’s revenue generating solutions:

	Year Ended December 31,		Nine Months Ended September 30,
in thousands	2018	2019	2019	2020
			(unaudited)
Subscription revenue:
Revenue included in prior period deferred revenue	$160,449	$233,811	$206,402	$283,837
Revenue generated from same period billings	135,079	196,227	103,160	131,163
Total subscription revenue	$295,528	$430,038	$309,562	$415,000
Professional services and other revenue:
Revenue included in prior period deferred revenue	$3,758	$43,539	$33,143	$32,108
Revenue generated from same period billings	102,622	117,578	75,643	102,848
Total professional services and other revenue	$106,380	$161,117	$108,786	$134,956

Remaining Performance Obligations
Remaining performance obligations represent the amount of contracted future revenue that has not yet been recognized, including both deferred revenue and non-cancelable contracted amounts that will be invoiced and recognized as revenue in future periods. Amounts of a customer contract’s transaction price that are allocated to the remaining performance obligations represent contracted revenue that has not yet been recognized. They include amounts recognized as contract liabilities and amounts that are contracted but not yet due. The future estimated revenue related to unsatisfied performance obligations as of December 31, 2018 was $370.9 million, of which approximately $303.3 million was recognized in 2019. The future estimated revenue related to unsatisfied performance obligations as of December 31, 2019 was $642.7 million, of which approximately $434.1 million is expected to be recognized as revenue over the next 12 months. The future estimated revenue related to unsatisfied performance obligations as of September 30, 2020 (unaudited) was $814.1 million, of which approximately $494.1 million is expected to be recognized as revenue over the next 12 months. This estimate is based on our best judgment, as it needs to consider estimates of possible future contract modifications. The amount of transaction price allocated to the remaining performance obligations, and changes in this amount over time, are impacted by, among others, currency fluctuations and the contract period of our cloud contracts remaining at the balance sheet date and thus by the timing of contract renewals.
Disaggregation of Revenue
The following table summarizes the revenue by region based on the shipping address of customers who have contracted to use our cloud platform:

	Year Ended December 31,		Nine Months Ended September 30,
in thousands	2018	2019	2019	2020
			(unaudited)
United States	$308,394	$438,052	$313,281	$395,813
International	93,514	153,103	105,067	154,143
Total revenue	$401,908	$591,155	$418,348	$549,956
No single country outside the United States accounted for 10% or more of revenue during the years ended December 31, 2018 and 2019, and the nine months ended September 30, 2019 and 2020 (unaudited).
Stock-Based Compensation, including cash settled
Equity Awards
The Company measures and recognizes compensation expense for stock-based payment equity awards, including restricted stock awards (“RSAs”), restricted stock units (“RSUs”), and stock options granted to employees and advisors, based on the grant date fair value of the awards. Awards that will be settled in cash are marked-to-market each quarter. The grant date fair value of stock options is estimated using a Black-Scholes option pricing model. The fair value of stock-based compensation for stock options is recognized on a straight-line basis over the period during which services are provided in exchange for the award. The grant date fair value of RSAs and RSUs is estimated based on the fair value of the underlying common stock. Awards which contain both service-based and performance conditions are recognized using the accelerated attribution method.
As discussed in detail in Note 13, the Company issues two types of RSAs, one-tier and two-tier. One-tier RSAs vests solely on a service-based condition. For these awards, the Company recognizes stock-based compensation expense on a straight-line basis over the vesting period. Two-tier RSAs contain both a service-based condition and performance condition, defined as the earlier of (i) an acquisition or change in control of the Company or (ii) upon the occurrence of an initial public offering by the Company. A change in control event and effective registration event are not deemed probable until consummated; accordingly, no expense is recorded related to two-tier RSAs until the performance condition becomes probable of occurring. Awards which contain both service-based and performance conditions are recognized using the accelerated attribution method once the performance condition is probable of occurring.

As discussed in detail in Note 13, all of the Company’s RSUs contain both a service-based condition and performance condition, defined as the earlier of (i) an acquisition or change in control of the Company or (ii) upon the occurrence of an initial public offering by the Company. A change in control event and effective registration event are not deemed probable until consummated; accordingly, no expense is recorded related to RSUs until the performance condition becomes probable of occurring. Awards which contain both service-based and performance conditions are recognized using the accelerated attribution method once the performance condition is probable of occurring.
With the SAP Acquisition, the performance condition of two-tier RSAs and RSUs was deemed to be met in January 2019.
In conjunction with the SAP Acquisition, under the terms of the acquisition agreement, unvested RSAs, RSUs, and options held by employees of Qualtrics were exchanged into liability-classified, stock-based awards to be settled in cash (“Qualtrics Rights”). Approximately $858 million of the purchase price related to RSAs, RSUs, and options that were to vest after the SAP Acquisition, contingent upon continued service from employees. The price realized by employees for these time-based awards is $35.00 per share, if the award was granted before January 1, 2018 or if the award was originally granted as an option; provided, that the fixed amount will be reduced by the original exercise price for any Qualtrics Rights that were originally granted as options. If the award was granted on or after January 1, 2018, the amount realized is $35.00 per share, adjusted for changes in the five-day average price of SAP stock for the period immediately preceding the close compared to SAP’s stock price on the vesting date.
In conjunction with the SAP Acquisition, the Founder Performance Grants described in Note 13 were cancelled. New Founder Grants were granted at the closing date that vest upon continuing employment over a two-year period from the closing date. Certain stock-based awards contained change in control provisions and vesting was accelerated upon close of the SAP Acquisition.
Cash Awards
The Company measures and recognizes compensation expense for stock-based payment cash awards based on the fair value of the awards each quarter until settlement. The fair value of stock-based compensation cash awards that vests solely on a service-based condition is recognized on a straight-line basis over the period during which services are provided in exchange for the award. The fair value is estimated based on the fair value of the underlying stock price or some are valued by $35.00. Awards which contain both service-based and performance conditions are recognized using the accelerated attribution method once the performance condition is probable of occurring.
The Company accounts for forfeitures as they occur; therefore, stock-based compensation expense has been calculated based on actual forfeitures in the Company’s consolidated statements of operations.
Net loss per Share Attributable to Common Stockholders
Basic net loss per share attributable to common stockholders is computed by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period. As there are no potentially dilutive securities, diluted earnings per share attributable to common stockholders has not been presented. For purposes of calculating earnings per share, the Company uses the two-class method. Because both classes share the same rights in dividends, basic and diluted earnings per share was the same for both classes.
Due to the impact of the SAP Acquisition of Qualtrics, the Company’s capital structure for the years ended December 31, 2018 and 2019 are not comparable. As a result, the presentation of net loss per share for the year ended prior to the transaction is not meaningful and only net loss per share for periods subsequent to the SAP Acquisition of Qualtrics are presented herein.
Unaudited pro forma per share data gives effect, in the weighted average shares used in the calculation, to the additional million shares of common stock, which, when multiplied by the assumed initial public offering price of $22.00 per share (the midpoint of the range set forth on the cover page of this prospectus), and after giving effect to a pro rata allocation of offering costs, would have been required to be issued to generate proceeds sufficient to pay the portion of the $ million dividend declared in that exceeded the most recent twelve months’ earnings.
Cost of Revenue
Cost of revenue includes expenses related to operating the Company’s cloud platform in data centers, depreciation of the Company’s data center equipment, the amortization of the Company’s capitalized internal-use software and acquired technology, and third-party vendor costs to fulfill contracts with customers. Cost of revenue also includes employee-related costs, including salaries, bonuses, equity and cash settled stock-based compensation expense, and employee benefit costs associated with the Company’s customer support, cloud operations, and delivery of professional services. Additionally, the Company makes allocations of certain overhead costs, primarily based on headcount.
Advertising and Promotional Expense
Advertising and promotional expenses are expensed as incurred. Advertising and promotional expenses for the years ended December 31, 2018 and 2019 were $2.3 million and $3.2 million, respectively. Advertising and promotional expenses for the nine months ended September 30, 2019 and 2020 (unaudited) were $2.1 million and $2.3 million, respectively.
Cash and cash equivalents
Cash and cash equivalents consist of cash on hand and highly liquid investments with original maturities of three months or less from the date of purchase. The Company maintains cash and cash equivalents at financial institutions, which at times may not be federally insured or may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risks on such accounts. Cash and cash equivalents are recorded at cost, which approximates fair value.
Accounts Receivable and Allowances
Accounts receivable are recorded at the invoiced amount, net of allowances. Accounts receivable are typically due within 30 days from the date of invoice. Customer balances outstanding longer than the contractual payment terms are considered past due.
In the event of lack of payment due to a bankruptcy or other credit-related issues of a customer, the Company writes off the related accounts receivable with a charge to bad debt expense in the consolidated statements of comprehensive loss. Bad debt expense was not material in the years ended December 31, 2018 and 2019, or for the nine months ended September 30, 2019 and 2020 (unaudited).
In the event of lack of payment from a customer for issues unrelated to credit risk, the Company cancels the customer’s subscription access or service and writes off the corresponding accounts receivable with reductions to revenue and deferred revenue. Write-offs to revenue and deferred revenue from cancellations are based upon the composition of revenue recognized and deferred revenue remaining at the time of cancellation.
The Company’s allowances were $9.8 million, $12.0 million, and $14.7 million as of December 31, 2018 and 2019, and September 30, 2020 (unaudited), respectively. During 2018, $0.5 million of net additions was charged to revenue and $4.0 million of net additions was charged to deferred revenue. During 2019, $1.1 million of net additions was charged to revenue and $1.1 million of net additions was charged to deferred revenue. During the nine months ended September 30, 2020 (unaudited), $0.7 million of net additions was charged to revenue and $2.0 million of net additions was charged to deferred revenue.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to a concentration of credit risk consist of cash, cash equivalents, and accounts receivable. The Company performs credit evaluations of its customers’ financial condition and, generally, requires no collateral from its customers. No customer accounted for more than 10% of accounts receivable at December 31, 2018 and 2019, and September 30, 2020 (unaudited). No single customer accounted for

10% or more of total revenue during the years ended December 31, 2018 and 2019, and the nine months ended September 30, 2019 and 2020 (unaudited).
Deferred Contract Acquisition Costs, net
Deferred contract acquisition costs, net is stated at gross deferred contract acquisition costs less accumulated amortization. Sales commissions and related payroll taxes for initial SaaS subscription contracts earned by the Company’s sales force are considered to be incremental and recoverable costs of obtaining a contract with a customer. As a result, these amounts have been capitalized as deferred contract acquisition costs on the consolidated balance sheets. The Company deferred incremental costs of obtaining a contract of $27.1 million, $47.7 million, $34.7 million, and $63.3 million during the years ended December 31, 2018 and 2019, and the nine months ended September 30, 2019 and 2020 (unaudited), respectively.
Sales commissions for renewal contracts are not considered commensurate with the commissions paid for the acquisition of an initial SaaS subscription contract, given the substantive difference in commission rates in proportion to their respective contract values. After the conclusion of the initial contract period, commissions paid on subsequent renewals are commensurate year after year. As such, the Company expenses renewal commissions as incurred.
Deferred contract acquisition costs are amortized over an estimated period of benefit of five years. The period of benefit was estimated by considering factors such as estimated average customer life, the rate of technological change in the subscription service, and the impact of competition in its industry. As the Company’s average customer life significantly exceeded the rate of change in its technology, the Company concluded that the rate of change in the technology underlying the Company’s subscription service was the most significant factor in determining the period of benefit for which the asset relates. In evaluating the rate of change in the technology, the Company considered the competition in the industry, its commitment to continuous innovation, and the frequency of product, platform, and technology updates. The Company determined that the impact of competition in the industry is reflected in the period of benefit through the rate of technological change.
Amortization of deferred contract acquisition costs were $13.4 million and $19.5 million for the years ended December 31, 2018 and 2019, respectively, and $13.9 million and $22.4 million for the nine months ended September 30, 2019 and 2020 (unaudited), respectively. Amortization of deferred contract acquisition costs are included in sales and marketing expense in the accompanying consolidated statements of operations. There was no impairment loss in relation to the deferred costs for any period presented.
Property and Equipment, net
Property and equipment, net is stated at cost less accumulated depreciation. Depreciation is computed on a straight-line basis over the estimated asset lives. Routine maintenance and repairs are charged to expense when incurred. Expenditures that materially increase values, change capacities, or extend the useful lives of the respective assets are capitalized. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in operations. The estimated useful lives by asset classification are generally as follows:

Computer equipment	3-5 years
Furniture and fixtures	5-10 years
Server equipment	5 years
Vehicles	3 years
Internal-use software	2 years
Buildings	25 years
Leasehold improvements	Lesser of useful life or remaining lease term
Property and equipment subject to depreciation is reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If indicators of impairment exist, recoverability of assets to be held and used is measured by a comparison of the carrying amount of the asset to the estimated undiscounted future cash flows expected to be generated by the asset.
If the carrying amount of an asset exceeds its estimated undiscounted future cash flows, an impairment charge is recognized for the amount by which the carrying amount of the asset exceeds the fair value of the asset. There was no impairment of property and equipment during the years ended December 31, 2018 and 2019, and the nine months ended September 30, 2019 and 2020 (unaudited).
The following table sets forth property and equipment by geographic area:

	As of December 31,		As of September 30,
in thousands	2018	2019	2020
			(unaudited)
United States	$32,702	$46,361	$84,194
International	5,480	4,706	7,843
Total property and equipment, net	$38,182	$51,067	$92,037
No single country outside the United States had a property and equipment balance greater than 10% of total property and equipment, net, as of December 31, 2018 and 2019, and September 30, 2020 (unaudited).
Leases
As of January 1, 2019, the Company adopted the lease accounting requirements of Topic 842 using the modified retrospective transition approach. Under Topic 842, the Company determines if an arrangement is a lease at inception, and leases are classified at commencement as either operating or finance leases. As of December 31, 2019 and September 30, 2020 (unaudited), the Company had no finance leases.
Right-of-use (“ROU”) assets and lease liabilities are recognized at commencement based on the present value of the minimum lease payments over the lease term. The Company utilizes certain practical expedients and policy elections available under Topic 842. Leases with a one-year term or less are not recognized on the balance sheet. Additionally, the Company has elected to combine non-lease components with lease components for the purposes of calculating the ROU asset and liabilities, to the extent they are fixed. Non-lease components that are not fixed are expensed as incurred as variable lease costs. The Company uses the incremental borrowing rate based on information available at the commencement date in determining the present value of future lease payments. The rate is an estimate of the collateralized borrowing rate the Company would incur on future lease payments over a similar term.
The Company leases facilities under non-cancelable operating lease agreements. Certain of the operating lease agreements contain rent concessions and rent escalations which are included in the present value calculation of minimum lease payments. Topic 842 requires that operating leases recognize expense on a straight-line basis over the lease term. The lease term begins on the date the Company has the right to use the leased property. Lease terms may include options to extend or terminate the lease. These options are included in the ROU asset and lease liability when it is reasonably certain that the option will be exercised. The Company’s lease agreements do not contain residual value guarantees or covenants.
As of December 31, 2018, the Company had recorded $2.9 million in property and equipment, net, and other liabilities relating to a build-to-suit facility lease arrangement in Dublin, Ireland. In accordance with Topic 842, this has been derecognized. This new Dublin lease will not be recognized until the Company has the right to use the facility in 2021.
Prior to the January 1, 2019 adoption of Topic 842, ROU assets and lease liabilities were not recognized for operating leases. Rent concessions and rent escalation provisions were considered in determining the straight-line rent expense to be recorded over the lease term.

Internal-use Software
The Company capitalizes certain development costs incurred in connection with its internal-use software. These capitalized costs are primarily related to the software platforms that are hosted by the Company and accessed by its customers on a subscription basis. Costs incurred in the preliminary stages of development are expensed as incurred as research and development costs. Once an application has reached the development stage, internal and external costs, if direct and incremental, are capitalized until the software is substantially complete and ready for its intended use. The Company also capitalizes costs related to specific upgrades and enhancements when it is probable the expenditures will result in additional functionality. Capitalized costs are recorded as part of property and equipment. Maintenance and training costs are expensed as incurred. Internal-use software is amortized on a straight-line basis over its estimated useful life of 24 months. The Company recognized amortization expenses of $8.5 million, $11.0 million, $8.0 million, and $9.3 million related to capitalized internal-use software for the years ended December 31, 2018 and 2019, and the nine months ended September 30, 2019 and 2020 (unaudited), respectively, within cost of subscription revenue.
Business Combinations
The Company uses best estimates and assumptions to assign fair values to the tangible and intangible assets acquired and liabilities assumed in business combinations as of the acquisition date. These estimates are inherently uncertain and subject to refinement. During the measurement period, which may be up to one year from the acquisition date, adjustments to the fair value of these tangible and intangible assets acquired and liabilities assumed may be recorded, with the corresponding offset to goodwill. Upon the conclusion of the measurement period or final determination of the fair value of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded to the Company’s consolidated statements of comprehensive loss.
Goodwill and Other Intangible Assets
The Company records goodwill when consideration paid in a purchase acquisition exceeds the fair value of the net tangible assets and the identified intangible assets acquired. Goodwill is not amortized, but rather is tested for impairment annually or more frequently if facts and circumstances warrant a review. The Company has determined that there is a single reporting unit for the purpose of goodwill impairment tests, which are performed annually on October 1st or more frequently if certain indicators are present. For purposes of assessing the impairment of goodwill, the Company annually estimates the fair value of the reporting unit and compares this amount to the carrying value of the reporting unit. If the Company determines that the carrying value of the reporting unit exceeds its fair value, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds its fair value. There was no impairment of goodwill for the years ended December 31, 2018 and 2019.
Other intangible assets, consisting of developed technology, customer relationships, tradenames, purchased license agreements, developed content, and purchased patents, are stated at cost less accumulated amortization. All other intangible assets have been determined to have definite lives and are amortized on a straight-line basis over their estimated remaining economic lives. Developed technology is amortized over 5 to 6 years to cost of subscription revenue and had a weighted average remaining amortization period of 2.2 years as of September 30, 2020 (unaudited). Customer relationships are amortized over 1 to 9 years to sales and marketing expense and had a weighted average remaining amortization period of 6.3 years as of September 30, 2020 (unaudited). Tradenames are amortized over 5 years to general and administrative expense, with a weighted average remaining amortization period of 2.5 years as of September 30, 2020 (unaudited). Purchased license agreements are determined to have definite lives and are amortized over 4 years to cost of subscription revenue, with a weighted average remaining amortization period of 1.6 years as of September 30, 2020 (unaudited). Amortization expense related to the license agreements is included in cost of subscription revenue. Developed content is amortized over 4 years and included in cost of subscription revenue, with a weighted average remaining amortization period of 2.0 years as of September 30, 2020 (unaudited). Purchased patents are amortized over useful lives ranging from 9 to 16 years to general and administrative expense. The patents’ weighted average remaining amortization period is 8.0 years as of September 30, 2020 (unaudited). Amortization expense related to the patents is included in general and administrative expense.

Income Taxes
Income taxes as presented in the consolidated financial statements of Qualtrics attribute current and deferred income taxes of SAP to the Company’s standalone financial statements in a manner that is systematic, rational and consistent with the asset and liability method prescribed by FASB ASC Topic 740: Income Taxes (“ASC 740”). Accordingly, the Company’s income tax provision was prepared following the separate return method. The separate return method applies ASC 740 to the standalone financial statements of each member of the consolidated group as if the group members were a separate taxpayer and a standalone enterprise. As a result, actual transactions included in the consolidated financial statements of SAP may not be included in the separate consolidated financial statements of the Company. Similarly, the tax treatment of certain items reflected in the consolidated financial statements of the Company may not be reflected in the consolidated financial statements and tax returns of SAP. Therefore, such items as net operating losses, credit carry-forwards and valuation allowances may exist in the standalone financial statements that may or may not exist in SAP’s consolidated financial statements. As such, the income taxes of the Company as presented in these consolidated financial statements may not be indicative of the income taxes that the Company will generate in the future.
Certain operations of Qualtrics have historically been included in a consolidated return with other SAP entities. Current obligations for taxes in certain jurisdictions, where the Company files a consolidated tax return with SAP, are deemed settled with SAP for purposes of these consolidated financial statements. Current obligations for tax in jurisdictions where the Company does not file a consolidated return with SAP, including certain foreign and domestic jurisdictions, are recorded as accrued liabilities.
Deferred income tax balances reflect the effects of temporary differences between the financial reporting and tax bases of the Company’s assets and liabilities using enacted tax rates expected to apply when taxes are actually paid or recovered. In addition, deferred tax assets are recorded for net operating loss (“NOL”) and credit carryforwards.
A valuation allowance is provided against deferred tax assets unless it is more likely than not that they will be realized based on all available positive and negative evidence. Such evidence includes, but is not limited to, recent cumulative earnings or losses, expectations of future taxable income by taxing jurisdiction, and the carry-forward periods available for the utilization of deferred tax assets.
The Company uses a two-step approach to recognizing and measuring uncertain income tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit. The second step is to measure the tax benefit as the largest amount, which is more than 50% likely of being realized upon ultimate settlement. The Company recognizes interest and penalties related to unrecognized tax benefits as a component of pre-tax book income or loss. Significant judgment is required to evaluate uncertain tax positions.
Although the Company believes that it has adequately reserved for its uncertain tax positions, it can provide no assurance that the final tax outcome of these matters will not be materially different. The Company evaluates its uncertain tax positions on a regular basis and evaluations are based on a number of factors, including changes in facts and circumstances, changes in tax law, such as the Tax Act, correspondence with tax authorities during the course of an audit, and effective settlement of audit issues.
To the extent that the final tax outcome of these matters is different than the amounts recorded, such differences will affect the provision for income taxes in the period in which such determination is made and could have a material impact on the Company’s financial condition and results of operations.
Fair Value Measurement
The Company applies fair value accounting for all financial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a recurring basis. The Company defines fair value as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining fair value measurements for assets and liabilities, the Company considers the principal or most advantageous market in which it would transact and the market-based risk measurements or assumptions that market participants would use in pricing the asset or liability, such as risks inherent in valuation techniques, transfer restrictions, and credit risk. Fair value is estimated by applying the following hierarchy, which prioritizes the inputs used to measure fair value into three levels and bases the categorization within the hierarchy upon the lowest level of input that is available and significant to the fair value measurement:
•Level 1 — Quoted prices in active markets for identical assets or liabilities.
•Level 2 — Observable inputs other than quoted prices in active markets for identical assets and liabilities, quoted prices for identical or similar assets or liabilities in inactive markets, or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
•Level 3 — Inputs that are generally unobservable and typically reflect management’s estimate of assumptions that market participants would use in pricing the asset or liability.
Warranty and Indemnification
The Company includes service level commitments to its customers warranting certain levels of uptime reliability and performance and permitting those customers to receive credits in the event that the Company fails to meet those levels. To date, the Company has not incurred any material costs related to such commitments.
The Company’s contracts include provisions indemnifying customers against liabilities if its products infringe a third-party’s intellectual property rights. The Company has not incurred any costs as a result of such indemnification and has not accrued any liabilities related to such obligations in the accompanying consolidated financial statements.
Recently adopted accounting pronouncements
In November 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-18, Statement of Cash Flows, Restricted Cash (Topic 230), which amends the guidance in Accounting Standards Codification (“ASC”) Topic 230, Statement of Cash Flows, and requires that entities show the changes in total of cash, cash equivalents, restricted cash, and restricted cash equivalents in the statements of cash flows. As a result, entities will no longer present transfers between cash and cash equivalents and restricted cash and restricted cash equivalents in the statement of cash flows. ASU No. 2016-18 is effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019, and is applied retrospectively when adopted. The Company adopted this standard as of January 1, 2018. The adoption of the guidance did not have a material effect on the consolidated financial statements.
In May 2017, the FASB issued ASU No. 2017-09, Compensation-Stock Compensation (Topic 718): Scope of Modification Accounting, which amends the guidance in ASC Topic 718. The standard provides clarity and reduces the cost and complexity when applying the guidance in ASC Topic 718 to a change to the terms or conditions of a share-based payment award. ASU No. 2017-09 is effective for fiscal years beginning after December 15, 2017, and interim periods within those years, with early adoption permitted. The Company adopted this standard as of January 1, 2018. The adoption of the guidance did not have an impact on the consolidated financial statements.
In February 2016, the FASB issued ASU 2016-2 Leases (“Topic 842”). The standard requires the recognition of a liability for lease obligations and a corresponding ROU asset on the balance sheet, and disclosure of certain information regarding leasing arrangements. The Company adopted this standard effective January 1, 2019 using the transitional provision of ASU 2018-11, “Leases (Topic 842) Targeted Improvements,” which allows for the adoption of Topic 842 at the beginning of the fiscal year of adoption. Prior periods were not restated. The Company elected to apply practical expedients upon transition to this standard, which allowed the Company to not reassess lease classification, treatment of initial direct costs, or whether an existing or expired contract contained a lease. The practical expedient to exclude leases with a term of less than twelve months was also elected.
Under adoption of Topic 842, leases previously classified as operating leases are now reported on the balance sheet. The Company recognized operating leases related ROU assets of $52.6 million and lease liabilities of $55.8 million as of January 1, 2019. In addition, the $2.9 million build-to-suit asset and related liability previously recorded as of December 31, 2018 was derecognized. The new guidance does not require recognition until control has been established. Because there are no finance leases, the updated standard did not have a material impact on the consolidated statements of income or cash provided by operating activities.
In June 2018, the FASB issued ASU 2018-07, Improvements to Nonemployee Share-Based Payment Accounting. ASU 2018-07 simplifies the accounting for share-based payments to nonemployees by aligning it with the accounting for share-based payments to employees, with certain exceptions. The new standard is effective for fiscal years beginning after December 15, 2018, and interim periods within those annual periods. Early adoption is permitted. The adoption of this standard in 2019 did not have a material impact on the consolidated financial statements.
Recently Issued Accounting Pronouncements Not Yet Adopted
In June 2016, the FASB issued ASU 2016-13, Financial Instruments-Credit Losses. The update requires measurement and recognition of expected credit losses for financial assets held at amortized cost, including accounts receivable. ASU 2016-13 was amended in November 2018 by ASU 2018-19, Codification Improvements to Topic 326, Financial Instruments—Credit Losses, and again in April 2019 by ASU 2019-04, Codification Improvements to Topic 326, Financial Instruments—Credit Losses, Topic 815, Derivatives and Hedging, and Topic 825, Financial Instruments, and in May 2019 by ASU 2019-05, Financial Instruments—Credit Losses (Topic 326): Targeted Transition Relief. ASU 2016-13, as amended, is effective for annual reporting periods of emerging growth companies beginning after December 15, 2022, including interim periods within those fiscal years. Adoption of the standard will be applied using a modified retrospective approach with a cumulative-effect adjustment to retained earnings. The Company is currently evaluating the impact on its consolidated financial statements and cannot reasonably estimate the impact on its financial statements at this time.
In December 2019, the FASB issued ASU 2019-12, Income Taxes: Simplifying the Accounting for Income Taxes. The new standard intended to simplify the accounting for income taxes by eliminating certain exceptions related to the approach for intraperiod tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. The new guidance also simplifies aspects of the accounting for franchise taxes and enacted changes in tax laws or rates and clarifies the accounting for transactions that result in a step-up in the tax basis of goodwill. The standard is effective for annual periods of emerging growth companies beginning after December 15, 2021 and interim periods within fiscal years beginning after December 15, 2022, with early adoption permitted. Adoption of the standard requires certain changes to primarily be made prospectively, with some changes to be made retrospectively. We are currently assessing the impact of this standard on our financial condition and results of operations.
3.CASH AND CASH EQUIVALENTS
Cash and cash equivalents consisted of the following:

	As of December 31,		As of September 30,
in thousands	2018	2019	2020
			(unaudited)
Cash	$28,769	$42,247	$87,451
Money market mutual funds	86,674	220	49
Total cash and cash equivalents	$115,443	$42,467	$87,500
4.FAIR VALUE MEASUREMENTS
The Company’s cash equivalents with regards to the money market mutual funds are classified within Level 1 of the fair value hierarchy. See Note 2, “Summary of Significant Accounting Policies” for additional details.

5.PROPERTY AND EQUIPMENT, NET
Property and equipment, net consisted of the following:

	As of December 31,		As of September 30,
in thousands	2018	2019	2020
			(unaudited)
Internal-use software	$19,394	$23,365	$24,918
Server equipment	13,805	21,995	25,373
Leasehold improvements	12,974	16,539	23,252
Computer equipment	6,825	9,073	13,680
Buildings	8,615	8,216	8,216
Furniture and fixtures	1,411	2,214	2,266
Software	222	222	222
Construction in progress	—	348	34,776
Total property and equipment	$63,246	$81,972	$132,703
Accumulated depreciation and amortization	(25,064)	(30,905)	(40,666)
Property and equipment, net	$38,182	$51,067	$92,037
The Company recognized depreciation and amortization expense related to its property and equipment as follows:

	Year Ended December 31,		Nine Months Ended September 30,
in thousands	2018	2019	2019	2020
			(unaudited)
Cost of revenue	$11,248	$14,654	$10,499	$13,500
Research and development	638	1,181	796	1,263
Sales and marketing	1,575	2,086	1,429	2,317
General and administrative	277	316	149	399
Total depreciation and amortization expense	$13,738	$18,237	$12,873	$17,479
6.LEASES
The Company has operating leases for corporate offices under non-cancelable operating leases with various expiration dates. There are no finance leases. The leases have remaining terms of 1 to 14 years. Options to extend for up to 15 years have not been included because they are not reasonably certain.
The components of lease expense were as follows:

	As of December 31,	As of September 30,
in thousands	2019	2020
		(unaudited)
Operating lease cost	$13,177	$17,823
Variable and short-term lease cost	1,291	3,307

Supplemental balance sheet information related to operating leases was as follows:

	As of December 31,	As of September 30,
in thousands	2019	2020
		(unaudited)
Operating lease right-of-use assets	$184,838	$180,163
Operating lease liabilities, current	7,893	8,792
Operating lease liabilities, non-current	182,274	189,363
Total operating lease liabilities	$190,167	$198,155
Other information related to leases was as follows:

	As of December 31,	As of September 30,
	2019	2020
		(unaudited)
Weighted average remaining lease term	12.8 years	12.1 years
Weighted average discount rate	3.57%	3.38%
As of December 31, 2019 and September 30, 2020 (unaudited), the maturities of lease liabilities under non-cancelable operating leases, net of lease incentives, was as follows (in thousands):

Fiscal Period	As of December 31,	As of September 30,
	2019	2020
		(unaudited)
2020(1)	$(20,340)	$(27,819)
2021	17,510	18,782
2022	19,901	21,889
2023	20,140	22,132
2024	20,181	22,218
Thereafter	187,580	191,947
Total minimum lease payments	$244,972	$249,149
Less: imputed interest	(54,805)	(50,994)
Total	$190,167	$198,155
________________
(1)Negative amount includes $31 million of lease incentives to be received in 2020.
As of December 31, 2018, prior to the adoption of Topic 842, the maturities of lease liabilities under non-cancelable operating leases was as follows (in thousands):

Fiscal Period	Operating Leases
2019	$9,682
2020	10,342
2021	6,329
2022	6,198
2023	6,025
Thereafter	39,257
Total minimum lease payments	$77,833
Rent expense related to the operating leases for the year ended December 31, 2018 was $9.1 million.

7.BUSINESS COMBINATIONS
In 2019 and 2020, the Company did not enter into any business combinations.
In March 2018, the Company acquired the outstanding stock of Delighted, Inc. (“Delighted”), a customer experience measurement and rating company. The assets, liabilities, and operating results of Delighted are reflected in the Company’s consolidated financial statements from the date of acquisition. On the closing date, the Company paid approximately $7.0 million in cash, net of cash assumed in the acquisition. The Company recorded a tax benefit of $0.8 million as a result of a valuation allowance reversal related to deferred tax liabilities generated from the acquisition. The acquisition resulted in a deferred tax liability of $0.8 million, mostly due to basis differences in acquired intangible assets. After recording the deferred tax liability through purchase accounting, the Company determined its existing deferred tax assets (primarily consisting of net operating loss carryovers and tax credits) could be applied against the deferred tax liability of Delighted and reduced its valuation allowance, resulting in a benefit to the tax provision.
In October 2018, the Company acquired the outstanding stock of Temkin Group, LLC (“Temkin”), a customer experience research, consulting, and training company. The assets, liabilities, and operating results of Temkin are reflected in the Company’s consolidated financial statements from the date of acquisition. On the closing date, the Company paid approximately $2.9 million in cash, net of cash assumed in the acquisition.
The total consideration transferred for the Delighted and Temkin acquisitions was allocated as follows:

in thousands	Delighted (March 2018)	Temkin (October 2018)
Developed technology	$2,260	$—
Customer relationships	1,840	180
Developed content	—	400
Tradenames	550	—
Goodwill	3,195	2,869
Other assets, net	1,163	—
Total assets acquired	$9,008	$3,449
Deferred tax liability	(791)	—
Other liabilities, net	—	(539)
Total assets acquired, net	$8,217	$2,910
The goodwill arising from the acquisitions discussed above consists largely of the synergies and economies of scale the Company is expected to achieve from combining the acquired assets and operations with its existing operations. Acquisition-related costs were not material for either acquisition and were expensed as incurred and included in general and administrative expenses. Goodwill related to Delighted is not deductible for tax purposes, whereas goodwill related to Temkin is deductible for tax purposes. The contribution of Delighted and Temkin to the 2018 revenue and earnings is not material (the effects would also not have been material if the acquisitions had closed at the beginning of 2018).

8.OTHER INTANGIBLE ASSETS, NET
Other intangible assets, net consisted of the following:

	As of December 31,		As of September 30,
in thousands	2018	2019	2020
			(unaudited)
Patents	$751	$751	$751
Developed technology	3,070	3,070	3,070
Customer relationships	2,100	2,100	2,100
Developed content	400	400	400
Tradename	550	550	550
License agreements	1,500	1,500	1,500
Total intangible assets	$8,371	$8,371	$8,371
Accumulated amortization	(1,479)	(2,957)	(4,048)
Other intangible assets, net	$6,892	$5,414	$4,323
The Company recognized amortization expense to cost of revenue of $0.7 million, $1.2 million, $0.9 million, and $0.8 million for the years ended December 31, 2018 and 2019, and for the months ended September 30, 2019 and 2020 (unaudited), respectively. An immaterial amount of amortization expense was recorded to sales and marketing and general and administrative for the years ended December 31, 2018 and 2019, and for the nine months ended September 30, 2019 and 2020 (unaudited).

Estimated amortization expense for intangible assets for the next five years consists of the following as of September 30, 2020 (unaudited):

As of September 30,
in thousands	2020
(unaudited)
2020	$364
2021	1,455
2022	1,104
2023	398
2024	281
Thereafter	721
Total	$4,323

9.ACCRUED LIABILITIES
Accrued liabilities consisted of the following:

	As of December 31,		As of September 30,
in thousands	2018	2019	2020
			(unaudited)
Accrued wages, bonuses and commissions	$20,318	$45,238	$46,225
Accrued payroll taxes	3,598	1,742	2,400
Other accrued expenses	12,748	21,602	19,949
Accrued income taxes	473	11,447	9,745
Total accrued liabilities	$37,137	$80,029	$78,319
10.COMMITMENTS AND CONTINGENCIES
Leases
In March 2018, the Company entered into a lease commitment for additional office space that is currently being constructed in Dublin, Ireland. Upon delivery of the constructed office space, the Company will pay approximately $1.7 million per annum to lease the space. The Company expects the constructed office space to be delivered in 2021. The lease agreement is for 15-years, with a termination option at the election of the Company at the end of the 8th year.
An unconditional bank guarantee for $0.8 million with an expiration date of December 31, 2021, was outstanding as of December 31, 2018 and 2019, and September 30, 2020 (unaudited). This bank guarantee is required by the lease agreement on the Company’s Sydney, Australia office.
Legal Matters
From time to time, the Company is a party to a variety of claims, lawsuits, and proceedings which arise in the ordinary course of business, including claims of alleged infringement of intellectual property rights. The Company records a liability when it believes that it is probable that a loss will be incurred, and the amount of loss or range of loss can be reasonably estimated. Given the unpredictable nature of legal proceedings, the Company bases its estimate on the information available at the time of the assessment. As additional information becomes available, the Company reassesses the potential liability and may revise the estimate. The Company is not presently a party to any litigation the outcome of which, it believes, if determined adversely to the Company, would individually or in the aggregate have a material adverse effect on the business, operating results, or financial condition.
11.REDEEMABLE CONVERTIBLE PREFERRED STOCK
The Company has elected to follow the SEC staff’s guidance (included in ASC 480-10-S99, SEC Materials) when evaluating the classification for its shares within the balance sheets. A liquidation or winding up of the Company, a greater than 50% change in control, or a sale of substantially all of its assets triggered a redemption of these shares. Therefore, all shares of redeemable convertible preferred stock outstanding as of December 31, 2018 were presented outside of permanent equity as they were contingently redeemable.
As of December 31, 2019 and September 30, 2020 (unaudited), no redeemable convertible preferred stock was outstanding after the conversion of the 183,031,841 shares of redeemable convertible preferred stock in January 2019.

The following table summarizes the redeemable convertible preferred stock outstanding and liquidation preferences – prior to the capital restructuring - as of December 31, 2018:

	Shares		Per share price at issuance (in $)	Liquidation preference (in $)
	Authorized	Outstanding
Series A-1	18,013,088	12,572,189	$2.00	$2,514
Series A-2	94,884,748	88,823,418	2.00	34,161,487
Series A-3	1,400,000	1,399,993	2.00	2,800,000
Series B-1	35,000,000	35,000,000	2.00	70,000,000
Series B-2	27,102,163	27,102,161	4.46	120,833,333
Series B-3	20,204,436	10,102,212	12.38	124,999,996
Series B-4	5,607,344	5,607,341	5.36	30,000,000
Series B-5	4,849,064	2,424,527	12.38	30,000,001
Total	207,060,843	183,031,841		$412,797,331
Upon a liquidation event, as defined in the then current certificate of incorporation, the holders of Series A-1, Series A-2, Series A-3, Series B-1, Series B-2, Series B-3, Series B-4, and Series B-5 redeemable convertible preferred stock were entitled to receive, prior to and in preference to any distribution of the proceeds of such liquidation to common stockholders, an amount per share equal to $0.00, $0.38, $2.00, $2.00, $4.46, $12.38, $5.36, and $12.38, respectively, plus any declared but unpaid dividends on such shares. If the proceeds distributed among the holders of the redeemable convertible preferred stock are insufficient to permit the redeemable convertible preferred stock holders to receive the full payment noted above, then the entire proceeds legally available for distribution would have been distributed ratably among the holders of the redeemable convertible preferred stock in proportion to the full preferential amount that each such holder were otherwise entitled to receive.
Dividends
Holders of the Company’s redeemable convertible preferred stock were entitled to receive dividends, when, as and if declared by the Company’s Board of Directors, on a pro-rata share ownership basis, prior to and in preference of any dividend paid to holders of the Company’s common stock. Such dividends were not cumulative or mandatory. No dividends have been declared in any period presented.
Voting
Each holder of redeemable convertible preferred stock had the right to 10 votes for each share of Class A common stock into which the shares of redeemable convertible preferred stock held by such holder could then be converted.
Conversion
In January 2019, the Company’s redeemable convertible preferred stock were converted to common stock as follows:
At the option of the holder thereof, each share of redeemable convertible preferred stock was converted into a number of shares of Class A common stock that results from dividing the applicable original issue price for such series by the applicable conversion price in effect on the date of conversion (the “Conversion Rate”). Each share of the 183,031,841 redeemable convertible preferred stock was automatically converted into 183,031,841 shares of Class A common stock at the Conversion Rate at the time in effect for such series of redeemable convertible preferred stock upon the closing of the Company’s sale.
12.COMMON STOCK
On January 23, 2019, with the completion of the SAP Acquisition, Merger was merged with and into Qualtrics International Inc. As a result of the Reorganization, the separate corporate existence of Merger ceased, and the Company continues as the surviving corporation. In connection with the Reorganization, all shares of redeemable convertible preferred stock and common stock are no longer outstanding. The shares of common stock of Merger became newly issued and outstanding shares of the surviving corporation.
As of December 31, 2019 and September 30, 2020 (unaudited), the Company had 423,170,610 shares common stock outstanding.
As of December 31, 2018, the Company was authorized to issue 194,534,094 shares of Class A common stock and 234,471,093 shares of Class B common stock. Holders of Class A common stock and Class B common stock were entitled to dividends on a pro rata basis, when, as, and if declared by the Company’s Board of Directors, subject to the rights of the holders of the Company’s redeemable convertible preferred stock. Holders of Class A common stock are entitled to 10 votes per share, and holders of Class B common stock are entitled to one vote per share. Upon a liquidation event, as defined in the then current certificate of incorporation, after payments are made to holders of the Company’s redeemable convertible preferred stock, any distribution of proceeds to common stockholders would have been made on a pro rata basis to the holders of Class A common stock and Class B common stock.
As of December 31, 2018, the Company had 3,608,688 shares of Class B common stock outstanding. No shares of Class A common stock were outstanding for this period.
13.STOCK-BASED COMPENSATION
Stock-based compensation expense, including cash settled, for the years ended December 31, 2018 and 2019 and the nine months ended September 30, 2019 and 2020 (unaudited) was recorded as follows:

	Year Ended December 31,		Nine Months Ended September 30,
in thousands	2018	2019	2019	2020
			(unaudited)
Cost of subscription revenue	$4	$24,136	$20,947	$3,809
Cost of professional services and other revenue	144	17,168	13,937	6,193
Research and development	2,228	130,809	107,134	63,165
Sales and marketing	708	115,581	94,088	34,933
General and administrative	1,516	588,532	514,015	109,949
Total stock-based compensation expense, including cash settled(1)	$4,600	$876,226	$750,121	$218,049
______________
(1)As a result of the SAP Acquisition, our stock based compensation expense reflects the recognition of both equity classified awards and liability classified awards. Liability classified awards are settled in cash in accordance with SAP’s employee equity compensation programs. 2018 stock-based compensation expense consisted entirely of equity-classified awards. 2019 stock-based compensation expense consisted of $185.8 million of equity-classified awards and was recognized as a result of the SAP Acquisition, and $690.4 million of liability-classified awards, of which $312.8 million were settled in cash in 2019. For the nine months ended September 30, 2019 and 2020, stock-based compensation expense consisted of $185.8 million, and $0.0 million, respectively, of equity-classified awards recognized as a result of the SAP Acquisition, and $564.3 million and $218.0 million, respectively, of liability-classified awards. During the nine months ended September 30, 2019 and 2020, awards of $213.2 million and $284.0 million, respectively, were settled in cash. Liability-classified awards are recorded according to mark-to-market accounting.
Equity Awards
2014 Stock Option and Grant Plan (2014 Plan)
Under the Company’s 2014 Stock Option and Grant Plan, as amended (the “2014 Plan”), the Company may grant stock-based awards to purchase or directly issue shares of common stock to employees, directors, and consultants. The Company issued four types of equity awards under the 2014 Plan, 1) one-tier RSAs, 2) two-tier

RSAs, 3) two-tier RSUs, and 4) stock options. Each of these types of equity awards were outstanding as of December 31, 2018, as follows:
•One-tier RSAs, which have a service-based vesting condition over a four-year period. These awards have a cliff vesting period of one year and continue to vest quarterly thereafter. The Company began granting one-tier RSAs under its 2014 Plan in April 2014. The last grant of one-tier RSAs in the 2014 Plan was in August 2014. The Company recognizes compensation expense associated with one-tier RSAs ratably on a straight-line basis over the requisite service period. Additional one-tier RSAs have been issued subsequent to August 2014, outside the 2014 Plan, in relation to business combinations.
•Two-tier RSAs, which have both a service-based vesting condition and a performance vesting condition. The service-based vesting period for these awards is four years with a cliff vesting period of one year and continue to vest quarterly thereafter. The performance vesting condition is satisfied on the earlier of (i) an acquisition or change in control of the Company or (ii) upon the occurrence of an initial public offering by the Company. As of December 31, 2018, no compensation expense related to two-tier RSAs had been recognized, because the performance vesting condition was not satisfied. In January 2019, for two-tier RSAs, at the time the performance condition becomes probable, the Company has recognized the cumulative stock-based compensation expense for the awards that have met their service-based vesting condition using the accelerated attribution method of $1.1 million.
•Two-Tier RSUs, which have both a service-based vesting condition and a performance vesting condition. The service-based vesting period for these awards is generally four years with a cliff vesting period of one year and continue to vest quarterly thereafter. The performance vesting condition is satisfied on the earlier of (i) an acquisition or change in control of the Company or (ii) upon the occurrence of an initial public offering by the Company. The Company began granting two-tier RSUs under its 2014 plan in April 2014. Certain two-tier RSUs contained change in control provisions and vesting was accelerated upon close of the acquisition in January 2019. As of December 31, 2018, no compensation expense related to two-tier RSUs had been recognized because the performance vesting condition was not satisfied. In January 2019, for two-tier RSUs, at the time the performance condition became probable, the Company recognized the cumulative stock-based compensation expense for the awards that have met their service-based vesting condition using the accelerated attribution method of $125.2 million.
•Stock options, which have a service-based vesting period. The Company began granting stock options under its 2014 plan in August 2016. The last grant of stock options in the 2014 Plan was in October 2018. Certain stock options contained change in control provisions and vesting was accelerated upon close of the acquisition in January 2019. The Company records compensation expense related to stock options granted to employees and contractors based on the fair values estimated using the Black-Scholes pricing model on the measurement date. This valuation model for stock-based compensation expense requires the Company to make assumptions and judgments about the variables used in the Black-Scholes pricing model, including the fair value of its common stock, expected term, expected volatility, risk-free interest rate, and expected dividend yield. These judgments are made as follows:
Fair Value of Common Stock
The absence of an active market for the Company’s common stock required it to estimate the fair value of its common stock for purposes of granting stock options, RSAs as well as RSUs, and for determining equity and cash settled stock-based compensation expense for the periods presented. The Company obtained contemporaneous third-party valuations to assist in determining the estimated fair value of its common stock. These contemporaneous third-party valuations used the methodologies, approaches, and assumptions consistent with the American Institute of Certified Public Accountants Practice Guide, Valuation of Privately-Held-Company Equity Securities Issued as Compensation.
The Company considered numerous factors in assessing the estimated fair value of its common stock, including the rights, preferences, and privileges of its redeemable convertible preferred stock relative to those of its common stock; market multiples of comparable public companies in its industry as indicated by their market capitalization and guideline merger and acquisition transactions; the Company’s performance and market position relative to its competitors, who may change from time to time; the Company’s historical financial results and estimated trends and prospects for its future performance; the economic and competitive environment; the likelihood and timeline of achieving a liquidity event, such as an initial public offering or sale of the Company, given prevailing market conditions; any adjustments necessary to recognize a lack of marketability for its common stock; and precedent sales of or offers to purchase its common stock.
Expected Term
The Company estimated the expected term using the simplified method, as the Company did not have sufficient historical exercise activity to develop reasonable expectations about future exercise patterns and post-vesting employment termination behavior. The simplified method calculated the average period the stock options were expected to remain outstanding as the midpoint between the vesting date and the contractual expiration date of the award.
Expected Volatility
The expected volatility rate was based on an average of the historical volatilities of the publicly traded equity securities of several entities with characteristics similar to those of the Company, as there had been no public market for the Company’s Class B common stock to date and as a result the Company did not have any trading history of its Class B common stock
Risk-Free Interest Rate
The risk-free interest rate was based on the U.S. Treasury security in effect at the time of grant for maturities corresponding with the expected term of the option.
Expected Dividend Yield
The Company had not paid and does not expect to pay dividends. Consequently, the Company used an expected dividend yield of zero.
The fair values of the stock options granted during the year 2018 were calculated using the following assumptions:

As of December 31,
2018
Fair value of underlying common stock	$13.30 - $15.38
Expected term (in years)	6.0 - 6.4
Expected volatility	45.0%
Risk free interest rate	2.5% - 3.0%
Expected dividend yield	—
As of December 31, 2018 555,839 stock options were vested and exercisable, respectively. The weighted-average exercise prices of the exercisable stock options were $12.80 as of December 31, 2018. The weighted-average remaining contractual term of the exercisable stock options was 7.7 years at December 31, 2018. The aggregate intrinsic value of options vested and expected to vest as of December 31, 2018 was $48.4 million. The aggregate intrinsic value of options exercisable as of December 31, 2018 was $13.8 million.
Founder Awards
In September 2018, the Company’s board of directors approved co-founder equity grants to Messrs. Ryan Smith and Jared Smith. These were the first equity grants offered to the founders in the history of the Company. The grants issued were a mix of time-based grants and performance grants based upon the future success of the Company. The grants included RSUs with respect to 11.25 million shares of Class B common stock in the aggregate, or, collectively, the Founder Grants, of which 9.0 million RSUs were granted to Mr. Ryan Smith, our co-founder and then Chief Executive Officer, and 2.25 million RSUs were granted to Mr. Jared Smith, our co-founder and then President. Subject to satisfaction of a liquidity-based vesting condition, 50% of the Founder Grants vest upon the satisfaction of a service condition (“Founder Time Grants”), and 50% of the Founder Grants vest upon the satisfaction of a service condition and achievement of certain stock price goals (“Founder Performance Grants”), each as described below. The liquidity-based vesting condition for each Founder Grant is the earlier to occur of (i) a Sale Event (as defined in our 2014 Plan) or (ii) the consummation of an initial public offering. Vesting is also contingent upon the individuals maintaining certain positions with the Company.
The Founder Performance Grants were eligible to vest over the five-year period following August 1, 2018. The Founder Performance Grants comprised five tranches that were eligible to vest upon the first applicable vesting date, or Vesting Date, to occur following the achievement of specified stock price goals, for each, a Stock Price Target, measured as a ninety-day rolling average trading price at any time during the 12-month period prior to a Vesting Date. The stock price goals ranged from $35.56 to $71.12 and upon the achievement of each price goal 20% of the shares would vest. In November 2019 the Founder Performance Grants were modified such that upon the Merger with SAP the awards would be terminated and forfeited for no consideration, which occurred in January 2019. No compensation expense related to the Founder Performance Grants had been recognized.
The Founder Time Grants satisfy the service condition over the five-year period following August 1, 2018, with the initial 20% satisfying the service condition on August 1, 2019 and the remaining 80% satisfying the service condition in sixteen equal quarterly installments thereafter. In addition, upon a Sale Event, 50% of any then-unvested portion of the Founder Time Grants would vest in full. At the time the performance condition became probable as a result of the SAP Merger, the Company recognized the cumulative stock-based compensation expense of $52.1 million for the awards that had met the service-based vesting condition using the accelerated attribution method.
In January 2019, the Company’s board of directors approved co-founder equity grants to Messrs. Ryan Smith and Jared Smith. The grants issued are time-based grants. The grants include RSUs with respect to 6.1 million shares of Class B common stock in the aggregate (“Founder New Grants”), of which 4.07 million RSUs were granted to Mr. Ryan Smith, our co-founder and then Chief Executive Officer, and 2.03 million RSUs were granted to Mr. Jared Smith, our co-founder and then President. These awards are subject to the satisfaction of a service condition over a two-year period from the closing date, with the initial 25% satisfying the service condition on July 23, 2019 and the remaining 75% satisfying the service condition in six equal quarterly installments thereafter.
Equity activity for the 2014 Plan – prior to the capital restructuring - was as follows for the years ended December 31, 2018 and 2019:

		Stock options outstanding			One-Tier Restricted Stock Outstanding		Two-Tier Restricted Stock Outstanding		Two-Tier Restricted Stock Units Outstanding
in thousands	Number of shares available for issuance under the 2014 Plan	Number of shares outstanding under the 2014 Plan	Weighted average exercise price per share (in $)	Weighted average remaining contractual term (years)	Number of shares outstanding under the 2014 Plan	Weighted average grant date fair value per share (in $)	Number of shares outstanding under the 2014 Plan	Weighted average grant date fair value per share (in $)	Number of shares outstanding under the 2014 Plan	Weighted average grant date fair value per share (in $)	Weighted average remaining contractual term (years)
Balance at January 1, 2018	563	1,070	12.79	9.40	2,231	0.19	995	0.24	18,230	6.05	5.80
Additional shares authorized	23,214	—	—		—	—	—	—	—	—
Shares granted	(20,556)	824	14.57		—	—	—	—	19,732	14.90
Shares forfeited	982	—	—		—	—	—	—	(982)	9.07
Shares repurchased	—	—	—		(40)	0.26	—	—	—	—
Balance at December 31, 2018	4,203	1,894	13.57	8.20	2,191	0.18	995	0.24	36,980	10.68	5.50
Shares granted	(6,700)	—	—		—	—	—	—	6,700	34.92
Shares cancelled	5,600	—	—		—	—	—	—	(5,600)	15.38
Shares forfeited	192	—	—		—	—	—	—	(192)	2.33
Shares settled	—	(1,498)	13.50		(2,191)	0.18	(995)	0.24	(14,277)	7.52
Shares exchanged	—	(396)	13.81		—	—	—	—	(23,611)	18.46
Cancelled authorized shares	(3,295)	—	—		—	—	—	—	—	—
Balance at December 31, 2019	—	—			—		—		—

Cash Awards
Cash Awards Replacing Pre-Acquisition Qualtrics Awards (Qualtrics Rights)
In conjunction with the acquisition, unvested Restricted Share Awards (RSAs), Restricted Share Units (RSUs), and options held by employees of Qualtrics were exchanged into stock-based cash awards (Qualtrics Rights).
The replacement awards closely mirror the terms of the replaced awards except that:
•The replaced awards were planned to be settled by issuing equity instruments, whereas the replacement awards are settled in cash.
•RSAs, RSUs, and options granted before 2018 and unvested as at the closing date of the Qualtrics acquisition were converted into the right to receive, at the originally agreed vesting dates, an amount in cash equal to the number of RSAs and RSUs held as at the vesting date multiplied by $35.00 per share. The respective amount of options equals the number of options held as at the vesting date multiplied by $35.00 per share less the originally-agreed exercise price.
•RSAs and RSUs granted in 2018 and thereafter and unvested as at the closing date of the Qualtrics acquisition were converted into awards that are indexed to SAP’s share price as follows: SAP’s consideration per share ($35.00) was divided by the average closing price of the SAP share over the five trading days on the closing date (€91.28), translated into US$ ($103.75), and the result (Equity Award Exchange Ratio of 0.3373) was multiplied by the average closing price of the SAP share over the five trading days prior to the exercise or vesting date.
There were 24.7 million unvested Qualtrics Rights as at the closing date of the acquisition, representing a fair value of $848 million. Of the total fair value, $244 million was allocated to pre-modification service, while $604 million was allocated to future services to be provided. Post-modification compensation expense will be recognized as the awards vest over the remainder of the original vesting terms. The remaining vesting periods for such Qualtrics Rights are in a range of up to five years from closing date. In January 2019, at the time of the modification, the Company recognized the cumulative stock-based compensation expense for the awards that have been exchanged of $173.5 million.
The unvested Qualtrics Rights include the converted Founder Grants. All awards are paid out in cash upon vesting. SAP is contractually obligated to contribute the required cash to settle the awards.
From January 23, 2019, through December 31, 2019, 7.8 million Qualtrics Rights vested and were settled by an amount of $311 million in cash. During the nine months ended September 30, 2020 (unaudited), 5.9 million Qualtrics Rights vested and were settled by an amount of $252 million in cash. The unrecognized expense related to Qualtrics Rights was $252 million and $118 million as of December 31, 2019 and September 30, 2020 (unaudited), and will be recognized over a remaining vesting period of up to four years.
As of December 31, 2019 and September 30, 2020 (unaudited), 11.7 million and 7.0 million outstanding Qualtrics Rights were valued based on the SAP share of €120.32 and €132.76, respectively, multiplied by the Equity Award Exchange Ratio translated into US$ and 4.3 million and 2.5 million, respectively, outstanding Qualtrics Rights were valued by $35.00. The weighted-average remaining contractual term of the Qualtrics Rights was 1.5 and 1.4 years at December 31, 2019 and September 30, 2020 (unaudited), respectively. None of the outstanding awards are vested or exercisable and the intrinsic value of vested awards is zero. The weighted average SAP share price for the Qualtrics Rights exercised in 2019 and during the nine months ended September 30, 2020 (unaudited) is €106.15 and €112.80, respectively.
Move SAP Plan (SAP RSU Plan)
To retain and motivate executives and certain employees, SAP grants virtual shares representing a contingent right to receive a cash payment determined by the SAP share price and the number of share units that ultimately vest.

Granted share units will vest in annual tranches over a three year service period.
•Move SAP RSUs have a service-based vesting condition over a three-year period. These awards have a cliff vesting period of one year and continue to vest annually thereafter. The Company began granting under Move SAP Plan in March 2019. The Company recognizes compensation expense associated with the RSUs ratably on a straight-line basis over the requisite service period. All awards are paid out in cash upon vesting. There were no SAP RSUs that vested and therefore no cash settlements for the year ended 2019.
The fair values of the cash awards at the December 31, 2019 and September 30, 2020 (unaudited) were calculated using the following assumptions:

	SAP RSU Plan
	As of December 31, 2019	As of September 30, 2020
		(unaudited)
Fair value of underlying common stock	€120.32	€132.76
Weighted average remaining life at year end (in years)	1.5	1.4
Weighted average fair value at year end	€118.08	€130.49
Risk free interest rate	(0.53%) to (0.13%)	(0.61%) to (0.30%)
Expected dividend yield	1.26%	1.24%
For these awards, the fair value is calculated by subtracting the net present value of expected future dividend payments, if any, until maturity of the respective award from the prevailing share price as at the valuation date. The risk-free interest rate is derived from German government bonds with a similar duration. The SAP dividend yield is based on expected future dividends.
In the nine months ended September 30, 2020 (unaudited), 0.2 million Move SAP RSUs vested and were settled by an amount of $25 million in cash. The unrecognized expense related to Move SAP RSUs was $195 million as of September 30, 2020 (unaudited) and will be recognized over a remaining vesting period of up to three years.
Changes in Outstanding Awards Under Our Cash-Settled Plans

in thousands	Qualtrics Rights	SAP RSU Plan
12/31/2018	—	—
Granted	24,666	1,051
Transferred in/out	—	1
Settled/exercised	(7,776)	—
Forfeited	(883)	(1)
12/31/2019	16,007	1,051
Granted (unaudited)	—	845
Transferred in/out (unaudited)	—	3
Settled/exercised (unaudited)	(5,945)	(195)
Forfeited (unaudited)	(630)	(115)
9/30/2020 (unaudited)	9,432	1,589

in thousands	Qualtrics Rights	SAP RSU Plan
Total carrying amount of liabilities as at December 31, 2019	423,081	25,147
Total carrying amount of liabilities as at September 30, 2020 (unaudited)	331,614	52,184

Total expense recognized in 2019	663,309	25,076
Total expense recognized in the nine months ended September 30, 2020 (unaudited)	160,696	52,038
Own SAP Plan (Own)
Starting in July 2019 under Own, employees have the opportunity to purchase, on a monthly basis, SAP shares without any required holding period. The investment per each eligible employee is limited to a percentage of the respective employee's monthly base salary. The Company matches the employee investment by 40% and adds a subsidy equivalent of €20 per month for non-executives. The number of shares purchased under this plan was 53,293 and 130,058 in 2019 and in the nine months ended September 30, 2020 (unaudited), respectively. The Company recognized compensation expense associated with the match of $2.0 million and $5.0 million in 2019 and in the nine months ended September 30, 2020 (unaudited), respectively.
As a result of our stock-based payments transactions, the Company has commitments to grant SAP shares to employees. The Company intends to meet these commitments through SAP by reissuing treasury shares or through an agent who administers the equity-settled programs and purchases shares on the open market. The Company has fulfilled the obligations of Own through an agent.
14.NET LOSS PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS
The following table sets forth the calculation of basic net loss per share attributable to common stockholders during the periods presented.
Due to the impact of the SAP acquisition of Qualtrics, the Company’s capital structure for the years ended December 31, 2018 and 2019 are not comparable. As a result, the presentation of net loss per share for the year ended prior to the transaction is not meaningful and only net loss per share for periods subsequent to the SAP acquisition of Qualtrics are presented herein.

in thousands (except share amount)	January 23, 2019 through December 31, 2019	January 23, 2019 through September 30, 2019	Nine Months Ended September 30, 2020
		(unaudited)
Numerator:
Net loss attributable to common shareholder	$(743,010)	$(598,292)	$(258,027)
Denominator:
Weighted-average shares outstanding for basic loss per share	423,170,610	423,170,610	423,170,610
Basic loss per share	$(1.76)	$(1.41)	$(0.61)

15.INCOME TAXES
For the years ended December 31, 2018 and 2019, the Company’s (loss) from continuing operations before provision for income taxes was as follows:

	Year Ended December 31,
in thousands	2018	2019
Domestic	$(41,919)	$(1,016,772)
Foreign	8,967	22,138
Loss before income taxes	$(32,952)	$(994,634)
The federal, state and foreign income tax provisions are summarized as follows:

	Year Ended December 31,
in thousands	2018	2019
Current taxes:
Federal	$—	$(127)
State	(23)	175
Foreign	4,135	18,326
Total current taxes	$4,112	$18,374
Deferred taxes:
Federal	$(515)	$127
State	(261)	—
Foreign	1,020	(5,502)
Total deferred taxes	244	(5,375)
Total	$4,356	$12,999
A reconciliation of the statutory U.S. federal income tax rate to the Company’s effective income tax rate is as follows:

	Year Ended December 31,
in %	2018	2019
Tax at U.S. statutory rates	21.0%	21.0%
State tax, net of federal tax effect	4.5%	5.5%
Foreign taxes	(8.4)%	(1.0)%
Items not deductible for tax	(3.6)%	(0.6)%
Equity compensation	(1.1)%	8.4%
Tax credits	27.6%	3.1%
Changes in valuation allowance to operations	(45.4)%	(36.7)%
Changes in tax reserves	(7.8)%	(1.0)%
Effective income tax rate	(13.2)%	(1.3)%

Significant components of the Company’s deferred tax assets (liabilities) are as follows:

	As of December 31,
in thousands	2018	2019
Deferred tax assets:
Investment in partnership	$4,785	$111,172
Tax credits	16,452	40,660
Charitable contribution carryovers	683	665
Stock compensation	—	8,171
Net operating loss carryovers	16,381	250,071
Other	292	2,721
Gross deferred tax assets	38,593	413,460
Valuation allowance	(37,181)	(403,033)
Net deferred tax assets	1,412	10,427
Deferred tax liabilities:
Compensation accruals	(2,482)	(4,096)
Other	(992)	(3,018)
Total net deferred tax assets (liabilities)	$(2,062)	$3,313
The Company conducts the majority of its operations through a limited liability company that is wholly owned within the consolidated group. Accordingly, the outside basis difference in the limited liability company is reflected as a deferred tax asset, shown as “investment in partnership.” The foreign local deferred taxes are reported separately from the investment in partnership deferred tax asset and liability.
ASC 740, Income Taxes, provides for the recognition of deferred tax assets if realization of such assets is more likely than not. In assessing the need for a valuation allowance, the Company considered all available evidence, both positive and negative, including historical levels of income, legislative developments, expectations, and risks associated with estimates of future taxable income, and prudent and feasible tax planning strategies. The valuation allowance for deferred tax assets was $37.2 million and $403.0 million at December 31, 2018 and 2019, respectively. During 2019, the valuation allowance increased by $365.8 million primarily due to current year pre-tax book losses in the United States.
As of December 31, 2019, the Company had approximately $991.7 million of consolidated federal net operating loss carryforwards and $776.4 million of state net operating loss carryforwards available to offset future taxable income, respectively. If unused, federal net operating loss carryforwards of $38.4 million will expire between 2033 and 2037. $953.3 million of federal net operating loss carryforwards can be carried forward indefinitely. If unused, state net operating loss carryforwards of $534.9 million will expire between 2025 and 2039. $241.5 million of state net operating loss carryforwards can be carried forward indefinitely. The Company has federal research tax credit carryforwards of $24.1 million and Utah research tax credit carryforwards of $3.4 million, which if not utilized, will expire between 2033 and 2039, and 2028 and 2033, respectively. The Company has foreign tax credit carryforwards of $26.2 million which will expire between 2024 and 2029, if not utilized.
As described above, the Company has calculated the income taxes in its consolidated financial statements on a separate return basis. However, the Company was in actuality included in the consolidated, combined or unitary U.S. federal and state income tax returns with SAP America, Inc. and its affiliates. As a result, a portion of the Company’s net operating loss and credit carryforwards would not be available for the Company’s use in future tax periods as the net operating losses, or underlying deductions, and credits have already been partially absorbed by SAP America, Inc.
Undistributed earnings of certain of the Company’s foreign subsidiaries amounted to approximately $32 million at December 31, 2019. Those earnings are considered to be indefinitely reinvested; accordingly, no provision for state, local and foreign withholding income taxes has been provided hereon. Upon repatriation of those earnings, in the form of dividends or otherwise, the Company could be subject to withholding taxes payable to the various foreign countries. Determination of the amount of unrecognized deferred income tax liability is not practicable due to the complexities associated with its hypothetical calculation.
ASC 740 requires the Company to recognize the financial statement effects of a tax position when it is more likely than not, based on the technical merits, that the position will be sustained upon examination. The following table summarizes the activity related to unrecognized tax benefits for the periods December 31, 2018 and 2019:

	As of December 31,
in thousands	2018	2019
Beginning balance	$1,191	$4,970
Additions for tax positions related to current year	3,779	9,301
Additions for tax positions related to prior year	—	910
Reductions for settlements	—	(140)
Ending balance	$4,970	$15,041
The Company does not anticipate material changes within 12 months of the reporting date to its unrecognized tax benefits as of December 31, 2019. At December 31, 2019, the Company had $15.0 million of total unrecognized tax benefits, of which, if recognized, $5.7 million would impact the Company’s effective tax rate. Of the $15.0 million of 2019 unrecognized tax benefits, $9.3 million is offset to deferred tax assets and the remaining $5.7 million is recorded as a long term liability. At December 31, 2018, the Company had $5.0 million of total unrecognized tax benefits, of which, if recognized, $2.4 million would impact the Company’s effective tax rate. Of the $5.0 million of 2018 unrecognized tax benefits, $2.6 million is an offset to deferred tax assets and the remaining $2.4 million is recorded as a long term liability. The Company recognizes interest and penalties related to unrecognized tax benefits as part of pre-tax book income or expense, which totaled $0.8 million and $0.1 million for 2018 and 2019, respectively. The Company’s accrual for interest and penalties totaled $0.8 million and $0.9 million at December 31, 2018 and 2019, respectively.
The Company files federal, state and foreign income tax returns in various jurisdictions such as Australia, Ireland, the United Kingdom and the United States, with varying statutes of limitations. The tax years from 2016 forward remain subject to examination for the Company and its U.S. subsidiaries. Tax filings for the Company’s foreign subsidiaries remain subject to examination by local tax authorities from 2015 and onward.
For the nine months ended September 30, 2019 and 2020 (unaudited)
The Company has an effective tax rate of (1.2)% and (5.5)% for the nine months ended September 30, 2019 and 2020 (unaudited), respectively. The Company has incurred U.S. operating losses and has minimal profits in its foreign jurisdictions.
The Company has evaluated all available evidence, both positive and negative, including historical levels of income, expectations and risks associated with estimates of future taxable income and has determined that it is more likely than not that its net deferred tax assets will not be realized in the United States. Due to uncertainties surrounding the realization of the deferred tax assets, the Company maintains a full valuation allowance against its net deferred tax assets.
The Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) was enacted by the United States on March 27, 2020. The Company is continuing to analyze the impacts of the CARES Act. The CARES Act did not have a material impact on the Company’s provision for income taxes for the nine months ended September 30, 2020.
16.RELATED PARTY TRANSACTIONS
On January 23, 2019, SAP acquired all outstanding shares of Qualtrics International Inc. Since the acquisition, SAP and its affiliates are related parties to the Company. The Company has entered into certain arrangements for services and products with SAP and its affiliates.
The consolidated statements of operations and comprehensive income statements include all revenues and costs directly attributable and/or allocable to the Company, including costs for facilities, functions, and services used by

Qualtrics. The year ended December 31, 2019 consolidated statement of operations and the nine months ended September 30, 2019 and 2020 interim consolidated statements of operations also includes expenses of SAP directly charged or allocated to Qualtrics for certain functions provided by SAP, including, but not limited to, sales organization costs, insurance, employee benefits, human resources and usage of data centers. Certain costs are allocated to the Company based on direct usage/benefit where identifiable, with the remainder allocated on a pro rata basis of revenues or headcount.
These charges were determined based on actual expenses incurred on Qualtrics’ behalf or by usage. The total costs charged from SAP and its affiliates were $34.1 million, $17.9 million, and $20.3 million during the year ended December 31, 2019 and the nine months ended September 30, 2019 and 2020 (unaudited), respectively. There were no costs charged by SAP in 2018 due to Qualtrics being a standalone company. During the year ended December 31, 2019 and the nine months ended September 30, 2019 and 2020 (unaudited), the Company received $2.4 million, $0.3 million, and $7.7 million, respectively, from SAP and its affiliates in exchange for services and products. As of December 31, 2019 and September 30, 2020 (unaudited), the Company had outstanding accounts receivables from SAP’s affiliates of $0.0 million and $0.2 million, respectively, and outstanding trade payables to SAP and its affiliates of $14.4 million and $17.2 million, respectively. All open items within both balances are due within one year.
Certain other costs incurred by SAP for Qualtrics’ benefit, such as salaries and benefits of SAP’s sales staff, have been included as expenses in Qualtrics’ financial statements, which totaled $15.2 million, $11.7 million, and $10.8 million during the year ended December 31, 2019 and the nine months ended September 30, 2019 and 2020 (unaudited), respectively. In order to compensate for Qualtrics’ efforts to support SAP, SAP received an indirect benefit, such as salaries and benefits of Qualtrics’ sales staff in the amount of $8.7 million, $2.4 million, and $8.8 million during the year ended December 31, 2019 and the nine months ended September 30, 2019 and 2020 (unaudited), respectively. Qualtrics’ expenses as a separate, standalone company in the future could differ materially from the historical results presented herein.
These direct charges and allocations may not include all of the actual expenses that would have been incurred by the Company and may not reflect its consolidated results of operations, financial position and cash flows had it been a standalone company during the periods presented. It is not practicable to estimate actual costs that would have been incurred had Qualtrics been a standalone company during the periods presented. Actual costs that might have been incurred had we been a standalone company would depend on a number of factors, including the chosen organizational structure, what functions we might have performed ourselves or outsourced and strategic decisions we might have made in areas such as information technology and infrastructure.
Management believes that the allocations are a reasonable reflection of the services received or the costs incurred on behalf of Qualtrics and its operations and that the consolidated statement of operations for the year ended December 31, 2019 and the nine months ended September 30, 2019 and 2020 (unaudited).
During 2015, the Company entered into a 10-year property lease agreement with an entity owned by certain Company founders. For the year ended December 31, 2018, the Company paid $2.2 million related to the lease agreement. In October 2018, the Company terminated its 10-year lease agreement with an entity owned by certain Company founders and entered into a new lease agreement for the same property with an unrelated entity.
As of December 31, 2017, the Company had an outstanding loan of $1.0 million to an executive of the Company. This loan was entered into during 2017. The loan matured and became due on the earlier of May 23, 2022, 60 days following the date of termination of employment, or immediately prior to the Company’s initial filing of a registration statement under the Securities Act of 1933 covering the offer and sale of the Company’s equity securities. Until that time, the loan accrued interest at 2.04% per annum, compounded annually. The loan was repaid in full in July 2018.
17.DEFINED CONTRIBUTION PLAN
In 2018 and through June 30, 2019, the Company had a 401(k) plan covering eligible employees of the Company. Eligible employees were U.S. full-time or part-time employees who were at least 18 years of age and who met a 90-day minimum service requirement. The 401(k) plan was subject to the provisions of the Employee Retirement Income Security Act of 1974 (ERISA). Eligible participants could contribute up to 90% of compensation. Participants directed the investment of their contributions into various investment options offered by the 401(k) plan. From 2016 until June 30, 2019, the Company contributed, at its discretion, 3% of eligible U.S. employee compensation to the 401(k) plan. Since July 1, 2019, the Company has had a 401(k) plan administered by SAP, with employer contributions funded by the Company. Eligible employees are able to contribute up to 25% of their compensation to the 401(k) plan each pay period, and then the Company automatically makes partial matching contributions of up to 4.5% of their compensation, up to a maximum employer contribution of $12,600 in 2019 and $12,825 in 2020. The employer matching contributions partially vest after two years and fully vest after three years of employee service. The Company’s contributions to the 401(k) plans for the years ended December 31, 2018 and 2019 and for the nine months ended September 30, 2019 and 2020 (unaudited) totaled $4.0 million, $8.2 million, $5.2 million, and $12.4 million, respectively.
18.SUBSEQUENT EVENTS
The Company has evaluated, for potential recognition and disclosure, events after the balance sheet date of December 31, 2019 through October 13, 2020, the date the financial statements were available to be issued.
Given the spread of the novel coronavirus (“COVID-19”) and its declaration by the World Health Organization (“WHO”) as a global health pandemic, the Company is currently facing an unpredictable and fluid situation around COVID-19, which has a significant increase in economic uncertainty.
Qualtrics has developed and maintained business continuity plans to respond to disruptive incidents such as COVID-19; therefore, management believes that the above situation will not affect the Company’s ability to deliver services. Management is continuously monitoring the outbreak but cannot make a conclusion on its impact on the Company’s performance as at the date of the approval of the financial statements.
Except for the events mentioned above, there have been no significant events after the reporting period which may affect either the Company's operations or results of those operations or the Company's state of affairs.
19.SUBSEQUENT EVENTS (unaudited)
The Company has evaluated subsequent events through December 28, 2020, the date that the interim financial statements as of September 30, 2020, and for the nine months then ended were available to be issued.
On December 8, 2020, we entered into a stock purchase agreement with Q II, an entity controlled by Ryan Smith, pursuant to which Q II has agreed to purchase 6,000,000 shares of our Class A common stock at a price of $20.00 per share for an aggregate purchase price of $120 million, following the applicable waiting period under the HSR Act and the satisfaction of other customary closing conditions, including the absence of a material adverse effect with respect to our business or otherwise.
The shares when issued will be redeemable at the option of the Company for the 60-day period following June 30, 2021 unless the following conditions have been met: (i) the closing of our underwritten public offering shall have occurred prior to that date and (ii) Ryan Smith shall remain employed by the Company on that date or his employment shall have been terminated prior to that date by the Company without cause or by him with good reason. If such conditions do not occur, the Company will have 60 days following June 30, 2021 to repurchase the shares.
On December 23, 2020, Silver Lake Partners VI DE (AIV), L.P. (“Silver Lake”) agreed to purchase $550 million of shares of our Class A common stock, comprising (a) 15,018,484 shares at $21.64 per share and (b) $225 million of shares at the initial public offering price, in a concurrent private placement transaction (the “Silver Lake investment”). The Silver Lake investment is contingent upon, and is expected to close immediately following, the closing of the IPO as well as the satisfaction of customary closing conditions. We have agreed to appoint a representative of Silver Lake to our Board upon the closing of the Silver Lake investment.

In December 2020, Ryan Smith, our Founder and Executive Chair, acquired a majority interest in the Utah Jazz basketball franchise, the associated venue, and certain related sports teams and operations and business interests. The Company has ongoing sales revenue with the Utah Jazz that totaled $0.2 million for the nine months ended September 30, 2020. In 2019, the Company entered into multi-year agreements with the Utah Jazz related to ticket purchases, advertising, sponsorships, and the Utah Jazz Five for the Fight Campaign. Sales and marketing and general and administrative expenses with the Utah Jazz totaled $2.5 million for the nine months ended September 30, 2020.
On December 21, 2020, the Company amended its restated certificate of incorporation to create new shares of preferred stock, Class A and Class B common stock. The following description summarizes certain important terms of our capital stock and of our amended and restated certificate of incorporation and amended and restated bylaws.
Class A Common Stock and Class B Common Stock
Dividend Rights
Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of our Class A common stock and Class B common stock are entitled to receive dividends, out of assets legally available, sharing equally in all such dividends on a per share basis, at the times and in the amounts that our board of directors may determine from time to time.
Voting Rights
Except that holders of Class A common stock are entitled to one vote per share while holders of Class B common stock are entitled to ten votes per share on all matters to be voted on by our stockholders and except with respect to the conversion, certain corporate actions that require the consent of holders of Class B common stock and other protective provisions, the holders of Class A common stock and Class B common stock have identical rights. Subject to any rights of any series of preferred stock to elect directors, the holders of our Class A common stock and the holders of our Class B common stock, voting together as a single class, are entitled to elect all directors to our board of directors. In the event that the rights of any series of preferred stock would preclude the holders of our Class A common stock and the holders of our Class B common stock, voting together as a single class, from electing at least one director, the board of directors will increase the number of directors prior to the issuance of that preferred stock to the extent necessary to allow these stockholders to elect at least one director.
Right to Receive Liquidation Distributions
Upon our liquidation, dissolution or winding-up, the holders of our Class A common stock and Class B common stock are entitled to share equally in all of our assets remaining after payment of all liabilities and the liquidation preferences of any outstanding preferred stock.
Conversion
If all or any portion of our Class B common stock is distributed by SAP America, Inc. in a transaction that is intended to be tax-free for U.S. federal income tax purposes (a “Distribution”), shares of our Class B common stock will no longer be convertible into shares of Class A common stock. Prior to any Distribution, all shares of Class B common stock will automatically be converted into shares of Class A common stock upon the transfer of such shares of Class B common stock by SAP to any party that is not beneficially owned by SAP. If a Distribution has not occurred, each share of Class B common stock will also automatically convert into a share of Class A common stock at such time as the number of shares of common stock owned by SAP (and its affiliates) falls below 20% of the outstanding shares of our common stock. All conversions will be effected on a share-for-share basis.
Preferred Stock
Our board of directors is authorized, subject to the approval of our Class B stockholders and subject to limitations prescribed by Delaware law, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series and to fix the designation, powers, preferences and rights of the shares of each series and any of its qualifications, limitations or restrictions, in each case without further vote or action by our stockholders. We have no current plan to issue any shares of preferred stock.
Except for the events mentioned above, there have been no significant events after the reporting period which may affect either the Company's operations or results of those operations or the Company's state of affairs.

PART II INFORMATION NOT REQUIRED IN PROSPECTUS
ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.
The following table sets forth all expenses to be paid by us, other than underwriting discounts and commissions, upon completion of this offering. All amounts shown are estimates except for the SEC registration fee, the FINRA filing fee and the Nasdaq Global Select Market, or Nasdaq, listing fee.

Amount Paid or to be Paid
SEC registration fee	$10,910
FINRA filing fee	15,500
Nasdaq listing fee	*
Printing and engraving expenses	*
Legal fees and expenses	*
Accounting fees and expenses	*
Transfer agent and registrar fees	*
Miscellaneous expenses	*
Total	$ *
________________
*To be provided by amendment.
ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
Section 145 of the Delaware General Corporation Law authorizes a corporation’s board of directors to grant, and authorizes a court to award, indemnity to officers, directors, and other corporate agents.
Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for the following:
•any breach of their duty of loyalty to us or our stockholders;
•any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or
•any transaction from which they derived an improper personal benefit.
Any amendment to, or repeal of, these provisions will not eliminate or reduce the effect of these provisions in respect of any act, omission, or claim that occurred or arose prior to that amendment or repeal. If the Delaware General Corporation Law is amended to provide for further limitations on the personal liability of directors of corporations, then the personal liability of our directors will be further limited to the greatest extent permitted by the Delaware General Corporation Law.
In addition, our amended and restated bylaws provide that we will indemnify, to the fullest extent permitted by law, any person who is or was a party or is threatened to be made a party to any action, suit, or proceeding by reason of the fact that he or she is or was one of our directors or officers or is or was serving at our request as a director or officer of another corporation, partnership, joint venture, trust, or other enterprise. Our amended and restated bylaws provide that we may indemnify to the fullest extent permitted by law any person who is or was a party or is threatened to be made a party to any action, suit or proceeding by reason of the fact that he or she is or was one of our employees or agents or is or was serving at our request as an employee or agent of another corporation, partnership, joint venture, trust, or other enterprise. Our amended and restated bylaws also provide that we must advance expenses incurred by or on behalf of a director or officer in advance of the final disposition of any action or proceeding, subject to limited exceptions.
Further, we have entered into or will enter into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.
The limitation of liability and indemnification provisions that are included in our amended and restated certificate of incorporation, amended and restated bylaws, and in indemnification agreements that we have entered into or will enter into with our directors and executive officers may discourage stockholders from bringing a lawsuit against our directors and executive officers for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against our directors and executive officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees or other agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.
The Agreement and Plan of Merger by and among the registrant, SAP America, Inc., Bucknell Merger Subsidiary, Inc., Shareholder Representative Services LLC, in its capacity as the representative of the security holders of the registrant, and SAP SE, as guarantor, dated as of November 11, 2018, provides that the registrant will cause to be maintained, for a period of six years following the effective time of the merger referred to therein, directors and officers runoff insurance coverage, technology errors and omissions runoff insurance coverage and errors and omissions runoff insurance coverage for the registrant’s past and present directors and officers. The runoff insurance is required to provide the registrant’s past and present directors and officers with coverage that is not less favorable in the aggregate to the insured persons than the terms of the insurance coverage maintained by the registrant at the effective time of the merger.
We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.
Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our board of directors.
The underwriting agreement filed as Exhibit 1.1 to this registration statement will provide for indemnification by the underwriters of us and our officers and directors for certain liabilities arising under the Securities Act or otherwise.
ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.
Since January 1, 2017, we have issued the following unregistered securities:
Preferred Stock Issuances
In March 2017, we sold an aggregate of 10,102,218 shares of what was then our Series B-3 redeemable convertible preferred stock to 16 accredited investors at a purchase price of $12.38 per share, for an aggregate purchase price of approximately $125,000,000.

In March 2017, we sold an aggregate of 2,424,532 shares of what was then our Series B-5 redeemable convertible preferred stock to 16 accredited investors at a purchase price of $12.38 per share, for an aggregate purchase price of approximately $30,000,000.
Option and Restricted Stock Unit Issuances
From January 1, 2017 to January 23, 2019, we granted to our directors, officers, employees, consultants, and other service providers options to purchase an aggregate of 1,893,569 shares of what was then our Class B common stock under our 2014 Plan at exercise prices ranging from approximately $12.64 to $15.38 per share, and 27,295,550 RSUs for shares of what was then our Class B common stock under our 2014 Plan.
In May 2018, we granted to the estate of one of our employees 22,050 RSUs for shares of what was then our Class B common stock pursuant to Section 4(a)(2) of the Securities Act.
On January 23, 2019, we granted an aggregate 6,100,000 RSUs for shares of what was then our Class B common stock to our co-founders.
We did not grant any options or RSUs subsequent to January 23, 2019.
Common Stock Issuances
In November 2017, we issued to a consultant an aggregate of 2,090 shares of what was then our Class B common stock pursuant to Section 4(a)(2) of the Securities Act in consideration for services rendered.
In May 2018, we issued to the estate of one of our employees 17,950 shares of what was then our Class B common stock pursuant to Section 4(a)(2) of the Securities Act in consideration for past services rendered.
In December 2020, we sold 6,000,000 shares of our Class A common stock to Q II, LLC at a purchase price of $20.00 per share, for an aggregate purchase price of $120,000,000.
Shares Issued in Connection with Acquisitions
On March 15, 2018, we acquired Delighted, Inc., or Delighted, by way of a merger pursuant to which the consideration payable by us included 426,238 shares of what was then our Class B common stock. All of the shares of what was then our Class B common stock were issued to former service providers and stockholders of Delighted and are subject to vesting and risk of forfeiture tied to their ongoing employment services to us.
On October 9, 2018, we acquired Temkin Group, a customer experience firm, by way of a purchase of all of its outstanding membership interests, pursuant to which the consideration payable by us included 167,500 shares of what was then our Class B common stock. All of the shares of what was then our Class B common stock were issued to former service providers and members of the customer experience firm and are subject to vesting and risk of forfeiture tied to their ongoing employment services to us.
None of the foregoing transactions involved any underwriters, underwriting discounts or commissions, or any public offering. We believe the offers, sales, and issuances of the above securities were exempt from registration under the Securities Act (or Regulation D or Regulation S promulgated thereunder) by virtue of Section 4(a)(2) of the Securities Act because the issuance of securities to the recipients did not involve a public offering, or in reliance on Rule 701 because the transactions were pursuant to compensatory benefit plans or contracts relating to compensation as provided under such rule. The recipients of the securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the stock certificates issued in these transactions. All recipients had adequate access, through their relationships with us, to information about us. The sales of these securities were made without any general solicitation or advertising.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.
(a)Exhibits.
See the Exhibit Index immediately preceding the signature page hereto for a list of exhibits filed as part of this registration statement on Form S-1, which Exhibit Index is incorporated herein by reference.
(b)Financial Statement Schedules.
All financial statement schedules are omitted because the information called for is not required or is shown either in the consolidated financial statements or in the notes thereto.
ITEM 17. UNDERTAKINGS.
The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
The undersigned Registrant hereby undertakes that:
(1)For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.
(2)For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit Number	Description
1.1*	Form of Underwriting Agreement
3.1	Amended and Restated Certificate of Incorporation of the Registrant
3.2	Amended and Restated Bylaws of the Registrant
4.1	Specimen Class A common stock certificate of the Registrant
5.1*	Opinion of Shearman & Sterling LLP
10.1+	Form of Master Transaction Agreement by and between the Registrant and SAP SE
10.2+	Form of Administrative Services Agreement by and between the Registrant, SAP SE and SAP America, Inc.
10.3+	Form of Tax Sharing Agreement by and among the Registrant, Registrant’s affiliates, SAP SE, SAP America, Inc. and their affiliates
10.4+	Form of Employee Matters Agreement by and between the Registrant and SAP SE
10.5	Form of Intellectual Property Matters Agreement by and between the Registrant and SAP SE
10.6+	Form of Distribution Agreement by and between the Registrant and SAP SE
10.7+	Form of Insurance Matters Agreement by and between the Registrant and SAP SE
10.8	Form of Stockholders’ Agreement by and between the Registrant, SAP America, Inc. and Q II, LLC
10.9+	Form of Real Estate Matters Agreement by and between the Registrant and SAP SE
10.10	Form of Promissory Note 1 between the Registrant and SAP America, Inc.
10.11	Form of Promissory Note 2 between the Registrant and SAP America, Inc.
10.12#	Form of Director and Executive Officer Indemnification Agreement
10.13#	2021 Qualtrics Employee Omnibus Equity Plan and forms of award agreements thereunder
10.14#	2021 Qualtrics Employee Stock Purchase Plan
10.15#*	Employment Agreement, by and between the Registrant and Ryan Smith, dated as of , 2021
10.16#	Employment Agreement, by and between the Registrant and John Thimsen, dated as of August 22, 2018
10.17#	Compensation Letter, by the Registrant to Bill McMurray, effective as of May 18, 2020
10.18+†	Office Lease Agreement, by and between SCD 2U LLC and Qualtrics, LLC, dated as of September 20, 2019
10.19+†	Second Amendment to Lease, by and between SCD 2U LLC and Qualtrics, LLC, dated as of August 24, 2020
10.20	Lease Agreement, by and between Timp Campus, LLC and Qualtrics, LLC, dated as of October 15, 2018
10.21+	Class A Common Stock Purchase Agreement, dated as of December 8, 2020, by and between the Registrant and Q II, LLC
10.22+	Class A Common Stock Purchase Agreement, dated as of December 23, 2020, by and between the Registrant and Silver Lake Partners VI DE (AIV), L.P.
21.1	List of subsidiaries of the Registrant
23.1	Consent of KPMG LLP, independent registered public accounting firm
23.2*	Consent of Shearman & Sterling LLP (included in Exhibit 5.1)
24.1	Power of Attorney (included on the signature page hereto)
99.1	Consent of Egon Durban pursuant to Rule 438
99.2	Consent of Kelly Steckelberg pursuant to Rule 438
________________
*    To be filed by amendment.
#    Represents management compensation plan, contract or arrangement.
+    Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon its request.
†    Portions of this exhibit (indicated by asterisks) have been redacted in compliance with Regulation S-K Item 601(b)(10)(iv).

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in Provo, Utah, on the 28th day of December, 2020.

QUALTRICS INTERNATIONAL INC.
By:	/s/ Zig Serafin
Name: Zig Serafin
Title: Chief Executive Officer

POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Zig Serafin and Chris Beckstead, and each of them, as his or her true and lawful attorney-in-fact and agent with full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments or any abbreviated registration statement and any amendments thereto filed pursuant to Rule 462(b) under the Securities Act of 1933 increasing the number of securities for which registration is sought), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact, proxy and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact, proxy and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Zig Serafin	Chief Executive Officer (Principal Executive Officer) and Director	December 28, 2020
Zig Serafin

/s/ Rob Bachman	Chief Financial Officer (Principal Financial and Accounting Officer)	December 28, 2020
Rob Bachman

/s/ Ryan Smith	Founder, Executive Chair and Director	December 28, 2020
Ryan Smith

/s/ Christian Klein	Director	December 28, 2020
Christian Klein

/s/ Luka Mucic	Director	December 28, 2020
Luka Mucic

/s/ Adaire Fox-Martin	Director	December 28, 2020
Adaire Fox-Martin

/s/ Sindhu Gangadharan	Director	December 28, 2020
Sindhu Gangadharan

/s/ Paula Hansen	Director	December 28, 2020
Paula Hansen